As filed with the U.S. Securities and Exchange Commission on June 23, 2023

Registration No. 333-271014

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

__________________

AMENDMENT NO. 2
TO
FORM S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
__________________

INTUITIVE MACHINES, INC.

(Exact name of registrant as specified in its charter)

__________________

Delaware	3760	36-5056189
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

3700 Bay Area Blvd
Houston, TX 77058
(281) 520-3703
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

__________________

Anna Chiara Jones
General Counsel and Corporate Secretary
3700 Bay Area Blvd
Houston, TX 77058
(281) 520-3703
(Name, address, including zip code, and telephone number, including area code, of agent for service)

__________________

Copies to:

Nick S. Dhesi
John J. Slater
Latham & Watkins LLP
811 Main Street Suite 3700
Houston, TX 77002
(212) 906-1200

__________________

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act: ☐

__________________

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this registration statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the U.S. Securities and Exchange Commission is effective. The preliminary prospectus is not an offer to sell these securities and does not constitute the solicitation of offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 23, 2023

INTUITIVE MACHINES, INC.

95,187,767 SHARES OF CLASS A COMMON STOCK

8,295,000 WARRANTS TO PURCHASE SHARES OF CLASS A COMMON STOCK 21,930,384 SHARES OF CLASS A COMMON STOCK UNDERLYING WARRANTS

This prospectus relates to the resale from time to time of up to (i) 95,187,767 shares of class A common stock, par value $0.0001 per share (the “Class A Common Stock”) of Intuitive Machines, Inc., a Delaware corporation (the “Total Resale Shares”), (ii) 6,845,000 warrants to purchase Class A Common Stock at an exercise price of $11.50 per share (the “Private Placement Warrants”) originally issued in a private placement at a price of $1.00 per Private Placement Warrant to Inflection Point Holdings LLC (the “Sponsor”) in connection with the initial public offering of Inflection Point Acquisition Corp. (“IPAX”), (iii) 1,450,000 public warrants to purchase Class A Common Stock at an exercise price of $11.50 per share (the “Public Warrants” and, together with the Private Placement Warrants, the “Warrants”) originally issued by IPAX as part of its initial public offering of units at a price of $10.00 per unit, with each unit consisting of one share of IPAX Class A ordinary and one-half of one warrant and (iv) 21,930,384 shares of Class A Common Stock issuable upon the exercise of outstanding Warrants.

The 95,187,767 Total Resale Shares consist of (a) an aggregate of 11,460,416 shares of Class A Common Stock, issued in connection with the Transactions (as defined below) by us to the selling securityholders named in this prospectus (each, a “selling securityholder” and, collectively, the “selling securityholders”) at an equity consideration value of $10.00 per share, (b) up to 72,499,922 shares of Class A Common Stock in exchange for 72,499,922 common units (“Intuitive Machines OpCo Common Units”) of Intuitive Machines, LLC, a Delaware limited liability company (formerly, a Texas limited liability company, “Intuitive Machines OpCo”) and a direct subsidiary of Intuitive Machines, Inc., (including Intuitive Machines OpCo Common Units that may be issued in the future pursuant to the future exercise of currently-outstanding options to purchase such Intuitive Machines OpCo Common Units) originally issued to the members of Intuitive Machines OpCo (the “Intuitive Machines Members”) at an average price of $0.25 per Common Unit tendered for redemption by one or more of Intuitive Machines Members, and including the possible resale from time to time of some or all of such shares of Class A Common Stock by certain of the selling securityholders, (c) up to 2,390,762 shares of Class A Common Stock issuable upon the conversion of 26,000 shares of Series A Preferred Stock (as defined elsewhere in this prospectus) originally issued to the Series A Investors (as defined elsewhere in this prospectus), (d) up to 541,667 shares of Class A Common Stock issuable upon the exercise of the Preferred Investor Warrants (as defined elsewhere in this prospectus) at an exercise price of $15.00 originally issued to the Series A Investors at a price of $1,000 per Series A Preferred Stock and Preferred Investor Warrants in connection with the Securities Purchase Agreement (as defined elsewhere in this prospectus), (e) 6,845,000 shares of Class A Common Stock underlying the Private Placement Warrants and (f) 1,450,000 shares of Class A Common Stock underlying the Public Warrants.

On February 10, 2023, as contemplated by that certain business combination agreement, dated as of September 16, 2022 (the “Business Combination Agreement”), by and between IPAX and Intuitive Machines OpCo, IPAX filed a notice of deregistration with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and filed a certificate of incorporation (the “Certificate of Incorporation”) and a certificate of corporate domestication with the Secretary of State of the State of Delaware, pursuant to which IPAX was domesticated and continued as a Delaware corporation, changing its name to “Intuitive Machines, Inc.” (the “Domestication”).

On February 13, 2023 (the “Closing Date”), we consummated the transactions contemplated by the Business Combination Agreement, whereby: (i) Intuitive Machines OpCo appointed us as its managing member; (ii) Intuitive Machines issued to certain existing members of Intuitive Machines OpCo, a number of shares of Intuitive Machines class B common stock, par value $0.0001 per share (the “Class B Common Stock”), having one vote per share and no economic rights, or class C common stock, par value $0.0001 per share (the “Class C Common Stock”), having three votes per share and no economic rights, in each case, in exchange for payment from such Intuitive Machines Members of a per-share price equal to the par value per share of such stock, and equal to the number of Intuitive Machines OpCo Common Units held by such person as of and on the Closing Date; (iii) we contributed to Intuitive Machines OpCo an amount in cash in exchange for certain units in Intuitive Machines OpCo; and (iv) the other transactions contemplated by the Business Combination Agreement (together with the Domestication, the “Transactions”).

Upon the consummation of the Transactions, we became the sole managing member of Intuitive Machines OpCo. Our only direct assets consist of Intuitive Machines OpCo Common Units, and substantially all of the assets and business of Intuitive Machines, Inc. are held by Intuitive Machines OpCo and its subsidiaries.

We are registering the resale of shares of Class A Common Stock, Private Placement Warrants and Public Warrants as required by (i) that certain Amended and Restated Registration Rights Agreement, dated as of February 13, 2023 (the “A&R Registration Rights Agreement”), by and among us, the Sponsor, certain securityholders, and the Series A Investors (as defined below) and (ii) those certain subscription agreements that held simple agreements for future equity (“SAFEs”) of Intuitive Machines OpCo., entered into from September 2021 through February 2022 and February 10, 2023 (the “SAFE Agreements”) each entered into by and among us, Intuitive Machines OpCo, and certain legacy investors in Intuitive Machines OpCo (the “SAFE Investors”).

We are also registering the issuance by us of (i) 72,499,922 shares of Class A Common Stock upon the redemption of Intuitive Machines OpCo Common Units as required by the A&R Registration Rights Agreement, (ii) 21,930,384 shares of Class A Common Stock upon the exercise of Warrants as required by that certain warrant agreement, dated as of September 24, 2021 (the “Warrant Agreement”), between IPAX and Continental Stock Transfer & Trust Company, (iii) 2,390,762 shares of Class A Common Stock upon the conversion of Series A Preferred Stock as required by the Securities Purchase Agreement and (iv) 541,667 shares of Class A Common Stock upon the exercise of Preferred Investor Warrants as required by the Securities Purchase Agreement.

In connection with the Business Combination (as defined elsewhere in this prospectus), holders of 27,481,818 shares of Class A Common Stock exercised their right to redeem those shares for cash at a price of approximately $10.18 per share, for an aggregate price of $278,884,314, which represented approximately 83.3% of the total Class A Common Stock then outstanding. The Total Resale Shares represent a substantial percentage of our total outstanding Class A Common Stock as of the date of this prospectus. The Total Resale Shares being offered for resale in this prospectus represent 84.0% of our total outstanding Class A Common Stock, assuming the exercise, exchange or conversion, as applicable, of all Warrants, Intuitive Machines Opco Units, Series A Preferred Stock and Preferred Investor Warrants. Further, certain selling security holders beneficially own a significant percentage of our outstanding Class A Common Stock. The Kingstown Funds (as defined elsewhere in this prospectus) beneficially own 20,057,250 shares or 75.3% of our Class A Common Stock, in each case, assuming exercise of all Series A Preferred Stock, Public Warrants, Private Placement Warrants and Preferred Investor Warrants currently held by Kingstown Funds, all such shares may be resold for so long as the registration statement, of which this prospectus forms a part, is available for use. Dr. Kamal Ghaffarian, our co-founder and chairman of our Board (as defined elsewhere in this prospectus), beneficially owns 563,929 shares or 3.4% of our Class A Common Stock, all such shares may be resold for so long as the registration statement, of which this prospectus forms a part, is available for use. The sale of all securities being offered in this prospectus could result in a significant decline in the public trading price of our Class A Common Stock. Even if the current trading price of our Class A Common Stock is at or significantly below the price at which the units were issued in IPAX’s initial public offering, some of the selling securityholders may still have an incentive to sell because they could still profit on sales due to the lower price at which they purchased their shares compared to the public investors. The public securityholders may not experience a similar rate of return on the securities they purchase due to differences in the purchase prices and the current trading price. See “Risk Factors — Sales of a substantial number of our securities in the public market by the selling security holders and/or by our existing securityholders could cause the price of our shares of Class A Common Stock and Warrants to fall.” Based on the closing price of our Class A Common Stock as of June 15, 2023 of $9.01, the Kingstown Funds may experience potential profit of up to $1.93 per share (or approximately $38.8 million in the aggregate based on the Kingstown Funds’ beneficial ownership of 20,057,250 shares of Class A Common Stock, assuming exercise of all Series A Preferred Stock, Public Warrants, Private Placement Warrants and Preferred Investor Warrants currently held by Kingstown Funds) based on the Kingstown Funds’ average initial purchase price of approximately $7.08 per share. Similar to the Kingstown Funds, other securityholders may not be able to experience positive rates of return on securities they purchase due to the low closing price at which our shares of Class A Common Stock are trading as of June 15, 2023.

We will receive the proceeds from any exercise of the Warrants and the Preferred Investor Warrants for cash, but not from the issuance of any shares of Class A Common Stock upon exchange of Intuitive Machines OpCo Common Units or the resale of any shares of Class A Common Stock, Private Placement Warrants or Public Warrants by the selling securityholders covered by this prospectus. Each Warrant and Preferred Investor Warrant entitles the holder thereof to purchase one share of our Class A Common Stock at a price of $11.50 per share and $15.00 per share, respectively. If the price of our Class A Common Stock remains below $11.50 per share or $15.00 per share, which is the exercise price of our Warrants and our Preferred Investor Warrants, respectively, holders of the Warrants or the Preferred Investor Warrants, as applicable, will be unlikely to cash exercise their Warrants or Preferred Investor Warrants, as applicable, resulting in little to no cash proceeds to us.

We will bear all costs, expenses, and fees in connection with the registration of the shares of Class A Common Stock, Private Placement Warrants and 1,450,000 Public Warrants. The selling securityholders will bear all commissions and discounts, if any, attributable to their respective sales of the shares of Class A Common Stock, Private Placement Warrants and Public Warrants.

Our shares of Class A Common Stock and Public Warrants are listed on the Nasdaq Stock Market LLC (“Nasdaq”) under the symbols “LUNR” and “LUNRW,” respectively. On June 15, 2023, the closing price of our Class A Common Stock was $9.01 per share and the closing price for our Public Warrants was $0.63 per warrant.

We are an “emerging growth company” and a “smaller reporting company” under the federal securities laws and will be subject to reduced disclosure and public reporting requirements. See “Summary — Implications of Being an Emerging Growth Company and a Smaller Reporting Company.”

Investing in shares of our securities involves risks that are described in the “Risk Factors” section beginning on page 12 of this prospectus.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities to be issued under this prospectus or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is            , 2023.

You should rely only on the information contained in this prospectus or any amendment or supplement to this prospectus. This prospectus is an offer to sell only the securities offered hereby, but only under the circumstances and in jurisdictions where it is lawful to do so. Neither we nor the selling securityholders have authorized anyone to provide you with information different from that contained in this prospectus or any amendment or supplement to this prospectus. Neither we nor the selling securityholders take any responsibility for, or can provide any assurance as to the reliability of, any information other than the information in this prospectus or any amendment or supplement to this prospectus. The information in this prospectus or any amendment or supplement to this prospectus is accurate only as of its date, regardless of the time of delivery of this prospectus or any amendment or supplement to this prospectus, as applicable, or any sale of the securities offered by this prospectus. Our business, financial condition, results of operations, and prospects may have changed since that date.

For Investors Outside the United States: We and the selling securityholders are offering to sell, and seeking offers to buy, the securities offered by this prospectus only in jurisdictions where offers and sales are permitted. Neither we nor the selling securityholders have done anything that would permit this offering or the possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities offered by this prospectus and the distribution of this prospectus outside the United States.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-1 that we filed with the SEC using the “shelf” registration process. Under the shelf registration process, the selling securityholders may, from time to time, sell the securities offered by them described in this prospectus through any means described in the section titled “Plan of Distribution.” More specific terms of any securities that the selling securityholders and their permitted transferees offer and sell may be provided in a prospectus supplement that describes, among other things, the specific amounts and prices of the securities being offered and the terms of the offering. This prospectus also relates to the issuance by us of shares of Class A Common Stock from time to time upon the occurrence of the events described in this prospectus.

We may also provide a prospectus supplement or post-effective amendment to the registration statement of which this prospectus forms a part to add information to, or update or change information contained in, this prospectus. Any statement contained in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in such prospectus supplement or post-effective amendment modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus. You should read both this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement of which this prospectus forms a part together with the additional information to which we refer you in the sections of this prospectus titled “Where You Can Find More Information.”

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed, or will be incorporated by reference as exhibits to the registration statement of which this prospectus forms a part, and you may obtain copies of those documents as described under “Where You Can Find More Information.”

BASIS OF PRESENTATION

We were incorporated on January 27, 2021 as a Cayman Islands exempted company under the name Inflection Point Acquisition Corp. for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. Following the consummation of the Transactions, we were renamed “Intuitive Machines, Inc.” and we act as the managing member of Intuitive Machines OpCo. Unless otherwise indicated, the financial information included herein is that of Intuitive Machines OpCo. We are a holding company, and, accordingly, all of our assets are held directly by, and all of our operations are conducted through, Intuitive Machines OpCo, and our only direct asset consists of Intuitive Machines OpCo Common Units. As the managing member of Intuitive Machines OpCo, we have all management powers over, and full control of the business of Intuitive Machines OpCo, including the power to take all action we deem necessary, appropriate, advisable, incidental, or convenient to accomplish the purposes of Intuitive Machines OpCo set forth in its operating agreement (the “A&R Operating Agreement”), except with respect to actions that require the approval of the members of Intuitive Machines OpCo or as otherwise provided in the A&R Operating Agreement. Accordingly, the financial statements of Intuitive Machines OpCo for periods following the consummation of the Transactions will be prepared on a consolidated basis with ours. We may not be removed as managing member of Intuitive Machines OpCo.

References to a year refer to our fiscal years ended on December 31 of the specified year.

Certain monetary amounts, percentages and other figures included herein have been subject to rounding adjustments. Accordingly, figures shown as totals in certain tables and charts may not be the arithmetic aggregation of the figures that precede them, and figures expressed as percentages in the text may not total 100% or, as applicable, when aggregated may not be the arithmetic aggregation of the percentages that precede them.

Unless the context otherwise requires, references in this prospectus to the “Company,” “Intuitive Machines,” “Intuitive Machines, Inc.,” “we,” “us,” or “our” refer to the business of Intuitive Machines OpCo, which became the business of Intuitive Machines, Inc. and its subsidiaries following the consummation of the Transactions.

MARKET AND INDUSTRY DATA

This prospectus includes, and any amendment or supplement to this prospectus may include, estimates regarding market and industry data and forecasts, which are based on our own estimates utilizing our management’s knowledge of and experience in, as well as information obtained from our subscribers, trade and business organizations, and other contacts in the market sectors in which we compete, and from statistical information obtained from publicly available information, industry publications and surveys, reports from government agencies, and reports by market research firms. We confirm that, where such information is reproduced herein, such information has been accurately reproduced and that, so far as we are aware and are able to ascertain from information published by publicly available sources and other publications, no facts have been omitted that would render the reproduced information inaccurate or misleading. Industry publications, reports, and other published data generally state that the information contained therein has been obtained from sources believed to be reliable, but we cannot assure you that the information contained in these reports, and therefore the information contained in this prospectus or any amendment or supplement to this prospectus that is derived therefrom, is accurate or complete. Our estimates of our market position may prove to be inaccurate because of the method by which we obtain some of the data for our estimates or because this information cannot always be verified with complete certainty due to the limits on the availability and reliability of raw data, the voluntary nature of the data gathering process, and other limitations and uncertainties. As a result, although we believe our sources are reliable, we have not independently verified the information and cannot guarantee its accuracy and completeness.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. All statements other than statements of historical facts contained in this prospectus are forward-looking statements. Such statements can be identified by the fact that they do not relate strictly to historical or current facts. When used in this prospectus, words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “strive,” “would,” “strategy,” “outlook,” the negative of these words or other similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. These forward-looking statements include, but are not limited to statements regarding our expectations and plans relating to our first mission to the moon, including the expected timing there of and our progress and preparation thereof; our expectations with respect to, among other things, demand for our product portfolio, our submission of bids for contracts; our expectations regarding protests of government contracts awarded to us; our operations, our financial performance and our industry; our business strategy, business plan, and plans to drive long term sustainable shareholder value; our expectations on revenue and cash generation. These forward-looking statements reflect the Company’s predictions, projections or expectations based upon currently available information and data. Our actual results, performance or achievements may differ materially from those expressed or implied by the forward-looking statements, and you are cautioned not to place undue reliance on these forward-looking statements. The following important factors and uncertainties, among others, could cause actual outcomes or results to differ materially from those indicated by the forward-looking statements in this prospectus:

•        our reliance upon the efforts of our Board and key personnel to be successful;

•        our limited operating history;

•        our failure to manage our growth effectively;

•        competition from existing or new companies;

•        unsatisfactory safety performance of our spaceflight systems or security incidents at our facilities;

•        failure of the market for commercial spaceflight to achieve the growth potential we expect;

•        any delayed launches, launch failures, failure of our satellites or lunar landers to reach their planned orbital locations, significant increases in the costs related to launches of satellites and lunar landers, and insufficient capacity available from satellite and lunar lander launch providers;

•        our customer concentration;

•        risks associated with commercial spaceflight, including any accident on launch or during the journey into space;

•        risks associated with the handling, production and disposition of potentially explosive and ignitable energetic materials and other dangerous chemicals in our operations;

•        our reliance on a limited number of suppliers for certain materials and supplied components;

•        failure of our products to operate in the expected manner or defects in our products;

•        counterparty risks on contracts entered into with our customers and failure of our prime contractors to maintain their relationships with their counterparties and fulfill their contractual obligations;

•        failure to comply with various laws and regulations relating to various aspects of our business and any changes in the funding levels of various governmental entities with which we do business;

•        our failure to protect the confidentiality of our trade secrets and know how;

•        our failure to comply with the terms of third-party open source software our systems utilize;

•        our ability to maintain an effective system of internal control over financial reporting, and to address and remediate existing material weaknesses in our internal control over financial reporting;

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•        the U.S. government’s budget deficit and the national debt, as well as any inability of the U.S. government to complete its budget process for any government fiscal year, and our dependence on U.S. government contracts;

•        our failure to comply with U.S. export and import control laws and regulations and U.S. economic sanctions and trade control laws and regulations;

•        uncertain global macro-economic and political conditions (including as a result of a failure to raise the “debt ceiling”) and rising inflation;

•        our history of losses and failure to achieve profitability in the future;

•        our public securities’ potential liquidity and trading; and

•        other factors detailed under the section of this prospectus entitled “Risk Factors.”

These forward-looking statements are based on information available as of the date of this prospectus and current expectations, forecasts, and assumptions, and involve a number of judgments, risks, and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events, or otherwise, except as may be required under applicable securities laws.

As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. You should not place undue reliance on these forward-looking statements.

SUMMARY

This summary highlights selected information from this prospectus and may not contain all of the information that is important to you in making an investment decision. Before investing in our securities, you should read this entire document carefully, including our financial statements and the related notes included in this prospectus and the information set forth under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Some of the statements in this prospectus constitute forward-looking statements. See “Cautionary Statement Regarding Forward-Looking Statements.”

Overview

We are a space infrastructure and services company founded in 2013 that is contributing to the establishment of lunar infrastructure and commerce on the Moon. We have a leading position in the development of lunar space operating is four business lines described further below. We are initially focused on establishing the lunar infrastructure and basis for commerce to inform and sustain human presence off Earth. We believe our business is well positioned for continued growth and expansion:

•        Right Now: Servicing the National Aeronautics and Space Administration (“NASA”) and a worldwide set of commercial payload customers, working to provide access to the lunar surface, cislunar space and data transmission for science, technology, and infrastructure.

•        Tomorrow: Working to provide a thriving, diverse lunar economy, creating new opportunities and markets to enable on-orbit applications, a permanent presence on the Moon, and expand the commercial space exploration marketplace.

We are currently working to provide access to the lunar surface and collect and transmit cislunar data for science, technology, and infrastructure. We are one of a select few companies servicing NASA and a worldwide set of commercial payload customers. We believe we have a strong position with a first mover advantage, as evidenced by three Commercial Lunar Payload Services (“CLPS”) awards to date as of March 31, 2023. Intuitive Machines’ Nova-C lander is intended to become the first U.S. vehicle to softly land on the lunar surface since 1972 and will become the first object to land at the lunar South pole in human history. The lander is capable of carrying 130 kilograms of cargo and is designed to execute numerous experiments and technology demonstrations to the lunar surface in 2023 under the IM-1 mission. Our goal is for these missions to be followed up by IM-2, which will continue to execute experiments and technology demonstrations, and IM-3, our third CLPS award, which will land at Reiner Gamma. These missions, along with additional expeditions, are in partnership with NASA, Nokia Corporation, SpaceFlight, Inc., Columbia Sportswear Company, Aegis Aerospace, Inc. and other commercial players. Intuitive Machines offers its customers the flexibility needed to pioneer a thriving, diverse lunar economy and to enable a permanent presence on the Moon.

Additionally, the Space Forces’ requirement to ensure freedom of action in space is driving their initial focus on cislunar Space Domain Awareness sensors and xGEO Position Navigation and Timing solutions as a result of the ongoing efforts by the People’s Republic of China (“China”) and NASA. We believe the U.S. Department of Defense funding for cislunar activities will drive the Space Force to rely on purchasing cislunar commercial services for the next five plus years, as opposed to acquiring and operating new government systems. This funding provides an opportunity for companies such as Intuitive Machines to sell Space Domain Awareness, Position Navigation and Timing, and secure communications to the Space Force, especially given that the commercial sector will be the driving force in providing cislunar products and services due to the capital that is flowing to new space entrants. This, along with other domestic and foreign allied policies, enhances our belief in the growing space economy and why we are well-positioned.

The Transactions

We entered into that certain Business Combination Agreement, dated as of September 16, 2022 by and between IPAX and Intuitive Machines OpCo. On February 10, 2023, as contemplated by the Business Combination Agreement and described in the section titled “The Business Combination Proposal” of the final prospectus and definitive proxy statement of IPAX, dated January 24, 2023 (the “Proxy Statement/Prospectus”) and filed with the SEC on January 24, 2023, IPAX filed a notice of deregistration with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and filed the certificate of incorporation (the “Certificate of Incorporation”) and a certificate of corporate domestication with the Secretary of State of the State of Delaware, pursuant to which IPAX was domesticated and continued as a Delaware corporation, changing its name to “Intuitive Machines, Inc.” (the “Domestication”).

Immediately prior to the Domestication, each of the then issued and outstanding Class B ordinary shares of IPAX, par value $0.0001 per share (each, a “Cayman Class B Share”), converted automatically, on a one-for-one basis, into a Class A ordinary share of IPAX, par value $0.0001 per share (each, a “Cayman Class A Share”). As a result of and upon the effective time of the Domestication, among other things, (1) each of the then issued and outstanding Cayman Class A Shares automatically converted, on a one-for-one basis, into a share of Class A Common Stock; (2) each of the then issued and outstanding warrants representing the right to purchase one Cayman Class A Share automatically converted into a warrant to acquire one share of Class A Common Stock pursuant to the related warrant agreement (each warrant, a “Public Warrant”); and (3) each of the then issued and outstanding units of IPAX were cancelled and each holder thereof was entitled to one share of Class A Common Stock and one-half of one Public Warrant per unit.

On February 13, 2023, as contemplated by the Business Combination Agreement and described in the Proxy Statement/Prospectus, we consummated the Business Combination, whereby (i) Intuitive Machines OpCo appointed us as its managing member, (ii) we issued to certain existing members of Intuitive Machines OpCo prior to the Business Combination, a number of shares of Class B Common Stock, having one vote per share and no economic rights or Class C Common Stock, having three votes per share and no economic rights, in each case, in exchange for payment from such Intuitive Machines Members of a per-share price equal to the par value per share of such stock, and equal to the number of Intuitive Machines OpCo Common Units held by such person as of and on the Closing Date and (iii) we contributed to Intuitive Machines OpCo an amount in cash (the “Available Closing Cash”) equal to the sum of (without duplication): (a) all amounts in the trust account of IPAX, less (x) amounts required for the redemptions of Cayman Class A Shares by stockholders of IPAX prior to the Business Combination and (y) transaction expenses of Intuitive Machines OpCo and IPAX, plus (b) the aggregate proceeds actually received by IPAX from the Securities Purchase Agreement (the “Securities Purchase Agreement”) with certain investors (collectively, the “Series A Investors”), pursuant to which the Series A Investors purchased $26.0 million (the “Series A Investment”) of 10% Series A Cumulative Convertible Preferred Stock, par value $0.0001 per share, of Intuitive Machines, Inc. (the “Series A Preferred Stock”) and warrants exercisable to purchase shares of Class A Common Stock at an initial exercise price of $15.00 (the “Preferred Investor Warrants”), plus (c) all other cash and cash equivalents of IPAX, determined in accordance with GAAP as of 11:59 p.m. Eastern Time on February 12, 2023, plus (d) the Founder Subscription Amount (as defined in the Business Combination Agreement) in exchange for the issuance by Intuitive Machines OpCo to us of (w) a number of Intuitive Machines OpCo Common Units equal to the number of shares of Class A Common Stock issued and outstanding as of the Closing Date, (x) a number of warrants of Intuitive Machines OpCo (the “Intuitive Machines OpCo Warrants”) equal to the number of Public Warrants issued and outstanding as of the Closing Date, (y) a number of Series A preferred units of Intuitive Machines OpCo (the “Series A Preferred Units”) equal to the number of shares of Series A Preferred Stock issued and outstanding as of the Closing Date and issued to the Series A Investors and (z) a number of Intuitive Machines OpCo preferred investor warrants (the “Intuitive Machines OpCo Preferred Investor Warrants”) equal to the number of Preferred Investor Warrants delivered to the Series A Investors on the Closing Date (together with the Domestication, the “Transactions”).

After giving effect to the Transactions, there were 15,803,599 shares of Class A Common Stock, 10,566 shares of Class B Common Stock and 68,140,188 shares of Class C Common Stock issued and outstanding. Upon the consummation of the Transactions, as of the open of business on February 13, 2023, IPAX’s ordinary shares, warrants and units ceased trading on Nasdaq, and our Class A Common Stock and Public Warrants began trading on Nasdaq on February 14, 2023 under the symbols “LUNR” and “LUNRW,” respectively. Immediately after giving effect to the consummation of the Transactions, (1) our public stockholders owned approximately 5.5% of our outstanding common stock, (2) members of Intuitive Machines OpCo owned approximately 81.2% of our outstanding common stock and (3) the Sponsor and its related parties collectively owned approximately 13.3% of our outstanding common stock.

Summary Risk Factors

Our business is subject to numerous risks and uncertainties, including those highlighted in the section entitled “Risk Factors” immediately following this prospectus summary, that represent challenges that we face in connection with the successful implementation of our strategy and the growth of our business. In particular, the following considerations, among others, may offset our competitive strengths or have a negative effect on our business strategy, which could cause a decline in the price of shares of our Common Stock or Warrants and result in a loss of all or a portion of your investment:

•        Our ability to be successful depends upon the efforts of our Board of Directors (our “Board”) and our key personnel and the loss of such persons could negatively impact the operations and profitability of our business.

•        Our securities may be delisted from Nasdaq from trading on its exchange, which could limit investors’ ability to make transactions in our securities and subject us to additional trading restrictions.

•        Our limited operating history makes it difficult to evaluate our future prospects and the risks and challenges we may encounter.

•        Competition from existing or new companies could cause us to experience downward pressure on prices, fewer customer orders, reduced margins, the inability to take advantage of new business opportunities, and the loss of market share.

•        If we fail to manage our growth effectively, we may be unable to execute our business plan and our business, results of operations, and financial condition could be harmed.

•        Unsatisfactory safety performance of our spaceflight systems or security incidents at our facilities could have a material adverse effect on our business, financial condition and results of operation.

•        The market for commercial spaceflight has not been established with precision. It is still emerging and may not achieve the growth potential we expect or may grow more slowly than expected.

•        We may experience a total loss of our technology and products and our customers’ payloads if there is an accident on launch or during the journey into space, and any insurance we have may not be adequate to cover our loss. Also, due to the inherent risks associated with commercial spaceflight, there is the possibility that any accident or catastrophe could lead to the loss of human life or a medical emergency.

•        We rely on a limited number of suppliers for certain materials and supplied components. We may not be able to obtain sufficient materials or supplied components to meet our manufacturing and operating needs, or obtain such materials on favorable terms.

•        Our business is substantially dependent on contracts entered into with customers in the ordinary course of business. As such, we are subject to counterparty risk. If a counterparty to one of our contracts were to default or otherwise fail to perform or be delayed in its performance on any of its contractual obligations to us, such default, failure to perform or delay could have a material adverse effect on our business, financial condition and results of operations.

•        Our business with various governmental entities is subject to the policies, priorities, regulations, mandates and funding levels of such governmental entities and may be negatively or positively impacted by any change thereto.

•        We are subject to stringent U.S. export and import control laws and regulations and U.S. economic sanctions and trade control laws and regulations.

•        We depend significantly on U.S. government contracts, which often are only partially funded, subject to immediate termination, and heavily regulated and audited. The termination or failure to fund, or negative audit findings for, one or more of these contracts could have an adverse impact on our business, financial condition, results of operations and cash flows.

•        Our actual operating results may differ significantly from our guidance.

•        Our financial results may vary significantly from quarter to quarter.

•        Our principal asset is our interest in Intuitive Machines OpCo, and, accordingly, we will depend on distributions from Intuitive Machines OpCo to pay our taxes and expenses, including payments under the Tax Receivable Agreement, and to pay dividends. Intuitive Machines OpCo’s ability to make such distributions may be subject to various limitations and restrictions.

•        We are a “controlled company” within the meaning of the Nasdaq listing standards and, as a result, will qualify for, and intend to rely on, exemptions from certain corporate governance requirements. You will not have the same protections afforded to stockholders of companies that are subject to such requirements.

Organizational Structure

The diagram below depicts our organizational structure as of immediately following consummation of the Transactions:

Corporate Information

IPAX was a blank check company incorporated on January 27, 2021 as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization, or similar business combination with one or more businesses. On February 10, 2023, IPAX domesticated into a Delaware corporation and changed its name to “Intuitive Machines, Inc.” in connection with the Domestication. Intuitive Machines, Inc. is a holding company whose principal assets are the Intuitive Machines OpCo Common Units it holds in Intuitive Machines OpCo.

Our principal executive office is located at 3700 Bay Area Blvd, Houston, TX 77058. Our telephone number is (281) 520-3703. Our website address is www.intuitivemachines.com. Information contained on our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.

This prospectus contains references to trademarks and service marks belonging to other entities. Solely for convenience, trademarks and trade names referred to in this prospectus may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks, or service marks to imply a relationship with, or endorsement or sponsorship of it by, any other companies.

Implications of Being an Emerging Growth Company and a Smaller Reporting Company

We qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). For so long as we remain an emerging growth company, we are permitted, and currently intend, to rely on the following provisions of the JOBS Act that contain exceptions from disclosure and other requirements that otherwise are applicable to public companies and file periodic reports with the SEC. These provisions include, but are not limited to:

•        being permitted to present only two years of audited financial statements and selected financial data and only two years of related “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our periodic reports and registration statements, including this prospectus, subject to certain exceptions;

•        not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended (“SOX”);

•        reduced disclosure obligations regarding executive compensation in our periodic reports, proxy statements, and registration statements, including in this prospectus;

•        not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board (the “PCAOB”) regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements; and

•        exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

We will remain an emerging growth company until the earliest to occur of:

•        December 31, 2026 (the last day of the fiscal year that follows the fifth anniversary of the completion of IPAX’s initial public offering);

•        the last day of the fiscal year in which we have total annual gross revenue of at least $1.235 billion;

•        the date on which we are deemed to be a “large accelerated filer,” as defined in the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”); and

•        the date on which we have issued more than $1 billion in non-convertible debt over a three-year period.

We have elected to take advantage of certain of the reduced disclosure obligations in this prospectus and may elect to take advantage of other reduced reporting requirements in our future filings with the SEC. As a result, the information that we provide to holders of our Class A Common Stock may be different than what you might receive from other public reporting companies in which you hold equity interests.

We have elected to avail ourselves of the provision of the JOBS Act that permits emerging growth companies to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies. As a result, we will not be subject to new or revised accounting standards at the same time as other public companies that are not emerging growth companies.

We are also a “smaller reporting company” as defined in the Exchange Act. We may continue to be a smaller reporting company even after we are no longer an emerging growth company. We may take advantage of certain of the scaled disclosures available to smaller reporting companies until the fiscal year following the determination that our voting and non-voting common stock held by non-affiliates is $250 million or more measured on the last business day of our second fiscal quarter, or our annual revenues are less than $100 million during the most recently completed fiscal year and our voting and non-voting common stock held by non-affiliates is $700 million or more measured on the last business day of our second fiscal quarter.

THE OFFERING

Issuer	Intuitive Machines, Inc.
Securities Being Registered

We are registering the resale from time to time of up to (i) 95,187,767 shares Class A Common Stock, (ii) 6,845,000 Private Placement Warrants and (iii) 1,450,000 Public Warrants.

The 95,187,767 shares of Class A Common Stock consists of (a) an aggregate of 11,460,416 shares of Class A Common Stock by us to the selling securityholders, (b) up to 72,499,922 shares of Class A Common Stock in exchange for Intuitive Machines OpCo Common Units (including Intuitive Machines OpCo Common Units that may be issued in the future pursuant to the future exercise of currently-outstanding options to purchase such Intuitive Machines OpCo Common Units), (c) up to 2,390,762 shares of Class A Common Stock issuable upon the conversion of 26,000 shares of Series A Preferred Stock, (d) up to 541,667 shares of Class A Common Stock issuable upon the exercise of the Preferred Investor Warrants, (e) 6,845,000 shares of Class A Common Stock underlying the Private Placement Warrants and (f) 1,450,000 shares of Class A Common Stock underlying the Public Warrants.

We are also registering the issuance by us of (a) 72,499,922 shares of Class A Common Stock upon the redemption of Intuitive Machines OpCo Common Units as required by the A&R Registration Rights Agreement, (b) 21,930,384 shares of Class A Common Stock upon the exercise of Warrants as required by that certain warrant agreement, dated as of September 24, 2021 (the “Warrant Agreement”), between IPAX and Continental Stock Transfer & Trust Company, (c) 2,390,762 shares of Class A Common Stock upon the conversion of Series A Preferred Stock as required by the Securities Purchase Agreement and (d) 541,667 shares of Class A Common Stock upon the exercise of Preferred Investor Warrants as required by the Securities Purchase Agreement.

Terms of the Offering

The selling securityholders will determine when and how they will dispose of any shares of Class A Common Stock, Private Placement Warrants or Public Warrants registered under this prospectus for resale.

We will issue shares of Class A Common Stock (i) upon the redemption or exchange of Intuitive Machines OpCo Common Units pursuant to the terms of the A&R Operating Agreement and (ii) upon exercise of the Warrants pursuant to the terms of the Warrant Agreement.

Intuitive Machines, Inc. Securities Outstanding Before this Offering

•   15,955,704 shares of Class A Common Stock, representing approximately 20.9% of the combined voting power of all of our common stock, 100% of the economic interest in us, and 18.4% of the indirect economic interest in Intuitive Machines OpCo. 10,566 shares of Class B Common Stock, representing approximately 0.1% of the combined voting power of all of our common stock, none of the economic interest in us, and, together with the related Intuitive Machines OpCo Common Units, 0.1% of the economic interest in Intuitive Machines OpCo. 70,640,188 shares of Class C Common Stock, representing approximately 81.5% of the combined voting power of all of our common stock, none of the economic interest in us, and, together with the related Intuitive Machines OpCo Common Units, 81.5% of the economic interest in Intuitive Machines OpCo.

•   26,000 shares of Series A Preferred Stock convertible into 2,390,762 shares of Class A Common Stock.

•   Two (2) Preferred Investor Warrants exercisable for 541,667 shares of Class A Common Stock at a price of $15.00 per share.

•   21,930,384 Warrants (including 6,845,000 Private Placement Warrants), each exercisable for one share of Class A Common Stock at a price of $11.50 per share.

Intuitive Machines, Inc. Securities Outstanding After this Offering

•   113,853,270 shares of Class A Common Stock, representing approximately 100% of the combined voting power of all of our common stock and 100% of the economic interest in us (assuming the exercise for cash of all Warrants).

Use of Proceeds

All of the shares of Class A Common Stock, Private Placement Warrants and Public Warrants offered by the selling securityholders will be sold by them for their respective accounts. We will not receive any of the proceeds from these sales.

The selling securityholders will pay any underwriting fees, discounts, selling commissions, stock transfer taxes, and certain legal expenses incurred by such selling securityholders in disposing of their shares of Class A Common Stock, Private Placement Warrants and Public Warrants, and we will bear all other costs, fees, and expenses incurred in effecting the registration of such securities covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq listing fees, and fees and expenses of our counsel and our independent registered public accountants.

We will receive the proceeds from any exercise of the Warrants or the Preferred Investor Warrants for cash, but not from the issuance of any shares of Class A Common Stock upon exchange of Intuitive Machines OpCo Common Units or the resale of any shares of Class A Common Stock, Private Placement Warrants or Public Warrants by the selling securityholders covered by this prospectus. Each Warrant and Preferred Investor Warrant entitles the holder thereof to purchase one share of our Class A Common Stock at a price of $11.50 per share and $15.00 per share, respectively. If the price of our Class A Common Stock remains below $11.50 per share or $15.00 per share, holders of the Warrants or the Preferred Investor Warrants, as applicable, will be unlikely to cash exercise their Warrants or Preferred Investor Warrants, as applicable, resulting in little to no cash proceeds to us.

We intend to use the proceeds received from the exercise of the Warrants, if any, for general corporate purposes, which may include capital expenditures, potential acquisitions, growth opportunities, strategic transactions, and purchases of Intuitive Machines OpCo Common Units from Intuitive Machines Members. However, we have not designated any specific uses and have no current agreement with respect to any acquisition or strategic transaction. See “Use of Proceeds.”

Risk Factors

See “Risk Factors” beginning on page 12 and other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in the securities being offered by this prospectus.

Material U.S. Federal Income Tax Consequences for Holders of Class A Common Stock and Warrants

For a discussion of material U.S. federal income tax consequences that may be relevant to holders of Class A Common Stock and Warrants, see “Material U.S. Federal Income Tax Consequences for Holders of Class A Common Stock and Warrants.”

Trading Symbols	Our Class A Common Stock and Public Warrants are listed and traded on Nasdaq under the symbols “LUNR” and “LUNRW,” respectively.

In this prospectus, unless otherwise indicated, the number of shares of Class A Common Stock outstanding and the other information based thereon reflects 15,955,704 shares of Class A Common Stock outstanding as of May 15, 2023 and does not reflect:

•        70,640,188 shares of Class A Common Stock issuable upon exchange of 70,640,188 Intuitive Machines OpCo Common Units and the related shares of Class C Common Stock that are held by certain Intuitive Machines Members;

•        15,015 shares of Class A Common Stock issuable upon exchange of related shares of Class B Common Stock that certain Intuitive Machines Members hold or are entitled to; or 15,015 Intuitive Machines OpCo Common Units and the related shares of Class B Common Stock that are held by certain Intuitive Machines Members; or

•        12,706,811 shares of Class A Common Stock reserved for future grant or issuance under the Intuitive Machines, Inc. 2023 Long Term Omnibus Incentive Plan (the “Intuitive Machines Incentive Plan”).

•        1,844,719 shares of Class A Common Stock issuable upon exchange of 1,844,719 Intuitive Machines OpCo Common Units and the related shares of Class B Common Stock that may be issued to certain Intuitive Machines Members upon exercise of outstanding options to purchase such Intuitive Machines OpCo Common Units.

SUMMARY HISTORICAL AND UNAUDITED PRO FORMA FINANCIAL AND OTHER DATA

The following table presents the summary historical consolidated financial and other data for Intuitive Machines and its subsidiaries and the summary unaudited pro forma condensed combined financial data for Intuitive Machines OpCo for the periods and at the dates indicated. Intuitive Machines is a holding company, and its sole material asset is a controlling equity interest in Intuitive Machines OpCo. Intuitive Machines operates and controls all of the business and affairs of Intuitive Machines OpCo and, through Intuitive Machines OpCo and its subsidiaries, conducts our business. Following consummation of the Transactions, Intuitive Machines OpCo is the predecessor of Intuitive Machines for financial reporting purposes. As a result, the consolidated financial statements of Intuitive Machines will recognize the assets and liabilities received in the reorganization at their historical carrying amounts, as reflected in the historical financial statements of Intuitive Machines OpCo. Intuitive Machines will consolidate Intuitive Machines OpCo in its consolidated financial statements and record a non-controlling interest related to the Intuitive Machines Common Units held by the Intuitive Machines Members on its consolidated balance sheet and statement of operations. The summary consolidated statements of operations data and summary consolidated statements of cash flows data presented below for the years ended December 31, 2021 and 2022 and the three months ended March 31, 2022 and 2023 and the summary consolidated balance sheet data presented below as of December 31, 2021 and 2022 and as of March 31, 2022 and 2023 have been derived from the consolidated financial statements of Intuitive Machines OpCo included elsewhere in this prospectus.

The summary historical consolidated financial and other data of Intuitive Machines has not been presented because, prior to the consummation of the Transactions, Intuitive Machines was a blank check company with no business transactions or activities, and assets or liabilities, during the periods presented, other than those activities, assets, and liabilities related to its search for a potential initial business combination.

Historical results are not necessarily indicative of the results expected for any future period. You should read the summary historical consolidated financial data below, together with our audited consolidated financial statements and related notes thereto, the audited financial statements of IPAX and related notes thereto, our unaudited consolidated financial statements and related notes thereto, and the unaudited financial statements of IPAX and related notes thereto, each included elsewhere in this prospectus, as well as “Unaudited Pro Forma Condensed Combined Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the other information appearing elsewhere in this prospectus.

The summary unaudited pro forma condensed combined financial data of Intuitive Machines presented below have been derived from our unaudited pro forma condensed combined financial statement included elsewhere in this prospectus. The summary unaudited pro forma condensed combined statements of operations data for the year ended December 31, 2022 gives effect to the Transactions as if they had occurred on January 1, 2022.

The summary unaudited pro forma condensed combined financial data is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the relevant transactions had been consummated on the dates indicated, nor is it indicative of future operating results or financial position. IPAX and Intuitive Machines OpCo have not had any historical relationship prior to the Transactions. Accordingly, no pro forma adjustments were required to eliminate activities between the companies. The financial results may have been different had the companies always been combined. See “Unaudited Pro Forma Condensed Combined Financial Information.”

	Year Ended December 31,		Three Months Ended March 31,
	2022	2021	2023	2022
Consolidated Statements of Operations:
Revenue	$85,946	$72,550	18,236	18,471
Operating expenses:
Cost of revenues (excluding depreciation)	75,513	100,307	23,126	19,743
Depreciation	1,072	840	296	248
General and administrative expense (excluding depreciation)	14,868	9,291	8,777	2,980
Total operating expenses	91,453	110,438	32,199	22,971
Operating loss	(5,507)	(37,888)	(13,963)	(4,500)
Other income, net
Interest expense, net	(836)	(224)	(279)	(126)
Change in fair value of earn-out liabilities	—	1,806	(3,726)	—
Change in fair value of SAFE agreements	(91)	527	(2,353)	285
Other income, net	6	133	89	—
Total other (expense) income, net	$(921)	$2,242	(6,269)	159
Loss before income taxes	(6,428)	(35,646)	(20,232)	(4,341)
Income tax benefit (expense)	23	(2)	(3,215)	(1)
Net loss	$(6,405)	$(35,648)	(23,447)	(4,342)
Net loss per unit
Basic	$(0.05)	$(0.29)	(0.64)	—
Diluted	$(0.05)	$(0.29)	(0.64)	—
Weighted-average number of units outstanding
Basic	122,501,241	122,500,000	15,224,378	—
Diluted	122,501,241	122,500,000	15,224,378	—
	Year Ended December 31,		Three Months Ended March 31,
	2022	2021	2023	2022
Consolidated Statements of Cash Flows:
Net cash provided by (used in) operating activities	784	(16,568)	(18,666)	(24,044)
Net cash used in investing activities	(16,405)	(3,176)	(8,565)	(377)
Net cash provided by financing activities	12,096	25,107	48,268	4,186
	Year Ended December 31,		Three Months Ended March 31, 2023
	2022	2021
Consolidated Balance Sheet Data:
Total assets	$67,004	$43,449	99,706
Total liabilities	124,623	95,293	220,851
Total members’ equity	(57,619)	(51,844)	(883,328)

	Year Ended December 31, 2022	Three Months Ended March 31, 2023
Summary Unaudited Pro Forma Condensed Combined Statement of Operations	$85,946	18,236
Operating expenses:
Formation and operating costs	5,024	4,416
Cost of revenues (excluding depreciation)	75,513	23,126
Depreciation	1,072	296
General and administrative expense (excluding depreciation)	14,868	8,777
Total operating expenses	96,477	36,615
Operating loss	(10,531)	(18,379)
Other income, net
Interest expense, net	(836)	(279)
Change in fair value of earn-out liabilities	—	(3,726)
Change in fair value of SAFE agreements	(91)	(2,353)
Other income, net	(1,744)	89
Total other nonoperating income	(921)	(6,269)
Loss before income taxes	(11,452)	(24,648)
Income tax benefit (expense)	(2,838)	(1,747)
Net loss	(14,290)	(26,395)

Net loss per unit
Basic	$(0.18)	(0.67)
Diluted	(0.18)	(0.67)
Weighted-average number of units outstanding
Basic	15,224,378	15,224,378
Diluted	15,224,378	15,224,378

RISK FACTORS

An investment in our securities involves a high degree of risk. You should consider carefully the risks and uncertainties described below, together with all of the other information contained in this prospectus, before deciding to invest in our securities. If any of the following events occur, our business, financial condition and operating results may be materially adversely affected. In that event, the trading price of our securities could decline, and you could lose all or part of your investment. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties that we are unaware of, or that we currently believe are not material, may also become important factors that adversely affect our business or results of operations.

Sales of a substantial number of our securities in the public market by the selling securityholders and/or by our existing securityholders could cause the price of our shares of Common Stock and Warrants to fall.

The selling securityholders can sell, under this prospectus, up to 95,187,767 Total Resale Shares consisting of (a) an aggregate of 11,460,416 shares of Class A Common Stock, issued in connection with the Transactions (as defined below) by us to the selling securityholders at an equity consideration value of $10.00 per share, (b) up to 72,499,922 shares of Class A Common Stock in exchange for 72,499,922 Intuitive Machines OpCo Common Units originally issued to the Intuitive Machines Members at an average price of $0.25 per Common Unit tendered for redemption by one or more of Intuitive Machines Members, and including the possible resale from time to time of some or all of such shares of Class A Common Stock by certain of the selling securityholders, (c) up to 2,390,762 shares of Class A Common Stock issuable upon the conversion of 26,000 shares of Series A Preferred Stock originally issued to the Series A Investors, (d) up to 541,667 shares of Class A Common Stock issuable upon the exercise of the Preferred Investor Warrants at an exercise price of $15.00 originally issued to the Series A Investors at a price of $1,000 per Series A Preferred Stock and Preferred Investor Warrants in connection with the Securities Purchase Agreement, (e) 6,845,000 shares of Class A Common Stock underlying the Private Placement Warrants and (f) 1,450,000 shares of Class A Common Stock underlying the Public Warrants. Depending on the price, the public securityholders may have paid significantly more than the selling security holders for any shares or Warrants they may have purchased in the open market based on variable market price.

Sales of a substantial number of our shares of Class A Common Stock and/or Warrants in the public market by the selling securityholders and/or by our other existing securityholders, or the perception that those sales might occur, could depress the market price of our Class A Common Stock and Warrants and could impair our ability to raise capital through the sale of additional equity securities. We are unable to predict the effect that such sales may have on the prevailing market price of our Class A Common Stock and Warrants.

The sale of all the securities being offered in this prospectus could result in a significant decline in the public trading price of our securities. Despite such a decline in the public trading price, some of the selling securityholders may still experience a positive rate of return on the securities they purchased due to the differences in the purchase prices described elsewhere in this prospectus. Based on the closing price of our Class A Common Stock as of June 15, 2023 of $9.01, the Kingstown Funds may experience potential profit of up to $1.93 per share (or approximately $38.8 million in the aggregate based on the Kingstown Funds’ beneficial ownership of 20,057,250 shares of Class A Common Stock, assuming exercise of all Series A Preferred Stock, Public Warrants, Private Placement Warrants and Preferred Investor Warrants currently held by Kingstown Funds) based on the Kingstown Funds’ average initial purchase price of approximately $7.08. Similar to the Kingstown Funds, other securityholders may not be able to experience positive rates of return on securities they purchase due to the low closing price at which our shares of Class A Common Stock are trading as of June 15, 2023.

Our ability to be successful depends upon the efforts of our Board and key personnel and the loss of such persons could negatively impact the operations and profitability of our business.

Our ability to be successful will be dependent upon the efforts of our Board and key personnel. We cannot assure you that, following the consummation of the Transactions, our Board and key personnel will be effective or successful or remain with us. In addition to the other challenges they will face, such individuals may be unfamiliar with the requirements of operating a public company, which could cause our management to expend time and resources becoming familiar with such requirements.

Further, uncertainty about the effect of the Transactions on our business, employees, customers, third parties with whom we have relationships, and other third parties, including regulators, may have an adverse effect on us. These uncertainties may impair our ability to attract, retain and motivate key personnel. The departure of key employees because of issues related to the uncertainty and difficulty of integration or a desire not to remain with us could have a negative effect on our business, financial condition or results of operations.

Delaware law and the Certificate of Incorporation and our bylaws (the “By-Laws”) contain certain provisions, including anti-takeover provisions, that limit the ability of stockholders to take certain actions and could delay or discourage takeover attempts that stockholders may consider favorable.

The Certificate of Incorporation, By-Laws, and the DGCL, contain provisions that could have the effect of rendering more difficult, delaying, or preventing an acquisition deemed undesirable by the Board and therefore depress the trading price of our Class A Common Stock. These provisions could also make it difficult for stockholders to take certain actions, including electing directors who are not nominated by the then-current members of the Board or taking other corporate actions, including effecting changes in management. Among other things, the Certificate of Incorporation and By-Laws include provisions regarding:

•        the ability of the Board to issue shares of preferred stock, including “blank check” preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer;

•        the limitation of the liability of, and the indemnification of, our directors and officers;

•        the right of the Board to elect a director to fill a vacancy created by the expansion of the Board or the resignation, death or removal of a director, which prevents stockholders from being able to fill vacancies on the Board;

•        the requirement that directors may only be removed from the Board for cause and upon the affirmative vote of the holders of at least 662/3% of the total voting power of the then outstanding capital stock;

•        a prohibition from and after the time we cease to be a controlled company under applicable Nasdaq rules, on stockholder action by written consent (except for actions by the holders of Class B Common Stock, Class C Common Stock or as required for holders of any series of preferred stock), which forces stockholder action to be taken at an annual or special meeting of stockholders and could delay the ability of stockholders to force consideration of a stockholder proposal or to take action, including the removal of directors;

•        the requirement that a special meeting of stockholders may be called only by the Board, the chairman of the Board or chief executive officer or (ii) for so long as we are a controlled company under applicable Nasdaq rules, by our secretary at the request of any holder of record of at least 25% of the voting power of the issued and outstanding shares of capital stock, which could delay the ability of stockholders to force consideration of a proposal or to take action, including the removal of directors;

•        controlling the procedures for the conduct and scheduling of the Board and stockholder meetings;

•        the requirement for the affirmative vote of holders of at least 662/3% of the total voting power of all of the then outstanding shares of the voting stock, voting together as a single class, to amend, alter, change or repeal certain provisions in the Certificate of Incorporation which could preclude stockholders from bringing matters before annual or special meetings of stockholders and delay changes in the Board and also may inhibit the ability of an acquirer to effect such amendments to facilitate an unsolicited takeover attempt;

•        the ability of the Board to amend the By-Laws, which may allow the Board to take additional actions to prevent an unsolicited takeover and inhibit the ability of an acquirer to amend the By-Laws to facilitate an unsolicited takeover attempt; and

•        advance notice procedures with which our stockholders must comply to nominate candidates to the Board or to propose matters to be acted upon at a stockholders’ meeting, which could preclude stockholders from bringing matters before annual or special meetings of stockholders and delay changes in the Board and also may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of us.

These provisions, alone or together, could delay or prevent hostile takeovers and changes in control or changes in the Board or management.

In addition, as a Delaware corporation, we are generally be subject to provisions of Delaware law, including the DGCL. Any provision of the Certificate of Incorporation, By-Laws or Delaware law that has the effect of delaying or preventing a change in control could limit the opportunity for stockholders to receive a premium for their shares of our Common Stock and could also affect the price that some investors are willing to pay for our Common Stock.

The Certificate of Incorporation designates a state or federal court located within the State of Delaware as the exclusive forum for certain types of actions and proceedings between us and our stockholders, and the federal district courts as the exclusive forum for Securities Act claims, which could limit our stockholders’ ability to choose the judicial forum for disputes with us or our directors, officers, or employees.

The Certificate of Incorporation provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware, or if such court does not have subject matter jurisdiction, any other court located in the State of Delaware with subject matter jurisdiction, will be the sole and exclusive forum for (a) any derivative action or proceeding brought on our behalf, (b) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, other employee or stockholder of Intuitive Machines, Inc. to it or its stockholders, (c) any action asserting a claim against us or our officers or directors arising pursuant to any provision of the DGCL, the Certificate of Incorporation or By-Laws or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, (d) any action to interpret, apply, enforce or determine the validity of the Certificate of Incorporation or the By-Laws or any provision thereof, (e) any action asserting a claim against us or any current or former director, officer, employee, stockholder or agent of Intuitive Machines, Inc. governed by the internal affairs doctrine of the law of the State of Delaware or (f) any action asserting an “internal corporate claim” as defined in Section 115 of the DGCL. The Certificate of Incorporation also provides that, unless we consent in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States will be the exclusive forum for the resolutions of any complaint asserting a cause of action arising under the Securities Act. This provision in the Certificate of Incorporation does not address or apply to claims that arise under the Exchange Act; however, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. To the extent these provisions could be construed to apply to such claims, there is uncertainty as to whether a court would enforce such provisions in connection with such claims, and stockholders cannot waive compliance with the federal securities laws and the rules and regulations thereunder.

Any person or entity purchasing or otherwise acquiring any interest in any of our securities of will be deemed to have notice of and consented to the provisions of the Certificate of Incorporation described in the preceding paragraph. These exclusive-forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum of its choosing for disputes with us or our directors, officers, or other employees, which may discourage lawsuits against us and our directors, officers, and other employees. The enforceability of similar exclusive-forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that, in connection with one or more actions or proceedings described above, a court could rule that this provision in the Certificate of Incorporation is inapplicable or unenforceable. If a court were to find these exclusive-forum provisions to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving the dispute in other jurisdictions, which could harm its results of operations.

We are a “controlled company” within the meaning of the Nasdaq listing standards and, as a result, qualify for, and rely on, exemptions from certain corporate governance requirements.    You may not have the same protections afforded to stockholders of companies that are subject to such requirements.

Our Founders (as defined below) own more than 50% of the combined voting power for the election of directors to our Board, and, as a result, we are considered a “controlled company” for the purposes of the Nasdaq rules. As such, we qualify for exemptions from certain corporate governance requirements, including that a majority of the Board consist of “independent directors,” as defined under the Nasdaq rules. In addition, we are not required to have a nominating and corporate governance committee or compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities or to conduct annual performance evaluations of the nominating and corporate governance and compensation committees.

As permitted for a “controlled company,” a majority of our Board and our Compensation and Nominating and Corporate Governance Committees are not independent. Accordingly, our stockholders may not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of the Nasdaq rules.

If at any time we cease to be a “controlled company” under the Nasdaq rules, the Board intends to take any action that may be necessary to comply with the Nasdaq rules, subject to a permitted “phase-in” period. These and any other actions necessary to achieve compliance with such rules may increase our legal and administrative costs, will make some activities more difficult, time-consuming and costly and may also place additional strain on our personnel, systems and resources.

Our Certificate of Incorporation does not limit the ability of the Sponsor, investment funds affiliated with or advised by Kingstown Capital Management L.P. (the “Kingstown Funds”) or our non-employee directors to compete with us.

The Sponsor, the Kingstown Funds and our non-employee directors and their respective affiliates engage in a broad spectrum of activities, including investments in the aerospace industries. In the ordinary course of their business activities, the Sponsor, the Kingstown Funds and our non-employee directors and their respective affiliates may engage in activities where their interests conflict with our interests or those of our stockholders. The Certificate of Incorporation provides that, to the fullest extent permitted by law, none of the Sponsor, the Kingstown Funds, our non-employee directors or any their respective affiliates (including any non-employee director who serves as an officer in both his or her director and officer capacities) will have any duty to refrain from engaging, directly or indirectly, in the same business activities or similar business activities or lines of business in which we operate or otherwise competing with us or any of our affiliates. Further, to the fullest extent permitted by law, no such persons will be liable to us for breach of any fiduciary duty solely by reason of the fact that such person engages in any such activity. The Sponsor, the Kingstown Funds, and their directors and officers may pursue, in their capacities other than as directors of our Board, acquisition opportunities that may be complementary to our business, and, as a result, those acquisition opportunities may not be available to us. In addition, the Sponsor, the Kingstown Funds, and their directors and officers may have an interest in pursuing acquisitions, divestitures and other transactions that, in its judgment, could enhance its investment, even though such transactions might involve risks to you.

Our business and operations could be negatively affected if it becomes subject to any securities litigation or stockholder activism, which could cause us to incur significant expense, hinder execution of business and growth strategy and impact our stock price.

In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been brought against that company. Shareholder activism, which could take many forms or arise in a variety of situations, has been increasing recently. Volatility in the stock price of our Class A Common Stock or other reasons may in the future cause us to become the target of securities litigation or stockholder activism. Securities litigation and stockholder activism, including potential proxy contests, could result in substantial costs and divert management’s and our Board’s attention and resources from our business. Additionally, such securities litigation and stockholder activism could give rise to perceived uncertainties as to our future, adversely affect its relationships with service providers and make it more difficult to attract and retain qualified personnel. Also, we may be required to incur significant legal fees and other expenses related to any securities litigation and activist stockholder matters.

Further, our stock price could be subject to significant fluctuation or otherwise be adversely affected by the events, risks and uncertainties of any securities litigation and stockholder activism.

Risks Related to Our Business and Industry

Our limited operating history makes it difficult to evaluate our future prospects and the risks and challenges we may encounter.

We have a limited operating history in a rapidly evolving industry that may not develop in a manner favorable to our business. While our business has grown rapidly, and much of that growth has occurred in recent periods, the markets for launch services, space systems, spacecraft components and space data applications may not continue to develop in a manner that we expect or that otherwise would be favorable to our business. As a result of our limited operating history and ongoing changes in our new and evolving industry, including evolving demand for our products and services, our ability to forecast our future results of operations and plan for and model future growth is limited and subject to a number of uncertainties. We have encountered and expect to continue to encounter risks and uncertainties frequently experienced by growing companies in rapidly evolving industries, such as the risks and uncertainties described herein. Accordingly, we may be unable to prepare accurate internal financial forecasts or replace anticipated revenue that we do not receive as a result of delays arising from these factors, and our results of operations in future reporting periods may be below the expectations of investors or analysts. If we do not address these risks successfully, our results of operations could differ materially from our estimates and forecasts or the expectations of investors or analysts, causing our business to suffer and our common stock price to decline.

If we fail to manage our growth effectively, we may be unable to execute our business plan and our business, results of operations, and financial condition could be harmed.

In order to achieve the substantial future revenue growth we have projected, we must develop and market new products and services. We intend to expand our operations significantly. To properly manage our growth, we will need to hire and retain additional personnel, upgrade our existing operational management and financial and reporting systems, and improve our business processes and controls. Our future expansion will include:

•        hiring and training new personnel;

•        developing new technologies;

•        controlling expenses and investments in anticipation of expanded operations;

•        upgrading the existing operational management and financial reporting systems and team to comply with requirements as a public company; and

•        implementing and enhancing administrative infrastructure, systems and processes.

If our operations continue to grow as planned, of which there can be no assurance, we will need to expand our sales and marketing, research and development, customer and commercial strategy, products and services, supply, and manufacturing functions. These efforts will require us to invest significant financial and other resources, including in industries and sales channels in which we have limited experience to date. We will also need to continue to leverage our manufacturing and operational systems and processes, and there is no guarantee that we will be able to scale the business as currently planned or within the planned timeframe. The continued expansion of our business may also require additional manufacturing and operational facilities, as well as space for administrative support, and there is no guarantee that we will be able to find suitable locations for the manufacture of our space vehicles and related equipment.

Our continued growth could increase the strain on our resources, and we could experience operating difficulties, including difficulties in hiring and training employees, finding manufacturing capacity to produce our space vehicles and related equipment, and delays in production. These difficulties may divert the attention of management and key employees and impact financial and operational results. If we are unable to drive commensurate growth, these costs, which include lease commitments, headcount and capital assets, could result in decreased margins, which could have a material adverse effect on our business, financial condition and results of operations.

Competition from existing or new companies could cause us to experience downward pressure on prices, fewer customer orders, reduced margins, the inability to take advantage of new business opportunities, and the loss of market share.

We operate in highly competitive markets and generally encounter intense competition to win contracts from many other firms, including lower and mid-tier federal contractors with specialized capabilities and the federal government. Additionally, our markets are facing increasing industry consolidation, resulting in larger competitors who have more market share putting more downward pressure on prices and offering a more robust portfolio of products and services. We are subject to competition based upon product design, performance, pricing, quality, and services. Our product performance, engineering expertise, and product quality have been important factors in our growth. While we try to maintain competitive pricing on those products that are directly comparable to products manufactured by others, in many instances our products will conform to more exacting specifications and carry a higher price than analogous products. Many of our customers and potential customers have the capacity to design and internally manufacture products that are similar to our products. We face competition from research and product development groups and the manufacturing operations of current and potential customers, who continually evaluate the benefits of internal research, product development, and manufacturing versus outsourcing.

In addition, some of our foreign competitors currently benefit from, and others may benefit in the future from, protective measures by their home countries where governments are providing financial support, including significant investments in the development of new technologies. Government support of this nature greatly reduces the commercial risks associated with aerospace technology development activities for these competitors. This market environment may result in increased pressures on our pricing and other competitive factors.

We believe our ability to compete successfully in designing, engineering and manufacturing our products and services at significantly reduced cost to customers does and will depend on a number of factors, which may change in the future due to increased competition, our ability to meet our customers’ needs and the frequency and availability of our offerings. If we are unable to compete successfully, our business, financial condition and results of operations would be adversely affected.

A pandemic outbreak of a novel strain of coronavirus, also known as COVID-19, has disrupted and may continue to adversely affect our business operations and our financial results.

The global spread of COVID-19 has disrupted certain aspects of our operations and may adversely impact our business operations and financial results, including our ability to execute on our business strategy and goals. Specifically, the continued spread of COVID-19 and related precautionary measures have resulted in delays or disruptions in our supply chain; delays in the launch or execution of certain of our customers’ projects; and a decrease of our operational efficiency in the development of our systems, products, technologies and services. We continue to take measures within our facilities to ensure the health and safety of our employees, which include the creation of a task force to implement COVID-19 protocols in compliance with federal, state and local recommendations, encouraging masking and vaccination, rearranging facilities and work schedules to follow social distancing protocols and undertaking regular and thorough disinfecting of surfaces and tools. However, there can be no assurance that these measures will prevent disruptions due to COVID-19 within our workforce. These measures have also resulted in the reduction of operational efficiency within our impacted workforce, and we expect they will continue to do so.

The pandemic has also resulted in, and may continue to result in, significant disruption and volatility of global financial markets. This disruption and volatility may adversely impact our ability to access capital, which could in the future negatively affect our liquidity and capital resources. Given the rapid and evolving nature of the impact of the virus, responsive measures taken by governmental authorities and the continued uncertainty about its impact on society and the global economy, we cannot predict the extent to which it will affect our operations, particularly if these impacts persist or worsen over an extended period of time. To the extent COVID-19 adversely affects our business operations and financial results, it may also have the effect of heightening many of the other risks described in this “Risk Factors” section.

Unsatisfactory safety performance of our spaceflight systems or security incidents at our facilities could have a material adverse effect on our business, financial condition and results of operation.

We manufacture and operate highly sophisticated spaceflight systems that depend on complex technology. We also work cooperatively with our suppliers, subcontractors, venture partners and other parties (collectively, “Third Parties”). Failures and disruptions or compromises to our or our Third Parties’ systems may be caused by natural disasters, accidents, power disruptions, telecommunications failures, acts of terrorism or war, computer viruses, bugs or vulnerabilities, physical or electronic break-ins, human error, intentional conduct, targeted cyberattacks, or similar events or incidents. While we have built operational processes to ensure that the design, manufacture, performance and servicing of our spaceflight systems meet rigorous performance goals, there can be no assurance that we will not experience operational or process failures and other problems, including through manufacturing or design defects, pilot error, failure of Third Party safeguards, natural disasters, cyber-attacks, or other intentional acts, that could result in potential safety risks. There can be no assurance that our preparations, or those of Third Parties, will be able to prevent any such incidents.

Any actual or perceived safety issues may result in significant reputational harm to our businesses, in addition to tort liability, maintenance, increased safety infrastructure and other costs that may arise. Such issues with our spaceflight systems, facilities, or customer safety could result in delaying or cancelling planned flights, increased regulation or other systemic consequences. Our inability to meet our safety standards or adverse publicity affecting our reputation as a result of accidents, mechanical failures, damages to customer property or medical complications could have a material adverse effect on our business, financial condition and results of operation.

If any of our systems, the systems of any critical Third Parties upon which we rely or our customers’ systems are, or appear to be, breached or if unauthorized processing of customer or Third-Party data is otherwise performed, public perception of our products services may be harmed, and we may lose business and incur losses or liabilities.

Threat actors (such as ransomware groups) are becoming increasingly sophisticated and using tools and techniques that are designed to circumvent security controls, to evade detection and to remove or obfuscate forensic evidence. Our and our Third Parties’ technology systems and networks may be damaged, disrupted, or compromised by malicious events, such as cyberattacks (including computer viruses, ransomware, and other malicious and destructive code, phishing attacks, and denial of service attacks), physical or electronic security breaches, natural disasters, fire, power loss, telecommunications failures, personnel misconduct, and human error. Such attacks or security breaches may be perpetrated by internal bad actors, such as employees or contractors, or by third parties. Furthermore, because the techniques used to obtain unauthorized access or sabotage systems change frequently and generally are not identified until after they are launched against a target, we and our Third Parties may be unable to anticipate these techniques or implement adequate preventative measures. While we have implemented what we believe is an appropriate information security program with cybersecurity procedures, practices, and controls, the control systems, cybersecurity program, infrastructure, physical facilities of, and personnel associated with Third Parties that we rely on are beyond our control and we cannot guarantee that our or our Third Parties’ systems and networks have not been breached or that they do not contain exploitable defects or bugs that could result in a breach of or disruption to our systems and networks or the systems and networks of Third Parties that support us and our products and services. In addition, our defensive measures, including back-up systems and disaster recovery plans, or those of our critical Third Parties, may fail to timely or effectively anticipate, detect, prevent or allow us to recover from cyberattacks.

Our costs to adequately counter the risk of cyber-attacks and to comply with contractual and/or regulatory compliance requirements may increase significantly in the future. If there is a security vulnerability, error, or other bug in one of ours or our critical Third-Party systems or if there is a security exploit targeting them, we could face increased costs, claims, liability, reduced revenue, and harm to our reputation or competitive position. Because we do not maintain cybersecurity insurance, these costs will come directly from us and this could harm our financial condition.

The market for commercial spaceflight has not been established with precision. It is still emerging and may not achieve the growth potential we expect or may grow more slowly than expected.

The market for commercial spaceflight has not been established with precision and is still emerging. Our estimates for the total addressable market for commercial spaceflight are based on a number of internal and third-party estimates, including our current backlog, the number of consumers, assumed flight cadence, our ability to leverage our current manufacturing and operational processes and general market conditions. While we believe our assumptions and the data underlying our estimates are reasonable, these assumptions and estimates may not be correct. The conditions supporting our assumptions or estimates may change at any time, thereby reducing the predictive accuracy of these underlying factors. As a result, our estimates of the annual total addressable market for commercial spaceflight, as well as the expected growth rate for the total addressable market for that experience, may prove to be incorrect.

We may experience delayed launches, launch failures, failure of our satellites or lunar landers to reach their planned orbital locations, significant increases in the costs related to launches of satellites and lunar landers, and insufficient capacity available from satellite and lunar lander launch providers. Any such issue could result in the loss of our satellites and lunar landers or cause significant delays in their deployment, which could harm our business, prospects, financial condition and results of operations.

Delays in launching satellites or landers are common and can result from manufacturing delays, unavailability of reliable launch opportunities with suppliers, launch supplier schedule delays, delays in obtaining required regulatory approvals, changes in landing coordinates, updates to mission specifications (including mission scope and objectives) and launch failures. If satellite or lander manufacturing schedules are not met, a launch opportunity may not be available at the time the satellites or landers are ready to be launched. We also share launches with other manufacturers who may cause launch delays that are outside of our control. In addition, launch vehicles or satellite deployment mechanisms may fail, which could result in the destruction of any satellites or landers we have in such launch vehicle or an inability for the satellites or landers to perform their intended mission. Launch failures also result in significant delays in the deployment of satellites or landers because of the need to manufacture replacement parts, which typically takes up to six months or longer, and to obtain another launch opportunity. We also regularly review intended landing coordinates in order to determine the optimal landing site for our landers in consultation with NASA, while also updating mission specifications such as the scope of missions and the mission objectives. As such, from time to time, we have made, and expect to continue to make, material modifications to our missions, each of which may, alone or in the aggregate, cause us to experience material delays. Further, it could be more costly, and potentially prohibitively more costly, for us to launch and deploy our satellites or landers in the future due to increases in the cost of launches, launch insurance rates and launch-related services. Any launch failure, underperformance, delay, or increase in the cost of satellite or lander launches or related services could have a material adverse effect on our results of operations, business prospects and financial condition.

Customer concentration creates risks for our business.

Over 80% of our revenues each year comes from a small number of customers. To the extent that any large customer fails to meet its purchase commitments, changes its ordering patterns or business strategy, or otherwise reduces its purchases or stops purchasing our products or services, or if we experience difficulty in meeting the demand by these customers for our products or services, our revenues and results of operations could be adversely affected.

We may experience a total loss of our technology and products and our customers’ payloads if there is an accident on launch or during the journey into space, and any insurance we have may not be adequate to cover our loss. Also, due to the inherent risks associated with commercial spaceflight, there is the possibility that any accident or catastrophe could lead to the loss of human life or a medical emergency.

Although there have been and will continue to be technological advances in spaceflight, it is still an inherently dangerous activity. Explosions and other accidents on launch or during the flight have occurred and will likely occur in the future. If such incident should occur, we will likely experience a total loss of our systems, products, technologies and services and our customers’ payloads. The total or partial loss of one or more of our products or customer payloads could have a material adverse effect on our results of operations and financial condition. For some missions, we can elect to buy launch insurance, which can reduce our monetary losses from the launch failure, but even in this case we will have losses associated with our inability to test our technology in space and delays with further technology development.

Further, commercial spaceflight is an inherently risky activity that can lead to accidents or catastrophes impacting human life. It is impossible to completely eliminate the potential for human error, and there is a possibility that other accidents may occur in the future as a result of human error or for a variety of other reasons, some of which may be out of our control. Any such accident could result in substantial losses to us, including reputational harm and legal liability, and, as a result, could have a material adverse effect on our business, financial condition and results of operations.

The release, unplanned ignition, explosion, or improper handling of dangerous materials used in our business could disrupt our operations and adversely affect our financial results.

Our business operations involve the handling, production and disposition of potentially explosive and ignitable energetic materials and other dangerous chemicals, including materials used in rocket propulsion. The handling, production, transport and disposition of hazardous materials could result in incidents that temporarily shut down or otherwise disrupt our manufacturing operations and could cause production delays. A release of these chemicals or an unplanned ignition or explosion could result in death or significant injuries to employees and others. Material property damage to us and third parties could also occur. Extensive regulations apply to the handling of explosive and energetic materials, including but not limited to regulations governing hazardous substances and hazardous waste. The failure to properly store and ultimately dispose of such materials could create significant liability and/or result in regulatory sanctions. Any release, unplanned ignition, or explosion could expose us to adverse publicity or liability for damages or cause production delays, any of which could have a material adverse effect on our operating results, financial condition and/or cash flows.

We rely on a limited number of suppliers for certain materials and supplied components. We may not be able to obtain sufficient materials or supplied components to meet our manufacturing and operating needs, or obtain such materials on favorable terms.

We rely on a limited number of suppliers for certain raw materials and supplied components. We may not be able to obtain sufficient raw materials or supplied components to meet our manufacturing and operating needs, or obtain such materials on favorable terms, which could impair our ability to fulfill our orders in a timely manner or increase our costs of production.

Our ability to manufacture our launch vehicles is dependent upon sufficient availability of raw materials and supplied components, which we secure from a limited number of suppliers. Our reliance on suppliers to secure these raw materials and supplied components exposes us to volatility in the prices and availability of these materials. We may not be able to obtain sufficient supply of raw materials or supplied components, on favorable terms or at all, which could result in delays in manufacture of our spacecraft or increased costs.

In addition, we have in the past and may in the future experience delays in manufacture or operation as we go through the requalification process with any replacement third-party supplier, as well as the limitations imposed by the International Trade in Arms Regulations administered by the U.S. Department of State (“ITAR”) and other restrictions on transfer of sensitive technologies. Additionally, the imposition of tariffs on such raw materials or supplied components could have a material adverse effect on our operations. Prolonged disruptions in the supply of any of our key raw materials or components, difficulty qualifying new sources of supply, implementing use of replacement materials or new sources of supply or any volatility in prices could have a material adverse effect on our ability to operate in a cost-efficient, timely manner and could cause us to experience cancellations or delays of scheduled launches, customer cancellations or reductions in our prices and margins, any of which could harm our business, financial condition and results of operations.

Our revenue, results of operations and reputation may be negatively impacted if our products contain defects or fail to operate in the expected manner.

We sell complex and technologically advanced products and services, including rocket launch services, mission services, spacecraft and spacecraft components. Sophisticated software used in our products and services, including software developed by us, may contain defects that can unexpectedly interfere with the software’s intended operation. Defects may also occur in components and products that we manufacture or purchase from third parties. Most of the launch vehicles, spacecraft and spacecraft components we have developed must function under demanding and unpredictable operating conditions and in harsh and potentially destructive environments. Our products and services may not be successfully implemented, pass required acceptance criteria, or operate or give the desired output, or we may not be able to detect and fix all defects in the launch vehicles, spacecraft, spacecraft components and systems we sell and/or use. Failure to do so could result in lost revenue and damage to our reputation and may adversely affect our ability to win new contract awards.

Rising inflation may materially impact our financial operations or results of operations.

Recently, inflation has increased to its highest level in decades. Inflation in the economy has resulted in, and may continue to result in, higher interest rates and capital costs, shipping costs, supply shortages, increased costs of labor and other similar effects. As a result of inflation, we have and may continue to experience cost increases. Although we may take measures to mitigate the impact of inflation, if these measures are not effective, our business, financial condition and results of operations could be materially adversely affected.

Our business is substantially dependent on contracts entered into with customers in the ordinary course of business. As such, we are subject to counterparty risk. If a counterparty to one of our contracts were to default or otherwise fail to perform or be delayed in its performance on any of its contractual obligations to us, such default, failure to perform or delay could have a material adverse effect on our business, financial condition and results of operations.

Our business is substantially dependent on contracts entered into with customers, in the ordinary course of business. Our budgeted capital expenditures, forecasted growth and strategic plan are based on revenues expected to be generated pursuant to signed contracts existing as of the date such budget, forecast and strategic plan are approved by management and our Board. If a customer were to default or otherwise fail to perform or be delayed in the fulfilment of its contractual obligations to us, we would be required to adjust our budget, forecasts and strategic plans to mitigate the impact of such circumstance, which may negatively affect our business, financial condition, cash flows and/or liquidity. Additionally, if the scope of anticipated work related to any customer contract were to change due to unforeseen circumstances or evolving requirements of one or more of our counterparties, we may be unable to generate revenue on our anticipated timeline or may be required to incur increased costs from those originally estimated for a project, which could cause our budgets, forecasts and plans to be inaccurate. For instance, due to a change in the landing site of the IM-1 mission and an incremental delay in milestone payments due to a now-resolved technical issue, certain revenue associated with such mission have shifted from 2022 to 2023. While we endeavor to mitigate this risk by assuming potential delays in revenue generation and estimated contract progress when preparing our budget, forecast and strategic plans, it is not possible to predict with accuracy the impact of any default, failure to perform or delay, which results in our inability to completely mitigate such risks. As such, the counterparty default, failure to perform or delay in performance may have a material adverse impact on our business, financial condition and results of operations.

If our prime contractors fail to maintain their relationships with their counterparties and fulfill their contractual obligations, our performance as a subcontractor and our ability to obtain future business could be materially and adversely impacted and our actual results could differ materially and adversely from those anticipated.

We act as a subcontractor to prime contractors on multiple government contracts, including NASA’s JETS Program. Our performance as a subcontractor on a government contract, including the JETS Program, is dependent on the prime contractor’s ability to satisfactorily maintain its relationship with the government and fulfill its obligations under its contracts. A failure by the prime contractors to fulfill their obligations under their contracts could result in the termination of the prime contract or delayed revenue generation and recognition, thereby resulting in either the termination of our subcontract or material modifications to our subcontract. If any significant subcontract is terminated or delayed in this manner, it could cause our actual results to differ materially and adversely from those anticipated.

Risks Relating to Compliance with Law, Government Regulation and Litigation

Our business with various governmental entities is subject to the policies, priorities, regulations, mandates and funding levels of such governmental entities and may be negatively or positively impacted by any change thereto.

We are subject to a wide variety of laws and regulations relating to various aspects of our business, including with respect to our launch system operations, employment and labor, health care, tax, data privacy of the personal information we collect and process and data security of the operational and information technology we use, health and safety, and environmental issues. Laws and regulations at the foreign, federal, state and local levels frequently change and are often interpreted in different ways, especially in relation to new and emerging industries, and we cannot always reasonably predict the impact from, or the ultimate cost of compliance with, current or future regulatory or administrative changes. While we monitor these developments and devote a significant amount of management’s time and external resources towards compliance with these laws, regulations and guidelines, we cannot guarantee that these measures will be satisfactory to regulators or other third parties, such as our customers. Moreover, changes in law, the imposition of new or additional regulations or the enactment of any new or more stringent legislation that impacts our business could require us to change the way we operate and could have a material adverse effect on our sales, profitability, cash flows and financial condition.

Failure to comply with these laws, such as with respect to obtaining and maintaining licenses, certificates, authorizations and permits critical for the operation of our business, may result in civil penalties or private lawsuits, or the suspension or revocation of licenses, certificates, authorizations or permits, which would prevent us from operating our business. For example, the operation and launch of our spacecraft in the United States require licenses and permits from the Federal Communications Commission (the “FCC”) and the Federal Aviation Administration (the “FAA”), as well as review by other agencies of the U.S. Government, including the Department of Defense, Department of State, and NASA. Such license approvals may include an interagency review of safety, operational, national security, foreign policy implications and international obligations, as well as a review of foreign ownership. Any delays in regulatory actions allowing us to conduct our commercial space operations could adversely affect our ability to operate our business and our financial results.

If we are unable to protect the confidentiality of our trade secrets and know how, our business and competitive position may be harmed.

We rely upon unpatented trade secret protection, unpatented know-how and continuing technological innovation to develop and maintain our business and competitive position, and we consider trade secrets and know-how to be our primary form of intellectual property protection. We seek to protect our proprietary technology, in part, by entering into confidentiality agreements with our suppliers, subcontractors, venture partners, employees and consultants, and other third parties. However, we may not be able to prevent the unauthorized disclosure or use of information which we consider to be confidential, our technical know-how or other trade secrets by the parties to these agreements, despite the existence generally of confidentiality provisions and other contractual restrictions. Monitoring unauthorized uses and disclosures is difficult, and we do not know whether the steps we have taken to protect our proprietary technologies will be effective. If any of the suppliers, subcontractors, venture partners, employees and consultants, and other third parties who are parties to these agreements breaches or violates the terms of any of these agreements, we may not have adequate remedies for any such breach or violation, and we could lose our trade secrets as a result. It is also possible that our trade secrets, know-how or other proprietary information could be obtained by third parties as a result of breaches of our physical or electronic security systems. Even where remedies are available, enforcing a claim that a party illegally disclosed or misappropriated our trade secrets, like patent litigation, is expensive and time consuming, and the outcome is unpredictable. In addition, courts outside the United States are sometimes less willing to protect trade secrets.

Additionally, despite our efforts to protect our proprietary technology, our trade secrets could otherwise become known or be independently discovered by our competitors. If any of our trade secrets were to be lawfully obtained or independently developed by a competitor or other third party, we would have no right to prevent them, or those to whom they communicate, from using that technology or information to compete with us.

Our systems utilize third-party open source software, and any failure to comply with the terms of one or more of these open source software licenses could adversely affect our business, subject us to litigation, or create potential liability.

Our systems include software licensed from third parties under any one or more open source licenses, and we expect to continue to incorporate open source software in our systems and technology in the future. Moreover, we cannot ensure that we have effectively monitored our use of open source software, or validated the quality or source of such software, or that we are in compliance with the terms of the applicable open source licenses or our current policies and procedures. From time to time, there have been claims against companies that use open source software in their products and services asserting that the use of such open source software infringes the claimants’ intellectual property rights. As a result, we could be subject to suits by third parties claiming that what we believe to be licensed open source software infringes such third parties’ intellectual property rights. Additionally, if an author or other third party that distributes such open source software were to allege that we had not complied with the conditions of one or more of these licenses, we could be required to incur significant legal expenses defending against such allegations and could be subject to significant damages and required to comply with onerous conditions or restrictions on these solutions, which could disrupt the distribution and sale of these solutions. Litigation could be costly for us to defend, have a negative effect on our business, financial condition, and results of operations, or require us to devote additional research and development resources to change our solutions. Furthermore, these third-party open source providers could experience service outages, data loss, privacy breaches, cyber-attacks, and other events relating to the applications and services they provide that could diminish the utility of these services, and which could harm our business as a result. In the past, we’ve experienced software vulnerabilities with our software providers. We may continue to experience such vulnerabilities in the future.

Use of open source software may entail greater risks than use of third-party commercial software, as open source licensors generally do not provide warranties or other contractual protections regarding infringement claims or the quality of the code, including with respect to security vulnerabilities where open source software may be more susceptible. In addition, certain open source licenses require that source code for software programs that incorporate, use or combine with such open source software be made available to the public at no cost and that any modifications or derivative works to such open source software continue to be licensed under the same terms as the open source software license. The terms of various open source licenses to which we are subject have not or may not have been interpreted by courts in the relevant jurisdictions, and there is a risk that such licenses could be construed in a manner that imposes unanticipated conditions or restrictions on our ability to market or provide our software and data. By the terms of certain open source licenses, we could be required to release the source code of our proprietary software, and to make our proprietary software available under open source licenses, if we combine our proprietary software with open source software in a certain manner. In the event that portions of our proprietary software are determined to be subject to an open source license, we could be required to publicly release the affected portions of our source code, re-engineer all or a portion of our solutions, or otherwise be limited in the licensing of our solutions, each of which could reduce or eliminate the value of our solutions. Disclosing our proprietary source code could allow our competitors to create similar products with lower development effort and time and ultimately could result in a loss of sales. Furthermore, any such re-engineering or other remedial efforts could require significant additional research and development resources, and we may not be able to successfully complete any such re-engineering or other remedial efforts. Any of these events could create liability for us and damage our reputation, which could have a material adverse effect on our business, results of operations, and financial condition and the market price of our shares.

Intuitive Machines OpCo has identified material weaknesses in its internal control over financial reporting. If not remediated, or if Intuitive Machines OpCo experiences additional material weaknesses in the future or otherwise fails to maintain effective internal controls in the future, we may not be able to accurately or timely report our financial condition or results of operations in future reporting periods, which may adversely affect investor confidence in us and, as a result, the value of our Class A Common Stock.

As an emerging growth company, we are in the process of developing our internal processes and procedures to accommodate our rapid growth in recent years and transition to public company following the closing of the Transactions. Although our management concluded that IPAX’s internal control over financial reporting as of December 31, 2022, which was prior to the closing of the Transactions, was effective, in the course of preparing the consolidated financial statements of Intuitive Machines OpCo as of December 31, 2022 that was included in Amendment No. 2 to our Current Report on Form 8-K filed on March 30, 2023, our management determined that Intuitive Machines OpCo has three material weaknesses in our internal controls over financial reporting. These material weaknesses primarily relate to the following matters that are relevant to the preparation of the Intuitive Machines OpCo’s consolidated financial statements and that may impact the preparation of our consolidated financial statements for future reporting periods included in filings made after this prospectus:

•        We did not design and maintain effective controls over identification of performance obligations and timing of revenue recognition for certain contracts, as well as the review and reconciliation of certain revenue schedules to the trial balance.

•        We did not design and maintain effective controls over the identification and recognition of non-routine, unusual or complex transactions.

•        We did not maintain proper segregation of duties related to the posting of manual journal entries to the trial balance.

These deficiencies could result in a misstatement of one or more account balances or disclosures potentially leading to a material misstatement to the annual or interim consolidated financial statements which may not be prevented or timely detected and, accordingly, management determined that these control deficiencies constitute material weaknesses.

In order to remediate these material weaknesses, we have taken and plan to take the following actions:

•        Continuing to hire personnel with public company experience and providing additional training for our personnel on internal controls as our company continues to grow;

•        Implementing additional controls and processes that operate at a sufficient level of precision and frequency or that evidence the performance of the control, particularly associated with accounting and reporting of revenue and non-routine, unusual or complex transactions;

•        Implementing processes and controls to better identify and manage segregation of duties;

•        Considering system enhancements to reduce reliance on manual processes; and

•        Engaging an external advisor to assist with evaluating and documenting the design and operating effectiveness of internal controls and assisting with the remediation of deficiencies, as necessary.

We will not be able to fully remediate these control deficiencies until these steps have been completed, have been operating effectively for a sufficient period of time and management has concluded, through testing, that these controls are effective. Intuitive Machines OpCo and Grant Thornton LLP, Intuitive Machines OpCo’s auditor during the year ended December 31, 2022 and our independent registered public accounting firm for the year ending December 31, 2023, were not required to, and did not, perform an evaluation of Intuitive Machines OpCo’s internal control over financial reporting as of December 31, 2022 or any period in accordance with the provisions of the Sarbanes-Oxley Act. Accordingly, we cannot assure you that we have identified all, or that we will not in the future have additional, material weaknesses. Because our financial statements for future reporting periods will be prepared on a consolidated basis with the financial statements of Intuitive Machines OpCo beginning from the Closing Date, material weaknesses may still exist when we report on the combined company’s effectiveness of our internal control over financial reporting as required under Section 404 of the Sarbanes-Oxley Act in our future annual reports on Form 10-K.

If not remediated, these material weaknesses could result in material misstatements to our future annual or interim consolidated financial statements that might not be prevented or detected on a timely basis, or in delayed filing of required periodic reports. If we are unable to assert that our internal control over financial reporting is effective, investors may lose confidence in the accuracy and completeness of our financial reports, the market price of our common stock could be adversely affected and we could become subject to litigation or investigations by Nasdaq, the SEC, or other regulatory authorities, which could require additional financial and management resources.

The U.S. government’s budget deficit and the national debt, as well as any inability of the U.S. government to complete its budget process for any government fiscal year could have an adverse impact on our business, financial condition, results of operations and cash flows.

The U.S. government’s budget deficit and the national debt, as well as any inability of the U.S. government to complete its budget process for any government fiscal year and consequently having to shut down or operate on funding levels equivalent to its prior fiscal year pursuant to a “continuing resolution,” could have an adverse impact on our business, financial condition, results of operations and cash flows.

Considerable uncertainty exists regarding how future budget and program decisions will unfold, including the defense spending priorities of the U.S. government, what challenges budget reductions will present for the defense industry and whether annual appropriations bills for all agencies will be enacted for U.S. government fiscal year 2023 and thereafter due to many factors, including but not limited to, changes in the political environment, including before or after a change to the leadership within the government administration, and any resulting uncertainty or changes in policy or priorities and resultant funding. The U.S. government’s budget deficit and the national debt could have an adverse impact on our business, financial condition, results of operations and cash flows in a number of ways, including the following:

•        The U.S. government could reduce or delay its spending on, reprioritize its spending away from, or decline to provide funding for the government programs in which we participate;

•        U.S. government spending could be impacted by alternate arrangements to sequestration, which increases the uncertainty as to, and the difficulty in predicting, U.S. government spending priorities and levels; and

•        We may experience declines in revenue, profitability and cash flows as a result of reduced or delayed orders or payments or other factors caused by economic difficulties of our customers and prospective customers, including U.S. federal, state and local governments.

Furthermore, we believe continued budget pressures could have serious negative consequences for the security of the U.S., the defense industrial base and the customers, employees, suppliers, investors and communities that rely on companies in the defense industrial base. Budget and program decisions made in this environment would have long-term implications for us and the entire defense industry.

We are subject to stringent U.S. export and import control laws and regulations and U.S. economic sanctions and trade control laws and regulations.

We are required to comply with U.S. export control laws and regulations, including ITAR, Bureau of Political Military Affairs’ directorate of Defense Trade controls administered by the U.S. Department of State, and the EAR, administered by the U.S. Department of Commerce’s Bureau of Industry and Security. Pursuant to these foreign trade control laws and regulations, we are required, among other things, to (i) maintain a registration under ITAR, (ii) determine the proper licensing jurisdiction and export classification of products, software, and technology, and (iii) obtain licenses or other forms of U.S. government authorization to engage in the conduct of our space transport business. Violations of applicable export control laws and related regulations could result in criminal and administrative penalties, including fines, possible denial of export privileges, and debarment, which could have a material adverse impact on our business, including our ability to enter into contracts or subcontracts for U.S. government customers.

The inability to secure and maintain necessary export authorizations could negatively impact our ability to compete successfully or to operate our spaceflight business as planned. For example, if we were unable to obtain or maintain our licenses to export certain spacecraft hardware, we would be effectively prohibited from launching our vehicles from certain non-U.S. locations, which would limit the number of launch providers we could use. In addition, if we were unable to obtain a Department of State Technical Assistance Agreement to export certain launch related services, we would experience difficulties or even be unable to perform integration activities necessary to safely integrate our transfer vehicles to non-U.S. launch vehicles. In both cases, these restrictions could lead to higher launch costs which may have a material adverse impact on our results of operations. Similarly, if we were unable to secure effective export licensure to authorize the full scope of activity with a foreign partner or supplier, we may be required to make design changes to spacecraft or updates to our supplier chain, which may result in increased costs to us or delays in vehicle launches.

Any changes in the export control regulations or U.S. government licensing policy, such as those necessary to implement U.S. government commitments to multilateral control regimes, may restrict our operations. There is no inherent right to perform an export and given the significant discretion the government has adjudicating such authorizations in furtherance of U.S. national security and foreign policy interests, there can be no assurance we will be successful in our current and future efforts to secure and maintain necessary licenses, registrations, or other U.S. government regulatory approvals.

In addition, U.S. export control laws continue to change. For example, the control lists under the ITAR and the EAR are periodically updated to reclassify specific types of export-controlled technology. For example, any changes to the jurisdictional assignment of controlled data or hardware used by us could result in the need for different export authorizations, each then subject to a subsequent approval.

Similarly, should exceptions or exemptions under the EAR or ITAR, respectively, be changed, our activities otherwise authorized via these mechanisms may become unavailable and could result in the need for additional export authorizations. Additionally, changes to the administrative implementation of export control laws at the agency level may suddenly change as a result of geo-political events, which could result in existing or proposed export authorization applications being viewed in unpredictable ways, or potentially rejected, as a result of the changed agency level protocol.

We depend significantly on U.S. government contracts, which often are only partially funded, subject to immediate termination, and heavily regulated and audited. The termination or failure to fund, or negative audit findings for, one or more of these contracts could have an adverse impact on our business, financial condition, results of operations and cash flows.

Over its lifetime, a U.S. government program may be implemented by the award of many different individual contracts and subcontracts. The funding of U.S. government programs is subject to U.S. Congressional appropriations. In recent years, U.S. government appropriations have been affected by larger U.S. government budgetary issues and related legislation. Although multi-year contracts may be authorized and appropriated in connection with major procurements, the U.S. Congress generally appropriates funds on a government fiscal year basis. Procurement funds are typically made available for obligation over the course of one to three years. Consequently, programs often initially receive only partial funding, and additional funds are obligated only as the U.S. Congress authorizes further appropriations. We cannot predict the extent to which total funding and/or funding for individual programs will be included, increased or reduced as part of the annual appropriations process ultimately approved by the U.S. Congress and the President of the United States or in separate supplemental appropriations or continuing resolutions, as applicable. The termination of funding for a U.S. government program would result in a loss of anticipated future revenue attributable to that program, which could have an adverse impact on our operations. In addition, the termination of a program or the failure to commit additional funds to a program that already has been started could result in lost revenue and increase our overall costs of doing business.

Generally, U.S. government contracts are subject to oversight audits by U.S. government representatives. Such audits could result in adjustments to our contract costs. Any costs found to be improperly allocated to a specific contract will not be reimbursed, and such costs already reimbursed must be refunded. We have recorded contract revenue based on costs we expect to realize upon final audit. However, we do not know the outcome of any future audits and adjustments, and we may be required to materially reduce our revenue or profits upon completion and final negotiation of audits. Negative audit findings could also result in termination of a contract, forfeiture of profits, suspension of payments, fines or suspension or debarment from U.S. government contracting or subcontracting for a period of time.

In addition, U.S. government contracts generally contain provisions permitting termination, in whole or in part, without prior notice at the U.S. government’s convenience upon payment only for work done and commitments made at the time of termination. For some contracts, we are a subcontractor and not the prime contractor, and in those arrangements, the U.S. government could terminate the prime contractor for convenience without regard for our performance as a subcontractor. We can give no assurance that one or more of our U.S. government contracts will not be terminated under those circumstances. Also, we can give no assurance that we would be able to procure new contracts to offset the revenue or backlog lost as a result of any termination of our U.S. government contracts. Because a significant portion of our revenue is dependent on our performance and payment under our U.S. government contracts, the loss of one or more large contracts could have a material adverse impact on our business, financial condition, results of operations and cash flows.

Our contracts and services with the U.S. government are also subject to specific procurement regulations and a variety of socioeconomic and other requirements. These requirements, although customary in U.S. government contracts, increase our performance and compliance costs. These costs might increase in the future, thereby reducing our margins, which could have an adverse effect on our business, financial condition, results of operations and cash flows. In addition, the U.S. government has and may continue to implement initiatives focused on efficiencies, affordability and cost growth and other changes to its procurement practices. These initiatives and changes to procurement practices may change the way U.S. government contracts are solicited, negotiated and managed, which may affect whether and how we pursue opportunities to provide our products and services to the U.S. government, including the terms and conditions under which we do so, which may have an adverse impact on our business, financial condition, results of operations and cash flows. For example, contracts awarded under the Department of Defense’s Other Transaction Authority for research and prototypes generally require cost-sharing and may not follow, or may follow only in part, standard U.S. government contracting practices and terms, such as the Federal Acquisition Regulation and Cost Accounting Standards.

Failure to comply with applicable regulations and requirements could lead to fines, penalties, repayments, or compensatory or treble damages, or suspension or debarment from U.S. government contracting or subcontracting for a period of time. Among the causes for debarment are violations of various laws and regulations, including those related to procurement integrity, export control (including ITAR), U.S. government security, employment practices, protection of the environment, accuracy of records, proper recording of costs and foreign corruption. The termination of a U.S. government contract or relationship as a result of any of these acts would have an adverse impact on our operations and could have an adverse effect on our standing and eligibility for future U.S. government contracts.

Uncertain global macro-economic and political conditions could materially adversely affect our results of operations and financial condition.

Our results of operations are materially affected by economic and political conditions in the U.S. and internationally, including inflation, deflation, interest rates, availability of capital, energy and commodity prices, trade laws and the effects of governmental initiatives to manage economic conditions. Current or potential customers may delay or decrease spending on our products and services as their business and/or budgets are impacted by economic and political conditions. The inability of current and potential customers to pay us for our products and services may adversely affect our earnings and cash flows.

The current invasion of Ukraine by Russia has escalated tensions among the U.S., the North Atlantic Treaty Organization (“NATO”) and Russia. The U.S. and other NATO member states, as well as non-member states, have announced new sanctions against Russia and certain Russian banks, enterprises and individuals. These and any future additional sanctions and any resulting conflict between Russia, the U.S. and NATO countries could have an adverse impact on our current operations.

Further, such invasion, ongoing military conflict, resulting sanctions and related countermeasures by NATO states, the U.S. and other countries have led, and are likely to continue to lead, to market disruptions, including significant volatility in commodity prices, credit and capital markets, as well as supply chain interruptions for equipment, which could have an adverse impact on our operations and financial performance.

Risks Relating to Our Capital Resources

Our indebtedness could expose us to risks that could adversely affect our business, financial condition and results of operations.

In the future, we may incur additional indebtedness. Our indebtedness could have significant negative consequences for our security holders, business, results of operations and financial condition by, among other things:

•        increasing our vulnerability to adverse economic and industry conditions;

•        limiting our ability to obtain additional financing;

•        requiring the dedication of a substantial portion of our cash flow from operations to service our indebtedness, which will reduce the amount of cash available for other purposes;

•        limiting our flexibility to plan for, or react to, changes in our business; and

•        placing us at a possible competitive disadvantage with competitors that are less leveraged than us or have better access to capital.

Our business may not generate sufficient funds, and we may otherwise be unable to maintain sufficient cash reserves to pay any additional indebtedness that we may incur. In addition, any future indebtedness that we may incur may contain financial and other restrictive covenants that will limit our ability to operate our business, raise capital or make payments under our indebtedness. If we fail to comply with such covenants or to make payments under any of our indebtedness when due, then we would be in default under that indebtedness, which could, in turn, result in that indebtedness becoming immediately payable in full and cross-default or cross-acceleration under our other indebtedness and other liabilities.

Our actual operating results may differ significantly from our guidance.

From time to time, we have released, and may continue to release, guidance in our quarterly earnings releases, quarterly earnings conference calls, or otherwise, regarding our future performance that represents our management’s estimates as of the date of release. This guidance, which includes forward-looking statements, has been and will be based on projections prepared by our management. These projections are not prepared with a view toward compliance with published guidelines of the American Institute of Certified Public Accountants, and neither our registered public accountants nor any other independent expert or outside party compiles or examines the projections. Accordingly, no such person expresses any opinion or any other form of assurance with respect to the projections.

Projections are based upon a number of assumptions and estimates that, while presented with numerical specificity, are inherently subject to significant business, economic, and competitive uncertainties and contingencies, many of which are beyond our control, such as COVID-19, and are based upon specific assumptions with respect to future business decisions, some of which will change. The rapidly evolving market in which we operate may make it difficult to evaluate our current business and our future prospects, including our ability to plan for and model future growth. We intend to state possible outcomes as high and low ranges which are intended to provide a sensitivity analysis as variables are changed. However, actual results will vary from our guidance and the variations may be material. The principal reason that we release guidance is to provide a basis for our management to discuss our business outlook as of the date of release with analysts and investors. We do not accept any responsibility for any projections or reports published by any such persons. Investors are urged not to rely upon our guidance in making an investment decision regarding our common stock.

Any failure to successfully implement our operating strategy or the occurrence of any of the events or circumstances set forth in this “Risk Factors” section could result in our actual operating results being different from our guidance, and the differences may be adverse and material.

We have a history of losses and may not achieve profitability in the future. We will need substantial additional capital to fund our operations. If we fail to obtain additional capital, we may be unable to sustain operations.

We expect to continue to incur operating losses for the foreseeable future as we continue to expand and develop, and we may need additional capital from external sources. If we are unable to raise additional capital, we may have to significantly delay, scale back or discontinue one or more of our R&D programs. We may be required to cease operations or seek partners for our product candidates at an earlier stage than otherwise would be desirable and on terms that are less favorable than might otherwise be available. In the absence of additional capital we may also be required to relinquish, license or otherwise dispose of rights to technologies, product candidates or products that we would otherwise seek to develop or commercialize on terms that are less favorable than might otherwise be available. If we are unable to secure additional capital, we may be required to take additional measures to reduce costs in order to conserve our cash in amounts sufficient to sustain operations and meet our obligations. These measures could cause significant delays in the development of our product candidates.

We are a “smaller reporting company” under federal securities laws and we cannot be certain whether the reduced reporting requirements applicable to such companies will make our common stock less attractive to investors.

We are a “smaller reporting company” under federal securities laws. For as long as we continue to be a smaller reporting company, we may take advantage of exemptions from various reporting requirements that are applicable to other public companies, including reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements. We will remain a smaller reporting company so long as our public float remains less than $250 million as of the last business day of our most recently completed second fiscal quarter or our annual revenues are less than $100 million and our public float remains less than $700 million. We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may decline or be more volatile.

Our financial results may vary significantly from quarter to quarter.

We expect our revenue and operating results to vary from quarter to quarter. Reductions in revenue in a particular quarter could lead to lower profitability in that quarter because a relatively large amount of our expenses are fixed in the short-term. We may incur significant operating expenses during the start-up and early stages of large contracts and may not be able to recognize corresponding revenue in that same quarter. We may also incur additional expenses when contracts are terminated or expire and are not renewed. We may also incur additional expenses when companies are newly acquired.

In addition, payments due to us from our customers may be delayed due to billing cycles or as a result of failures of government budgets to gain congressional and administration approval in a timely manner. The U.S. government’s fiscal year ends September 30. If a federal budget for the next federal fiscal year has not been approved by that date in each year, our customers may have to suspend engagements that we are working on until a budget has been approved. Any such suspensions may reduce our revenue in the fourth quarter of the federal fiscal year or the first quarter of the subsequent federal fiscal year. The U.S. government’s fiscal year end can also trigger increased purchase requests from customers for equipment and materials.

Any increased purchase requests we receive as a result of the U.S. government’s fiscal year end would serve to increase our third or fourth quarter revenue, but will generally decrease profit margins for that quarter, as these activities generally are not as profitable as our typical offerings.

Additional factors that may cause our financial results to fluctuate from quarter to quarter include those addressed elsewhere in this “Risk Factors” section and the following factors, among others:

•        the terms of customer contracts that affect the timing of revenue recognition;

•        variability in demand for our services and solutions;

•        commencement, completion or termination of contracts during any particular quarter;

•        timing of shipments and product deliveries;

•        timing of award or performance incentive fee notices;

•        timing of significant bid and proposal costs;

•        the costs of remediating unknown defects, errors or performance problems of our product offerings;

•        variable purchasing patterns under blanket purchase agreements and other indefinite delivery/ indefinite quantity contracts;

•        restrictions on and delays related to the export of defense articles and services;

•        costs related to government inquiries;

•        strategic decisions by us or our competitors, such as acquisitions, divestitures, spin-offs and joint ventures;

•        strategic investments or changes in business strategy;

•        changes in the extent to which we use subcontractors;

•        seasonal fluctuations in our staff utilization rates;

•        changes in our effective tax rate, including changes in our judgment as to the necessity of the valuation allowance recorded against our deferred tax assets; and

•        the length of sales cycles.

Significant fluctuations in our operating results for a particular quarter could cause us to fall out of compliance with the financial covenants related to our debt, which if not waived, could restrict our access to capital and cause us to take extreme measures to pay down the debt, if any.

Changes in our accounting estimates and assumptions could negatively affect our financial position and results of operations.

We prepare our consolidated financial statements in accordance with U.S. GAAP. These accounting principles require us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of our financial statements. We are also required to make certain judgments that affect the reported amounts of revenues and expenses during each reporting period. We periodically evaluate our estimates and assumptions including, but not limited to, those relating to business acquisitions, revenue recognition, restructuring costs, recoverability of assets including customer receivables, valuation of goodwill and intangibles, contingencies, stock-based compensation and income taxes. We base our estimates on historical experience and various assumptions that we believe to be reasonable based on specific circumstances. These assumptions and estimates involve the exercise of judgment and discretion, which may evolve over time in light of operational experience, regulatory direction, developments in accounting principles and other factors. Actual results could differ from these estimates as a result of changes in circumstances, assumptions, policies or developments in the business, which could materially affect our consolidated financial statements.

Risks Relating to Our Organizational Structure

Our principal asset is our interest in Intuitive Machines OpCo, and, accordingly, we will depend on distributions from Intuitive Machines OpCo to pay our taxes and expenses, including payments under the Tax Receivable Agreement, and to pay dividends. Intuitive Machines OpCo’s ability to make such distributions may be subject to various limitations and restrictions.

We are a holding company and have no material assets other than our ownership of Intuitive Machines OpCo Common Units, Intuitive Machines OpCo Warrants, Intuitive Machines OpCo Preferred Investor Warrants and Series A Preferred Units. As such, we have no independent means of generating revenue or cash flow, and our ability to pay our taxes and operating expenses or declare and pay dividends in the future are dependent upon the financial results and cash flows of Intuitive Machines OpCo and its subsidiaries and distributions we receive from Intuitive Machines OpCo. Intuitive Machines OpCo and its subsidiaries may not generate sufficient cash flow to distribute funds to us and applicable state law and contractual restrictions, including negative covenants in our debt instruments, may not permit such distributions.

We anticipate that Intuitive Machines OpCo will continue to be treated as a partnership for U.S. federal income tax purposes and, as such, will not be subject to any entity-level U.S. federal income tax. Instead, taxable income will be allocated to holders of Intuitive Machines OpCo Common Units and Series A Preferred Units, including us. Accordingly, we will incur income taxes on our allocable share of any net taxable income of Intuitive Machines OpCo. Under the terms of the A&R Operating Agreement, Intuitive Machines OpCo is obligated, subject to various limitations and restrictions, including with respect to any applicable credit agreements, to make tax distributions to holders of Intuitive Machines OpCo Common Units and Series A Preferred Units, including us. In addition to tax expenses, we will also incur expenses related to our operations, including payments under the Tax Receivable Agreement, which we expect could be significant.

We intend, as its managing member, to cause Intuitive Machines OpCo to make (i) pro rata tax distributions to the Intuitive Machines Members in an amount sufficient to fund all or part of their tax obligations in respect of taxable income allocated to them and to cover our tax obligations, other than with respect to income allocated to the Series A Preferred Units, but including payments due under the Tax Receivable Agreement, (ii) additional tax distributions to us to the extent necessary to cover our tax obligations with respect to income from the Series A Preferred Units and (iii) distributions to us to pay our operating expenses and to fund any dividends, including dividends made on the Series A Preferred Stock. However, Intuitive Machines OpCo’s ability to make such distributions may be subject to various limitations and restrictions, such as restrictions on distributions that would either violate any contract or agreement to which Intuitive Machines OpCo is then a party, including debt agreements, or any applicable law, or that would have the effect of rendering Intuitive Machines OpCo insolvent. If we do not have sufficient funds to pay our tax or other liabilities or to fund our operations (including, if applicable, as a result of an acceleration of our obligations under the Tax Receivable Agreement), we may have to borrow funds, which could materially adversely affect our liquidity and financial condition and subject us to various restrictions imposed by any such lenders. To the extent that we are unable to make timely payments under the Tax Receivable Agreement for any reason, such payments generally will be deferred and will accrue interest until paid; provided, however, that nonpayment for a specified period may constitute a material breach of a material obligation under the Tax Receivable Agreement resulting in a termination of the Tax Receivable Agreement and the acceleration of payments due under the Tax Receivable Agreement.

Under the A&R Operating Agreement, we intend to cause Intuitive Machines OpCo, from time to time, to make pro rata distributions in cash to each holder of Intuitive Machines OpCo Common Units (including us) in amounts at least sufficient to cover the taxes imposed on their allocable share of net taxable income of Intuitive Machines OpCo. As a result of (i) potential differences in the amount of net taxable income allocable to us and to Intuitive Machines OpCo’s other members, (ii) the lower tax rate applicable to corporations compared to individuals, and (iii) certain tax benefits that we anticipate from (a) future purchases or redemptions of Intuitive Machines OpCo Common Units from the Intuitive Machines Members (other than us) and (b) payments under the Tax Receivable Agreement, these cash distributions may be in amounts that exceed our actual tax liabilities with respect to the relevant taxable year, including our obligations under the Tax Receivable Agreement. Our Board will determine the appropriate uses for any such excess cash, which may include, among other uses, the payment of obligations under the Tax Receivable Agreement and the payment of other expenses. We will have no obligation to distribute such cash (or other available cash) to our stockholders. No adjustments to the exchange ratio for Intuitive Machines OpCo Common Units and corresponding shares of Class A Common Stock will be made as a result of any cash distribution by us or any retention of cash by us, and in any event the ratio will remain one-to-one. To the extent we do not distribute such excess cash as dividends on our stock, we may take other actions with respect to such excess cash, for example, holding such excess cash, or lending it (or a portion thereof) to Intuitive Machines OpCo, which may result in shares of our Class A Common Stock increasing in value relative to the value of Intuitive Machines OpCo Common Units. Following such loan or a contribution of such excess cash to Intuitive Machines OpCo, we may, but are not required to, make an adjustment to the outstanding number of Intuitive Machines OpCo Common Units held by the Intuitive Machines Members (other than us). In the absence of such adjustment, the Intuitive Machines Members may benefit from any value attributable to such cash and/or loan balances if they acquire shares of Class A Common Stock in exchange for their Intuitive Machines OpCo Common Units, notwithstanding that such holders may have participated previously as holders of Intuitive Machines OpCo Common Units in distributions that resulted in such excess cash balances.

The Tax Receivable Agreement with the TRA Holders (as defined below) requires us to make cash payments to them in respect of certain tax benefits to which we may become entitled, and we expect that the payments we will be required to make will be substantial.

In connection with the consummation of the Transactions, we entered into a Tax Receivable Agreement with Intuitive Machines OpCo and certain Intuitive Machines Members (the “TRA Holders”). Under the Tax Receivable Agreement, we are required to make cash payments to the TRA Holders equal to 85% of the amount of cash tax savings, if any, that we actually realize, or in certain circumstances are deemed to realize (calculated using certain assumptions), as a result of the Existing Basis, Basis Adjustments and Interest Deductions (each as defined below). Assuming no material changes in the relevant tax law and that we earn sufficient taxable income to realize all tax benefits that are subject to the Tax Receivable Agreement, we expect that the tax savings associated with the (i) Existing Basis, (ii) Basis Adjustments, and (iii) Interest Deductions would aggregate to approximately $170.4 million over 20 years from the Closing Date based on a $10.00 per share trading price of our Class A Common Stock, and assuming all future redemptions or exchanges would occur one year after the Closing Date at the same assumed price per share. Under such scenario, assuming future payments are made on the due date (with extension) of each relevant U.S. federal income tax return, we would be required to pay approximately 87% of such amount, or approximately $148.2 million, over the 20-year period from the Closing Date, and we would benefit from the remaining 13% of the tax benefits. We will depend on cash distributions from Intuitive Machines OpCo to make payments under the Tax Receivable Agreement. Any payments made by us to the TRA Holders under the Tax Receivable Agreement will generally reduce the amount of cash that might have otherwise been available to us. Due to the uncertainty of various factors, we cannot precisely quantify the likely tax benefits we will realize as a result of the purchase of Intuitive Machines OpCo Common Units and Intuitive Machines OpCo Common Unit exchanges, and the resulting amounts we are likely to pay out to the TRA Holders pursuant to the Tax Receivable Agreement; however, we estimate that such payments will be substantial.

The payment obligation is an obligation of us and not of Intuitive Machines OpCo. Any payments made by us to the TRA Holders under the Tax Receivable Agreement will not be available for reinvestment in our business and will generally reduce the amount of overall cash flow that might have otherwise been available to us. To the extent that we are unable to make timely payments under the Tax Receivable Agreement for any reason, such payments will be deferred and will accrue interest until paid by us. Payments under the Tax Receivable Agreement are not conditioned upon one or more of the TRA Holders maintaining a continued ownership interest in Intuitive Machines OpCo or us. Furthermore, if we experience a Change of Control (as defined under the A&R Operating Agreement), which includes certain mergers, asset sales and other forms of business combinations, we would be obligated to make an immediate payment, and such payment may be significantly in advance of, and may materially exceed, the actual realization, if any, of the future tax benefits to which the payment relates. This payment obligation could (i) make us a less attractive target for an acquisition, particularly in the case of an acquirer that cannot use some or all of the tax benefits that are the subject of the Tax Receivable Agreement and (ii) result in holders of our Class A Common Stock receiving substantially less consideration in connection with a change of control transaction than they would receive in the absence of such obligation. Accordingly, the TRA Holders’ interests may conflict with those of the holders of our Class A Common Stock. For more information, see “Certain Relationships and Related Party Transactions — Tax Receivable Agreement.”

In addition, decisions we make in the course of running our business, such as with respect to mergers, asset sales, other forms of business combinations or other changes in control, may influence the timing and amount of payments made under the Tax Receivable Agreement. For example, the earlier disposition of assets following a redemption or exchange of Intuitive Machines OpCo Common Units may accelerate the recognition of associated tax benefits for which we would be required to make payments under the Tax Receivable Agreement and increase the present value of such payments, and the disposition of assets before a redemption or exchange of Intuitive Machines OpCo Common Units increase the tax liability of the TRA Holders (or their transferees or assignees) without giving rise to any rights to receive payments under the Tax Receivable Agreement with respect to tax attributes associated with such assets.

The ability to generate tax assets covered by the Tax Receivable Agreement, and the actual use of any resulting tax benefits, as well as the amount and timing of any payments under the Tax Receivable Agreement, will vary depending upon a number of factors, including the timing of redemptions or exchanges of Intuitive Machines OpCo Common Units by, or purchases of Intuitive Machines OpCo Common Units from, the TRA Holders (or their transferees or other assignees), the price of our Class A Common Stock at the time of the redemption, exchange or purchase; the extent to which such redemptions, exchanges or purchases are taxable; the amount and timing of the taxable income allocated to us or otherwise generated by us in the future; the tax rates and laws then applicable and the portion of our payments under the Tax Receivable Agreement constituting imputed interest.

In certain cases, payments under the Tax Receivable Agreement to the TRA Holders may be accelerated and/or significantly exceed any actual benefits we realize in respect of the tax attributes subject to the Tax Receivable Agreement.

The Tax Receivable Agreement provides that if (i) we materially breach any of our material obligations thereunder or the Tax Receivable Agreement is rejected by operation of law, (ii) certain mergers, asset sales, other forms of business combinations or other changes of control were to occur after the Closing Date or (iii) we elect an early termination of the Tax Receivable Agreement, then our obligations, or our successor’s obligations, under the Tax Receivable Agreement to make payments would be accelerated and become immediately due and payable. The amount due and payable in those circumstances is based on the present value (at a discount rate equal to the secured overnight financing rate (“SOFR”) plus 100 basis points) of projected future tax benefits that are based on certain assumptions, including an assumption that we would have sufficient taxable income to fully use all potential future tax benefits that are subject to the Tax Receivable Agreement. Based on such assumptions, if we were to exercise our termination right, or the Tax Receivable Agreement is otherwise terminated, the aggregate amount of the termination payments would be approximately $100.4 million.

As a result of the foregoing, we would be required to make an immediate cash payment that may be made significantly in advance of the actual realization, if any, of such future tax benefits. We could also be required to make cash payments to the TRA Holders that are greater than 85% of the actual cash tax savings we ultimately realize in respect of the tax benefits that are subject to the Tax Receivable Agreement. In these situations, our obligations under the Tax Receivable Agreement could have a substantial negative impact on our liquidity and could have the effect of deferring or preventing certain mergers, asset sales, other forms of business combinations or other changes of control. We may need to incur debt to finance payments under the Tax Receivable Agreement to the extent our cash resources are insufficient to meet our obligations under the Tax Receivable Agreement as a result of timing discrepancies or otherwise. We may not be able to fund or finance our obligations under the Tax Receivable Agreement.

We will not be reimbursed for any payments made to the TRA Holders under the Tax Receivable Agreement in the event that any tax benefits are disallowed.

Payments under the Tax Receivable Agreement will be based on the tax reporting positions that we determine, which are complex and factual in nature, and the Internal Revenue Service (the “IRS”) or another taxing authority may challenge all or part of the tax basis increases or other tax benefits we claim, as well as other related tax positions we take, and a court could sustain such challenge. If the outcome of any such challenge would reasonably be expected to materially affect a recipient’s rights and obligations under the Tax Receivable Agreement, then our ability to settle such challenges may be restricted by the rights of the TRA Holders pursuant to the Tax Receivable Agreement, and such restrictions apply for as long as the Tax Receivable Agreement remains in effect. In addition, we will not be reimbursed for any cash payments previously made to the TRA Holders under the Tax Receivable Agreement in the event that any tax benefits initially claimed by us and for which payment has been made to a TRA Holder are subsequently challenged by a taxing authority and are ultimately disallowed. Instead, any excess cash payments made by us to a TRA Holder will be netted against any future cash payments that we might otherwise be required to make to such TRA Holder under the terms of the Tax Receivable Agreement. However, we might not determine that we have effectively made an excess cash payment to a TRA Holder for a number of years following the initial time of such payment and, if any of our tax reporting positions are challenged by a taxing authority, we will not be permitted to reduce any future cash payments under the Tax Receivable Agreement until any such challenge is finally settled or determined. Moreover, the excess cash payments we made previously under the Tax Receivable Agreement could be greater than the amount of future cash payments against which we would otherwise be permitted to net such excess. As a result, payments could be made under the Tax Receivable Agreement significantly in excess of 85% of the actual cash tax savings that we realize in respect of the tax attributes with respect to a TRA Holder that are the subject of the Tax Receivable Agreement.

If Intuitive Machines OpCo were to become a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes, we and Intuitive Machines OpCo might be subject to potentially significant tax inefficiencies, and we would not be able to recover payments we previously made under the Tax Receivable Agreement even if the corresponding tax benefits were subsequently determined to have been unavailable due to such status.

We and Intuitive Machines OpCo intend to operate such that Intuitive Machines OpCo does not become a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes. A “publicly traded partnership” is a partnership, the interests of which are traded on an established securities market or are readily tradable on a secondary market or the substantial equivalent thereof. Under certain circumstances, exercises of the Intuitive Machines OpCo Options, redemptions and exchanges of Intuitive Machines OpCo Common Units pursuant to the Intuitive Machines Members’ redemption and exchange rights as described under the A&R Operating Agreement or other transfers of Intuitive Machines OpCo units could cause Intuitive Machines OpCo to be treated as a publicly traded partnership. Applicable U.S. Treasury regulations provide for certain safe harbors from treatment as a publicly traded partnership, and we intend to operate so that redemptions, exchanges and other transfers of Intuitive Machines OpCo units qualify for one or more such safe harbors. For example, we intend to limit the number of unitholders of Intuitive Machines OpCo, and the A&R Operating Agreement provides for limitations on the ability of unitholders of Intuitive Machines OpCo to transfer their Intuitive Machines OpCo units and will provide us, as managing member of Intuitive Machines OpCo, with the right to impose restrictions (in addition to those already in place) on the ability of owners of Intuitive Machines OpCo to redeem, exchange or otherwise transfer their Intuitive Machines OpCo units to the extent we believe it is necessary to ensure that Intuitive Machines OpCo will continue to be classified as a partnership for U.S. federal income tax purposes.

If Intuitive Machines OpCo were to become a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes, significant tax inefficiencies might result for us and for Intuitive Machines OpCo, including as a result of our inability to file a consolidated U.S. federal income tax return with Intuitive Machines OpCo. In addition, we may not be able to realize tax benefits covered under the Tax Receivable Agreement, and we would not be able to recover any payments previously made by us under the Tax Receivable Agreement, even if the corresponding tax benefits (including any claimed increase in the tax basis of Intuitive Machines’ OpCo’s assets) were subsequently determined to have been unavailable.

If we were deemed to be an investment company under the Investment Company Act, as a result of our ownership of Intuitive Machines OpCo, applicable restrictions could make it impractical for us to continue our business as contemplated and could have a material adverse effect on our business.

Under Sections 3(a)(1)(A) and (C) of the Investment Company Act, a company generally will be deemed to be an “investment company” for purposes of the Investment Company Act if (i) it is, or holds itself out as being, engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting or trading in securities or (ii) it engages, or proposes to engage, in the business of investing, reinvesting, owning, holding or trading in securities and it owns or proposes to acquire investment securities having a value exceeding 40% of the value of its total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis. We do not believe that we are an “investment company,” as such term is defined in either of those sections of the Investment Company Act.

As the sole managing member of Intuitive Machines OpCo, we control and operate Intuitive Machines OpCo. On that basis, we believe that our interest in Intuitive Machines OpCo is not an “investment security” as that term is used in the Investment Company Act. However, if we were to cease participation in the management of Intuitive Machines OpCo, our interest in Intuitive Machines OpCo could be deemed an “investment security” for purposes of the Investment Company Act.

We and Intuitive Machines OpCo intend to continue to conduct our operations so that we will not be deemed an investment company. However, if we were to be deemed an investment company, restrictions imposed by the Investment Company Act, including limitations on our capital structure and our ability to transact with affiliates, could make it impractical for us to continue our business as contemplated and could have a material adverse effect on our business.

We and Intuitive Machines OpCo are controlled by our Founders (as defined below), whose interests may differ from those of our public stockholders.

Our Founders Dr. Kamal Ghaffarian, Stephen Altemus and Timothy Crain and their permitted transferees (collectively, the “Founders”), have control over all stockholder decisions because they control a substantial majority of the combined voting power. This may limit or preclude your ability to influence corporate matters. Our Founders collectively control approximately 83.2% of the combined voting power of our common stock, on the Closing Date, as a result of their ownership of Class C Common Stock, each share of which is entitled to three votes on all matters submitted to a vote of our stockholders.

As a result, the Intuitive Machines Founders have the ability to control any action requiring the general approval of our stockholders, including the election and removal of directors and thereby determine corporate and management policies, including potential mergers or acquisitions, payment of dividends, asset sales, amendments to the Certificate of Incorporation and By-Laws and other significant corporate transactions for so long as they retain significant ownership of our Class C Common Stock. This concentration of ownership and voting power may also delay, defer or even prevent an acquisition by a third party or other change of control of us and may make some transactions more difficult or impossible without their support, even if such events are in the best interests of minority stockholders. This concentration of voting power may have a negative impact on the trading price of Class A Common Stock.

Our Founders are entitled to vote their shares, and shares over which they have voting control, in their own interests, which may not always be in the interests of our stockholders generally. Because our Founders hold their economic interest in our business through Intuitive Machines OpCo, rather than through us, they may have conflicting interests with holders of shares of Class A Common Stock. For example, our Founders may have a different tax position from us, which could influence their decisions regarding whether and when we should dispose of assets or incur new or refinance existing indebtedness, especially in light of the existence of the Tax Receivable Agreement, and whether and when we should undergo certain changes of control within the meaning of the Tax Receivable Agreement or terminate the Tax Receivable Agreement. In addition, the structuring of future transactions may take into consideration these tax or other considerations even where no similar benefit would accrue to us. See “Certain Relationships and Related Party Transactions — Tax Receivable Agreement.” In addition, our Founders’ ability to effectively control us may discourage someone from making a significant equity investment in us, or could discourage transactions involving a change in control, including transactions in which you as a holder of shares of Class A Common Stock might otherwise receive a premium for your shares over the then-current market price.

We cannot predict the impact our multi-class structure may have on our stock price.

We cannot predict whether our multi-class structure will result in a lower or more volatile market price of our Class A Common Stock or in adverse publicity or other adverse consequences. For example, certain index providers have announced restrictions on including companies with multiple-class share structures in certain of their indices. FTSE Russell and Standard & Poor’s does not allow most newly public companies utilizing dual or multi-class capital structure to be included in their indices. Affected indices include the Russell 2000 and the S&P 500, S&P MidCap 400 and S&P Small Cap 600, which together make up the S&P Composite 1500. Our multi-class capital structure may make us ineligible for inclusion in certain indices, and as a result, mutual funds, exchange-traded funds and other investment vehicles that attempt to passively track these indices will not be investing in our stock. In addition, other stock indices may take similar actions. Given the sustained flow of investment funds into passive strategies that seek to track certain indices, exclusion from certain stock indices would likely preclude investment by many of these funds and would make our Class A Common Stock less attractive to other investors. As a result, the trading price and volume of our Class A Common Stock could be adversely affected.

We may issue shares of preferred stock in the future, which could make it difficult for another company to acquire us or could otherwise adversely affect holders of Class A Common Stock, which could depress the trading price of our Class A Common Stock.

Our Certificate of Incorporation authorizes us to issue one or more series of preferred stock. Our Board has the authority to determine the preferences, limitations and relative rights of the shares of preferred stock and to fix the number of shares constituting any series and the designation of such series, without any further vote or action by our stockholders. Our preferred stock could be issued with voting, liquidation, dividend and other rights superior to the rights of Class A Common Stock. The potential issuance of preferred stock may delay or prevent a change in control of us, discourage bids for Class A Common Stock at a premium to the market price and materially and adversely affect the market price and the voting and other rights of the holders of Class A Common Stock.

There is no guarantee that the exercise price of our Warrants or our Preferred Investor Warrants will ever be less than the trading price of our Class A Common Stock on Nasdaq, and they may expire worthless. In addition, we may reduce the exercise price of the Warrants or the Preferred Investor Warrants in accordance with the provisions of the Warrant Agreement and the Securities Purchase Agreement, respectively, and a reduction in exercise price of the Warrants or the Preferred Investor Warrants would decrease the maximum amount of cash proceeds we could receive upon the exercise in full of the Warrants or the Preferred Investor Warrants for cash.

As of the date of this prospectus, the exercise price for our Warrants and Preferred Investor Warrants is $11.50 per share and $15.00, respectively, of Class A Common Stock. On June 15, 2023, the closing price of our Common Stock was $9.01. If the price of our Class A Common Stock remains below $11.50 per share or $15.00 per share, which is the exercise price of our Warrants and our Preferred Investor Warrants, respectively, holders of the Warrants or the Preferred Investor Warrants, as applicable, will be unlikely to cash exercise their Warrants or Preferred Investor Warrants, as applicable, resulting in little to no cash proceeds to us. There is no guarantee that our Warrants or Preferred Investor Warrants will be in the money prior to their expiration and, as such, our Warrants or Preferred Investor Warrants may expire worthless.

In addition, at the current exercise price of $11.50 per share and $15.00 per share, respectively, we will receive up to $276.4 million from the exercise of the Warrants and Preferred Investor Warrants, assuming the exercise in full of all of the Warrants and Preferred Investor Warrants for cash. However, we may lower the exercise price of the Warrants in accordance with Section 3.1 of the Warrant Agreement and the Preferred Investor Warrants in accordance with Section 2.2(a)(ii) of the Securities Purchase Agreement. We may effect such reductions in exercise price without the consent of the holders of our Warrants or Preferred Investor Warrants, as applicable, and such reductions would decrease the maximum amount of cash proceeds we would receive upon the exercise in full of the Warrants and the Preferred Investor Warrants for cash.

USE OF PROCEEDS

All of the shares of Class A Common Stock, Private Placement Warrants and Public Warrants offered by the selling securityholders will be sold by them for their respective accounts. We will not receive any of the proceeds from these sales.

The selling securityholders will pay any underwriting fees, discounts, selling commissions, stock transfer taxes, and certain legal expenses incurred by such selling securityholders in disposing of their shares of Class A Common Stock, Private Placement Warrants and Public Warrants, and we will bear all other costs, fees, and expenses incurred in effecting the registration of such securities covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq listing fees, and fees and expenses of our counsel and our independent registered public accountants.

We will receive any proceeds from the exercise of the Warrants for cash, but not from the issuance of any shares of Class A Common Stock upon exchange of Intuitive Machines OpCo Common Units or the resale of the shares of Class A Common Stock issuable upon such exercise or exchange. Assuming the exercise of all outstanding Warrants and Preferred Investor Warrants for cash, we will receive an aggregate of $276,448,755. There is no assurance that the holders of the Warrants or the Preferred Investor Warrants will elect to exercise for cash any or all of such Warrants or Preferred Investor Warrants, as applicable. Each Warrant and Preferred Investor Warrant entitles the holder thereof to purchase one share of our Class A Common Stock at a price of $11.50 per share and $15.00 per share, respectively. On June 15, 2023, the closing price of our Class A Common Stock was $9.01. If the price of our Class A Common Stock remains below $11.50 per share or $15.00 per share, which is the exercise price of our Warrants and our Preferred Investor Warrants, respectively, holders of the Warrants or the Preferred Investor Warrants, as applicable, will be unlikely to cash exercise their Warrants or Preferred Investor Warrants, as applicable, resulting in little to no cash proceeds to us. To the extent that any Warrants are exercised on a “cashless basis,” the amount of cash we would receive from the exercise of the Warrants will decrease.

We intend to use the proceeds received from the exercise of the Warrants, if any, for general corporate purposes, which may include capital expenditures, potential acquisitions, growth opportunities, strategic transactions, and purchases of Intuitive Machines OpCo Common Units from Intuitive Machines Members. However, we have not designated any specific uses and have no current agreement with respect to any acquisition or strategic transaction.

DIVIDEND POLICY

We have no current plans to pay dividends on our Class A Common Stock. Holders of our Class B Common Stock and Class C Common Stock do not have any right to receive dividends, or to receive a distribution upon a liquidation, dissolution, or winding up of Intuitive Machines, Inc., with respect to their Class B Common Stock or Class C Common Stock. Our Series A Preferred Stock pays dividends, semi-annually at the rate of 10% of the original price per share, plus the amount of previously accrued, but unpaid dividends, compounded semi-annually, and participates with the Class A Common Stock on all other dividends. Accrued dividends may be paid (i) in cash, (ii) subject to satisfaction of certain equity conditions, in shares of Class A Common Stock or (iii) accumulated, compounded and added to the liquidation preference. The declaration, amount, and payment of any future dividends on shares of Class A Common Stock is at the sole discretion of our Board, and we may reduce or discontinue entirely the payment of such dividends at any time. Our Board may take into account general and economic conditions, our financial condition and operating results, our available cash and current and anticipated cash needs, capital requirements, contractual, legal, tax, and regulatory restrictions and implications on the payment of dividends by us to our stockholders or by our subsidiaries to us, and such other factors as our Board may deem relevant.

We are a holding company and have no material assets other than our ownership of Intuitive Machines OpCo Common Units. The A&R Operating Agreement provides that certain distributions to cover the taxes of the holders of Intuitive Machines OpCo Common Units will be made based upon assumed tax rates and other assumptions provided in the A&R Operating Agreement. See “Certain Relationships and Related Person Transactions — A&R Operating Agreement.” The manager of Intuitive Machines OpCo has broad discretion to make distributions out of Intuitive Machines OpCo. In the event we declare any cash dividend, we expect that Intuitive Machines, Inc., as the manager of Intuitive Machines OpCo, would cause Intuitive Machines OpCo to make distributions to us in an amount sufficient to cover such cash dividends declared by us. If Intuitive Machines OpCo makes such distributions to us, the other holders of Intuitive Machines OpCo Common Units will also be entitled to receive the respective equivalent pro rata distributions in accordance with the percentages of their respective Intuitive Machines OpCo Common Units.

We anticipate that cash received by Intuitive Machines OpCo may, in certain periods, exceed its liabilities, including tax liabilities, and obligations to make payments under the Tax Receivable Agreement. We expect that we may use any such excess cash from time to time to pay dividends, which may include special dividends, on the Class A Common Stock, to fund repurchases of its Class A Common Stock, or any combination of the foregoing. Our Board, in its sole discretion, will make any determination with respect to the use of any such excess cash.

We also expect, if necessary, to undertake ameliorative actions, which may include pro rata or non-pro rata reclassifications, combinations, subdivisions, or adjustments of outstanding Intuitive Machines OpCo Common Units, or to declare a stock dividend on our Class A Common Stock of an aggregate number of additional newly issued shares that corresponds to the number of additional Intuitive Machines OpCo Common Units that Intuitive Machines, Inc. is acquiring , to maintain one-to-one parity between Intuitive Machines OpCo Common Units and shares of Class A Common Stock, Class B Common Stock and Class C Common Stock.

Any financing arrangements that we enter into in the future may include restrictive covenants that limit our ability to pay dividends. In addition, Intuitive Machines OpCo is generally prohibited under Delaware law from making a distribution to a member to the extent that, at the time of the distribution, after giving effect to the distribution, liabilities of Intuitive Machines OpCo (with certain exceptions) exceed the fair value of its assets.

Since its formation in January 27, 2021, Intuitive Machines, Inc. has not paid any dividends to holders of its outstanding common stock.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Defined terms included below have the same meaning as terms defined and included elsewhere in this prospectus.

Intuitive Machines, Inc. (“Intuitive Machines”) is providing the following unaudited pro forma condensed combined financial information to aid you in your analysis of the financial aspects of the Transactions (defined below). The following unaudited pro forma condensed combined financial information presents the combination of the financial information of IPAX and Intuitive Machines, LLC, (“Intuitive Machines OpCo”) adjusted to give effect to the Transactions. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X.

On February 13, 2023 (the “Closing Date”), Intuitive Machines consummated the transactions contemplated by the business combination agreement, dated as of September 16, 2022, by and between IPAX and Intuitive Machines OpCo (the “Business Combination Agreement”), whereby: (i) Intuitive Machines OpCo appointed Intuitive Machines as its managing member; (ii) Intuitive Machines issued to certain existing members of Intuitive Machines OpCo, a number of shares of Intuitive Machines Class B common stock, par value $0.0001 per share (the “Class B Common Stock”), having one vote per share and no economic rights, or class C common stock, par value $0.0001 per share (the “Class C Common Stock”), having three votes per share and no economic rights, in each case, in exchange for payment from such Intuitive Machines Members of a per-share price equal to the par value per share of such stock, and equal to the number of Intuitive Machines OpCo Common Units held by such person as of and on the Closing Date; (iii) Intuitive Machines contributed to Intuitive Machines OpCo an amount in cash in exchange for certain units in Intuitive Machines OpCo; and (iv) the other transactions contemplated by the Business Combination Agreement (the “Transactions”). Immediately before the Transactions, IPAX was a blank check company incorporated on January 27, 2021 as a Cayman Islands exempted company and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination with one or more businesses.

Intuitive Machines designs, manufactures, and operates space products and services. Intuitive Machines’ near-term focus is to create and operate space systems and space infrastructure on and in the vicinity of the Moon that enables scientific and human exploration and utilization of lunar resources to support sustainable human presence on the Moon and exploration to Mars and beyond. Intuitive Machines is headquartered in Houston, Texas.

The unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2023 combines the historical unaudited condensed statement of operations of IPAX for the period from January 1 to February 13, 2023 with the historical unaudited condensed consolidated statement of operations of Intuitive Machines OpCo for the three months ended March 31, 2023, giving effect to the Transactions as if they had been consummated on January 1, 2022, the beginning of the earliest period presented. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2022 combines the historical audited statement of operations of IPAX for the year ended December 31, 2022 with the historical audited consolidated statement of operations of Intuitive Machines OpCo for the year ended December 31, 2022, giving effect to the Transactions as if they had been consummated on January 1, 2022, the beginning of the earliest period presented.

The unaudited pro forma condensed combined financial information was derived from, and should be read in conjunction with, the following historical financial statements and the accompanying notes, which are included elsewhere in and/or incorporated by reference into the prospectus to which this Unaudited Pro Forma Condensed Combined Financial Information is included:

•        The historical audited financial statements of IPAX as of and for the year ended December 31, 2022; and

•        The historical unaudited condensed consolidated financial statements of Intuitive Machines OpCo as of and for the three months ended March 31, 2023, and the historical audited consolidated financial statements of Intuitive Machines OpCo as of and for the year ended December 31, 2022.

The foregoing historical financial statements have been prepared in accordance with U.S. GAAP. The unaudited pro forma condensed combined financial information has been prepared based on the aforementioned historical financial statements and the assumptions and adjustments as described in the notes to the unaudited pro forma condensed combined financial information. The pro forma adjustments reflect transaction accounting adjustments related to the Transactions, which is discussed in further detail below. The unaudited pro forma condensed combined financial statements are presented for illustrative purposes only and do not purport to represent IPAX’s consolidated results of operations or the consolidated financial position that would actually have occurred had the Transactions been consummated on the dates assumed or to project Intuitive Machines’ consolidated results of operations or consolidated financial position for any future date or period.

The unaudited pro forma condensed combined financial information should also be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in the prospectus and incorporated by reference into the Current Report to which this Unaudited Pro Forma Condensed Combined Financial Information is attached.

Description of the Domestication and Transactions

As previously announced, Intuitive Machines, a Delaware corporation (formerly, prior to the Domestication, a Cayman Islands exempted company), previously entered into the Business Combination Agreement, dated as of September 16, 2022, by and between IPAX and Intuitive Machines OpCo.

On February  9, 2023, as contemplated by the Business Combination Agreement and described in the section titled “The Business Combination Proposal” of the prospectus), IPAX filed a notice of deregistration with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and filed a certificate of incorporation and a certificate of corporate domestication with the Secretary of State of the State of Delaware, pursuant to which IPAX was domesticated and continues as a Delaware corporation, changing its name to “Intuitive Machines, Inc.”

On February 13, 2023 (the “Closing Date”), as contemplated by the Business Combination Agreement and described in the prospectus, Intuitive Machines and Intuitive Machines OpCo consummated the Transactions as contemplated by the Business Combination Agreement.

The foregoing description of the Transactions does not purport to be complete and is qualified in its entirety by the full text of the Business Combination Agreement and the full text of the A&R Operating Agreement.

Upon consummation of the Transactions, the Class A Common Stock ownership distribution of the post-combination company, excluding the dilutive effect of Intuitive Machines options, outstanding warrants, warrants issuable upon conversion of any working capital loans, and Preferred Investor Warrants, is as follows:

Total Capitalization

	Shares	%
Public Shareholders	5,493,182	34.8
Sponsor	8,243,750	52.1
Intuitive Machines OpCo Members	2,066,667	13.1
Total Shares	15,803,599	100.0

Upon consummation of the Transactions, the ownership distribution of the post-combination company related to all instruments other than the Class A Common Stock is as follows:

Other instruments

	Shares	Class/ Instrument
Series A Investors	26,000	Preferred Shares
Intuitive Machines OpCo Members(2)	10,566	Class B Common Stock
Intuitive Machines OpCo Members(2)	68,140,188	Class C Common Stock
Public Shareholders	16,487,500	Public Warrants
Sponsor	6,845,000	Private Warrants
Series A Investors	541,667	Preferred Investor Warrants
Intuitive Machines OpCo Members(2)	10,000,000	Earn Out Units

____________

(2)      Intuitive Machines Class B Common Stock and Intuitive Machines Class C Common Stock represent noneconomic ownership in the post-combination company; however, these shares coincide with Intuitive Machines OpCo Common Units, which represent an economic interest in Intuitive Machines OpCo.

The Series A Investment

On September 16, 2022, concurrently with the execution of the Business Combination Agreement, IPAX entered into the Series A Purchase Agreement with the Series A Investors, pursuant to, and on the terms and subject to the conditions of which, Intuitive Machines issued and sold to the Series A Investors (i) an aggregate of 26,000 shares of Series A Preferred Stock which will be convertible into 2,390,762 shares of Intuitive Machines Class A Common Stock and (ii) Preferred Investor Warrants to purchase 541,667 shares of Intuitive Machines Class A Common Stock at an initial exercise price of $15.00 per share, subject to adjustment. The Series A Investment was consummated following the Domestication but immediately prior to the Closing Date.

Accounting for the Transactions

The Transactions have been accounted for as a common control transaction with respect to Intuitive Machines OpCo which is akin to a reverse recapitalization. Net assets of IPAX are stated at historical cost with no goodwill or other intangible assets recorded in accordance with GAAP. The Transactions with respect to Intuitive Machines OpCo has not been treated as a change in control due primarily to one of the Intuitive Machines OpCo Members receiving the controlling voting stake in the post-combination company; their continued management of the post-combination company; and their ability to nominate a majority of the board of directors of the post-combination company. Under the guidance in ASC 805 for transactions between entities under common control, the assets, liabilities, and noncontrolling interests of Intuitive Machines OpCo and IPAX are recognized at their carrying amounts on the date of the Transactions.

Under a reverse recapitalization, IPAX has been treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Transactions have been treated as the equivalent of Intuitive Machines OpCo issuing stock for the net assets of IPAX, accompanied by a recapitalization.

Equity Facility

On September 16, 2022, IPAX entered into the common stock purchase agreement with Cantor (“Common Stock Purchase Agreement”), for certain shares of Class A Common Stock (the “Equity Facility”). Pursuant to the terms of the Common Stock Purchase Agreement, Intuitive Machines will have the right, but not the obligation, from time to time at its sole discretion, until the first day of the month following the 18-month period from and after the Commencement, to direct Cantor to purchase up to the lesser of (i) $50.0 million of newly issued Intuitive Machines Class A Common Stock and (ii) the Exchange Cap (as defined in the Common Stock Purchase Agreement), by delivering written notice to Cantor prior to the commencement of trading on any trading day, subject to certain customary conditions and limitations set forth in the Common Stock Purchase Agreement. In connection with the execution of the Common Stock Purchase Agreement, IPAX agreed to issue the Commitment Shares to Cantor.

It is the intent of Intuitive Machines to exercise its right to direct Cantor to make a purchase under the Equity Facility. The Equity Facility will be accounted for as a purchased put option under ASC 815, Derivatives and Hedging. The Commitment Shares issued to Cantor in accordance with the Common Stock Purchase Agreement will be classified as equity.

Basis of Pro Forma Presentation

The historical financial information has been adjusted to give pro forma effect to the transaction accounting required for the Transactions. The adjustments in the unaudited pro forma condensed combined financial information have been identified and presented to provide relevant information necessary for an accurate understanding of the combined entity upon the consummation of the Transactions.

Assumptions and estimates underlying the unaudited pro forma adjustments set forth in the unaudited pro forma condensed combined financial statements are described in the accompanying notes thereto. The unaudited pro forma condensed combined financial statements have been presented for illustrative purposes only and are not necessarily indicative of the operating results and financial position that would have been achieved had the Transactions occurred on the dates indicated. Further, the unaudited pro forma condensed combined financial statements do not purport to project the future operating results or financial position of Intuitive Machines following the completion of the Transactions. The unaudited pro forma adjustments represent Intuitive Machines management’s estimates based on information available as of the date of these unaudited pro forma condensed combined financial statements and are subject to change as additional information becomes available and analyses are performed.

IPAX and Intuitive Machines OpCo have not had any historical relationship prior to the Transactions. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

Unaudited Pro Forma Condensed Combined Statement of Operations
(in thousands)

	For the Three Months Ended March 31, 2023	For the Period from January 1 to February 13, 2023
	Intuitive Machines Historical	IPAX Historical	Transaction Adjustments		Pro Forma Combined
REVENUES
Revenue	18,236	—			18,236

OPERATING EXPENSES
Formation and operating costs	—	4,416			4,416
Cost of services	23,126	—			23,126
General and administrative	8,777	—			8,777
Depreciation	296	—			296
Total operating expenses	32,199	4,416	—		36,615
Loss from Operations	(13,963)	(4,416)	—		(18,379)

OTHER NONOPERATING INCOME
Change in fair value of earn-out liabilities	(3,726)	—			(3,726)
Issuance cost of over-allotment	—	—			—
Interest income (expense), net	(279)	1,239	(1,239)	(AA)	(279)
Change in fair value of SAFE agreements	(2,353)	—			(2,353)
Other income, net	89	—			89
Total other nonoperating income	(6,269)	1,239	(1,239)		(6,269)

Net income (loss) before provision for income taxes	(20,232)	(3,177)	(1,239)		(24,648)
(Provision for)/Benefit from income taxes	(3,215)	—	1,468	(BB)	(1,747)
Net income (loss)	(23,447)	(3,177)	229		(26,395)
Net income (loss) attributable to Intuitive Machines, LLC prior to Business Combination	(5,751)	—	—		(5,751)
Net Income (loss) attributable to Intuitive Machines Inc. prior to Business Combination	(17,696)	(3,177)	229		(20,6442)
Net income (loss) attributable to redeemable non-controlling interest	(8,336)	—	(2,393)	(CC)	(10,729)
Net Income (loss) attributable to Intuitive Machines Inc.	(9,360)	(3,177)	2,622		(9,915)

Less: Cumulative preferred dividends	(328)	—	—		(328)
Net loss attributable to Class A common shareholders	(9,688)	(3,177)	2,622		(10,243)
Weighted average shares outstanding of redeemable Class A common stock		32,975,000
Basic and diluted net loss per share, redeemable Class A common stock		(0.08)

Weighted average shares outstanding of Class B non-redeemable common stock		8,243,750
Basic and diluted net loss per share, Class B non-redeemable common stock		(0.08)

Pro forma weighted average shares outstanding of Class A common stock	15,224,378				15,224,378
Pro forma basic and diluted net loss per share, Class A common stock	(0.64)				(0.67)

Unaudited Pro Forma Condensed Combined Statement of Operations
For the Year Ended December 31, 2022
(in thousands)

	Intuitive Machines Historical	IPAX Historical	Transaction Adjustments		Pro Forma Combined
REVENUES
Revenue	85,946	—			85,946

OPERATING EXPENSES
Formation and operating costs	—	5,024			5,024
Cost of services	75,513	—			75,513
General and administrative	14,868	—			14,868
Depreciation	1,072	—			1,072
Total operating expenses	91,453	5,024	—		96,477
Loss from Operations	(5,507)	(5,024)	—		(10,531)

OTHER NONOPERATING INCOME
Interest income (expense), net	(836)	4,834	(4,834)	(AA)	(836)
Change in fair value of SAFE agreements	(91)	—			(91)
Other income, net	6	—			(1,744)
Total other nonoperating income	(921)	4,834	(4,834)		(921)

Net income (loss) before provision for income taxes	(6,428)	(190)	(4,834)		(11,452)
(Provision for)/Benefit from income taxes	23	—	(2,861)	(BB)	(2,838)
Net income (loss)	(6,405)	(190)	(7,695)		(14,290)
Net income (loss) attributable to non-controlling interests, net of tax	—	—	(11,600)	(CC)	(11,600)
Net Income (loss) attributable to Intuitive Machines Inc.	(6,405)	(190)	3,905		(2,690)

Weighted average shares outstanding of redeemable Class A common stock		32,975,000
Basic and diluted net loss per share, redeemable Class A common stock		(0.00)

Weighted average shares outstanding of Class B non-redeemable common stock		8,243,750
Basic and diluted net loss per share, Class B non-redeemable common stock		(0.00)

Pro forma weighted average shares outstanding of Class A common stock	122,501,241				15,224,378
Pro forma basic and diluted net loss per share, Class A common stock	(0.05)				(0.18)

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1. Basis of Presentation

The pro forma adjustments have been prepared as if the Transactions had been consummated on January 1, 2022, in the case of the unaudited pro forma condensed combined statements of operations, as this is the beginning of the earliest period presented in the unaudited pro forma condensed combined statements of operations.

The Transactions have been accounted for as a common control transaction, with no goodwill or other intangible assets recorded, in accordance with GAAP.

Under this method of accounting, IPAX has been treated as the “acquired” company for financial reporting purposes. Under the guidance in ASC 805 for transactions between entities under common control, the assets, liabilities, and noncontrolling interests of Intuitive Machines OpCo and IPAX are recognized at their carrying amounts on the date of the Transactions. Intuitive Machines OpCo has been determined to be the predecessor to the combined entity.

The pro forma adjustments represent management’s estimates based on information available as of the date of the Current Report and are subject to change as additional information becomes available and additional analyses are performed. Management considers this basis of presentation to be reasonable under the circumstances.

2. Adjustments and Assumptions to the Unaudited Pro Forma Condensed Combined Statement of Operations

The adjustments included in the unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2023 and for the year ended December 31, 2022 are as follows:

AA.  Reflects the elimination of interest income earned on the trust account.

BB.   Represents the estimated tax impact from adjustments related to the Transactions.

Following the consummation of the Transactions, Intuitive Machines OpCo will continue to be treated as a partnership for U.S. federal and state income tax purposes. Thus, its income and loss will flow through to its partners, including Intuitive Machines and will generally be taxable at the partner level. The adjustment to the unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2023 and for the year ended December 31, 2022 is based on current tax expense and is computed as estimated pro forma taxable income of Intuitive Machines times the controlling interest ownership percentage which is then multiplied by the pro forma tax rate. No deferred taxes are included in the pro forma tax provision because Intuitive Machines is not more likely than not to benefit from the related deferred tax assets.

CC.   Immediately following the consummation of the Transactions, the economic interests held by the noncontrolling interest (comprising Intuitive Machines OpCo Common Units at the Closing Date) were approximately 81.2%. The percentage representing the noncontrolling interest was calculated as Intuitive Machines OpCo Common Units issued at the Closing Date of 68,150,754 divided by 83,954,353, which is the sum of shares of Intuitive Machines Class A Common Stock and Intuitive Machines OpCo Common Units that were outstanding following the consummation of the Transactions.

For the three months ended March 31, 2023, incremental pro forma net losses attributable to the noncontrolling interest will be $2.4 million (i.e., 81.2% of incremental pro forma amounts of $3.0 million).

For the year ended December 31, 2022, net losses attributable to the noncontrolling interest will be $11.6 million (i.e., 81.2% of net losses of $14.3 million).

4. Loss per Share

Represents the net loss per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the consummation of the Transactions, assuming the shares were outstanding since January 1, 2022. As the Transactions are being reflected as if they had occurred at the beginning of the periods presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable relating to the Transactions have been outstanding for the entire periods presented.

(in thousands, except share and per share data)	Three Months Ended March 31, 2023	Year Ended December 31, 2022
Pro forma net loss attributable to shareholders	(10,243)	$(2,690)
Pro forma weighted average Class A Common Stock outstanding – basic and diluted(1)(2)	15,224,378	15,224,378
Pro forma Class A Common Stock loss per share(1)	(0.67)	$(0.18)
Pro forma weighted average preferred shares outstanding(2)	26,000	26,000

____________

(1)      Excludes IPAX’s 16,487,500 Public Warrants and 6,845,000 Private Placement Warrants from the computation of diluted net loss per share attributable to common shareholders for the period indicated because including them would have had an antidilutive effect.

(2)      The preferred shares are participating securities; however, the preferred shares do not share in losses. As the company is in a loss position, no loss was allocated to these shares.

The following table includes all potentially dilutive securities that are excluded from pro forma net losses for the period:

Potentially dilutive securities

	Three Months Ended March 31, 2023	Year Ended December 31, 2022
Intuitive Machines OpCo Members	68,140,188	68,140,188
Other Intuitive Machines Opco	1,844,719	1,844,719
Other Intuitive Machines OpCo	10,566	10,566
Public Warrantholders	16,487,500	16,487,500
Private Placement Warrantholders	6,845,000	6,845,000
Series A Investors	2,193,973	2,166,667
PIPE Warrants	541,667	541,667
Earnout Units	10,000,000	10,000,000

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of Intuitive Machines’ financial condition and results of operations together with Intuitive Machines’ audited consolidated financial statements and notes thereto and consolidated financial statements and notes thereto included elsewhere in this prospectus. Certain of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to plans and strategy for Intuitive Machines’ business, includes forward-looking statements that involve risks and uncertainties. As a result of many factors, including those factors set forth in the section “Risk Factors”, Intuitive Machines’ actual results could differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis. You should carefully read the section entitled “Risk Factors” to gain an understanding of the important factors that could cause actual results to differ materially from Intuitive Machines’ forward-looking statements. Please also see the section entitled “Cautionary Statement Regarding Forward-Looking Statements.”

Unless otherwise indicated for the context otherwise requires, references in this section to the “Company,” “we,” “us,”, “IM,” “Intuitive Machines,” or “our” refer to the business of the Intuitive Machines LLC and its subsidiaries.

Overview

We are a space infrastructure and services company founded in 2013 that is contributing to the establishment of lunar infrastructure and commerce on the Moon. We have a leading position in the development of lunar space operating is four business lines described further below. We are initially focused on establishing the lunar infrastructure and basis for commerce to inform and sustain human presence off Earth. We believe our business is well positioned for continued growth and expansion:

•        Right Now: Servicing NASA and a worldwide set of commercial payload customers, working to provide access to the lunar surface, cislunar space and data transmission for science, technology, and infrastructure.

•        Tomorrow: Working to provide a thriving, diverse lunar economy, creating new opportunities and markets to enable on-orbit applications, a permanent presence on the Moon, and expand the commercial space exploration marketplace.

We are currently working to provide access to the lunar surface and collect and transmit cislunar data for science, technology, and infrastructure. We are one of a select few companies servicing NASA and a worldwide set of commercial payload customers. We believe we have a strong position with a first mover advantage, as evidenced by three CLPS awards to date as of March 31, 2023. Intuitive Machines’ Nova-C lander is intended to become the first U.S. vehicle to softly land on the lunar surface since 1972 and will become the first object to land at the lunar South pole in human history. The lander is capable of carrying 130 kilograms of cargo and is designed to execute numerous experiments and technology demonstrations to the lunar surface in 2023 under the IM-1 mission. Our goal is for these missions to be followed up by IM-2, which will continue to execute experiments and technology demonstrations, and IM-3, our third CLPS award, which will land at Reiner Gamma. These missions, along with additional expeditions, are in partnership with NASA, Nokia Corporation, SpaceFlight, Inc., Columbia Sportswear Company, Aegis Aerospace, Inc. and other commercial players.

Intuitive Machines offers its customers the flexibility needed to pioneer a thriving, diverse lunar economy and to enable a permanent presence on the Moon.

Additionally, the Space Forces’ requirement to ensure freedom of action in space is driving their initial focus on cislunar Space Domain Awareness sensors and xGEO Position Navigation and Timing solutions as a result of the ongoing efforts by China and NASA. We believe the U.S. Department of Defense funding for cislunar activities will drive the Space Force to rely on purchasing cislunar commercial services for the next five plus years, as opposed to acquiring and operating new government systems. This funding provides an opportunity for companies such as Intuitive Machines to sell Space Domain Awareness, Position Navigation and Timing, and secure communications to the Space Force, especially given that the commercial sector will be the driving force in providing cislunar products and services due to the capital that is flowing to new space entrants. This, along with other domestic and foreign allied policies, enhances our belief in the growing space economy and why we are well-positioned.

Our Business Model

We primarily generate revenue through our contracts with customers of our lunar access services and by collecting and transmitting cislunar data for science, technology and infrastructure in our Space Products and infrastructure services. We are a provider and supplier of space products/infrastructure and services that enable sustained robotic and human exploration in lunar orbit and on the Moon’s surface.

We employ a “land-and-expand” go-to-market strategy with the goal to deliver increasing value and repetitive revenue with each customer over time by expanding the scope of the services we offer. We work closely with our customers and partners to enable their early success. We expect that deeper adoption of our products and services from our customers will come in many forms, including increased reliance on our technology as a core part of a mission, increased usage of our landers for lunar transportation and exploration, and greater dependence on our advanced software analytics capabilities for satisfying each customers’ needs.

Our products and services are offered through our four business lines: Lunar Access Services, Orbital Services, Lunar Data Services and Space Products and Infrastructure. Under ASC 280 “Segment Reporting,” we concluded that our business units operate as one reportable segment.

Lunar Access Services

Our Lunar Access Services business provides reliable and affordable means for governments, companies and individuals to explore and place objects in cislunar space or on the lunar surface. We have developed a complete lunar program that includes mission control, the Nova-C lander, a space-to-ground communications network, and a series of launch vehicle contracts with Space-X. We currently have four missions on the flight manifest, with plans to increase the frequency and complexity of the missions over time.

We are currently focused on using our proprietary lunar lander vehicles to execute CLPS contracts for NASA to fly scientific equipment to the lunar surface and support experiments. We also have a robust and growing set of commercial customers pursuing R&D and technology maturation efforts aimed at capturing the growing cislunar economy. This service includes softly landing on the lunar surface while carrying significant cargo loads, ferrying numerous experiments to the lunar surface, deploying the first drill to test for water ice on the Moon and deploying drones to test Long Term Evolution (“LTE”) networks.

Lunar Data Services

Our Lunar Data Services business will establish a private and secure network called the Lunar Data Network (“LDN”) sends and receives secure communications, navigation and imagery to and from the Moon. The LDN is designed to support line- of-sight and data relay services for spacecraft in cislunar space and systems anywhere on the lunar surface. We intend to evolve the network to provide backup services to NASA and the U.S. Space Force. The LDN is comprised of a mission control center, six strategically positioned global ground stations, and base-band units installed at each ground station.

With the launch of IM-2, the LDN will be further enhanced with the deployment of our lunar data relay satellites to offer continuous lunar coverage. We believe providing these lunar data services to NASA and Space Force will be an increasingly important priority given China’s recent declaration that they intend to build their own lunar satellite network and manned lunar habitat.

Orbital Services

Orbital Services provides in-space orbital services for both commercial and government organizations. These services include repair, refueling, and raising the orbits of existing satellites. We seek to leverage our domain expertise and space products, such as optical navigation, rendezvous and proximity operations, robotic mechanisms for satellite delivery, debris removal and Space Domain Awareness in orbits from low earth orbit (“LEO”) out to cislunar space.

Space Products and Infrastructure

Our Space Products and Infrastructure business offers reliable and cost-effective space products to its customers with offerings that include propulsion systems, navigation systems, lunar mobility, power infrastructure and human habitation systems. We also provide highly specialized aerospace engineering services for complex space systems development to NASA and the aerospace industry across the United States.

With extensive additive manufacturing capabilities, including an in-house composites shop and robust machine shop, we believe we have the capabilities and expertise required to rapidly manufacture on-demand prototypes, development parts, flight units, and spares with a focus on producing small series and high-quality serial productions of metal components utilizing additive manufacturing. We also serve as the prime contractor and partner on NASA center support contracts, such as the recently awarded OMES III contract, that expand our relationship with NASA and emphasizes our capabilities in key technology focus areas. Additionally, we believe this business allows us to expand into prime positions on payload contracts with NASA and other customers.

Recent Developments

Business Combination and Related Transactions

The Company was formerly known as IPAX, which was a blank check company originally incorporated on January 27, 2021 as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. On September 24, 2021, IPAX consummated a initial public offering, after which its securities began trading on the Nasdaq. On September 16, 2022, IPAX entered into that certain Business Combination Agreement by and between IPAX and Intuitive Machines, LLC.

On February 13, 2023, Intuitive Machines, LLC consummated the previously announced Business Combination and other related transactions as further described in Note 1 — Business Description and Note 3 — Business Combination and Related Transactions to our condensed consolidated financial statements included this prospectus. The Business Combination was accounted for akin to a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with U.S. Generally Accepted Accounting Principles (“U.S. GAAP”). The Business Combination and other related transactions had several significant impacts on our reported financial position and results, as a consequence of the reverse recapitalization treatment.

After giving effect to the Business Combination and other related transactions, there were (i) 14,771,804 shares of Class A common stock issued and outstanding, (ii) 10,566 shares of Class B common stock issued and outstanding, (iii) 68,140,188 shares of Class C common stock issued and outstanding, and (iv) 26,000 shares of Series A preferred stock issued and outstanding. The Class B and Class C shares of common stock do not have any economic value but entitle the holder thereof to one and three votes per share, respectively. Additionally, the Company assumed a total of 21,930,384 public and private warrants to purchase one share of the Company’s Class A common stock with an exercise price of $11.50 per share. The Company also issued 541,667 Series A preferred warrants in conjunction with the issuance of the Series A preferred stock to purchase one share of the Company’s Class A common stock with an exercise price of $15.00 per share. The Class A common stock and warrants commenced trading on the Nasdaq under the symbols, “LUNR” and “LUNRW,” respectively.

Inflation and Macroeconomic Pressures In combination with the economic recovery from the COVID-19 pandemic and repercussions from geopolitical events, the global economy continues to experience volatile disruptions including to the commodity and labor markets. These disruptions have contributed to an inflationary environment which has affected, and may continue to adversely affect, the price and availability of certain products and services necessary for our operations, which in turn, adversely impacted, and may continue to adversely impact, the our business, financial condition and results of operations.

We continue to monitor economic conditions and the impact of macroeconomic pressures, including repercussions from the recent banking crisis, rising interest rates, sustained inflation and recession fears, supply chain disruptions, monetary and fiscal policy measures (including future actions or inactions of the U.S. government related to the “debt-ceiling”), heightened geopolitical tensions, changes to the U.S. federal budget, and the political and regulatory environment on our business, customers, suppliers and other third parties.

While rising costs and other inflationary pressures have not had a material impact on our business to date, we are monitoring the situation and assessing its impact on our business, including to our partners and customers.

Key Factors Affecting Our Performance

We believe that our future success and financial performance depend on several factors that present significant opportunities for our business, but also pose risks and challenges, including those discussed below and in the section of this prospectus titled “Risk Factors.”

Our ability to commence and expand spaceflight mission operations

Our success will depend in large part on our ability to commence and expand our lunar mission operations in 2023 and beyond. We are on track to complete our first two missions in 2023 with a goal of establishing a regular cadence of multiple missions per year of increasing size and complexity by 2025. This will provide our customers with proven and reliable cislunar access, with which to plan their future manifest. With binding agreements for 3 launches as of March 31, 2023, we have $156.1 million in backlog, and we are in active discussions with numerous potential customers, including government agencies and private companies, to potentially add to our contracted revenue.

Prior to commencing missions, we must complete internal integration activities as well as launch vehicle integration with our launch provider, SpaceX. Any delays in commencing our missions, including due to delays or cost overruns in obtaining FCC licenses or other regulatory approvals, could adversely impact our results and growth plans. As we improve production efficiency and schedule reliability and reach our target of multiple missions per year manifested 2-3 years in advance, we expect to improve our market penetration, which we believe will lead to higher revenue from both volume and mission complexity as well as increased operating leverage.

Our ability to expand our product and services offerings

We are in the preliminary stages of developing our full space infrastructure. These services are expected to grant customers access to cislunar space and the lunar surface at lower price points than previous lunar missions. We are also working to provide data transmission services at lunar distance to include far-side connectivity, along with ancillary services that are likely to include orbital servicing and payload development and manufacture.

Our growth opportunity is dependent on our ability to win lunar missions and expand our portfolio of services. Our ability to sell additional products and services to existing customers is a key part of our success, as follow-on purchases indicate customer satisfaction and decrease the likelihood of competitive substitution. To sell additional products and services to new and existing customers, we will need to continue to invest significant resources in our products and services as well as demonstrate reliability through a successful lunar landing. If we fail to make the right investment decisions, if customers do not adopt our products and services, or if our competitors are able to develop technology or products and services that are superior to ours, our business, prospects, financial condition and operating results could be adversely affected.

We expect to make significant investments in our lunar and data programs in the short term. Although we believe that our financial resources, including the proceeds of the Business Combination and the related private placement, will be sufficient to meet our capital needs, our timeline and budgeted costs for these offerings are subject to substantial uncertainty, including due to compliance requirements of U.S. federal export control laws and applicable foreign and local regulations, the impact of political and economic conditions, and the need to identify opportunities and negotiate long-term agreements with customers for these services, among other factors.

Ability to improve profit margins and scale our business

The growth of our business is dependent on our ability to improve our profit margins over time while successfully scaling our business. We intend to continue investing in initiatives to improve our operating leverage and significantly increase utilization. Our ability to achieve our production-efficiency objectives could be negatively impacted by a variety of factors including, among other things, lower-than-expected facility utilization rates, manufacturing and production cost overruns, increased purchased material costs and unexpected supply-chain quality issues or interruptions. If we are unable to achieve our goals, we may not be able to increase operating margin, which would negatively impact gross margin and profitability.

Ability to continue to capitalize on government expenditures and private enterprise investment in the space economy

Our future growth is largely dependent on our ability to continue to capitalize on increased government spending and private investment in the space economy. From 2019 to 2022, the U.S. government increased its space exploration and development budget by approximately 11.7%, or $2.5 billion. Government expenditures and private enterprise investment have fueled our growth in recent years, as it has resulted in our continued ability to secure increasingly valuable contracts for products and services. We expect the continued availability and growth of government expenditures and private investment in the space economy will continue to result in increased purchases of our products and services.

Our ability to continue to innovate

We design, build, and test our landers, spacecraft and subsystems in-house and operate at the forefront of composite structures, liquid rocket engines, guidance, navigation and control software, precision landing and hazard avoidance software, and advanced manufacturing techniques. We believe the synergy of these technologies enables greater responsiveness to the commercial and government requirements for lunar exploration. To continue establishing market share and attracting customers, we plan to continue to make substantial investments in research and development for the continued enhancements of our landers and other space systems. Over time, we expect our research and development expenditures to continue to grow on an absolute basis, but remain consistent or decrease as a percent of our total revenue as we expand our service offerings.

Impact of COVID-19

The coronavirus (COVID-19) pandemic has not materially affected our future growth outlook. Our main source of revenue during the COVID-19 pandemic was NASA contracts, which were not materially affected by the pandemic. The extent of the impact of the COVID-19 pandemic on our operational and financial performance will depend on various future developments, including the duration and spread of any new outbreak on our suppliers and employees, all of which is uncertain at this time.

Key Business Metrics and Non-GAAP Financial Measures

We monitor the following key business metrics and non-GAAP financial measures that assist us in evaluating our business, measuring our performance, identifying trends and making strategic decisions.

Backlog

We define backlog as our total estimate of the revenue we expect to realize in the future as a result of performing work on awarded contracts, less the amount of revenue we have previously recognized. We monitor our backlog because we believe it is a forward-looking indicator of potential sales which can be helpful to investors in evaluating the performance of our business and identifying trends over time. We generally include total expected revenue in backlog when a contract is awarded by the customer under a legally binding agreement. Our backlog does not include any estimate of future potential orders that might be awarded under government-wide acquisition contracts, agency-specific indefinite delivery/indefinite quantity contracts or other multiple-award contract vehicles, nor does it include option periods that have not been exercised by the customer. Due to government procurement rules, in certain cases revenue included in backlog are subject to budget appropriation or other contract cancellation clauses. Nearly all contracts allow customers to terminate the agreement at any time for convenience. If any of our contracts with firm orders were to be terminated, our backlog would be reduced by the expected value of the unfilled orders of such contracts. Consequently, our backlog may differ from actual revenue recognized in our financial statements.

The following table presents our backlog as of the periods indicated:

(in thousands)	March 31, 2023	December 31, 2022
Backlog	$156,050	$201,946

Orders comprising backlog as of a given balance sheet date are typically invoiced in subsequent periods. As of March 31, 2023, we expect to recognize approximately 69% of our backlog over the remainder of 2023, approximately 27% over the subsequent twelve month of 2024 and the remaining 4% thereafter. Our backlog could experience volatility between periods, including as a result of customer order volumes and the speed of our fulfillment, which in turn may be impacted by the nature of products and services ordered, the amount of inventory on hand to satisfy orders and the necessary development and manufacturing lead time required to satisfy certain orders.

Backlog decreased by $45.8 million as of March 31, 2023 compared to December 31, 2022, primarily due to continued performance on existing contracts and other adjustments on certain time and material contracts. The decrease was partially offset by a new commercial lunar payload contract for $2.5 million to be manifested on the IM-3 mission.

As of March 31, 2023, our backlog of $156.1 million exceeded our remaining performance obligations of $87.0 million as reported in Note 4 — Revenue to our condensed consolidated financial statements included in this prospectus. The difference of $69.1 million was primarily related to $45.8 million of variable consideration associated with constrained revenue as well as $23.3 million in backlog related to the funded value of certain time and materials service contracts where revenue is recognized when services are performed and contractually billable and therefore not included in remaining performance obligations.

The following table presents our backlog as of the periods indicated:

(in thousands)	December 31, 2022	December 31, 2021
Backlog	$201,946	$180,787

Orders comprising backlog as of a given balance sheet date are typically invoiced in subsequent periods. As of December 31, 2022, we expect to recognize approximately 71% of our backlog over the next 12 months, approximately 5% over the subsequent twelve months and the remaining 24% thereafter. Our backlog could experience volatility between periods, including as a result of customer order volumes and the speed of our fulfilment, which in turn may be impacted by the nature of products and services ordered, the amount of inventory on hand to satisfy orders and the necessary development and manufacturing lead time required to satisfy certain orders.

Backlog increased by $21.2 million as of December 31, 2022 compared to December 31, 2021, primarily due to new awards totaling $106.7 million for various lunar payload and engineering services contracts during the period. The increase was partially offset by continued performance on existing contracts.

As of December 31, 2022, our backlog of $201.9 million exceeded our remaining performance obligations of $101.4 million as reported in Note 3 — Revenue to our consolidated financial statements as of and for twelve months ended December 31, 2022. The difference of $100.5 million was primarily related to $45.5 million of variable consideration associated with constrained revenue as well as $55.0 million in backlog related to the funded value of certain time and materials service contracts where revenue is recognized when services are performed and contractually billable and therefore not included in remaining performance obligations. As of December 31, 2021, our backlog of $180.8 million exceeded our remaining performance obligations of $140.8 million as reported in Note 3 — Revenue to our audited consolidated financial statements for the year ended December 31, 2021. The difference of $40.0 million was primarily related to $28.4 million of variable consideration associated with constrained revenue as well as $11.6 million in backlog related to the funded value of certain time and materials service contracts where revenue is recognized when services are performed and contractually billable and therefore not included in remaining performance obligations.

Non-GAAP Financial Measures

Adjusted EBITDA

Adjusted EBITDA is a key performance measure that our management team uses to assess our operating performance. We calculate Adjusted EBITDA as net income (loss) excluding results from non-operating sources including interest income, interest expense, gain on extinguishing of debt, share based compensation, change in fair value instruments, depreciation, and provision for income taxes.

We present Adjusted EBITDA because we believe it is helpful in highlighting trends in our operating results and because it is frequently used by analysts, investors, and other interested parties to evaluate companies in our industry.

Adjusted EBITDA has limitations as an analytical measure, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•        Adjusted EBITDA does not reflect interest income, interest expense or other non-operating gains and losses, which may represent an increase to or reduction in cash available to us;

•        Adjusted EBITDA does not consider the impact of share-based compensation expense, which is expected to continue to be part of our compensation strategy;

•        Adjusted EBITDA does not consider the impact of change in fair value of Simple Agreements for Future Equity (“SAFE Agreements”) or change in fair value of earn-out liabilities that we do not consider to be routine in nature for the ongoing financial performance of our business;

•        Adjusted EBITDA excludes non-cash charges for depreciation of property and equipment, and although the assets being depreciated may have to be replaced in the future, Adjusted EBITDA does not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements; and

•        Adjusted EBITDA does not reflect provisions for income taxes, which may represent a reduction in cash available to us.

Other companies, including companies in our industry, may calculate Adjusted EBITDA differently, which reduces its usefulness as a comparative measure. Because of these limitations, you should consider Adjusted EBITDA alongside other financial performance measures, including various cash flow metrics, net income (loss) and our other GAAP results.

The following table presents a reconciliation of net loss, the most directly comparable financial measure presented in accordance with GAAP, to Adjusted EBITDA.

	Three Months Ended March 31,
(in thousands)	2023	2022
Net loss	$(23,447)	$(4,342)
Adjusted to exclude the following:
Taxes	3,215	1
Depreciation	296	248
Interest expense, net	279	126
Share-based compensation expense	207	116
Change in fair value of SAFE Agreements	2,353	(285)
Change in fair value of earn-out liabilities	3,726	—
Other income, net	(89)	—
Adjusted EBITDA	$(13,460)	$(4,136)
	Year Ended December 31,
(in thousands)	2022	2021
Net loss	$(6,405)	$(35,648)
Adjusted to exclude the following:
Taxes	(23)	2
Depreciation	1,072	840
Interest expense (income), net	836	224
Gain on extinguishment of debt	—	(1,806)
Share-based compensation	624	318
Change in fair-value of SAFE	91	(527)
Other expense (income), net	(6)	(133)
Adjusted EBITDA	$(3,811)	$(36,730)

Free Cash Flow

We define free cash flow as net cash (used in) provided by operating activities less purchases of property and equipment. We believe that free cash flow is a meaningful indicator of liquidity that provides information to management and investors about the amount of cash generated from operations that, after purchases of property and equipment, can be used for strategic initiatives, including continuous investment in our business and strengthening our balance sheet.

Free Cash Flow has limitations as a liquidity measure, and you should not consider it in isolation or as a substitute for analysis of our cash flows as reported under GAAP. Some of these limitations are:

•        Free Cash Flow is not a measure calculated in accordance with GAAP and should not be considered in isolation from, or as a substitute for financial information prepared in accordance with GAAP.

•        Free Cash Flow may not be comparable to similarly titled metrics of other companies due to differences among methods of calculation.

•        Free Cash Flow may be affected in the near to medium term by the timing of capital investments, fluctuations in our growth and the effect of such fluctuations on working capital and changes in our cash conversion cycle.

The following table presents a reconciliation of net cash used in operating activities, the most directly comparable financial measure presented in accordance with GAAP, to free cash flow:

	Three Months Ended March 31,
(in thousands)	2023	2022
Net cash used in operating activities	$(18,666)	$(24,044)
Purchases of property and equipment	(8,565)	(377)
Free cash flow	$(27,231)	$(24,421)
	Year Ended December 31,
(in thousands)	2022	2021
Net cash provided by (used in) by operating activities	784	(16,568)
Purchases of property and equipment	(16,405)	(3,176)
Free cash flow	(15,621)	(19,744)
	Year Ended December 31,
(in thousands)	2021	2020
Net cash (used in) provided by operating activities	(16,568)	8,150
Purchases of property and equipment	(3,176)	(2,554)
Free cash flow	$(19,744)	$5,596

Components of Results of Operations

Revenue

Most of our revenue is derived from long-term contracts for the delivery of payloads to the lunar surface. In order to satisfy these contracts we undertake the engineering for the research, design, development, manufacturing, integration and sustainment of advanced technology space systems. The integration of these technologies and systems lead to an organic and integrated capability to provide lunar access on a commercial services basis. Individual contracts are aggregated by mission (e.g., IM-1, IM-2, IM-3) for management purposes. Revenue is measured based on the amount of consideration specified in a contract with the customer.

We recognize revenue when we transfer control of a promised good or service to a customer in an amount that reflects the consideration we expect to be entitled to in exchange for the good or service. Under the overtime revenue recognition model, revenue and gross profit are recognized over the contract period as work is performed based on actual costs incurred and an estimate of costs to complete and resulting total estimated costs at completion.

Revenue from long-term contracts can fluctuate from period to period largely based on the stage of the project and overall mission. These projects will typically have a ramp up period in the beginning stage and wind down as the mission nears launch date. A significant portion of the revenue (approximately 10% of the contract price) contains variable considerations which is constrained to nil for accounting purposes as it is dependent on a successful mission landing. This may cause fluctuations in future revenue, profits and cash flows.

We perform work under contracts that broadly consist of fixed-price, cost-reimbursable, time-and-materials or a combination of the three. Pricing for all customers is based on specific negotiations with each customer. For a description of our revenue recognition policies, see the section titled “Critical Accounting Policies and Estimates.” A small portion of our revenue is generated from engineering services which are time-and-material type contracts. Going forward, cost-reimbursable contracts may constitute a material portion of our revenue.

Cost of revenue (excluding depreciation)

Cost of revenue (excluding depreciation) consists primarily of direct material and labor costs, launch costs, manufacturing overhead, other personnel-related expenses, which include salaries, bonuses, benefits and stock-based compensation expense and freight expense. Cost of revenue also includes charges to write-down the carrying value of inventory when it exceeds its estimated net realizable value, including on-hand inventory that is either obsolete or in excess of forecasted demand. We expect our cost of revenue to increase in absolute dollars in future periods as we sell more products and services. As we grow into our current capacity and execute on cost-optimization initiatives, we expect our cost of revenue as a percentage of revenue to decrease over time.

Depreciation

Depreciation consists of the depreciation of tangible fixed assets for the relevant period based on the straight-line method over the useful life of the assets. Tangible fixed assets include property and equipment.

General and administrative expense (excluding depreciation)

Selling, general and administrative expense (excluding depreciation) consist primarily of personnel-related expenses for our sales, marketing, supply chain, finance, legal, human resources and administrative personnel, as well as the costs of customer service, information technology, professional services, insurance, travel, allocated overhead and other marketing, communications and administrative expenses. We expect to invest in our corporate organization and incur additional expenses associated with transitioning to, and operating as, a public company, including increased legal and accounting costs, investor relations costs, higher insurance premiums and compliance costs. As a result, we expect that selling, general and administrative expenses will increase in absolute dollars in future periods as a percentage of total revenue.

Interest expense, net

Interest income (expense), net consists of interest income earned on cash and cash equivalents and short-term investment balances held by us in interest bearing time deposit accounts. Interest expense is incurred on long-term debt.

Change in fair value of earn-out liabilities

Earn Out Units are classified as liabilities transactions at initial issuance which were offset against paid-in capital as of the closing of the Business Combination. At each period end, the Earn Out Units are remeasured to their fair value with the changes during that period recognized in other income (expense) on the condensed consolidated statement of operations. Upon issuance and release of the shares after each Triggering Event is met, the related Earn Out Units will be remeasured to fair value at that time with the changes recognized in other income (expense), and such Earn Out Units will be reclassed to stockholders’ equity (deficit) on the condensed consolidated balance sheet. As of the Closing, the Earn Out Units had a fair value of $99.7 million. As of March 31, 2023, the Earn Out Units had a fair value of $103.4 million, with the changes in the fair value between the Closing and March 31, 2023 of $3.7 million recognized as change in fair value of the earn-out liability under other income (expense) within the condensed consolidated statements of operations. As of March 31, 2023, none of the Triggering Events have occurred.

Change in fair value of SAFE Agreements

We had received $17.3 million in cash related to SAFE Agreements through the first quarter of 2022. The SAFE Agreements were executed from September 2021 through February 2022. One SAFE Agreement was executed in December 2021 with minority shareholders in Intuitive Aviation in a non-cash exchange for their 10% noncontrolling interest in that entity with a fair value of $1.5 million. Proceeds from the SAFE Agreements were used to fund operations and purchase the initial cislunar communications satellite.

Pursuant to the guidance under ASC 480, we determined that the SAFE Agreements should be recorded as liabilities on our balance sheet and should be initially and subsequently measured at fair value with the changes in fair value recognized in earnings. Upon the consummation of the Business Combination, the SAFE Agreements liability was eliminated and converted into shares of our Class A Common Stock.

As of December 31, 2022, we had received $17.3 million in cash related to SAFE Agreements. The SAFE Agreements were executed from September 2021 through February 2022. One SAFE Agreement was executed in December 2021 with minority shareholders in Intuitive Aviation in a non-cash exchange for their 10% noncontrolling interest in that entity with a fair value of $1.5 million. Proceeds from the SAFE Agreements were used to fund operations and purchase the initial cislunar communications satellite.

As of December 31, 2022, the agreements had not yet converted as a qualifying financing event under the SAFE Agreements had not yet occurred. Pursuant to the guidance under ASC 480, we determined that the SAFE Agreements should be recorded as liabilities on our balance sheet and should be initially and subsequently measured at fair value with the changes in fair value recognized in earnings.

Other income, net

Other income, net consists of miscellaneous income sources such as insurance proceeds from stolen equipment.

Income tax expense

Intuitive Machines, Inc. is a corporation and thus is subject to U.S. federal, state and local income taxes. Intuitive Machines, LLC is a partnership for U.S. federal income tax purposes and therefore does not pay United States federal income tax on its taxable income. Instead, the Intuitive Machines, LLC unitholders, including Intuitive Machines, Inc., are liable for U.S. federal income tax on their respective shares of Intuitive Machines, LLC’s taxable income. Intuitive Machines, LLC is liable for income taxes in those states which tax entities classified as partnerships for U.S. federal income tax purposes.

Net loss attributable to redeemable noncontrolling interest

Noncontrolling interests represents the portion of Intuitive Machines, LLC that the Company controls and consolidates but does not own. The noncontrolling interests was created as a result of the Business Combination and represents 68,150,754 Class A and Class B units issued by Intuitive Machines, LLC to the prior investors represents approximately 81.2% of the ownership interests in the Company at Closing. The Company allocates net income or loss attributable to the noncontrolling interests based on the weighted average ownership interests during the period. The net income or loss attributable to noncontrolling interests is reflected in the condensed consolidated statement of operations.

The financial results of Intuitive Machines, LLC were consolidated into Intuitive Machines, Inc. for the period from February 13, 2023 to March 31, 2023 and resulted in the allocation of approximately 82.2% of Intuitive Machines, LLC’s net loss to noncontrolling interests.

Results of Operations

The following tables set forth our results of operations for the periods presented and expresses the relationship of certain line items as a percentage of revenue for those periods. The period-period comparison of financial results is not necessarily indicative of future results.

Comparison of the three months ended March 31, 2023 and 2022

The following table sets forth information regarding our consolidated results of operations for the three months ended March 31, 2023 compared to the three months ended March 31, 2022.

	Three Months Ended March 31,		$ Change	% Change
(in thousands)	2023	2022
Revenue	$18,236	$18,471	$(235)	(1)%
Operating expenses:
Cost of revenue (excluding depreciation)	23,126	19,743	3,383	17
Depreciation	296	248	48	19
General and administrative expense (excluding depreciation)	8,777	2,980	5,797	195
Total operating expenses	32,199	22,971	9,228	40
Operating loss	(13,963)	(4,500)	(9,463)	210%
Other (expense) income, net:
Interest expense, net	(279)	(126)	(153)	121
Change in fair value of earn-out liabilities	(3,726)	—	(3,726)	*
Change in fair value of SAFE Agreements	(2,353)	285	(2,638)	*
Other income, net	89	—	89	*
Total other (expense) income, net	(6,269)	159	(6,428)	*
Loss before income taxes	(20,232)	(4,341)	(15,891)	366
Income tax expense	(3,215)	(1)	(3,214)	*
Net loss	(23,447)	(4,342)	(19,105)	440%
Net loss attributable to Intuitive Machines, LLC prior to the Business Combination	(5,751)	(4,342)	(1,409)	*
Net loss for the period February 13, 2023 through March 31, 2023	(17,696)	—	(17,696)	*
Net loss attributable to redeemable noncontrolling interest	(8,336)	—	(8,336)	*
Net loss attributable to the Company	(9,360)	—	(9,360)	*
Less: Cumulative preferred dividends	(328)	—	(328)	*
Net loss attributable to Class A common shareholders	(9,688)	—	(9,688)	*

____________

*        not meaningful

Revenue

Revenue for the three months ended March 31, 2023 and 2022 was primarily impacted by NASA and other commercial payload contracts associated with the IM-1, IM-2 and IM-3 missions. The following provides a summary of the material contracts and estimated launch dates for each mission impacting our results of operations (contract revenue excludes variable consideration that is constrained):

•        The NASA payload contract for the IM-1 mission was awarded in June 2019 with an initial targeted mission launch date in March 2022. Total IM-1 mission estimated revenue under NASA and other commercial fixed- priced contracts increased to $117.9 million as of March 31, 2023 as a result of contract modifications. As of March 31, 2022, total IM-1 mission estimated revenues were approximately $94.8 million. During the third quarter of 2022, the targeted mission launch date was revised from December 2022 to March 2023. During the fourth quarter of 2022, we received a modification on the IM-1 NASA payload contract selecting the lunar South Pole as the new target landing site which resulted in an increase in IM-1 mission estimated revenue of approximately $23.1 million. In April 2023, we received an additional modification from NASA to change the targeted landing site within the South Pole and extending the targeted mission launch date to no later than September 30, 2023.

•        The initial NASA payload contract for the IM-2 mission was awarded in October 2020 with a targeted mission launch date in December 2022. Total IM-2 mission estimated revenue under NASA and other commercial fixed-priced contracts increased to $106.0 million as of March 31, 2023 as a result of a new commercial payload and two new commercial rideshare contracts awarded in the third quarter of 2022 with estimated revenues totaling approximately $9.5 million. Additionally, one of our commercial rideshare customer opted to re-manifest its payload from the IM-2 mission to the IM-3 mission resulting in a decrease to estimated revenues of approximately $5.5 million on the IM-2 mission. As of March 2022, total IM-2 mission estimated revenues were approximately $102.0 million. The IM-2 mission launch and post-launch services run through May 2024 under our current contract with NASA.

•        The initial NASA payload contract for the IM-3 mission was awarded in November 2021 with an initial targeted mission launch date no later than June 2024 under our current contract with NASA. Total IM-3 mission estimated revenue under fixed-priced contracts is $71.9 million as of March 31, 2023 as compared to $69.8 million as of March 31, 2022. The increase in estimated revenues for the IM-3 mission is primarily due to the award of a new $2.1 million commercial landed payload received in the first quarter of 2023.

Revenue decreased by $0.2 million, or 1%, for the three months ended March 31, 2023 compared to the same period in 2022. Revenue on the IM-1 mission decreased approximately $1.5 million to $1.6 million for the three months ended March 31, 2023 from $3.1 million for the same period in 2022. Revenue decreased in 2023 primarily due to lower progress towards completion in 2023 as well as the delay of the targeted launch date noted above. Revenue on the IM-2 mission was for the three months ended March 31, 2023 was $8.4 million as compared to $9.0 million in the same period of 2022. As of March 31, 2023, the IM-1 and IM-2 missions were approximately 97% and 78% complete, respectively. Revenue from the IM-3 mission increased approximately $1.2 million to $5.6 million for the three months ended March 31, 2023 from $4.4 million for the same period in 2022 due to progress towards completion. The IM-3 mission was awarded in the fourth quarter of 2021 and was approximately 40% complete as of March 31, 2023.

Operating Expenses

Cost of revenue (excluding depreciation)

Cost of revenue increased by $3.4 million, or 17%, for the three months ended March 31, 2023 compared to the same period in 2022. Cost of revenue on the IM-1 mission increased by $1.1 million due to delay fees on launch vehicle costs resulting from the change in the estimated launch date noted above. On the IM-2 mission, cost of revenue was approximately $8.2 million for the three months ended March 31, 2023 compared to $8.9 million in the same period in 2022. IM-3 mission cost of revenue increased approximately $1.0 million primarily due to progress.

As of March 31, 2023, all three of our lunar missions are in loss positions. The IM-1 became a loss contract in 2019 primarily as a result of constrained variable consideration. For the three months ended March 31, 2023, IM-1 mission accrued losses increased by $5.5 million due to the delay of the targeted launch date discussed above. Additionally, costs increased as a result of technical challenges identified through systems testing in the first quarter of 2023 primarily associated with electronics and tank valves. We have included additional labor costs in our cost estimates at completion as a result of extending the mission launch date. We recognized additional contract loss of $1.0 million during the three months ended March 31, 2023 on the IM-2 mission as a result of increasing our estimated costs associated with fuel systems and avionics based on our evaluation and consideration of issues encountered on the IM-1 mission.

General and administrative expense (excluding depreciation)

General and administrative expense (excluding depreciation) increased by $5.8 million, or 195%, for the three months ended March 31, 2023 compared to the same period in 2022 primarily due to an increase in expenditures related to an increase in headcount to support various corporate functions at a cost of $1.4 million. There was also an increase in expense related to professional services of approximately $2.0 million in preparation of becoming a public company. Other costs increased approximately $2.4 million including transaction fees, marketing, share-based compensation, software licenses and other miscellaneous administrative costs.

Other (expense) income, net

Total other (expense) income, net unfavorable change of $6.4 million for the three months ended March 31, 2023 compared to the same period in 2022 was primarily due to unfavorable changes in fair value of the earn-out liabilities of $3.7 million and the SAFE Agreements of $2.6 million.

Income tax expense

For the three months ended March 31, 2023 and 2022, we recognized a combined U.S. federal and state expense (benefit) for income taxes of $3.2 million and $0.0, respectively. The effective combined United States federal and state income tax rates were (15.9%) and 0.0% for the three months ended March 31, 2023 and 2022, respectively. For three months ended March 31, 2023, our effective tax rate differed from the statutory rate primarily due to deferred taxes for which no benefit is being recorded and losses attributable to noncontrolling interest unitholders that are taxable on their respective share of taxable income. For the three months ended March 31, 2022, our effective tax rate differed from the statutory rate primarily due to Intuitive Machines, LLC’s status as a partnership for U.S. federal income tax purposes.

Comparison of years ended December 31, 2022 and 2021

The following tables set forth our historical results for the periods indicated, and the changes between periods:

	Year Ended December 31,		$ Change	% Change
(in thousands)	2022	2021
Revenues	$85,946	$72,550	$13,396	18%
Operating expenses:
Cost of revenues (excluding depreciation)	75,513	100,307	(24,794)	(25)
Depreciation	1,072	840	232	28
General and administrative expense (excluding depreciation)	14,868	9,291	5,577	60
Total operating expenses	91,453	110,438	(18,985)	(17)
Operating Loss	(5,507)	(37,888)	32,381	(85)
Other income, net
Interest expense, net	(836)	(224)	(612)	273
Gain on extinguishment of debt	—	1,806	(1,806)	(100)
Change in fair value of SAFE Agreements	(91)	527	(618)	100
Other income, net	6	133	(127)	(95)
Total other (expense) income, net	(921)	2,242	(3,163)	(141)
Loss before income taxes	(6,428)	(35,646)	29,218	(82)
Income tax expense	23	(2)	25	*
Net loss	(6,405)	(35,648)	29,243	(82)%

____________

*        not meaningful

Revenues

Revenues for the years ended December 31, 2022 and 2021 were primarily impacted by NASA and other commercial payload contracts associated with the IM-1, IM-2 and IM-3 missions. The following provides a summary of the material contracts and estimated launch dates for each mission impacting our results of operations (contract revenues exclude variable consideration that is constrained):

The NASA payload contract for the IM-1 mission was awarded in June 2019 with an initial targeted mission launch date in March 2022. Total IM-1 mission estimated revenues under NASA and other commercial fixed-priced contracts increased to $117.9 million as of December 31, 2022 as a result of contract modifications. Two new commercial payload contracts totaling $2.0 million were awarded in late 2021 bringing the total mission estimated revenues to $94.8 million as of December 31, 2021. During the fourth quarter of fiscal year 2021, the targeted mission launch date was revised to December 2022. During the third quarter of 2022, the targeted mission launch date was further revised to March 2023. During the fourth quarter of 2022, we received a modification on the IM-1 NASA payload contract selecting the lunar South Pole as the new target landing site which resulted in an increase in IM-1 mission estimated revenues of approximately $23.1 million. In April 2023, we received an additional modification from NASA to change the targeted landing site within the South Pole and extending the targeted mission launch date to no later than September 30, 2023.

The initial NASA payload contract for the IM-2 mission was awarded in October 2020 with a targeted mission launch date in December 2022. Total IM-2 mission estimated revenues under NASA and other commercial fixed-priced contracts increased to $106.0 million as of December 31, 2022 as a result of two new commercial payload contracts awarded in the third quarter of 2022. The targeted mission launch date for the IM-2 mission was revised from December 2022 to October 2023 to accommodate the delays in the IM-1 mission launch date noted above.

The initial NASA payload contract for the IM-3 mission was awarded in November 2021 with an initial targeted mission launch date in April 2024. During the fourth quarter of 2022, the targeted mission launch date was revised to May 2024. Total IM-3 mission estimated revenues under fixed-priced contracts is $78.8 million as of December 31, 2022.

Revenues increased by $13.4 million, or 18%, for the year ended December 31, 2022 compared to the same period in 2021. Revenues on the IM-1 mission increased approximately $10.1 million from $24.9 million in 2021 to $35.0 million for the year ended December 31, 2022. Revenue increased in 2022 primarily due to the increase in estimated revenues resulting from the change in the IM-1 target landing site to the lunar South Pole partially offset by lower progress towards completion in 2022 as well as the delay of the targeted launch date from December 2022 to March 2023. Revenues on the IM-2 mission decreased approximately $15.3 million from $41.0 million for the year ended 2021 to $25.7 million in 2022. The revenue decrease on the IM-2 mission was primarily due to lower progress towards completion during the year ended 2022 as compared to 2021. As of December 31, 2022, the IM-1 and IM-2 missions were approximately 96% and 70% complete, respectively. Revenues from the IM-3 mission increased approximately $16.9 million from $2.9 million in 2021 to $19.8 million for the year ended December 31, 2022 due to progress towards completion. The IM-3 mission was awarded in the fourth quarter of 2021 and was approximately 33% complete as of December 31, 2022.

For the year ended December 31, 2022, we had $85.9 million in revenues, which was lower than our projected revenues of $102 million primarily due to modifications to our contracts with NASA to account for delays in the targeted launch dates of missions. We do not believe these lower-than-projected revenues have had a material impact on our liquidity or financial position. In the future, actual results may differ from expectations as a result of a variety of risks and changes in circumstances. See “Risk Factors — Risks Relating to Our Capital Resources — Our actual operating results may differ significantly from our guidance.”

Operating Expenses

Cost of revenues (excluding depreciation)

Cost of revenues decreased by $24.8 million, or 25%, for the year ended December 31, 2022 compared to the same period in 2021. Cost of revenues on the IM-1 mission declined by $11.1 million due to lower production activity as a result of the change in estimated launch date from December 2022 to March 2023. On the IM-2 mission, cost of revenues were approximately $6.7 million lower during the year ended December 31, 2022 due to overall lower production activity as compared to the prior year as a result of the change in estimated launch date from December 2022 to October 2023. IM-3 mission cost of revenues increased approximately $20.0 million primarily related to launch service costs given that the IM-3 mission was awarded in the fourth quarter of 2021.

As of December 31, 2022, all three of our lunar missions are in loss positions. The IM-1 became a loss contract in 2019 primarily as a result of constrained variable consideration. For the years ended December 31, 2022 and 2021, IM-1 mission accrued losses decreased by $11.3 million and increased by $12.2 million, respectively. The modification to the IM-1 NASA payload contract associated with the new lunar South Pole targeted landing site resulted in a $20.7 million favorable change in 2022 to the previously accrued loss and was partially offset by $9.4 million unfavorable changes to the previously accrued loss due to increases in labor and material costs during the construction of our proprietary lunar lander. The unfavorable change in 2022 was primarily associated with certain elements of our fuel systems and avionics and were also the primary drivers of the unfavorable changes in accrued losses in 2021. Additionally, we have included additional labor costs and estimated penalties from our mission launch service provider in our cost estimates at completion as a result of extending the mission launch date to March 2023. In April 2023, we received an additional modification from NASA to change the targeted landing site within the South Pole and extending the targeted mission launch date to no later than September 30, 2023. We recognized a contract loss during the year ended December 31, 2022 on the IM-2 missions as a result of increasing our estimated costs associated with fuel systems and avionics based on our evaluation and consideration of issues encountered on the IM-1 mission. Additionally, our estimated costs for penalties from our launch service provider were increased due to the change in mission launch date to October 2023. Favorable contract changes on the IM-3 mission resulted in a reversal of approximately $4.7 million in previous losses accrued on our IM-3 mission as a result of reductions to estimated labor and materials. The IM-3 estimated cost reductions were largely driven based on our successful resolution to challenges on the other missions and alignment of our cost estimates to a more predictable production model.

General and administrative expense (excluding depreciation)

General and administrative expense (excluding depreciation) increased by $5.6 million, or 60%, for the year ended December 31, 2022 compared to the same period in 2021 primarily due to an increase in expenditures related to an increase in headcount to support various corporate functions at a cost of $1.9 million. There was also an increase in expense related to bids & proposals of $0.5 million and the allowance for expected credit losses of $0.8 million. Increase in other expenses of $2.4 million were related to software licenses, professional fees, unit-based compensation and other miscellaneous administrative costs.

Depreciation

Depreciation increased by $0.2 million, or 28%, for the year ended December 31, 2022 compared to the same period in 2021 primarily due to an increase in depreciation charges related to computer and office equipment and building and leasehold improvements.

Other (expense) income, net

Other income, net decreased by $3.2 million, or 141% for the year ended December 31, 2022 compared to the same period in 2021. The decrease was primarily due to a $1.8 million gain on extinguishment of debt that occurred in 2021 and reflects forgiveness by the U.S. Treasury Department’s Small Business Administration under their Payroll Protection Plan for the PPP Loan we incurred in 2020. Other (expense) income, net also decreased due to interest expense of $0.8 million on the Credit Mobilization Credit Facility Line of Credit (“Credit Mobilization Facility”) in 2022 as compared to $0.2 million in 2021.

Liquidity and Capital Resources

Since inception, we have funded our operations through internally generated cash on hand, proceeds from sales of our capital stock including the execution of SAFE Agreements, and our proceeds from the issuance of bank debt. We assess our liquidity in terms of our ability to generate adequate amounts of cash to meet current and future needs. Our expected primary uses of cash on a short and long-term basis are for working capital requirements, capital expenditures, debt service requirements and other general corporate services. Our primary working capital requirements are for project execution activities including purchases of materials, subcontracted services and payroll which fluctuate during the year, driven primarily by the timing and extent of activities required on new and existing projects. Our capital expenditures are primarily related to machinery and equipment, computers and software, and leases.

As of March 31, 2023, we had cash and cash equivalents of $46.8 million and a working capital deficit of $42.5 million. As further described in Note 3 — Business Combination and Related Transactions of our condensed consolidated financial statements, on February 13, 2023, Intuitive Machines, Inc. (formerly known as IPAX and our wholly owned subsidiary, Intuitive Machines, LLC consummated the Business Combination and related transactions. Upon the close of the Business Combination, we received approximately $34.1 million of gross proceeds to fund operations, net of certain transaction costs of approximately $21.7 million and prepayments of Forward Purchase Agreements (as defined below) of approximately $26.2 million. Additionally, in connection with the Business Combination, we entered into a common stock purchase agreement with an investor establishing a committed equity facility pursuant to which we have the right, but not the obligation, to direct the counterparty to purchase up to the lesser of $50.0 million of newly issued Class A common stock and the Exchange Cap (as defined in the common stock purchase agreement), subject to certain requirements and limitations.

On February 9, 2023, in connection with the Business Combination, IPAX and Intuitive Machines OpCo entered into separate agreements (each, a “Forward Purchase Agreement”, and together, the “Forward Purchase Agreements”) with each of Polar Multi-Strategy Master Fund (“Polar”) and The HGC Fund LP (“HGC” and, each of Polar and HGC, individually, a “FPA Seller” and, together, the “FPA Sellers”) for over-the-counter Equity Prepaid Forward Transactions, pursuant to which each FPA Seller agreed to hold, and waive any redemption rights with respect to, a maximum of 1,250,000 Cayman Class A Shares in connection with the closing of the Business Combination. Each FPA Seller, acting separately and solely for its own account, was entitled to (i) reverse its previous election to redeem its Cayman Class A Shares in connection with the Business Combination or (ii) purchase Cayman Class A Shares through a broker in the open market from holders of Cayman Class A Shares (other than IPAX), including from holders who had previously elected to redeem their Cayman Class A Shares in connection with the Business Combination, such that, in the aggregate, such FPA Seller owned up to 1,250,000 Cayman Class A Shares as of the Closing Date. On February 23, 2023, one of the FPA Sellers exercised its right to early terminate its Forward Purchase Agreement, which resulted in the return of approximately $12.7 million in cash to us, net of transaction fees. On March 8 , 2023, the other Forward Purchase Agreement expired resulting in the return to us of 1,250,000 shares of our Class A Common Stock from the other FPA Seller.

For the year ended December 31, 2022, we had $85.9 million in revenues, which was lower than our projected revenues of $102 million primarily due to modifications to our contracts with NASA to account for delays in the targeted launch dates of missions. We do not believe these lower-than-projected revenues have had a material impact on our liquidity or financial position. In the future, actual results may differ from expectations as a result of a variety of risks and changes in circumstances. See “Risk Factors — Risks Relating to Our Capital Resources — Our actual operating results may differ significantly from our guidance.”

In connection with the Business Combination (as defined elsewhere in this prospectus), holders of 27,481,818 shares of Class A Common Stock exercised their right to redeem those shares for cash at a price of approximately $10.18 per share, for an aggregate price of $278,884,314, which represented approximately 83.3% of the total Class A Common Stock then outstanding.

Sales of a substantial number of shares of our Class A Common Stock and/or Warrants in the public market by the selling securityholders and/or by our other existing securityholders, or the perception that those sales might occur, could depress the market price of our Class A Common Stock and Warrants and could impair our ability to raise capital through the sale of additional equity securities. We are unable to predict the effect that such sales may have on the prevailing market price of our Class A Common Stock and Warrants. The Total Resale Shares represent a substantial percentage of our total outstanding Common Stock as of the date of this prospectus. The Total Resale Shares being offered for resale in this prospectus represent 84.0% of our total outstanding Class A Common Stock, assuming the exercise, conversion or exchange, as applicable, of all Warrants, Intuitive Machines Opco Units, Series A Preferred Stock and Preferred Investor Warrants. Further, certain selling securityholders beneficially own a significant percentage of our outstanding Class A Common Stock. The Kingstown Funds beneficially own 20,057,250 shares or 75.3% of our Class A Common Stock, in each case, assuming exercise of all Series A Preferred Stock, Public Warrants, Private Placement Warrants and Preferred Investor Warrants currently held by Kingstown Funds, all such shares may be resold for so long as the registration statement, of which this prospectus forms a part, is available for use. Dr. Kamal Ghaffarian, our co-founder and chairman of our Board, beneficially owns 563,929 shares or 3.4% of our Class A Common Stock, all such shares may be resold for so long as the registration statement, of which this prospectus forms a part, is available for use. The sale of all securities being offered in this prospectus could result in a significant decline in the public trading price of our Class A Common Stock. See “Risk Factors — Sales of a substantial number of our securities in the public market by the selling security holders and/or by our existing securityholders could cause the price of our shares of Common Stock and Warrants to fall.”

In the event of the exercise of any of Warrants or Preferred Investor Warrants for cash, we will receive the proceeds from such exercise. Assuming the exercise in full of all of Warrants and Preferred Investor Warrants for cash, we would receive an aggregate of approximately $276.4 million, but would not receive any proceeds from the sale of the shares of Class A Common Stock issuable upon such exercise. To the extent any of the Warrants or Preferred Investor Warrants are exercised on a “cashless basis,” we will not receive any proceeds upon such exercise. We intend to use the proceeds received from the exercise of the Warrants and Preferred Investor Warrants, if any, for general corporate purposes, which may include capital expenditures, potential acquisitions, growth opportunities, strategic transactions, and purchases of Intuitive Machines OpCo Common Units from Intuitive Machines Members. We believe the likelihood that holders of our Warrants and Preferred Investor Warrants will exercise their Warrants or the Preferred Investor Warrants, as applicable, and therefore the amount of cash proceeds we would receive, is dependent upon the trading price of our Class A Common Stock, the last reported sales price for which was $9.01 per share on June 15, 2023. If the trading price of our Class A Common Stock is less than the exercise price of $11.50 per share and $15.00 per of the Warrants and the Preferred Investor Warrants, respectively, we expect that holders of our Warrants and Investor Preferred Warrants will not exercise their Warrants or Investor Preferred Warrants, as applicable. There is no guarantee the Warrants or the Investor Preferred Warrants will be in the money following the time they become exercisable and prior to their expiration, and as such, the Warrants or Investor Preferred Warrants may expire worthless and we may receive no proceeds from the exercise of Warrants or the Investor Preferred Warrants. We will continue to evaluate the probability of Warrant and Investor Preferred Warrant exercises and the merit of including potential cash proceeds from the exercise of the Warrants and Investor Preferred Warrants in our future liquidity projections, but we do not currently expect to rely on the cash exercise of Warrants and Investor Preferred Warrants to fund our operations. We instead currently expect to rely on the sources of funding described below, if available on reasonable terms or at all.

Management believes that the cash available from the consummation of the Business Combination and related transactions will be sufficient to fund the short-term liquidity needs and the execution of our business plan through at least the twelve-month period from the date the financial statements are issued.

Live Oak Mobilization Credit Facility

On December 12, 2019, we entered into a loan agreement with Live Oak Banking Company (the “Credit Mobilization Facility”) which provided a $12.0 million Credit Mobilization Facility with a due date of December 12, 2022 and a $1.0 million line of credit with a due date of December 12, 2020. Both the Credit Mobilization Facility and the line of credit thereunder initially bore interest, payable monthly, at a rate per annum equal to 6.0%. The Credit Mobilization Facility and the line of credit thereunder are secured by substantially all of our assets.

On December 8, 2020, we entered into a Loan Modification Agreement with Live Oak Banking Company which amended the terms of the line of credit under the Credit Mobilization Facility, including decreasing the maximum principal from $1.0 million to $0.4 million, extending the maturity date from December 12, 2020 to December 10, 2021, and changing the interest rate from 6.0% to a variable interest rate at the prime rate, as published in the Wall Street Journal, plus 2.0%.

On April 30, 2021, we entered into a commitment with Live Oak Banking Company which provided a $12.0 million contract mobilization credit facility with a loan maturity of November 15, 2022 (the “New Credit Mobilization Facility”), which superseded the existing Credit Mobilization Facility. The New Credit Mobilization Facility bears interest (payable monthly) at a rate per annum equal to 5.25%, adjusted quarterly based on the prime rate, as published in the Wall Street Journal, plus 2.0%. On December 10, 2021, the line of credit expired. We had no balance outstanding at that time and did not renew the line of credit.

On July 14, 2022, we entered into the Second Amended and Restated Loan Agreement with Live Oak Banking Company which provided an $8.0 million mobilization credit facility with a loan maturity of July 14, 2024 and extended the maturity date of our existing $12.0 million mobilization credit facility to November 14, 2023. The mobilization credit facilities bear interest (payable monthly) at a rate per annum equal to the greater of (a) the prime rate, as published in the Wall Street Journal, plus 2.0% and (b) 5.0%. The $8.0 million mobilization credit facility requires early payment of principal upon the completion of certain mission milestones. If the milestones are completed, principal payments of $4.1 million and $3.9 million would be due prior to loan maturity in 2023 and 2024, respectively. The $12.0 million mobilization credit facility requires principal payments of $8.0 million on August 15, 2023 and $4.0 million on November 14, 2023. The mobilization credit facilities require us to meet certain financial and other covenants and are secured by substantially all of the assets of the Company.

The credit mobilization facilities require compliance with various covenants customary for agreements of this type, including those restricting our ability to incur debt, incur liens and undergo certain fundamental changes. The credit mobilization facilities also includes events of default customary for agreements of this type. As of March 31, 2023, we were in compliance with all covenants under the credit mobilization facilities.

There was $20.0 million outstanding under the credit mobilization facilities as of March 31, 2023 and December 31, 2022. See Note 7 — Debt to our condensed consolidated financial statements for additional information related to the credit mobilization facilities.

Paycheck Protection Program

On April 7, 2020, we received PPP Loan proceeds of $1.8 million pursuant to the Paycheck Protection Program (“PPP”) under the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”). The PPP Loan, which was in the form of a promissory note, dated April 7, 2020, between us and Live Oak Banking Company, as the lender, originally matured on April 7, 2022. Under the terms of the PPP, some or all of the PPP Loan amount may be forgiven if the PPP Loan proceeds are used for qualifying expenses as described in the CARES Act, such as payroll costs, benefits, rent, and utilities. The Company applied for forgiveness to the Small Business Association on December 14, 2021. On April 4, 2021, the Company was notified that the PPP Loan was forgiven and recorded a $1.8 million gain on extinguishment of debt.

See Note 6 — Debt to our audited consolidated financial statements included elsewhere in this prospectus for additional information related to the PPP Loan.

First Insurance Funding Loans

On August 24, 2021, we entered into a loan agreement with First Insurance Funding that provided $0.1 million in credit to be used to purchase certain insurance policies with a due date of May 21, 2022 (the “First FIF Loan”). On December 3, 2021, we entered into a second loan agreement with First Insurance Funding that provided an additional $0.1 million in credit to be used to purchase certain insurance policies with a due date of May 21, 2022 (the “Second FIF Loan” and, together with the First FIF Loan, the “FIF Loans”). The FIF Loans bear interest, payable monthly, at a rate per annum equal to 5.9%.

There was zero and $0.1 million outstanding under the FIF Loans as of December 31, 2022 and December 31, 2021, respectively.

Unit Split

On May 25, 2021, in accordance with the amended and restated LLC agreement, Class A Unit Interests increased by a multiple of one hundred thousand (100,000) or 1 to 100,000 unit (the “Unit Split”). The Class A members and their respective unit interests uniformly increased. Unless otherwise indicated, all unit and per unit amounts presented in this prospectus have been retroactively adjusted to reflect the impact of the Unit Split.

Cash Flows

Cash Flows for the three months ended March 31, 2023 and 2022

The following table summarizes our cash flows for the periods presented:

	Three Months Ended March 31,
(in thousands)	2023	2022
Net cash used in operating activities	$(18,666)	$(24,044)
Net cash used in investing activities	$(8,565)	$(377)
Net cash provided by financing activities	$48,268	$4,186

Operating Activities

During the three months ended March 31, 2023, our operating activities used $18.7 million of net cash as compared to $24.0 million of net cash used during the three months ended March 31, 2022. The $5.3 million favorable change was primarily due to lower progress payments made to our mission launch provider and other mission costs in 2023 than in 2022 primarily on the IM-1 and IM-2 missions both of which have targeted launch dates scheduled in fiscal 2023. The lower cash payments for mission costs were partially offset by higher operating expenses in 2023 including salaries and wages and professional service fees.

Investing Activities

During the three months ended March 31, 2023, investing activities used $8.6 million of net cash as compared to $0.4 million of net cash used during the three months ended March 31, 2022. The $8.2 million increase in cash used was primarily due to capital expenditures associated with construction in progress on equipment to be used for future missions and for our lunar operations center as well as expenditures for computers and equipment associated with a newly leased facility.

Financing Activities

During the three months ended March 31, 2023, financing activities provided $48.3 million of net cash as compared to $4.2 million of net cash provided during the three months ended March 31, 2022. The $44.1 million increase was primarily associated with $34.1 million in proceeds received upon consummation of the Business Combination and Series A Preferred Stock issuance which was partially offset by $782 thousand in related transaction costs paid during the quarter. We also received $12.7 million in cash associated with the termination of a prepaid forward purchase agreement and another $2.2 million in proceeds from the exercise of public warrants.

Cash Flows for the Year Ended December 31, 2022 and 2021

The following table summarizes our cash flows for the periods presented:

	Year Ended December 31,
(in thousands)	2022	2021
Net cash used in operating activities	784	(16,568)
Net cash used in investing activities	(16,405)	(3,176)
Net cash provided by financing activities	12,096	25,107

Operating Activities

During the year ended December 31, 2022, our operating activities used $0.8 million of net cash as compared to $16.6 million during the year ended December 31, 2021. The decrease in net cash used in operating activities during 2022 compared to 2021 was primarily due to progress payments made to our mission launch provider and other mission costs that were lower in 2022 than in 2021 primarily on the IM-1 and IM-2 missions both of which have targeted launch dates scheduled in fiscal year 2022. The lower cash payments for mission costs were partially offset by higher operating expenses in 2022 including salaries and wages, contract proposal costs, and audit and tax professional fees.

Investing Activities

During the year ended December 31, 2022, investing activities used $16.4 million of net cash as compared to $3.2 million during the year ended December 31, 2021. The increase in net cash used in investing activities during 2022 compared to 2021 was primarily due to capital expenditures associated with construction in progress on equipment to be used for future mission and for our lunar operations center as well as expenditures for computers and equipment associated with a newly leased facility.

Financing Activities

During the year ended December 31, 2022, financing activities provided $12.1 million of net cash as compared to $25.1 million during the year ended December 31, 2021. The decrease was primarily associated with $8.8 million lower cash proceeds from the execution of SAFE Agreements and $4.2 million lower net borrowings from our New Credit Mobilization Facility in fiscal year 2022.

Contractual Obligations and Commitments

Lease Commitments

We lease real estate for office space and for administrative, research, marketing and light manufacturing operations. These leases are classified as operating leases with various expiration dates through 2043. See Note 6 — Leases to our condensed consolidated financial statements for more information regarding our lease commitments.

We signed a ground lease agreement for the development of a lunar operations center that will serve as a production and testing facility of lunar lander components and other aerospace related operations. The facility is currently under construction, and the lessor will reimburse up to $40.0 million for certain design, construction, and development costs. We are accounting for the construction of the facility as a financing arrangement. As of March 31, 2023 and December 31, 2022, we capitalized $17.4 million and $10.3 million of construction in progress, respectively, and a corresponding financing obligation of $14.6 million and $9.1 million, respectively. During the fourth quarter of 2022, construction was completed for a portion of the lunar operations center, and the Company took possession of the completed facility. Upon commencement of the lease, the Company determined that the facility qualified for sale accounting, with the leaseback being classified as an operating lease. No gain or loss was recognized or deferred on the sale of the facility, as the fair value upon completion was determined to be equal to the carrying value. As of March 31, 2023, the Company recorded right-of-use assets of $3.0 million and corresponding lease liabilities of approximately $3.2 million. As of December 31, 2022, the Company recorded right-of-use assets and corresponding lease liabilities of approximately $3.1 million. No gain or loss was recognized or deferred on the sale of the facility, as the fair value upon completion was determined to be equal to the carrying value.

Purchase Commitments

From time-to-time, we enter into long-term commitments with vendors to purchase launch services and for the development of certain components in conjunction with our obligations under revenue contracts with our customers. As of March 31, 2023, we had remaining purchase obligations under non-cancelable commitments with two vendors totaling $31.8 million of which $29.1 million is due within the next twelve months and the remaining $2.7 million is due in the subsequent twelve-month period.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements.

Critical Accounting Policies and Estimates

We believe that the following accounting policies involve a high degree of judgement and complexity. Accordingly, these are the policies we believe are the most critical to aid in fully understanding and evaluating our consolidated financial condition and results of our operations. Significant accounting policies employed by us, including the use of estimates, are presented in Note 2 — Summary of Significant Accounting Policies to our condensed consolidated financial statements included elsewhere in this prospectus and our audited consolidated financial statements as of and for the years ended December 31, 2022 and 2021 included in the Company’s Current Report on Form 8-K/A, which was filed with the SEC on March 31, 2023.

The preparation of our condensed consolidated financial statements and related disclosures requires us to make estimates and judgements that affect the amounts reported in those financial statements and accompanying notes. Although we believe that the estimates we use are reasonable, due to the inherent uncertainty involved in making those estimates, actual results reported in future periods could differ from those estimates.

Revenue Recognition

We recognize revenue in accordance with ASC 606, Revenue from Contracts with Customers. Our revenue is primarily generated from the progress on long-term lunar mission contracts and engineering services for the research, design, development, and manufacturing of advancement technology aerospace system.

Revenue is measured based on the amount of consideration specified in a contract with a customer. Revenue is recognized when and as our performance obligations under the terms of the contract are satisfied which generally occurs with the transfer of services to the customer. For each long-term contract, we determine the transaction price based on the consideration expected to be received. We allocate the transaction price to each distinct performance obligation to deliver a good or service, or a collection of goods and/or services, based on the relative standalone selling prices.

For most of our business, where performance obligations are satisfied due to the continuous transfer of control to the customer, revenue is recognized over time. Where the customer contracts with us to provide a significant service of integrating a complex set of tasks and components into a single project or capability, those contracts are accounted for as single performance obligations. We recognize revenue generally using the cost-to-cost method, based primarily on contract costs incurred to date compared to total estimated contract costs at completion. This method is deemed appropriate in measuring performance towards completion because it directly measures the value of the goods and services transferred to the customer. Billing timetables and payment terms on our contracts vary based on a few factors, including the contract type. Typical payment terms under fixed-price contracts provide that the customer pays either performance-based payment based on the achievement of contract milestones or progress payments based on a percentage of costs we incur.

Due to the nature of the work required to be performed on many of our performance obligations, the estimation of total revenue and cost at completion (the process described below in more detail) is complex and subject to many variables and requires significant judgment. The consideration to which we are entitled on our long-term contracts may include both fixed and variable amounts. Variable amounts can either increase or decrease the transaction price.

We include estimated amounts of variable consideration in the transaction price to the extent it is probable that a significant reversal of cumulative revenue recognized will not occur when the uncertainty associated with the variable consideration is resolved. Our estimates of variable consideration and determination of whether to include estimated amounts in the contract price are based largely on an assessment of our anticipated performance and all information (historical, current and forecasted) that is reasonably available to us. We reassess the amount of variable consideration each accounting period until the uncertainty associated with the variable consideration is resolved. Changes in the assessed amount of variable consideration are accounted for prospectively as a cumulative adjustment to revenue recognized in the current period.

When changes are required for the estimated total revenue on a contract, these changes are recognized on a cumulative catch-up basis in the current period. A significant change in one or more estimates could affect the profitability of one or more of our performance obligations. If estimates of total costs to be incurred exceed estimates of total consideration we expect to receive, a provision for the remaining loss on the contract is recorded in the period in which the loss becomes evident.

SAFE Agreements

We signed SAFE Agreements with investors to fund our ongoing operations. The SAFE Agreements are recorded as liabilities at fair value on our balance sheet. Certain events, including an (i) equity financing transaction, (ii) liquidity event, or (iii) a dissolution before the termination of the SAFE Agreements trigger conversion or result in the holders of the SAFE Agreements receiving consideration. See Note 8 — SAFE Agreements to our audited consolidated financial statements of Intuitive Machines LLC.

SAFE Agreements are valued as Level 3 investments which are measured at fair value. The fair value equals the weighted average value based on the estimated probability and future value of an (i) equity financing transaction, (ii) liquidity event, or (iii) a dissolution before the termination of the SAFE Agreement. The future values under these scenarios are present valued using a discount rate determined based on a calibration analysis using the transaction price of the SAFE Agreement on November 4, 2021 adjusted for changes in yield data since the calibration date.

The unobservable inputs we use in the fair value measurements are the probabilities of future scenarios, future values based on Monte Carlo simulations, and discount rate. The assumptions used in calculating the fair value of the SAFE Agreements represent our best estimates, however, these estimates involve inherent uncertainties and the application of judgment. As a result, if factors change or we use different assumptions, the value of the SAFE Agreements could be materially different in the future.

Quantitative and Qualitative Disclosures About Market Risk

We have operations only within the United States and as such are exposed to certain market risks in the ordinary course of our business. Market risk represents the risk that market prices, such as foreign exchange rates, interest rates and other market changes that affect market risk-sensitive instruments, will fluctuate. Information related to quantitative and qualitative disclosure about this market risk is set forth below.

Interest Rate Risk

Our exposure to interest rate risk is influenced primarily by changes in interest rates on interest payment related to our New Credit Mobilization Facility entered into commitment in April 2021 and the Second Amended and Restated Loan Agreement entered into on July 14, 2022. We had $20 million outstanding under the New Credit Mobilization Facility as of December 31, 2022 and $12 million outstanding as of December 31, 2021. See Note 6 — Debt of our audited consolidated financial statements and consolidated financial statements for more information.

The following table below shows the sensitivity analysis of a change in interest expense by 1% change in interest rate:

(in thousands)	As of December 31, 2022
Total debt	$20,000	$20,000	$20,000
Interest rate	4.25%	5.25%	6.25%
Interest expense	$850	$1,050	$1,250

As per the analysis above, a hypothetical 1% change in interest rates would not have had a material impact on our consolidated financial statements as of December 31, 2022.

We had cash and cash equivalents of $25.8 million as of December 31, 2022. Cash and cash equivalents consist of cash in banks and time deposits purchased with an initial maturity of three months or less. Our cash and cash equivalents are held for working capital purposes. Such interest-earning instruments carry a degree of interest rate risk. The primary objectives of our investment activities are the preservation of capital, the fulfillment of liquidity needs, and the fiduciary control of cash. We do not enter into investments for trading or speculative purposes. Due to the short-term nature of these instruments, a hypothetical 1% change in interest rates during any of the periods presented would not have had a material impact on our consolidated financial statements as of December 31, 2022.

Credit Risk

Credit risk arises from primarily from receivables from the US Government. Credit risk is managed through periodic assessment of the financial reliability of customers, taking into account the financial condition, current economic trends, analysis of historical bad debts and aging of accounts receivables. The maximum exposure to credit risk at the reporting date is primarily from accounts receivables and contract assets (unbilled revenues) which amounted to $9.1 million and $5.2 million, respectively as of December 31, 2022 and 2021.

The Company provides loss allowance using the expected credit loss model on account receivables and Contract assets (unbilled revenue).

Emerging Growth Company Status

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart our Business Startups Act of 2012, (the “JOBS Act”), and may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. We have elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company which is either not an emerging growth company or an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

BUSINESS

We are a space infrastructure and services company founded in 2013 that is contributing to the establishment of lunar infrastructure and commerce on the Moon. We have a leading position in the development of lunar space operating is four business lines described further below. We are initially focused on establishing the lunar infrastructure and basis for commerce to inform and sustain human presence off Earth. We believe our business is well positioned for continued growth and expansion:

•        Right Now: Servicing NASA and a worldwide set of commercial payload customers, working to provide access to the lunar surface, cislunar space and data transmission for science, technology, and infrastructure.

•        Tomorrow: Working to provide a thriving, diverse lunar economy, creating new opportunities and markets to enable on-orbit applications, a permanent presence on the Moon, and expand the commercial space exploration marketplace.

We are currently working to provide access to the lunar surface and collect and transmit cislunar data for science, technology, and infrastructure. We are one of a select few companies servicing NASA and a worldwide set of commercial payload customers. We believe we have a strong position with a first mover advantage, as evidenced by three CLPS awards to date as of March 31, 2023. Intuitive Machines’ Nova-C lander is intended to become the first U.S. vehicle to softly land on the lunar surface since 1972 and will become the first object to land at the lunar South pole in human history. The lander is capable of carrying 130 kilograms of cargo and is designed to execute numerous experiments and technology demonstrations to the lunar surface in 2023 under the IM-1 mission. Our goal is for these missions to be followed up by IM-2, which will continue to execute experiments and technology demonstrations, and IM-3, our third CLPS award, which will land at Reiner Gamma. These missions, along with additional expeditions, are in partnership with NASA, Nokia Corporation, SpaceFlight, Inc., Columbia Sportswear Company, Aegis Aerospace, Inc. and other commercial players.

Intuitive Machines offers its customers the flexibility needed to pioneer a thriving, diverse lunar economy and to enable a permanent presence on the Moon.

Additionally, the Space Forces’ requirement to ensure freedom of action in space is driving their initial focus on cislunar Space Domain Awareness sensors and xGEO Position Navigation and Timing solutions as a result of the ongoing efforts by China and NASA. We believe the U.S. Department of Defense funding for cislunar activities will drive the Space Force to rely on purchasing cislunar commercial services for the next five plus years, as opposed to acquiring and operating new government systems. This funding provides an opportunity for companies such as Intuitive Machines to sell Space Domain Awareness, Position Navigation and Timing, and secure communications to the Space Force, especially given that the commercial sector will be the driving force in providing cislunar products and services due to the capital that is flowing to new space entrants. This, along with other domestic and foreign allied policies, enhances our belief in the growing space economy and why we are well-positioned.

Our Industry

We believe the commercial lunar economy is poised for growth given a number of key factors, including reduced barriers to entry in space, rising geopolitical tensions, and growing demand and program funding from the U.S. government.

Reduced Barriers to Entry:    The barriers to entry of the lunar economy have diminished significantly over the past decade. In particular, the costs of launch and lunar exploration have decreased meaningfully since the Apollo missions of the 1960s and early 1970s. NASA currently estimates that the upcoming Artemis I mission will cost approximately $28 billion to fund. Further, public-private partnerships, such as NASA’s commercial lunar payload contract program, are helping private companies pursue innovation and make lunar exploration more affordable than in past decades.

Rising Geopolitical Tensions:    Additionally, there is geopolitical and policy alignment with the return to the Moon. As described in the 2022 Defense Intelligence Agency report titled Challenges to Security in Space, “China and Russia value superiority in space. As a result, we expect them to seek ways to strengthen their space and counterspace programs, and determine ways to better integrate them into their respective militaries.” Specifically, the Chinese Lunar Exploration Program is already well underway. In 2020, Chang’e 5 successfully returned samples from the Moon. Over the next five years, three more Chang’e 5 missions are planned with the aim of generating products using lunar materials, a practice called in-situ resource utilization. The success of China and the values placed on superiority in space by other countries, such as Russia, has ignited a 21st-century space race that is well underway.

Market Push:    As a result of the aforementioned factors, government funding for lunar missions has significantly grown as evidenced by the Artemis program. The Artemis program is a bipartisan initiative to return humans to the Moon and eventually achieve human exploration of Mars. Unlike the Apollo program, the Artemis program is relying heavily upon partnership with the private sector in order to accomplish its goals in the most cost-effective manner. Total NASA spending on the Artemis program is expected to reach $93 billion by 2025, according to a recent audit by the NASA Office of Inspector General. The program aims to conduct its first human landing in 2025 and achieve a sustainable human presence on the Moon with a powered habitable base camp by the late 2020s. The $2.6 billion CLPS program that we lead was created to deliver scientific instruments to the Moon to gather data in preparation for the human landing and eventually to deliver support equipment for human presence. Beyond Artemis and CLPS, the Lunar Gateway and Tipping Point contracts (with an approximately value of over $1.0 billion) are incremental evidence of the significant traction in the lunar market. Lunar Gateway is a series of three elements that will create a space station in lunar orbit scheduled to launch in 2024. Tipping Point is a NASA program that seeks industry-developed space technologies that can foster the development of commercial space capabilities and benefit future NASA missions.

Our Opportunity

We believe we are well-positioned to help ignite the cislunar economy by reducing cost of access while providing reliable missions on a defined schedule. We intend to accomplish this goal by integrating proven commercial technologies where they exist and solving the hardest problems in a vertically integrated manner. We believe we have already demonstrated success in this approach with our propulsion and Guidance, Navigation and Control (“GN&C”) systems, both of which were designed and are produced in-house. We believe that space is the next economic frontier and the increased demand from governments, intelligence agencies, commercial industries, and private individuals has created multiple avenues for long-term growth. We are strongly positioned to exploit this growing market and become a leader with its proprietary technology and active backlog of customers.

The end markets that we address represent over $175.0 billion in annual spending and include Space Exploration (estimated NASA spending of $25.0 billion in 2022), National Security Space (estimated Space Force, SDA and MDA spending of $30.0 billion in 2022) and Commercial Satellite Services (estimated spending of $123.0 billion in 2022). Within these markets, Lunar Services and Earth Orbital Services are the primary addressable markets for us and each represent a more than $100.0 billion opportunity over the next decade.

Lunar Services (estimated market size to be approximately $105.0 billion from 2021-2030):    We expect crewed missions, infrastructure, transportation, robotics, communication, and science and technology as significant market drivers. Through our Lunar Access Services and Lunar Data Services business units, we believe we are well positioned to be able to grow our business through our lunar landers and market leading capabilities.

Orbital Services (estimated market size to be approximately $14.0 billion from 2022-2031):    We believe there are broad opportunities within the orbital services market segment, including life extension, robotics, salvage, Space Situational Awareness (SSA), de-orbiting, and relocation. Our Orbital Services business unit is being built to promote ancillary services, including satellite servicing and refueling, space station servicing, satellite repositioning, and orbital debris removal. We believe that deploying and supporting satellites in certain unique Earth orbits will allow us to optimize this market.

Our Business Units, Products and Services

We are a premier provider and supplier of space products and services that we believe will enable sustained robotic and human exploration to the Moon, Mars, and beyond. Our core technologies underpin our capabilities in four business units: Lunar Access Services, Orbital Services, Lunar Data Services and Space Products and Infrastructure.

We expect to achieve leading time to market across these business lines driven by our short design to manufacture process, enabled through vertical integration and rapidly iterative testing. This has been demonstrated with our GN&C and propulsion systems, which have passed multiple validation tests in preparation for our first lunar mission as well as our operational lunar data network. These technologies can be leveraged to capture orbital services and we expect successful lunar landings will demonstrate our capability as an agile space company, supporting our continued expansion into Space Products and Infrastructure.

Lunar Access Services

We intend to utilize our proprietarily developed lunar lander vehicles to service CLPS contracts to fly NASA scientific equipment and commercial cargo to the lunar surface and support experiments.

Our Nova-C lander flying on IM-1 is designed to be the first U.S. vehicle to softly land on the lunar surface since 1972. Powered by our VR900 engine, and replete with innovative avionics for advanced guidance, navigation and control, IM-1 is capable of carrying up to 130 kilograms of cargo, and is intended to ferry numerous experiments to the lunar surface in 2023 under the IM-1 missions. IM-2 is intended to succeed IM-1 as our second flight, as we attempt to make it the first object in human history to land at the South Pole of the Moon and deploy the Moon’s first drill to test for water ice, while also deploying our micro-Nova “hopper” — a drone to test the Nokia LTE network in space. The workhorse of the Nova-C lander is the VR900 LOX/Methane engine, which is a fully additively manufactured (3D printed) rocket engine, which we designed and manufacture in-house. Building off the solid framework of our Nova-C lander systems and structures, we have designed a scalable path for the development and construction of additional vehicles. Nova-D, thanks to its two VR900 engines and stretched tanks, will have a projected payload capacity of 500-750 kilograms and has completed System Definition Review (SDR). Our largest lander, the Nova-M, will rely on its two VR3500 engines to carry approximately 5,000-7,500 kilograms of payload to the lunar surface. Nova-M is a future development effort. These options are designed to afford flexibility for our customers as we pioneer a thriving, diverse lunar economy and enable a permanent presence on the Moon. Importantly, they are also all based on the same LOX/Methane engine, which is designed and manufactured in-house.

We also offer lunar surface mobility through the µNova. The µNova is a small robotic, deployable spacecraft that is designed to provide a novel type of mobility to reach extreme lunar environments, such as pits and craters. Acting as a payload on a lander like the Nova-C, µNova deploys once on the lunar surface and uses its own propulsion system to autonomously fly, or “hop,” between locations of interest. Capable of traveling up to 25 kilometers from its host lander with a payload of 5 kilograms, µNova enables a number of mission types, including regional surveys, prospecting of multiple dispersed sites, and accessing hard-to-reach locations like permanently shadowed regions, lunar pits, and craters. The technology is also designed to be scalable to provide similar access for larger payloads over a longer distance. The first µNova is intended to fly to the Moon on IM-2 and perform a demonstration mission at the lunar South Pole for the NASA Tipping Point program.

As of December 31, 2022, the contracted value of our Lunar Access Services business unit includes $289.0 million of NASA CLPS and Tipping Point contracts and $56.8 million of commercial payloads contracted on IM-1, IM-2, and IM-3. In addition, as of December 31, 2022, we have $1.6 million in commercial sponsorships and content sales, which provides us with another source of revenue outside of our core operations. Our three lunar missions are contracted to fly on SpaceX’s Falcon 9. This mission profile primes the market to expect an annual cadence of lunar access missions so customers can begin to prepare their payloads and business cases now for future missions.

Revenue streams from lunar access are expected to include a lunar rocket-fueled drone (µNova), lunar surface rover services, fixed lunar surface services, lunar orbit delivery services, rideshare delivery services to lunar orbit, and content sales and marketing sponsorships.

Orbital Services

We will be operating missions and are currently developing technologies that are designed to enable services including satellite delivery and rideshare, satellite servicing and refueling, space station servicing, satellite repositioning, and orbital debris removal. Our Orbital Services segment is designed to mainly support satellites and stations in Earth and lunar orbits.

Our Orbital Services consists of leveraging our technologies and government funds to establish a foothold in capturing the growing orbital services market. The technologies we are working to leverage include mechanism and robotics capabilities, propulsion, Nova-C optical navigation, and rendezvous and proximity operations, and satellite capture.

We have made significant progress to date in orbital services through four major milestones. First, we on-boarded a satellite services team in order to add a world-class mechanisms/robotics team onto our Rendezvous Proximity Operations and Capture (“RPOC”). We also signed a $6.0 million Commercial RPOC contract with Axiom Space.

Third, we have actively engaged in policy development for Active Debris Removal Funding and license two NASA Active Debris Removal patents pursuant to the In-License Agreement. Lastly, we have three rideshare contracts across IM-2 and IM-3 collectively worth $18.45 million, with several others in discussion.

We are also pursuing two main strategic pursuits. We are pursuing a $720.0 million prime engineering contract to lead the NASA Landsat Servicing mission as well as a pursuit to work with National Security Space in order to leverage domain expertise for demonstrations of orbital servicing, debris removal, rideshares, and Space Domain Awareness.

Lunar Data Services

We intend to leverage our six strategically positioned ground stations across Earth to offer continuous lunar coverage, facilitating secure lunar communications, navigation, and imagery. Providing Lunar Data Services is designed to allow us to provide lunar network services to NASA, the U.S. Space Force and commercial clients, which we believe will be an increasingly important priority given China’s recent declaration that they intend to build their own lunar satellite network.

We believe that we are one of the few companies capable of providing a commercial lunar communication network as an alternative to NASA’s aging and overtasked Deep Space Network (DSN) assets, which we believe will allow connectivity with the far side of the Moon and support robotic and human missions to the South Pole of the Moon. We are designing and building the required critical infrastructure and has existing agreements with global ground stations to provide coverage of the Moon. We believe that our Lunar Data Services offering is made up of a validated and complete lunar communications solution. Our network consists of our Nova Control Lunar Operations Center, our global collection of dishes called the Lunar Telemetry, Tracking and Communications Network (“LTN”), and the Cislunar Relay Constellation (Khon Satellites comprising our Khonstellation). Our network is secured by IronNet cybersecurity. In addition to our own LTN, we have our own world-class control center located at our headquarters in Houston, Texas. Built from the ground up by our highly experienced team, Nova Control enables collaboration, innovation and seamless operations, in this 24-hour facility that was designed to provide tracking, telemetry and communications support for cislunar space and the surface of the Moon.

Our lunar network can provide line of sight communication and will provide lunar South Pole and far-side coverage, lunar positioning services (GPS for the Moon), data relay, and data storage/caching.

Space Products and Infrastructure

This segment includes propulsion systems, navigation systems, engineering services contracts, lunar mobility vehicles (rovers and drones), power infrastructure (Fission Surface Power), and human habitation systems.

With extensive manufacturing capabilities, an in-house composites shop, and robust machine shop, we are able to find solutions for the prototyping or production challenges our customers face. Our manufacturing facility currently houses two EOS M290 manufacturing machines capable of creating manufactured parts in several characterized materials, including Inconel (IN625) and Titanium (Ti64). Our facility also houses the IM 3D design studio and post processing facilities that enhance development of in-house, manufactured parts. With these capabilities, we are positioning ourselves to rapidly manufacture on-demand prototypes, development parts, flight units and spares with a focus on producing small series and high-quality serial productions of metal manufactured components.

We also have rich experience and unique capabilities with engines, ignitors, controllers, encoders, gimbals, and diverse test facilities that allow us to rapidly develop propulsion systems. In a recent example, in February 2020, we successfully test-fired our VR3500 Moon lander engine for over 600 seconds, breaking the continuous test duration record on Marshall Space Flight Center’s Test Stand 115 — within four months from contract award. Our LOX/Methane engines are unique for in-space propulsion, in that they have demonstrated safety in handling and testing here on the ground, as well as reliable performance in space, and will enable our vehicles to fly more direct trajectories to the Moon. This is important because higher performance allows us to transit the Van Allen belt once compared to lower thrust systems which require several transits, which greatly reduces the risk of damage to our vehicle avionics due to high energy particles (radiation). The workhorse of our engine fleet is the 900lbf thrust class VR900. This engine has undergone hundreds of hours of testing and design, and will be used in our Nova-C lander as it returns the United States to the lunar surface. We also have engineered the VR3500 Engine. The VR3500 development and testing was performed on contract for Boeing’s Human Landing System (HLS) NextSTEP-2 in support of NASA’s Artemis program to return humans to the lunar surface. Our team designed, developed, built, and tested the engine within four months of contract award. This is an example of how our team combines innovation and experience to rapidly deliver results.

Our broad experience in automated systems includes avionics, communications, navigation, guidance and control systems, rendezvous and proximity operations, synthetic perception technology and human-machine interfaces. Specifically, our team brings extensive experience from NASA’s Morpheus and ALHAT (Autonomous Landing and Hazard Avoidance Technology) projects and the efforts of the Precision Landing and Hazard Avoidance (PLHA) community. We helped validate the Natural Feature Tracking (NFT) system for the OSIRIS-REx mission, which enabled precision landing on the asteroid Bennu. We have developed a PLHA system with Terrain Relative Navigation (TRN) using optical and laser measurements for precise and safe landing on a celestial body. We continue to mature our PLHA technology with the support of a nationwide academic network for incorporation into our Nova-C missions to the lunar surface in 2023 under the IM-1 missions.

We employ some of the industry’s most advanced software tools and processes to rapidly evolve and meet the complex and dynamic demands of our customers, and to build robust software solutions to ensure mission success. Concepts such as Agile software development, DevOps, and Digital Twins allows us to efficiently adapt our software to what is needed. From Low Earth Orbit to the lunar surface, we are capable of delivering complete mission solutions.

Our Customers and Partners

We are an integral partner to its customers and partners. We execute on our commitments and develop solutions for our customers’ toughest challenges. Our customers include, but are not limited to: NASA, Nokia Corporation, Columbia Sportswear Company, Aegis Aerospace, Inc., SpaceFlight Inc., KBR, Inc., Boeing Airplane & Transport Corporation, AstroForge and others. We execute on our commitments and develop solutions for our customers’ toughest challenges. We also have premiere partners in the industry including:

•        X-energy.    X-energy is a nuclear reactor and fuel design engineering company, developing Generation IV high-temperature gas cooled nuclear reactors and TRISO-X fuel to power them. We are partnered with them in a joint venture in the pursuit of nuclear space propulsion and surface power systems in support of future exploration goals, and has received one of three awards from NASA to design a 40kW fission surface power system for the lunar surface. We and X-energy are currently executing the fission surface power design contract through a joint venture called IX, LLC. Dr. Kamal Ghaffarian, our co-founder and chairman of our Board, is a co-founder and current member of management of X-energy.

•        Axiom Space.    We are partnered with Axiom Space to provide guidance, navigation and control, including rendezvous and proximity operations expertise for their space station. We are also partnered to support their development of the next generation spacesuit under the xEVAS program. Axiom Space is our customer. Dr. Kamal Ghaffarian, our co-founder and chairman of our Board, is a co-founder and current member of management of Axiom Space.

•        NASA.    We are partnered with NASA and service NASA through three missions to date under their CLPS contract program. We work to provide NASA with access to the lunar surface as well as cislunar data for science, technology, and infrastructure. The IM-2 mission is also contracted by NASA and will be the first spacecraft to drill for lunar ice. The mission will also be a part of NASA’s Tipping Point with the µNova Hopper.

•        KBR.    KBR, Inc. (“KBR”) is a U.S.-based science, technology and engineering firm. In the ordinary course of business, we regularly provide engineering services to KBR. KBR also owns a 10% interest in Space Network Solutions (“SNS”), one of our operating subsidiaries. The SNS joint venture won the OMES III contract on April 18, 2023 to conduct servicing of NASA’s LandSat-7. On May 8, 2023, Science Applications International Corp., which previously held the OMES II contract, filed a bid to protest the grant of the contract to SNS.

•        Jacobs.    Jacobs Engineering Group Inc. (“Jacobs”) is a U.S.-based technical, engineering and science firm that provides services for a broad range of clients globally including companies, organizations, and government agencies. We are partnered with Jacobs under a teaming agreement and subcontract for NASA’s JSC Engineering, Technology, and Science program (“JETS Program”).

Our Competitive Position

We believe we are well positioned to become a leading player in a fast growing market. Our competitive strengths include:

•        First Mover Advantage:    We are a first mover in a new category with an untapped addressable market of $119 billion, according to Northern Sky Research’s 2022 Moon Markets and Earth Orbital Services Market Analysis reports. We are a nine-year-old lunar services company and is in the leading position in NASA’s return to the Moon with over $86.6 million in 2021 fiscal year revenues. We believe we are also a first mover in lunar transport and communications systems. We also believe that we have an established, highly defensible, and scalable technology position providing lunar transport, landing, and data relay services.

•        Contracting TAM Well Beyond NASA:    The accessible total addressable market for us is approximately $120.0 billion over the next decade. Our total addressable market includes Department of Defense and Space Force spending, along with spending by the U.S. intelligence community, which have prioritized the Moon via strong bipartisan support, especially given recent geopolitical developments and the race to space from Russia and China. Our total addressable market is underpinned by large end markets, including space exploration, national security space, and commercial satellite services.

•        Differentiated Technology Offering:    We have innovated key technology and lunar features and capabilities, including: LOX and Methane Propulsion, Optical NAV System, Lunar Communications, RE-Entry and Landing, RPO and Capture and Extreme Surface Mobility.

•        High Quality Business Model:    We have significant intellectual property assets and high return on invested capital at scale with a durable growth trajectory and margin expansion in a non-cyclical sector. We are growing rapidly from $8 million in revenue in 2018 to $86.6 million in revenue in 2022, and with approximately $142.1 million in 2023 revenues already contracted, with the expectation and belief that we will continue to secure sizeable near-term awards in the near future. Our revenue is expected to transition from government contracts to commercial services sales through successful missions showcasing capabilities as the cislunar economy develops and as we mature as a company.

•        World-class Management Team:    Our management team possesses a valuable combination of experience and vision. In addition to their technical knowledge, our team has extensive experience operating and leading companies and a strong track-record of building market making businesses.

Our Growth Strategy

We are pursuing the following growth strategies:

Continuing to build on first mover advantage in lunar transport:    We are a company of firsts. Our first mission is IM-1, which is intended to be the first commercial lander on the Moon and the first U.S. lander on the Moon since the Apollo 17 mission in 1972. Our second mission for IM-2 is also being designed to achieve a multitude of firsts: first lander on the lunar south pole, first to drill for water ice on the Moon, first to develop and operate a lunar hopper in history, and first to deploy a data relay satellite in lunar orbit. Some of our other firsts from missions and accomplishments include: first to work with a commercial partner to deliver lunar payloads, first to establish a commercial lunar and deep space communications network, and first to partner with JSC Astro-Materials Curations Office to certify lunar material. We also intend to continue to build on our first mover advantage gained through these accomplishments and leverage them into positions on new contracts in the future.

Building out capabilities and pursuing opportunities in adjacent lunar markets:    We intend to scale and expand our existing capabilities in order to provide a complete suite of lunar economy services. This offering is designed to include products and services critical to Commercial Landers, Lunar Data Services, Crewed Lunar Missions, Lunar Transportation Services, Lunar Power Services, and Lunar Habitats.

Pursuing orbital services opportunities:    We intend to leverage our technologies and government funds to establish a foothold in the orbital services market. Some of our key technologies, such as robotics, Nova-C optical navigation and RPOC, and satellite capture, have enabled key progress towards this aim to date. This progress includes a commercial space station contract in-hand with Axiom Space, rideshare contracts in hand for IM-2, and two licensed NASA active debris removal patents. Going forward, we intend to pursue the $720.0 million Prime Engineering Contract to lead the NASA mission to service LandSat-7 as well as other national security-related contracts.

Leveraging capabilities in commercial lunar and satellite services market:    We plan to leverage government contract success to build a commercial customer base and develop the industry partnerships required for our next phase of growth. Leveraging these government contracts as well as our differentiated capabilities will allow us to establish a foothold in the emerging satellite servicing market.

Our Competition

Competition in our addressable market is mainly divided between incumbents, such as Northrop Grumman and Lockheed Martin who pursue larger, more complex contracts such as manned lunar missions, and next generation players, including our competitors on the CLPS contract such as Astrobotic and Firefly Aerospace.

Our Operations

Sales:    Our sales organization operates directly and via our extensive customer and partner network, which spans across North America, Europe, Asia, the Middle East, and Australia. Our partner network consists of our rideshare delivery providers, lunar surface mobility providers, payload providers, communication satellite provider, and ground segment providers.

The main responsibilities for our sales organization include ensuring contract renewals, maintaining relationships and expanding business with existing customers and partners, and acquiring new customers. We have deep expertise in capture efforts with the government customers, and have established processes to succeed with such customers. We leverage extensive existing relationships as well as our partner network and direct sales efforts to continue to win and grow business with commercial customers.

We work closely with our customers and partners to enable their success. Deeper adoption from our customers comes in many forms, including delivery of payloads to lunar orbit and the lunar surface, data and data relay services for users in the lunar vicinity, orbital services, lunar surface infrastructure, and space products and services.

Research and Development:    Our research and development (“R&D”) team is integrated across our engineering organization to leverage the best engineers within each discipline and prevent stovepipes within our technology, yielding fully integrated systems that reduce time to market. Our R&D scope includes company rollover, acquisition, optimizing capital structure, and general corporate purposes. Our R&D team is also responsible for developing and innovating our proprietary technology platform.

We continue to invest in R&D, particularly as it relates to “survive the night” and our larger lander design to make our platform more accessible to a wider range of customers, as well as innovating our space technology to capture various types of data efficiently.

Marketing:    Our marketing team utilizes a multi-channel approach to develop and increase our brand awareness, position and communicate the value of our differentiated offering, and develop engaging outbound demand-generation campaigns.

The team drives our overall market positioning and messaging across our key audiences and vertical markets, as well as provides strategic go-to-market assessments of use cases that emerge from new product capabilities and the market landscape. Our communications team works with targeted industry influencers and media outlets to drive interest through media channels, including blogs, social media, and video. This approach is important for our strategy to capture the entire market opportunity encompassing not only NASA and Department of Defense, but also commercial aerospace and non-traditional customer segments engaged in partnership and content activity, who value brand activation from these engagements.

Supply Chain

Our ability to manufacture and operate our spacecraft is dependent upon sufficient availability of raw materials and supplied components including avionics, flight computers, radios and electrical power systems.

We obtain raw materials and components from suppliers that we believe to be reputable and reliable. We have established and follow internal quality control processes to source suppliers, considering quality, cost, delivery and lead-time. We instill responsibility for quality at the lead level to ensure our suppliers and internally built hardware meet the required quality standards. While we largely source raw materials and components from multiple sources, in some cases raw materials and components are sourced from a limited number of suppliers. In these situations, as we endeavor to diversify our supply chain, we manage this risk through using material requirements planning, including material forecasting and planning, safety stock, and bulk and advance buying with focused efforts on long-lead items.

Manufacturing, Assembly and Operations

We have an integrated manufacturing facility in Houston, TX and are constructing a state of the art, built to spec manufacturing and operations center on Spaceport Houston for occupancy in the third quarter of 2023. The current manufacturing capability supports R&D, rapid prototyping and flight level hardware in an integrated and disciplined manner applying the correct level of rigor to the appropriate process. We leverage a strong culture of personal accountability to ensure efficiency and world class results of operations within our operations group. We are ASC 9100 certified and adhere to the appropriate quality and process controls on a continuous basis. See “Facilities” for further discussion of our new facilities under construction.

Employees

As of March 31, 2023, we had 195 employees throughout our operations. We value technical expertise, original thinking, adaptability, and a willingness to collaborate with our excellent team. While our original workforce is rooted in aerospace, we welcome new perspectives and technology expertise as we grow.

As of March 31, 2023, our team has over 25 years average aeronautics and design experience and over 100 years cumulative NASA experience. Additionally, over 60% of our employees have advanced degrees, which we define as degrees obtained beyond an undergraduate level.

Intellectual Property

The protection of our technology and intellectual property is an important aspect of our business. We rely upon a combination of trademarks, trade secrets, copyrights, license agreements, confidentiality procedures, contractual commitments and other legal rights to establish and protect our intellectual property. We enter into confidentiality agreements and invention or work product assignment agreements with our employees and consultants to control access to, and clarify ownership of, our proprietary information.

As of March 31, 2023, we license two U.S. patents from Aerospace Corporation. As of March 31, 2023, we hold one registered trademark in the United States. We continually review our development efforts to assess the existence and patentability of new intellectual property. We intend to file patent applications with respect to our technology.

Material In-License Agreement:    In July 2018, we entered into a Patent and Know-How License for Government Purpose Agreement with Aerospace Corporation to in-license, on a non-exclusive basis, two U.S. patents that are jointly held by Aerospace Corporation, NASA and the U.S. Air Force Research Laboratory (such agreement, the “In-License Agreement”). The patents licensed under the In-License Agreement are entitled “Method for Active Debris Removal Using a Spacecraft with a Capture Device” and “System, Apparatus, and Method for Active Debris Removal.” We license the patents for building and operating an active orbital debris removal system using a spacecraft with a capture device (the “Government Purpose”). Under the In-License Agreement, Aerospace Corporation shall receive copies of any products, data results of testing, observations, and/or evaluations derived from our use of the licensed patents and associated know-how and to any ancillary systems into which the licensed patents and associated know-how may be integrated for the Government Purpose. In addition, Aerospace Corporation, we and any other applicable licensees share the United States Patent and Trademark Office maintenance fees for each licensed patent. The approximate maintenance fee for each licensed patent was $1,600 for the first four licensing years starting from November 2018, $3,600 for the eighth licensing year, and $7,200 for the twelfth licensing year. The In-License Agreement remains in effect until the expiration date of the last patent to expire or the completion of the Government Purpose, whichever occurs first. The estimated expiration date of the licensed patents are October 12, 2032 and April 6, 2033, respectively. Either party may terminate the In-License Agreement at any time without cause upon 30 days’ written notice to the other party.

Facilities

Our principal facility is currently based on Houston, Texas; however, we are currently transitioning to a new lunar production and operations center at the Houston Spaceport at Ellington Airport. The center is designed to span across about 12.5 acres of real estate and to have more than 100,000 square feet of office and advanced production space. Other features are being designed to include tiered storage, an advanced loading dock, and a production area with 45-foot ceilings and crane that will be capable of handling all Nova Lunar Lander designs. The facility will host the first commercial use SCIF in Houston with a plan to include office tenant space for Department of Defense units and innovation accelerators.

The new lunar production and operations center and corporate offices under construction at the Houston Spaceport are expected to be completed in the third quarter of 2023, and are estimated to cost approximately $40 million to complete, subject to future design or development changes. We expect to fund the new facilities’ construction costs as they are incurred using cash on hand and in reliance upon a build-to-suit lease arrangement whereby the lessor is expected to reimburse up to $40 million for certain costs incurred by us for design, construction, and development. Upon completion of the construction project, the lunar production and operations center will serve as our principal facility under a ground lease agreement with an initial term of 20 years with four optional renewal periods of 5 years each.

Regulatory

Compliance with various governmental regulations has an impact on our business, including our capital expenditures, earnings and competitive position, which can be material. We incur or will incur costs to monitor and take actions to comply with governmental regulations that are or will be applicable to our business, which include, among others, federal securities laws and regulations, applicable stock exchange requirements, export and import control, economic sanctions and trade embargo laws and restrictions and regulations of the U.S. Department of Transportation, FAA, FCC and other government agencies in the United States.

Further, our business is subject to, and we must comply with, stringent U.S. import and export control laws, including the ITAR and EAR. See “Risk Factors — Risks Relating to Our Business” for a discussion of material risks to us, including, to the extent material, to our competitive position, relating to governmental regulations, and see “Management’s Discussion and Analysis of Financial Condition and Results of Operation” together with our consolidated financial statements, including the related notes included therein, for a discussion of material information relevant to an assessment of our financial condition and results of operations, including, to the extent material, the effects that compliance with governmental regulations may have upon our capital expenditures and earnings.

Legal Proceedings

In the ordinary course of business, we are involved in various pending and threatened litigation matters. In the future, we may be subject to additional legal proceedings, the scope and severity of which is unknown and could adversely affect our business. In addition, from time to time, we may receive letters or other forms of communication asserting claims against us.

MANAGEMENT

Executive Officers and Directors

The following table sets forth certain information, as of the date of this prospectus, concerning the names, ages and positions of the individuals who currently serve as our executive officers and directors:

Name	Age	Position
Executive Officers:
Stephen Altemus(3)	59	Chief Executive Officer and Director
Erik Sallee	42	Chief Financial Officer
Timothy Crain	50	Chief Technology Officer
Anna Jones	44	General Counsel and Corporate Secretary
Directors:
Dr. Kamal Ghaffarian(3)	65	Chairman
Michael Blitzer(1)(2)	45	Director
Lieutenant General William Liquori(1)	54	Director
Robert Masson(1)(2)	54	Director

____________

(1)      Member of the audit committee

(2)      Member of the compensation committee

(3)      Member of the nominating and corporate governance committee

Our officers are well qualified as leaders. In their prior positions they have gained experience in core management skills, such as strategic and financial planning, financial reporting, compliance, risk management, and leadership development. Several of our officers and directors also have experience serving on boards of directors and board committees of other public companies and private companies and have an understanding of corporate governance practices and trends, which provides an understanding of different business processes, challenges, and strategies. Further, certain officers and directors have other experience that makes them valuable, such as prior experience in mergers and acquisitions, in financial services, and managing and investing in assets.

Stephen Altemus.    Mr. Altemus has served as our Chief Executive Officer and a member of our Board since February 13, 2023 and has served as the Chief Executive Officer of Intuitive Machines OpCo since 2012. Mr. Altemus is also our co-founder and president. Prior to founding Intuitive Machines, in December 2012, Mr. Altemus was appointed to serve as the Deputy Director of NASA’s Johnson Space Center (“JSC”), a position he held until June 2013. Formerly Director of Engineering from July 2006 to December 2012, Mr. Altemus served as the leader and steward of JSC’s engineering capabilities in support of NASA’s human spaceflight programs, projects, and technology activities. Mr. Altemus is also a director of Intuitive Aviation, a subsidiary of Intuitive Machines.

Mr. Altemus received a B.S. in Aeronautical Engineering from Embry Riddle Aeronautical University where he now serves as a member on the Engineering Advisory Board, and an M.S. in Engineering Management from the University of Central Florida. He joined NASA’s Kennedy Space Center and the Space Shuttle Program in 1989 where he held progressively more responsible positions working in Space Shuttle operations, launch, and landing activities. He served as the Columbia Reconstruction Director after the loss of the Space Shuttle Columbia on February 1, 2003. In January 2005, he joined JSC serving as the Deputy Director of Engineering and was subsequently selected as Director in July 2006. Mr. Altemus is well qualified to serve on our Board due to his role as our Chief Executive Officer, his depth of knowledge of us and our operations, his acute business judgment and extensive familiarity with the business in which we compete.

Dr. Kamal Ghaffarian.    Dr. Ghaffarian has served as the Chairman of our Board since February 13, 2023. Throughout his 35-plus year career, Dr. Ghaffarian has created multiple successful companies and has extensive experience working at the intersection of government contracting and technological innovation.

Dr. Ghaffarian started his entrepreneurial career in 1994 by founding Stinger Ghaffarian Technologies, Inc., a government services company focusing on IT, engineering, and science applications. Dr. Ghaffarian has also held numerous technical and management positions at Lockheed Martin, Ford Aerospace and Loral. Dr. Ghaffarian

has obtained two Bachelor of Science degrees, including a B.S. in Computer Science in Engineering and a B.S. in Electronics Engineering, an M.S. in Science in Information Management, a Ph.D. in Management Information System and a Ph.D. in Technology.

Dr. Ghaffarian, our co-founder and chairman of our Board, is the co-founder and chairman of a number of companies including IBX, Axiom Space, X energy and Quantum Space. Dr. Ghaffarian is well qualified to serve on our Board due to his role as our Chairman, his extensive experience in the field and deep understanding of company leadership.

Erik Sallee.    Mr. Sallee has served as our Chief Financial Officer since February 13, 2023 and has served as Intuitive Machines OpCo’s Chief Financial Officer since 2021. Mr. Sallee brings extensive experience as a finance executive in the aerospace sector. Prior to this, Mr. Sallee was the Corporate Controller for Blue Origin, LLC where he oversaw treasury, tax, accounting, audit compliance, financial systems, and pricing. From 2015-2018, Mr. Sallee was a division Chief Financial Officer for L3 Technologies, a software and aerospace Company. From 2011-2015 Mr. Sallee worked at Raytheon in positions of increasing responsibility including Chief Financial Officer of Raytheon Solipsys, an international software company. Before moving to the industry, Mr. Sallee worked at Deloitte and was an officer in the U.S. Marine Corps where he received several awards including a Navy and Marine Corps Achievement Medal with Combat Distinguishing Device in 2005.

Mr. Sallee received an MBA and M.S. in Business and Finance from University of Maryland College Park, Smith School of Business and a B.S. in Political Science from Vanderbilt University. Mr. Sallee is a licensed Certified Public Accountant (CPA).

Dr. Timothy Crain.    Dr. Crain has served as our Chief Technology Officer since February 13, 2023 and has served as Intuitive Machines OpCo’s Chief Technology Officer since 2021. Dr. Crain previously served as Intuitive Machines OpCo’s vice president of research and development since co-founding the Company in 2013 with Mr. Altemus and Dr. Ghaffarian.

Dr. Crain received his Ph.D. in aerospace engineering from the University of Texas at Austin where he was a National Science Foundation Graduate Fellow and Assistant Instructor. He began his professional career in 2000 at NASA’s JSC where he was a lead engineer in the Engineering Directorate’s Aeroscience and Flight Mechanics Division. During his tenure at JSC he worked on the navigation design for Mars Science Lander and was the Orbit Guidance, Navigation, and Control System Manager for the Orion spacecraft. In 2009, Dr. Crain became the Flight Dynamics lead for NASA’s Project Morpheus. Dr. Crain left the NASA civil service in June 2013 to co-found Intuitive Machines.

Dr. Crain is a recipient of the NASA JSC Center Director’s Commendation Award, the Outstanding Young Texas Ex Award, UT Outstanding Young Engineering Graduate Award, Orion Flight Dynamics Leadership Award, and a finalist for the NASA Rotary Mid-Career Stellar Award. Dr. Crain is a board member of Penumbra, LLC.

Anna Jones.    Ms. Jones has served as our General Counsel and Corporate Secretary since April 2023. Ms. Jones has a range of experience counseling boards and executives on corporate governance, compliance, securities, finance, and transactional matters across several industries. Before joining Intuitive Machines, Ms. Jones was Vice President of Securities and Corporate Counsel at Paysafe Limited from April 2021 through March 2023, where she advised on securities disclosure and compliance matters, corporate governance, finance and treasury transactions, and other transactions. Previously, Ms. Jones served as Assistant General Counsel and Corporate Secretary at Marathon Oil Corporation. Ms. Jones has also held legal positions at ConocoPhillips, Spectra Energy Corp, and Hyatt Hotels Corporation. Ms. Jones began her legal career as a corporate associate at Latham & Watkins LLP where she worked from 2006 through 2012. Ms. Jones a holds a juris doctor degree from Northwestern University School of Law and a bachelor’s degree in business administration.

Michael Blitzer.    Mr. Blitzer has served as a member of our Board since February 13, 2023. Mr. Blitzer had served as the co-Chief Executive Officer of IPAX since February 2021 and a director of IPAX since January 2021 until the closing of the Business Combination on February 13, 2023. Mr. Blitzer is the founder and co-Chief Information Officer of Kingstown Capital Management, which he founded in 2006 and grew to a multi-billion asset manager with some of the world’s largest endowments and foundations as clients. At Kingstown, Mr. Blitzer oversaw and participated in nearly all of the firm’s investment decisions including countless public and private investments in the consumer and technology industries. Mr. Blitzer brings an in-depth understanding of public markets and has invested in a variety of corporate transactions such as spin-offs, rights offerings, public offerings, privatizations and mergers & acquisitions. He was also a public company director of Signature Group Holdings after its exit from bankruptcy in 2011, where he also sat on the audit committee, and was on the board of directors of the European mutual fund TREND AD.

Mr. Blitzer began his Wall Street career at J.P. Morgan Securities in 1999 advising companies globally in private debt and equity capital raises followed by work at the investment fund, Gotham Asset Management. Mr. Blitzer taught courses in Investing at Columbia Business School for five years in the 2010s. He holds an MBA from Columbia Business School and a BS from Cornell University where he received the Cornell Tradition Fellowship. Mr. Blitzer currently sits on the Executive Advisory Board of the Heilbrunn Center for Graham & Dodd Investing at Columbia Business School and is a trustee of Greens Farms Academy in Westport, CT where he is also Treasurer and Chair of the Investment Committee. Mr. Blitzer is well qualified to serve on our Board due to his role as IPAX.’s co-Chief Executive Officer and his experience with public companies.

Lieutenant General William J. Liquori.    Lieutenant General Liquori has served as a member of our Board since February 13, 2023. Lieutenant General Liquori retired as a Lieutenant General from the United States Space Force in 2022, after over thirty years of distinguished service in both the U.S. Air Force and Space Force. Lieutenant General Liquori served as the Space Force’s first Chief Strategy and Resourcing Officer. Lieutenant General Liquori also led the development of the Space Force international engagement strategy; served as the lead policy interface to the Office of the Secretary of Defense, National Security Council and the National Space Council.

Lieutenant General Liquori entered the Air Force as a distinguished graduate of the Air Force ROTC program at Boston University. His career included numerous positions in Air Force Space Command, the National Reconnaissance Office, the Air Force Secretariat, U.S. European Command, the Office of the Secretary of Defense, and the White House as Director for Space Policy on the National Security Council staff. During his time at the White House, Liquori served two Presidents of the United States, was the lead author for the 2018 National Space Strategy, served as the primary NSC interface to the National Space Council, co-led the 2018 U.S.-Japan Comprehensive Dialogue on Space, and supported the early policy work leading to the establishment of the United States Space Force. He has commanded a space operations squadron and the 50th Space Wing.

Lieutenant General Liquori graduated from Boston University in 1991 with a Bachelor of Arts in Computer Science. In 1996, Lieutenant General Liquori earned a Master’s Degrees from Webster University in Computer Resources and Information Management. From 2004-2005, Lieutenant General Liquori proceeded to Air University where he received Master’s Degrees in Airpower Art & Science and Air & Space Power Strategy. Then, in 2009, Lieutenant General Liquori attended the Marine Corps University where he received a Master’s degree in Strategic Studies. Lieutenant General Liquori is well qualified to serve on our Board due to his profound knowledge of the field and extensive leadership expertise.

Robert L. Masson.    Mr. Masson has served as a member of our Board since February 13, 2023. Mr. Masson was appointed Chief Financial Officer of Latham Group, Inc. in June 2022. As Chief Financial Officer of Latham Group, Inc., Mr. Masson is responsible for planning, implementing, managing, and controlling all financial-related activities for the company.

Mr. Masson is a skilled finance executive with nearly 20 years of experience in the aerospace, defense, and industrial sectors. Before joining Latham Group, Inc., Mr. Masson served as Executive Vice President and Chief Financial Officer of Hypertherm, Inc., where he oversaw the company’s global financial, information technology, and legal operations. From 2016-2018, Mr. Masson was Vice President of Finance at Flowserve, where he led the company’s operational finance, operational accounting, and corporate financial planning and analysis teams. From 2003-2016, he served in various finance leadership roles at Raytheon Technologies, including Chief Financial Officer roles for several of the company’s business units.

Mr. Masson began his career as a Lieutenant and Naval Aviator for the United States Navy, where he worked from 1992-2001. Mr. Masson holds a Bachelor of Science degree in Economics from the United States Naval Academy and a Master of Business Administration from Harvard Business School. Mr. Masson currently serves as a director for Tech-Etch, Inc. where he is chair of the audit committee. Mr. Masson is well qualified to serve on our Board because of his numerous years of experience in finance and the aerospace industry and his knowledge as a director.

Corporate Governance

Board Composition

Our business and affairs are managed under the direction of our Board. Our Board is chaired by Dr. Kamal Ghaffarian and includes Stephen Altemus, Michael Blitzer, Lieutenant General William Liquori and Robert Masson as members. The Board has determined that Michael Blitzer, Lieutenant General William Liquori and Robert Masson qualify as independent in accordance with applicable Nasdaq rules.

When considering whether directors and director nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable our Board to satisfy its oversight responsibilities effectively in light of its business and structure, our Board expects to focus primarily on each person’s background and experience as reflected in the information discussed in each of the directors’ individual biographies set forth above in order to provide an appropriate mix of experience and skills relevant to the size and nature of its business.

Pursuant to the Business Combination Agreement, IPAX was granted rights to designate one director for election to our Board.

Director Independence

Under our Corporate Governance Guidelines and the Nasdaq rules, a director will not be independent unless our Board affirmatively determines that s/he does not have a direct or indirect material relationship with the Company or any of its subsidiaries. In addition, the director must not be precluded from qualifying as independent under the per se bars set forth by the Nasdaq rules.

Our Board undertook a review of its composition, the composition of its committees and the independence of directors and considered whether any director has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, our Board has determined that Michael Blitzer, Lieutenant General William Liquori and Robert Masson do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors qualifies as “independent” as that term is defined under the Nasdaq rules. In making these determinations, our Board considered the relationships that each non-employee director has with the Company and all other facts and circumstances our Board deemed relevant in determining their independence, including the director’s beneficial ownership of our common stock.

Controlled Company Exemption

Our Founders own more than 50% of the combined voting power for the election of directors to our Board, and, as a result, we are considered a “controlled company” for the purposes of the Nasdaq rules. As such, we qualify for exemptions from certain corporate governance requirements, including that a majority of our Board consist of “independent directors,” as defined under the Nasdaq rules. In addition, we are not required to have a nominating and corporate governance committee or compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities or to conduct annual performance evaluations of the nominating and corporate governance and compensation committees.

As permitted for a “controlled company,” a majority of our Board and our Compensation and Nominating and Corporate Governance Committees are not independent. Accordingly, our stockholders may not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of the Nasdaq rules.

If at any time we cease to be a “controlled company” under the Nasdaq rules, our Board intends to take any action that may be necessary to comply with the Nasdaq rules, subject to a permitted “phase-in” period.

Classified Board of Directors

Pursuant to our Certificate of Incorporation, our directors are divided into three classes, with each class serving staggered three-year terms. Our Board currently consists of five (5) directors who are divided among the three classes as follows:

•        The Class I directors are Lieutenant General William Liquori and Robert Masson;

•        The Class II director is Michael Blitzer; and

•        The Class III directors are Stephen Altemus and Dr. Kamal Ghaffarian.

Committees of our Board

Our Board directs the management of our business and affairs, as provided by Delaware law, and conduct its business through meetings of the board of directors and standing committees. We have a standing audit committee, compensation committee and nominating and corporate governance committee, each of which operate under a written charter.

In addition, from time to time, special committees may be established under the direction of our Board when it deems it necessary or advisable to address specific issues. Current copies of our committee charters have been posted on our website (https://www.intuitivemachines.com/investors) under the heading “Corporate Governance” as required by applicable SEC and Nasdaq rules. The information contained on, or that may be accessed through, our website is not part of, and is not incorporated into, this prospectus or the registration statement of which it forms a part.

Audit Committee

Our audit committee is responsible for, among other things:

•        overseeing our accounting and financial reporting process;

•        appointing, compensating, retaining and overseeing the work of our independent registered public accounting firm and any other registered public accounting firm engaged for the purpose of preparing or issuing an audit report or related work or performing other audit, review or attest services for us;

•        discussing with our independent registered public accounting firm any audit problems or difficulties and management’s response;

•        pre-approving all audit and non-audit services provided to us by our independent registered public accounting firm (other than those provided pursuant to appropriate preapproval policies established by the audit committee or exempt from such requirement under the rules of the SEC);

•        reviewing and discussing our annual and quarterly financial statements with management and our independent registered public accounting firm;

•        discussing our risk management policies;

•        reviewing and approving or ratifying any related person transactions;

•        establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters, and for the confidential and anonymous submission by our employees of concerns regarding questionable accounting or auditing matters; and

•        preparing the audit committee report required by SEC rules.

Our audit committee consists of Lieutenant General William Liquori, Michael Blitzer and Robert Masson with Mr. Masson serving as chair. All members of our audit committee meet the requirements for financial literacy under the applicable Nasdaq rules and regulations. Our Board has affirmatively determined that each member of our audit committee qualifies as “independent” under Nasdaq’s additional standards applicable to audit committee members and Rule 10A-3 of the Exchange Act applicable audit committee members. In addition, our Board has determined that Michael Blitzer qualifies as an “audit committee financial expert,” as such term is defined in Item 407(d)(5) of Regulation S-K.

Compensation Committee

Our compensation committee is responsible for, among other things:

•        reviewing and approving corporate goals and objectives with respect to the compensation of our Chief Executive Officer, evaluating our Chief Executive Officer’s performance in light of these goals and objectives and setting our Chief Executive Officer’s compensation;

•        reviewing and setting or making recommendations to our Board regarding the compensation of our other executive officers;

•        reviewing and making recommendations to our Board regarding director compensation;

•        reviewing and approving or making recommendations to our Board regarding our incentive compensation and equity-based plans and arrangements;

•        appointing and overseeing any compensation consultants;

•        reviewing and discussing annually with management our “Compensation Discussion and Analysis,” to the extent required; and

•        preparing the annual compensation committee report required by SEC rules, to the extent required.

Our compensation committee consists of Robert Masson and Michael Blitzer with Mr. Blitzer serving as chair. Our Board has determined that Robert Masson and Michael Blitzer qualify as “independent” under Nasdaq’s additional standards applicable to compensation committee members and each member of the compensation committee is a “non-employee director” as defined in Section 16b-3 of the Exchange Act.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee is responsible for, among other things:

•        identifying individuals qualified to become members of our Board and ensure our Board has the requisite expertise and consists of persons with sufficiently diverse and independent backgrounds;

•        recommending to our Board the persons to be nominated for election as directors and to each committee of our Board;

•        developing and recommending to our Board corporate governance guidelines, and reviewing and recommending to our Board proposed changes to our corporate governance guidelines from time to time; and

•        overseeing the annual evaluations of our Board and its committees.

Our nominating and corporate governance committee consists of Dr. Kamal Ghaffarian and Stephen Altemus with Mr. Altemus serving as chair. The Board determined that the members of our nominating and corporate governance committee do not qualify as “independent” under Nasdaq rules applicable to nominating and corporate governance committee members.

Our Board may from time to time establish other committees.

Code of Business Conduct and Ethics

We have a Code of Business Conduct and Ethics that applies to all of our executive officers, directors and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions. The Code of Business Conduct and Ethics is available on our website, https://www.intuitivemachines.com/investors under the “Corporate Governance” section.

We intend to make any legally required disclosures regarding amendments to, or waivers of, provisions of our Code of Business Conduct and Ethics on our website rather than by filing a Current Report on Form 8-K.

Compensation Committee Interlocks and Insider Participation

During 2022, our compensation committee was comprised of former directors of IPAX, Paula Sutter and Nicholas Shekerdemian. No member of the compensation committee was at any time during fiscal year 2022, or at any other time, one of our officers or employees. None of our executive officers has served as a director or member of a compensation committee (or other committee serving an equivalent function) of any entity, one of whose executive officers served as a director of our Board or member of our compensation committee.

EXECUTIVE AND DIRECTOR COMPENSATION

This section discusses the material components of the executive compensation program for our executive officers who are named in the “Summary Compensation Table” below. In 2022, our “named executive officers” and their positions were as follows:

•        Stephen Altemus, President and Chief Executive Officer;

•        Timothy Crain, Chief Technology Officer; and

•        Erik Sallee, Chief Financial Officer.

This discussion may contain forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs.

Summary Compensation Table

The following table sets forth information concerning the compensation of our named executive officers for the years ended December 31, 2021 and December 31, 2022.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Option Awards ($)(2)	All Other Compensation ($)(3)	Total
Stephen Altemus	2022	490,954	150,000	—	10,675	651,629
President & CEO(4)	2021	379,663	100,000	—	8,700	488,363
Timothy Crain	2022	359,805	100,000	—	10,675	470,480
Chief Technology Officer(5)	2021	313,368	75,000	—	8,700	397,068
Erik Sallee	2022	366,923	100,000	—	1,212	468,135
Chief Financial Officer(6)	2021	234,808	60,000	90,193	3,046	388,047

____________

(1)      Amounts reflect annual discretionary bonuses paid to the named executive officers for services performed during the applicable year. The bonuses earned with respect to 2022 are further described below in “— 2022 Bonuses.”

(2)      Amounts reflect the full grant-date fair value of stock options granted during the applicable year computed in accordance with ASC Topic 718, rather than the amounts paid to or realized by the named individual. We provide information regarding the assumptions used to calculate the value of all option awards made to executive officers in the notes to the consolidated financial statements of Intuitive Machines OpCo.

(3)      Amounts reflect the Company’s 401(k) plan matching contributions.

(4)      Effective on September 3, 2022, Mr. Altemus’ base salary rate was increased from $380,359 to $699,377.

(5)      Effective on September 3, 2022, Mr. Crain’s base salary rate was increased from $313,943 to 429,640.

(6)      Mr. Sallee commenced employment as our Chief Financial Officer effective April 12, 2021; therefore, certain amounts for Mr. Sallee for 2021, such as base salary, reflect a partial year of service. Effective on September 3, 2022, Mr. Sallee’s base salary rate was increased from $330,000 to $450,000.

Narrative to Summary Compensation Table

2022 Salaries

The named executive officers receive a base salary to compensate them for services rendered to our company. The base salary payable to each named executive officer is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities. The 2022 annual base salaries for our named executive officers were increased from $380,359 for Mr. Altemus, $313,943 for Mr. Crain, and $330,000 for Mr. Sallee, to $699,377, $429,640, and $450,000, respectively, effective September 3, 2022. The actual base salaries earned by our named executive officers for services in 2022 are set forth above in the Summary Compensation Table in the column entitled “Salary.”

2022 Bonuses

Our named executive officers were eligible to earn discretionary cash bonuses for calendar year 2022, as determined by the Board. For 2022, Messrs. Altemus and Crain were eligible to receive a discretionary annual bonus as determined by the Board of Managers, and Mr. Sallee was eligible to receive an annual bonus of up to 30% of his base salary. Based on a review of our performance for 2022 and each named executive officer’s individual performance and contributions to our success, the Board of Managers approved the bonus amounts set forth in the Summary Compensation Table in the column entitled “Bonus.”

Equity Compensation

Historical Equity Grants

Prior to the Transactions, we offered awards of options to purchase non-voting class B membership interests of Intuitive Machines OpCo to eligible service providers, including certain of our named executive officers, pursuant to the Intuitive Machines, LLC 2021 Unit Option Plan (the “2021 Plan”). In connection with the consummation of the Transactions, the options were recapitalized into options to purchase Intuitive Machines OpCo Common Units. Following the consummation of the Transactions, awards will not be granted under the 2021 Plan. For additional information about the 2021 Plan, please see the section titled “— 2021 Unit Option Plan” below.

In 2022 we did not award any stock options pursuant to the 2021 Plan to any of our named executive officers. Messrs. Altemus and Crain do not hold stock options or any other compensatory equity awards.

Intuitive Machines Incentive Plan

In connection with the consummation of the Transactions, we adopted the Intuitive Machines Incentive Plan in order to facilitate the grant of cash and equity incentives to directors, employees (including our named executive officers) and consultants of our company and certain of its affiliates and to enable our company and certain of its affiliates to obtain and retain services of these individuals, which is essential to our long-term success. We expect to grant equity-based compensation to our employees, including our named executive officers, and our directors pursuant to the Intuitive Machines Incentive Plan.

Other Elements of Compensation

Retirement Plans

We currently maintain a 401(k) retirement savings plan for our employees, including our named executive officers, who satisfy certain eligibility requirements. Our named executive officers are eligible to participate in the 401(k) plan on the same terms as other full-time employees. The U.S. Internal Revenue Code of 1986, as amended (the “Code”) allows eligible employees to defer a portion of their compensation, within prescribed limits, on a pre-tax basis through contributions to the 401(k) plan. Currently, we match contributions made by participants in the 401(k) plan up to a specified percentage of the employee contributions, and these matching contributions are fully vested as of the date on which the contribution is made. We believe that providing a vehicle for tax-deferred retirement savings though our 401(k) plan, and making matching contributions, adds to the overall desirability of our executive compensation package and further incentivizes our employees, including our named executive officers, in accordance with our compensation policies.

Employee Benefits and Perquisites

All of our full-time employees, including our named executive officers, are eligible to participate in our health and welfare plans, including:

•        medical, dental and vision benefits;

•        health savings and flexible spending accounts;

•        short-term and long-term disability insurance;

•        basic life and accidental death and dismemberment insurance;

•        accident and critical illness insurance; and

•        term life insurance.

We believe the perquisites described above are necessary and appropriate to provide a competitive compensation package to our named executive officers.

No Tax Gross-Ups

We do not make gross-up payments to cover our named executive officers’ personal income taxes that may pertain to any of the compensation or perquisites paid or provided by our company.

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes the number of Units underlying outstanding equity incentive plan awards for each named executive officer as of December 31, 2022.

Option Awards
Name	Grant Date		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Stephen Altemus	—		—	—	—	—
Timothy Crain	—		—	—	—	—
Erik Sallee	June 14, 2021	(1)	100,000	200,000	1.00	June 14, 2031

____________

(1)      This stock option vests and becomes exercisable in equal annual installments over three years from the applicable grant date, subject to Mr. Sallee’s continued service. In addition, if Mr. Sallee’s continuous service is terminated by us without “cause,” Mr. Sallee will vest in the portion of the option that would have otherwise vested on the next anniversary of June 14, 2021.

Executive Compensation Arrangements

On March 20, 2021 we entered into an offer letter with Erik Sallee to serve as our Chief Financial Officer. Mr. Sallee’s employment under the offer letter is at-will and will continue until terminated at any time by either party. Pursuant to his offer letter, Mr. Sallee is entitled to receive an annual base salary of $330,000 per year; as described above, Mr. Sallee’s annual base salary was increased effective September 3, 2022 to $450,000. In addition, Mr. Sallee is eligible to participate in the 2021 Plan and in the health and welfare benefit plan and programs maintained by us for the benefit of our employees.

Mr. Sallee is eligible to earn annual cash bonuses under our bonus program, based on the achievement of individual and/or our performance goals. Under the offer letter, Mr. Sallee’s target bonus opportunity is 30% of his annual base salary.

In connection with entering into his offer letter, Mr. Sallee entered into our standard form of confidentiality agreement, which provides for a non-disclosure covenant that lasts during employment and for five years thereafter, an employee and client/customer non-solicitation covenant that lasts during employment and for two years thereafter.

Messrs. Altemus or Crain were not, and are not, parties to employment agreements or offer letters in 2021 or 2022.

Director Compensation

In 2022, we paid a $400,000 service fee to one of our executives and founders who is a member of our Board of Managers, Dr. Kamal Ghaffarian, to compensate him for his services as Executive Chairman. He did not receive any additional compensation for services provided as a director.

Name	Fees Earned or Paid in Cash ($)	Total ($)
Dr. Kamal Ghaffarian	400,000	400,000

In connection with the consummation of the Transactions, we approved and implemented a compensation program (the “Director Compensation Program”) for our non-employee directors (each, an “Eligible Director”) that consists of annual cash retainer fees and long-term equity awards. The material terms of the Director Compensation Program are described below.

The Director Compensation Program consists of the following components: Cash Compensation:

•        Annual Retainer: $55,000

•        Annual Committee Chair Retainer:

•        Audit: $20,000

•        Compensation: $15,000

•        Nominating and Corporate Governance: $10,000

•        Annual Committee Member (Non-Chair) Retainer:

•        Audit: $10,000

•        Compensation: $7,500

•        Nominating and Corporate Governance: $5,000

The annual cash retainer will be paid in quarterly installments in arrears. Annual cash retainers will be pro-rated for any partial calendar quarter of service.

Equity Compensation:

•        Initial Grant: Each Eligible Director who is initially elected or appointed to serve on our Board after our annual meeting of stockholders in calendar year 2024 automatically will be granted a restricted stock unit award covering shares of our Class A Common Stock (each, an “RSU Award”) with an aggregate value of $155,000, pro-rated for the number of days that have elapsed since the last occurring annual meeting.

Each Initial Grant will be granted on the date on which such Eligible Director is appointed or elected to serve on the Board, will vest in full on the earlier to occur of the first anniversary of the grant date and the date of the next annual meeting following the grant date, subject to continued service.

•        Annual Grant: An Eligible Director who is serving on our Board as of the date of an annual meeting of stockholders (beginning with calendar year 2024) will be granted, on the date of such annual meeting, an RSU Award with an aggregate value of $155,000.

Each Annual Grant will vest in full on the earlier to occur of the first anniversary of the grant date and the date of the next annual meeting following the grant date, subject to continued service.

In addition, each equity award granted to an Eligible Director under the Director Compensation Program will vest in full immediately prior to the occurrence of a “change in control” (as defined in the Intuitive Machines Incentive Plan). Compensation under the Director Compensation Program will be subject to the annual limits on non-employee director compensation set forth in the Intuitive Machines Incentive Plan.

Equity Incentive Plans

2021 Unit Option Plan

Intuitive Machines OpCo currently maintains the Intuitive Machines, LLC 2021 Unit Option Plan, referred to in this prospectus as the 2021 Plan. We historically offered awards of options to eligible service providers, including our named executive officers, pursuant to the 2021 Plan. In connection with the consummation of the Transactions and the adoption of the Intuitive Machines Incentive Plan, we amended and restated the 2021 Plan to reflect the Transactions and to provide that, following the consummation of the Transactions, awards may not be granted under the 2021 Plan. The material terms of the 2021 Plan are summarized below.

Eligibility and Administration

Our employees, directors, consultants and other service providers are eligible to receive grants of options under the 2021 Plan. The 2021 Plan is administered by our Board of Managers. Subject to the provisions of the 2021 Plan, the plan administrator has the authority and discretion to take any actions it deems necessary or advisable for the administration of the 2021 Plan.

Limitation on Awards and Units Available

Prior to the Transactions, an aggregate 6,125,000 Units were authorized for issuance under the 2021 Plan; following the Transactions this amount was adjusted to Intuitive Machines OpCo Common Units. If an award (i) expires or terminates without having been exercised in full or (ii) is settled in cash, such expiration, termination or settlement shall not reduce the number of units that may be issued pursuant to the 2021 Plan. In the event that any units issued pursuant to an award are forfeited because of the failure to meet a contingency or condition required to vest, such units shall revert and again become available for issuance under the 2021 Plan.

Awards

The 2021 Plan provides for the grant of awards of options. The terms and conditions of outstanding options under the 2021 Plan are set forth in award agreements, including any applicable vesting and payment terms and post-termination exercise limitations. Awards of options provide for the purchase of units, in the future at an exercise price set on the grant date; following the Transactions, outstanding options were adjusted to cover Intuitive Machines OpCo Common Units. The exercise price of an option may not be less than 100% of the fair market value of the underlying units on the grant date (as adjusted to reflect the Transactions). The term of an option may not be longer than ten years.

Certain Transactions

In the event of certain changes in our capitalization such as a recapitalization, equity split or reorganization, the plan administrator will make appropriate and proportionate adjustments to the classes and maximum number of securities subject to the 2021 Plan and to the classes, number of securities and exercise price subject to outstanding awards. In the event of a corporate transaction, which includes us being a party to a merger or consolidation, or the sale of substantially all of our assets, the plan administrator has discretion to (i) provide that outstanding awards be continued or assumed or substituted by the acquiring or surviving entity, (ii) provide for the assignment of any reacquisition or repurchase rights to the acquiring or surviving entity, (iii) provide that all outstanding awards become fully vested and exercisable at a date prior to the corporate transaction, with such awards terminating if not exercised at or prior to the effective time of the corporate transaction, (iv) arrange for the lapse of any reacquisition or repurchase rights with respect to the award, (v) provide for the cancellation of outstanding awards to the extent not vested or exercised in exchange for such cash consideration, if any, as the Board of Managers, in its sole discretion may consider appropriate, or (vi) provide for payment in such form as may be determined by the Board of Managers equal to the excess, if any, of (A) the consideration the holder of the award would have received upon exercise of the award, over (B) any exercise price payable in connection with such exercise.

Intuitive Machines Incentive Plan

In connection with the consummation of the Transactions, we adopted the Intuitive Machines Incentive Plan, under which we may grant cash and equity incentive awards to eligible service providers in order to attract, motivate and retain the talent for which we compete, which is essential to our long-term success. We expect to grant equity-based compensation to our employees, including our named executive officers, and our directors pursuant to the Intuitive Machines Incentive Plan.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth beneficial ownership of our common stock as of June 15, 2023 by:

•        each person who is known to be the beneficial owner of more than 5% of shares of our common stock;

•        each of our current named executive officers and directors; and

•        all current executive officers and directors as a group.

The information below is based on an aggregate of 15,955,704 shares of Class A Common Stock, 10,566 shares of Class B Common Stock and 70,640,188 shares of Class C Common Stock issued and outstanding as of May 15, 2023. Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she, or it possesses sole or shared voting or investment power over that security, including warrants that are currently exercisable or exercisable within 60 days. Voting power represents the combined voting power of shares of Class A Common Stock, Class B Common Stock and Class C Common Stock owned beneficially by such person. On all matters to be voted upon, holders of shares of Class A Common Stock, Class B Common Stock and Class C Common Stock will vote together as a single class on all matters submitted to the stockholders for their vote or approval. Holders of Class A Common Stock and Class B Common Stock are entitled to one vote per share on all matters submitted to the stockholders for their vote or approval and holders of Class C Common Stock are entitled to three votes per share on all matters submitted to the stockholders for their vote or approval.

Unless otherwise indicated, we believe that all persons named in the table below have sole voting and investment power with respect to the voting securities beneficially owned by them.

Name and Address of Beneficial Owner(1)	Number of Shares of Class A Common Stock	% of Ownership	Number of Shares of Class B Common Stock	% of Ownership	Number of Shares of Class C Common Stock	% of Ownership	Number of Shares of Class A, Class B and Class C Common Stock	% of Total Voting Power
5% Holders
Guy Shanon(2)(3)	20,057,250	75.9	—	—	—	—	20,057,250	8.8
Inflection Point Holdings LLC(3)	15,088,750	66.2	—	—	—	—	15,088,750	6.6
Kingstown Capital Management, LP(2)(3)	20,057,250	75.9	—	—	—	—	20,057,250	8.8
Kingstown Management GP, LLC(2)(3)	20,057,250	75.9	—	—	—	—	20,057,250	8.8
Directors and Executive Officers of Intuitive Machines
Stephen Altemus(4)(8)	—	—	—	—	16,581,703	23.5	16,581,703	21.8
Kamal Ghaffarian(5)(8)	563,929	3.4			43,557,028	61.7	44,120,957	57.6
Timothy Crain(6)(8)	—	—	—	—	10,501,457	14.9	10,501,457	13.8
Erik Sallee(7)(8)	—	—	—	—	—	—	—	—
Michael Blitzer(2)(3)	20,057,250	75.9	—	—	—	—	20,057,250	8.8
Lieutenant General William Liquori	—	—	—	—	—	—	—	—
Robert Masson	—	—	—	—	—	—	—	—
All directors and executive officers as a group (7 individuals)	20,621,179	79.3	—	—	70,640,188	100.0	91,261,367	100.0

____________

(1)      Unless otherwise noted, the business address of each of those listed in the table above is c/o Intuitive Machines, LLC, 3700 Bay Area Blvd, Houston, TX 77058.

(2)      Inflection Point Holdings LLC, is the record holder of such shares. Kingstown Capital Management, L.P. (“KCM”) is the manager of Inflection Point Holdings LLC and shares voting and investment discretion with respect to the Inflection Point Ordinary Shares held of record by Inflection Point Holdings LLC. Kingstown Management GP LLC (“KMGP”) is the general partner of KCM and shares voting and investment discretion with respect to the Inflection Point Ordinary Shares held of record by Inflection Point Holdings LLC. Michael Blitzer and Guy Shanon are the Managing Members of KMGP and share voting and investment discretion with respect to the Inflection Point Ordinary Shares held of record by Inflection Point Holdings LLC. Each of KMGP, KCM, Michael Blitzer and Guy Shanon disclaims any beneficial ownership of the securities held by Inflection Point Holdings LLC other than to the extent of any pecuniary interest it or he, as applicable, may have therein, directly or indirectly. The principal business office of Kingstown Capital Management and Kingstown Management GP, LLC is c/o Inflection Point Acquisition Corp., 34 East 51st Street, 5th Floor, New York, New York 10022.

(3)     Inflection Point Holdings LLC and Kingstown 1740 are the record holders of such shares. KCM is the manager of Inflection Point Holdings LLC and the investment manager of Kingstown 1740. KMGP is the general partner of KCM. Kingstown Capital Partners LLC (“KCP”) is the general partner of Kingstown 1740. Mr. Blitzer and Mr. Shanon are the managing members of KMGP and KCP. KCM, KMGP, KCP, Mr. Blitzer and Mr. Shanon share voting investment discretion with respect to the securities held by Inflection Point Holdings LLC and Kingstown 1740. Each of KCM, KMGP, KCP, Mr. Blitzer and Mr. Shanon disclaims beneficial ownership over any securities directly held by Inflection Point Holdings LLC and Kingstown 1740 other than to the extent of its/his respective pecuniary interest therein, directly or indirectly. Such amounts consist of (A) the following securities owned by the Inflection Point Holdings LLC (i) 8,243,750 shares of Class A Common Stock received in exchange for the Inflection Point Class A Ordinary Shares issued upon conversion of the Founder Shares, (ii) 6,845,000 shares of Class A Common Stock underlying 6,845,000 Warrants and which will be exercisable within 60 days of the Closing Date and (B) the following securities owned by Kingstown 1740 (i) 1,150,000 shares of Class A Common Stock, (ii) 1,450,000 shares of Class A Common Stock underlying Warrants and which will be exercisable within 60 days of the Closing Date, (iii) 1,931,000 shares of Class A Common Stock issuable upon conversion of 25,000 shares of Series A Preferred Stock at the initial conversion price that Kingstown 1740 has committed to purchase and which will be convertible within 60 days of the Closing Date (without giving effect to the 9.9% beneficial ownership blocker described in the form of Certificate of Designation (the “Certificate of Designation”)) and (iv) 437,500 shares of Class A Common Stock issuable upon exercise of Preferred Investor Warrants that Kingstown 1740 committed to purchase and which will be convertible within 60 days of the Closing Date (without giving effect to the 9.9% beneficial ownership blocker described in the form of Preferred Investor Warrant). The principal business office of Inflection Point Holdings LLC is c/o Inflection Point Acquisition Corp., 34 East 51st Street, 5th Floor, New York, New York 10022.

(4)      Reflects 16,581,703 Intuitive Machines OpCo Common Units and a corresponding number of shares of Class C Common Stock held of record by a revocable trust of which Mr. Altemus is a trustee and exercises investment discretion.

(5)      Consists of (i) 2,026,015 Intuitive Machines OpCo Common Units and a corresponding number of shares of Class C Common Stock held of record by GM Enterprises, LLC, (ii) 1,393,824 Intuitive Machines OpCo Common Units and a corresponding number of shares of Class C Common Stock held of record by Intuitive Machines KG Parent, LLC and (iii) 40,137,189 Intuitive Machines OpCo Common Units and a corresponding number of shares of Class C Common Stock held of record by Ghaffarian Enterprises, LLC. Dr. Kamal Ghaffarian may also be deemed to beneficially own (i) 459,762 shares of Class A Common Stock issuable upon conversion of 5,000 shares of Series A Preferred Stock at the initial conversion price that Ghaffarian Enterprises, LLC committed to purchase and which will be convertible within 60 days of the Closing Date (without giving effect to the 9.9% beneficial ownership blocker described in the form of Certificate of Designation) and (ii) 104,167 shares of Class A Common Stock issuable upon exercise of Preferred Investor Warrants that Ghaffarian Enterprises, LLC has committed to purchase and which will be convertible within 60 days of the Closing Date (without giving effect to the 9.9% beneficial ownership blocker described in the form of Preferred Investor Warrant). Dr. Kamal Ghaffarian is the sole trustee of a revocable trust, which is the sole member of each of Ghaffarian Enterprises, LLC, GM Enterprises, LLC and Intuitive Machines KG Parent, LLC. As a result, Dr. Kamal Ghaffarian may be deemed to share beneficial ownership of the securities reported herein, but disclaims beneficial ownership. The principal business office of Dr. Kamal Ghaffarian is 5937 Sunnyslope Drive, Naples, FL 34119. The principal business office of each of Ghaffarian Enterprises, LLC, GM Enterprises, LLC and Intuitive Machines KG Parent, LLC is 801 Thompson Avenue, Rockville, MD 20852.

(6)      Reflects 10,501,457 Intuitive Machines OpCo Common Units and a corresponding number of shares of C Common Stock.

(7)      Mr. Sallee may be deemed to beneficially own 111,249 Intuitive Machines OpCo Common Units and a corresponding number of shares of Class B Common Stock issuable upon the exercise of stock options that vest within 60 days of this prospectus.

(8)      Each Intuitive Machines OpCo Common Unit, when paired with one share of Class B Common Stock or one share of Class C Common Stock, will be exchangeable, in tandem with the cancellation of the paired share of Class B Common Stock or share of Class C Common Stock, for one share of Class A Common Stock. After the expiration of the Lock-Up Period (as defined the A&R Registration Rights Agreement), holders of Intuitive Machines OpCo Common Units will be permitted to exchange such Intuitive Machines OpCo Common Units (along with the cancellation of the paired share of Class B Common Stock or share of Class C Common Stock) for shares of Class A Common Stock on a one-for-one basis pursuant to the A&R Operating Agreement (subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications) or at the election of Intuitive Machines, Inc. (determined by a majority of the directors of Intuitive Machines, Inc. who are disinterested with respect to such determination), cash from a substantially concurrent public offering or private sale in an amount equal to the net amount, on a per share basis, of cash received as a result of such public offering or private sale.

SELLING SECURITYHOLDERS

This prospectus relates to the resale from time to time of (i) an aggregate of 95,187,767 shares of our Class A Common Stock, (ii) 6,845,000 Private Placement Warrants, (iii) 1,450,000 Public Warrants held by a selling securityholder and (iv) 21,930,384 shares of Class A Common Stock underlying the Warrants. The selling securityholders may from time to time offer and sell any or all of the shares of Class A Common Stock, Private Placement Warrants and Public Warrants set forth below pursuant to this prospectus and any accompanying prospectus supplement. When we refer to the “selling securityholders” in this prospectus, we mean the persons listed in the table below, and the pledgees, donees, transferees, assignees, successors, designees, and others who later come to hold any of the selling securityholders’ interest in the Class A Common Stock, Private Placement Warrants or Public Warrants other than through a public sale. Such selling securityholders may currently hold shares of our Class A Common Stock registered pursuant to the registration statement of which this prospectus forms a part, or may receive shares of Class A Common Stock registered pursuant to the registration statement of which this prospectus forms a part upon exchange of Intuitive Machines OpCo Common Units.

The following table sets forth, as of the date of this prospectus, (i) the names of the selling securityholders, (ii) the number of Intuitive Machines OpCo Common Units, shares of Series A Preferred Stock and Preferred Investor Warrants held by such selling securityholders prior to the exchange of such units or preferred stock or exercise of such preferred warrants (as applicable) by them for Class A Common Stock, (iii) the number of shares of Class A Common Stock, shares of Class B Common Stock, shares of Class C Common Stock, Private Placement Warrants and Public Warrants held by such selling securityholders prior to any exchange by them of Intuitive Machines OpCo Common Units, (iv) the aggregate number of shares of Class A Common Stock that will be owned by such selling securityholders after the exchange of all Intuitive Machines OpCo Common Units held by them, and (v) the aggregate number of shares of Class A Common Stock, Private Placement Warrants and Public Warrants that will be owned by such selling securityholders following the exchange of all Intuitive Machines OpCo Common Units or preferred stock or exercise of such Private Placement Warrants, Public Warrants or preferred warrants (as applicable) held by them and this offering. Except as set forth above, the table does not include the issuance by us of up to 15,085,384 shares of Class A Common Stock upon the exercise of outstanding Public Warrants, each of which is also covered by this prospectus. The percentage ownership of shares of Class A Common Stock is based on 95,187,767 shares of Class A Common Stock issued and outstanding as June 15, 2023 on a fully diluted basis.

Name of Selling Securityholder(1)	Intuitive Machines OpCo Common Units Owned Prior to Exchange and this Offering	Intuitive Machines, Inc. Securities Beneficially Owned Before Exchange and this Offering						Shares of Class A Common Stock Beneficially Owned Following Exchange(2)		Intuitive Machines, Inc. Securities Beneficially Owned Following Exchange and this Offering(3)
		Shares of Class A Common Stock	Shares of Class B Common Stock	Shares of Class C Common Stock	Shares of Series A Preferred	Private Placement Warrants	Public Warrants	Number	%	Shares of Class A Common Stock		Private Placement Warrants	Public Warrants
										Number	%
Inflection Point Holdings LLC(4)	—	8,243,750	—	—	—	6,845,000	—	15,088,750	15.9	—	—	—	—
Kingstown 1740 Fund L.P.(5)	—	3,518,500	—	—	21,000	—	1,450,000	4,968,500	5.2	—	—	—	—
Intuitive Machines KG Parent, LLC	1,393,824	—	—	1,393,824	—	—	—	1,393,824	1.5	—	—	—	—
Ghaffarian Enterprises, LLC	40,137,189	—	—	40,701,118	5,000	—	—	40,701,118	42.8	—	—	—	—
GM Enterprises, LLC	2,026,015	—	—	2,026,015	—	—	—	2,026,015	2.1	—	—	—	—
Stephen and Brunella Altemus Living Trust	16,581,703	—	—	16,581,703	—	—	—	16,581,703	17.4	—	—	—	—
Timothy Crain	10,501,457	—	—	10,501,457	—	—	—	10,501,457	11.0	—	—	—	—
Jack Fisher	2,224	—	2,224	—	—	—	—	2,224	*	—	—	—	—
Jonathan Kraeuter	4,171	—	4,171	—	—	—	—	4,171	*	—	—	—	—
Matthew Ashmore	4,171	—	4,171	—	—	—	—	4,171	*	—	—	—	—
Donnie Hicks II	834	—	—	—	—	—	—	834	*	—	—	—	—
Michael Kalontarov	556	—	—	—	—	—	—	556	*	—	—	—	—
Jacob Killelea	278	—	—	—	—	—	—	278	*	—	—	—	—
Breanne McNerney	2,781	—	—	—	—	—	—	2,781	*	—	—	—	—
Ronnie Montgomery II	—	150,000	—	—	—	—	—	150,000	*	—	—	—	—
Sabra Braveheart LLC	—	1,111,111	—	—	—	—	—	1,111,111	1.2	—	—	—	—
Mavrik America Corp.	—	333,333	—	—	—	—	—	333,333	*	—	—	—	—
Tactico IM 01-22 USA, LP	—	444,444	—	—	—	—	—	444,444	*	—	—	—	—
Capital Factory Ventures, LP – A3	—	11,111	—	—	—	—	—	11,111	*	—	—	—	—
Capital Factory 6, LP	—	16,667	—	—	—	—	—	16,667	*	—	—	—	—

____________

*        Less than one percent

(1)      Unless otherwise noted, the business address of each of those listed in the table above is 3700 Bay Area Blvd, Houston, TX 77058.

(2)      Assumes that we exchange the Intuitive Machines Common Units of such selling securityholder for shares of Class A Common Stock, regardless of whether such Intuitive Machines Common Units are currently exchangeable. The percentage ownership is determined for each selling securityholder by taking into account the issuance and sale of shares of Class A Common Stock of only such selling securityholder. Also assumes that no transactions with respect to share of Class A Common Stock or Intuitive Machines Common Units occur other than the exchange.

(3)      Assumes that the selling securityholders sell all of their shares of Class A Common Stock offered pursuant to this prospectus. The percentage ownership is determined for each selling securityholder by taking into account the issuance and sale of shares of Class A Common Stock of only such selling securityholder.

(4)      Includes (i) 8,243,750 shares of Class A Common Stock held of record by Inflection Point Holdings LLC (“IPAX Sponsor”), (ii) 6,845,000 Private Placement Warrants held of record by IPAX Sponsor and (iii) 6,845,000 shares of Class A Common Stock that may be purchased by exercising Private Placement Warrants held of record by IPAX Sponsor that are exercisable within 60 days. Kingstown Capital Management L.P. (“KCM”) is the manager of IPAX Sponsor. Kingstown Management GP LLC (“KMGP”) is the general partner of KCM. Michael Blitzer (“Mr. Blitzer”) and Guy Shanon (“Mr. Shanon”) are the managing members of KMGP. KCM, KMGP, Mr. Blitzer and Mr. Shanon share voting and dispositive power over the securities held by IPAX Sponsor. As a result, each of KCM, KMGP, Mr. Blitzer and Mr. Shanon may be deemed to indirectly beneficially own the securities directly held by IPAX Sponsor. Each of KCM, KMGP, Mr. Blitzer and Mr. Shanon disclaims beneficial ownership over any securities directly held by IPAX Sponsor other than to the extent of its/his respective pecuniary interest therein, directly or indirectly. The principal place of business of each of IPAX Sponsor, KCM, KMGP, Mr. Blitzer and Mr. Shanon is 167 Madison Avenue, Suite 205 #1033, New York, NY 10016.

(5)      Includes (i) 1,150,000 shares of Class A Common Stock held by Kingstown 1740 Fund L.P. (“Kingstown 1740”), (ii) 1,450,000 Public Warrants held by Kingstown 1740 received upon separation of units purchased in the issuer’s initial public offering, (iii) 1,450,000 shares of Class A Common Stock that may be purchased by exercising Public Warrants held by Kingstown 1740 received upon separation of units purchased in the Issuer’s initial public offering, (iv) 1,931,000 shares of Class A Common Stock of Class A Common Stock issuable upon conversion of 21,000 shares of Series A Preferred Stock at the initial conversion price, which are immediately convertible as of the date hereof (without giving effect to the 9.9% beneficial ownership blocker described in the Certificate of Designation) and (v) 437,500 shares of Class A Common Stock issuable upon exercise of Preferred Investor Warrants, which are immediately exercisable as of the date hereof (without giving effect to the 9.9% beneficial ownership blocker described in the applicable Preferred Investor Warrant). KCM is the investment manager of Kingstown 1740. KMGP is the general partner of KCM. Kingstown Capital Partners LLC (“KCP”) is the general partner of Kingstown 1740. Mr. Blitzer and Mr. Shanon are the managing members of KMGP and KCP. KCM, KMGP, KCP, Mr. Blitzer and Mr. Shanon share voting and dispositive power over the securities held by Kingstown 1740. As a result, each of KCM, KMGP, KCP, Mr. Blitzer and Mr. Shanon may be deemed to indirectly beneficially own the securities directly held by Kingstown 1740. Each of KCM, KMGP, KCP, Mr. Blitzer and Mr. Shanon disclaims beneficial ownership over any securities directly held by Kingstown 1740 other than to the extent of its/his respective pecuniary interest therein, directly or indirectly. The principal place of business of each of Kingstown 1740, KCP, KCM, KMGP, Mr. Blitzer and Mr. Shanon is 167 Madison Avenue, Suite 205 #1033, New York, NY 10016.

We cannot advise you as to whether the selling securityholders will in fact sell any or all of such shares of Class A Common Stock, Private Placement Warrants or Public Warrants.

Selling securityholder information for each additional selling securityholder, if any, will be set forth by prospectus supplement to the extent required prior to the time of any offer or sale of such selling securityholder’s securities pursuant to this prospectus. To the extent permitted by law, a prospectus supplement may add, update, substitute, or change the information contained in this prospectus, including the identity of each selling securityholder and the number of securities registered on its behalf. A selling securityholder may sell or otherwise transfer all, some, or none of such securities in this offering. See “Plan of Distribution.”

For information regarding transactions between us and the selling securityholders, see “Certain Relationships and Related Person Transactions.”

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Our Relationship with Axiom Space

Dr. Kamal Ghaffarian, our co-founder and chairman of our Board, is a co-founder and current member of management of Axiom Space, Inc. (“Axiom Space”). Axiom Space uses our services in the ordinary course of its space infrastructure development activities. As such, revenues related to Axiom Space are incurred in the normal course of business and amounts are settled under normal business terms. For the three months ended March 31, 2023 and 2022, we generated $0.1 million and $1.1 million in revenue from transactions with Axiom Space, respectively, primarily related to the provision of engineering services. As of March 31, 2023 and 2022, there were approximately $0.9 million and $0.8 million of affiliate accounts receivable related to transactions with Axiom Space, respectively.

Our Relationship with IBX, LLC

Dr. Kamal Ghaffarian, our co-founder and chairman of our Board, is a co-founder and current member of management of IBX, LLC (“IBX”). IBX is an innovation and investment firm committed to advancing the state of humanity and human knowledge. We rely on IBX for the provision of management and professional services in the day-to-day operation of our business. These expenses include, among others, fees for the provision of administrative, accounting and legal services. As such, expenses incurred in relation to IBX are incurred in the normal course of business and amounts are settled under normal business terms. For the three months ended March 31, 2023 and 2022, we had $0.5 million and $0.5 million in expenses with IBX, respectively, related to these management fees. As of March 31, 2023 and 2022, there were $0.5 million and $0.4 million, respectively, of affiliate accounts payable related to IBX expenses.

Our Relationship with KBR, Inc.

On November 12, 2020, KBR, Inc. (“KBR”), a U.S.-based firm operating in the science, technology and engineering industries, made an initial investment in one of our operating subsidiaries, Space Network Solutions, LLC (“Space Network Solutions”), resulting in a 10% ownership by KBR of Space Network Solutions as of the date of such investment. As of March 31, 2023, KBR held approximately 10% of the equity of Space Network Solutions. In the ordinary course of business, we regularly provide engineering services to KBR. For the three months ended March 31, 2023 and 2022, we generated $0.6 million and $0.4 million, respectively, of revenue from KBR related to the provision of such engineering services to KBR. As of March 31, 2023 and 2022, there was $0.4 million and $0.3 million, respectively, of affiliate accounts receivable related to revenue generated from transactions with KBR.

Our Relationship with Penumbra, LLC

On November, 2019, certain members of our management team formed Penumbra, LLC as an Isle of Man entity. The sole purpose of forming Penumbra, LLC was to permit us to obtain required licenses for its Lunar Data Network line of business to operate in the ordinary course. As of March 31, 2023 and 2022, we owed approximately nil and $0.1 million to Penumbra, LLC related to the procurement of licenses, respectively. As of March 31, 2023, no member of our management team has received any financial benefit from its ownership interest in Penumbra, LLC, other than expense reimbursements incurred in the ordinary course.

Employment Arrangement with an Immediate Family Member of a member of the Board and Chief Executive Officer

Joe Altemus, the son of Stephen Altemus, member of our Board and Chief Executive Officer, is a Mechanical Systems Engineer at Intuitive Machines. Mr. Altemus’ compensation is based on reference to external market practice of similar positions or internal pay equity when compared to the compensation paid to employees in similar positions who were not related to a member of our Board and Chief Executive Officer.

Post-Business Combination Arrangements

In connection with the Business Combination Agreement, certain agreements were entered into. These agreements include:

Tax Receivable Agreement

In connection with the consummation of the Transactions, we entered into a Tax Receivable Agreement with Intuitive Machines OpCo and certain members of Intuitive Machines OpCo that will provide for payment to such members of Intuitive Machines OpCo of 85% of the amount of the tax savings, if any, that we realize (or, under certain circumstances, is deemed to realize) as a result of:

•        existing tax basis in certain assets of Intuitive Machines OpCo and certain of its direct or indirect subsidiaries (including assets that will eventually be subject to depreciation or amortization once placed in service) that is obtained (i) by Intuitive Machines in connection with the Business Combination and (ii) by Intuitive Machines in connection with and is attributable to an Intuitive Machines OpCo Common Unit exchanged or redeemed by an Intuitive Machines Member (“Existing Basis”);

•        tax basis adjustments resulting from future redemptions or exchanges of Intuitive Machines OpCo Common Units from the Intuitive Machines Members or certain distributions (or deemed distributions) by Intuitive Machines OpCo and certain payments made under the Tax Receivable Agreement (“Basis Adjustments”); and

•        deductions attributable to imputed interest and other payments of interest by Intuitive Machines pursuant to the Tax Receivable Agreement (“Interest Deductions”).

A&R Operating Agreement

We operate our business through Intuitive Machines OpCo and its subsidiaries. In connection with the consummation of the Transactions, we amended and restated our limited liability company agreement by adopting the A&R Operating Agreement. The A&R Operating Agreement (i) permits the issuance and ownership of the equity of Intuitive Machines OpCo as contemplated by the Business Combination Agreement following the consummation of the Transactions and (ii) admits us as the managing member of Intuitive Machines OpCo. The operations of Intuitive Machines OpCo, and the rights and obligations of the holders of Intuitive Machines OpCo Common Units, are set forth in the A&R Operating Agreement.

Appointment as Managing Member.    Under the A&R Operating Agreement, we are a member and the managing member of Intuitive Machines OpCo. As the managing member, we are able to control all of the day-to-day business affairs and decision-making of Intuitive Machines OpCo without the approval of any other member, unless otherwise stated in the A&R Operating Agreement. As such, we, through our officers and directors, are responsible for all operational and administrative decisions of Intuitive Machines OpCo and the day-to-day management of Intuitive Machines OpCo’s business, unless otherwise stated in the A&R Operating Agreement. Pursuant to the terms of the A&R Operating Agreement, we cannot be removed as the managing member of Intuitive Machines OpCo by other members.

Compensation.    We are not entitled to compensation for our services as managing member. We are entitled to reimbursement by Intuitive Machines OpCo for fees and expenses incurred on behalf of Intuitive Machines OpCo, including all expenses associated with the Transactions and maintaining its corporate existence.

Capitalization.    The A&R Operating Agreement provides for (i) a single class of Intuitive Machines OpCo Common Units; (ii) a single class of Series A Preferred Units; and (iii) a single class of unvested earn out units of Intuitive Machines OpCo (the “Unvested Earn Out Units”). All Intuitive Machines OpCo Common Units have identical rights and privileges in all respects, all Series A Preferred Units have identical rights and privileges in all respects and all Unvested Earn Out Units have identical rights and privileges in all respects. Each Common Unit entitles the holder to a pro rata share of the net profits and net losses and distributions of Intuitive Machines OpCo.

Distributions.    The A&R Operating Agreement requires “Tax Distributions,” as that term is defined in the A&R Operating Agreement, to be made by Intuitive Machines OpCo to us and to its “Members,” as that term is defined in the A&R Operating Agreement. Tax Distributions shall be made quarterly to us and each Member based on their allocable share of the taxable income of Intuitive Machines OpCo and at a tax rate that will be determined by us. The tax rate used to determine tax distributions will apply regardless of the actual final tax liability of any such member. Tax distributions will also be made only to the extent all distributions from Intuitive Machines OpCo for the relevant period were otherwise insufficient to enable each member to cover its tax liabilities as calculated in the manner described above. The A&R Operating Agreement also allows for distributions to be made by Intuitive Machines OpCo to its members on a pro rata basis out of “distributable cash,” which is the amount of cash that may be distributed by Intuitive Machines OpCo to its Members in accordance with existing credit agreements.

LLC Unit redemption right.    The A&R Operating Agreement provides a redemption right to the Members (other than us and our subsidiaries) and option holders (in connection with the exercise of an Intuitive Machines OpCo Option, as such term is defined in the A&R Operating Agreement), which entitles them to have their Intuitive Machines Opco Common Units redeemed, in whole or in part, at the election of each such person, for newly-issued shares of Class A Common Stock on a one-to-one basis or, to the extent there is cash available from a contemporaneous public offering or private sale of Class A Common Stock by us (in each case, subject to the terms and restrictions set forth in the A&R Operating Agreement). Alternatively, we may instead authorize a cash payment equal to a volume weighted average market prices of one share of Class A Common Stock for each Intuitive Machines Opco Common Unit redeemed (subject to customary adjustments, including for stock splits, stock dividends and similar events affecting the Class A Common Stock). If we decide to make a cash payment, the Member has the option to rescind its redemption request within a specified time period. Upon the exercise of the redemption right, the redeeming member will surrender its Intuitive Machines Opco Common Units for cancellation. The A&R Operating Agreement requires that we contribute cash or shares of Class A Common Stock to Intuitive Machines OpCo in exchange for an amount of Intuitive Machines Opco Common Units that will be issued to us equal to the number of units redeemed from the Member. Intuitive Machines OpCo will then distribute the cash or shares of Class A Common Stock to such Member to complete the redemption. In the event of such election by a Member, we may, at our option, effect a direct exchange of cash or Class A Common Stock for such Intuitive Machines Opco Common Units in lieu of such a redemption. Whether by redemption or exchange, we are obligated to ensure that at all times the number of Intuitive Machines OpCo Common Units that we own equals the number of shares of Class A Common Stock issued by us (subject to certain exceptions for treasury shares and shares underlying certain convertible or exchangeable securities). Shares of Class B Common Stock and Class C Common Stock, as the case may be, will be cancelled on a one-to-one basis if we, at the election of a Member, redeem or exchange units of such Member pursuant to the terms of the A&R Operating Agreement.

Issuance of Equity-based Compensation.    We may implement equity compensation plans and any actions taken under such equity compensation plans (such as the grant or exercise of options to acquire shares of Class A Common Stock), whether taken with respect to or by an employee or other service provider of Intuitive Machines, Intuitive Machines OpCo or its subsidiaries, in a manner determined by us, in accordance with the initial implementation guidelines attached to the A&R Operating Agreement, which may be amended from time to time. The Corporation may amend the A&R Operating Agreement (including the initial implementation guidelines attached thereto) as necessary or advisable in its sole discretion in connection with the adoption, implementation, modification or termination of an equity compensation plan. In the event of such an amendment, Intuitive Machines OpCo will provide notice of such amendment to the Members. Intuitive Machines OpCo is expressly authorized to issue units (i) in accordance with the terms of any equity compensation plans or (ii) in an amount equal to the number of shares of Class A Common Stock issued pursuant to any such equity compensation plans, without any further act, approval or vote of any Member or any other persons.

Maintenance of One-to-One Ratios.    Our Certificate of Incorporation and the A&R Operating Agreement require that we and Intuitive Machines OpCo, respectively, at all times maintain (i) a one-to-one ratio between the number of Intuitive Machines OpCo Common Units owned by us, directly or indirectly, and the number of outstanding shares of Class A Common Stock, (ii) a one-to-one ratio between the number of Intuitive Machines OpCo Common Units owned by each Member (other than us and our subsidiaries), directly or indirectly, and the aggregate number of outstanding shares of Class B Common Stock and Class C Common Stock owned by such Member, (iii) a one-to-one ratio between the number of Series A Preferred Units owned by us, directly or indirectly, and the number of outstanding shares of

Series A Preferred Stock, (iv) a one-to-one ratio between the number of Warrants owned by us, directly or indirectly, and the number of outstanding Public Warrants and (v) a one-to-one ratio between the number of Preferred Investor Warrants, owned by us, directly or indirectly, and the number of outstanding Preferred Investor Warrants.

Transfer Restrictions.    The A&R Operating Agreement generally does not permit transfers of Intuitive Machines OpCo Common Units, Series A Preferred Units and Unvested Earn Out Units by Members, subject to limited exceptions. Any transferee of Intuitive Machines OpCo Common Units, Series A Preferred Units and Unvested Earn Out Units must execute the A&R Operating Agreement and any other agreements executed by the holders of Intuitive Machines OpCo Common Units, Series A Preferred Units and Unvested Earn Out Units and relating to such Intuitive Machines OpCo Common Units, Series A Preferred Units and Unvested Earn Out Units, as applicable, in the aggregate.

Dissolution.    The A&R Operating Agreement provides that our decision with the approval of a majority of the equity interests (including, but not limited to, Intuitive Machines OpCo Common Units, Series A Preferred Units and Unvested Earn Out Units) then outstanding (excluding all units held directly or indirectly by us) will be required to voluntarily dissolve Intuitive Machines OpCo. In addition to a voluntary dissolution, Intuitive Machines OpCo will be dissolved under Section 18-801(4) of the Delaware General Corporate Law (“DGCL”) because all members withdraw/resign (unless Intuitive Machines OpCo is continued without dissolution pursuant thereto) or pursuant to Section 18-802 of the DGCL by operation of law, including entry of a decree of judicial dissolution.

Confidentiality.    Each Member (other than us) agrees to hold confidential information in confidence and may not disclose or use such information except as otherwise authorized separately in writing by us. This obligation excludes information that (i) is, or becomes, generally available to the public other than as a direct or indirect result of a disclosure by such Member or its affiliates or representatives; (ii) is, or becomes, available to such Member from a source other than us, Intuitive Machines OpCo or their respective representatives; (iii) is approved for release by written authorization of our chief executive officer, chief financial officer or general counsel or any other officer designated by us; or (iv) is or becomes independently developed by such Member or its respective representatives without use of or reference to the confidential information.

Indemnification and Exculpation.    The A&R Operating Agreement provides for indemnification for all expenses, liabilities and losses (including attorneys’ fees, judgments, fines, excise taxes or penalties) reasonably incurred or suffered by reason of the fact that such person is or was a Member or an affiliate thereof or is or was serving as manager or a director, officer, employee, advisor, attorney, accountant or other agent or representative of the manager, the Company Representative (as such term is defined in the A&R Operating Agreement), or a director, manager, officer, employee, advisor, attorney, accountant or other agent or representative of Intuitive Machines OpCo or is or was serving at the request of Intuitive Machines OpCo as a manager, officer, director, principal, member, employee, advisor, attorney, accountant or other agent or representative of another person; provided, however, that no indemnified person shall be indemnified for any expenses, liabilities and losses suffered that are attributable to such indemnified person’s or its affiliates’ fraud, willful misconduct or knowing violation of law or for any present or future breaches of any representations, warranties or covenants by such indemnified person or its affiliates contained in the A&R Operating Agreement or in other agreements with Intuitive Machines OpCo.

Amendments.    The A&R Operating Agreement may be amended or modified (including by means of merger, consolidation or other business combination to which Intuitive Machines OpCo is a party) upon our prior written consent together with the prior written consent of the holders of a majority of the equity interests (including, but not limited to, Intuitive Machines OpCo Common Units, Series A Preferred Units and Unvested Earn Out Units) then outstanding (excluding all units held directly or indirectly by us); provided, that no alteration, modification or amendment shall be effective until written notice has been provided to the Members. Notwithstanding the foregoing, no amendment to any of the terms and conditions of the A&R Operating Agreement that expressly require the approval or action of certain persons may be made without obtaining the consent of the requisite number or specified percentage of such persons who are entitled to approve or take action on such matter. Additionally, no alteration, modification or amendment may be made to any of the terms and conditions of the A&R Operating Agreement that would (i) reduce the amounts distributable to a Member in a manner that is not pro rata with respect to all Members, (ii) modify the limited liability of any Member or increase the liabilities of such Member hereunder, (iii) otherwise materially and adversely affect a holder of units in a manner materially disproportionate to any other holder of units or remove a right or privilege granted to a Member (other than amendments, modifications and waivers necessary to implement the provisions permitting substitution or admission of Members) or (iv) alter or change any rights, preferences or privileges of any units in a manner that is different or prejudicial relative to any other units in the same class of unit or materially and adversely affect the rights of any Member, in each case without the prior written consent of such Member or holder of units.

A&R Registration Rights Agreement

In connection with the consummation of the Transactions, we entered into the A&R Registration Rights Agreement by and among, us, the Sponsor, certain stockholders of Intuitive Machines and the Series A Investors pursuant to which we granted them and their affiliates the right, under certain circumstances and subject to certain restrictions, to require us to register under the Securities Act certain securities held by such holders, including registration of the shares of Class A Common Stock delivered to the Intuitive Machines Members in exchange for Intuitive Machines OpCo Common Units. See, Shares Eligible For Future Sale — Registration Rights.

Policies and Procedures for Related Person Transactions

Our Board has adopted a written Related Person Transaction Policy, setting forth the policies and procedures for the review and approval or ratification of related person transactions. Under the policy, our finance department is primarily responsible for developing and implementing processes and procedures to obtain information regarding related persons with respect to potential related person transactions and then determining, based on the facts and circumstances, whether such potential related person transactions do, in fact, constitute related person transactions requiring compliance with the policy. If our finance department determines that a transaction or relationship is a related person transaction requiring compliance with the policy, our Chief Financial Officer is required to present to the Audit Committee all relevant facts and circumstances relating to the related person transaction. Our Audit Committee must review the relevant facts and circumstances of each related person transaction, including if the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party and the extent of the related person’s interest in the transaction, take into account the conflicts of interest and corporate opportunity provisions of our Code of Business Conduct and Ethics, and either approve or disapprove the related person transaction. If advance Audit Committee approval of a related person transaction requiring the Audit Committee’s approval is not feasible, then the transaction may be preliminarily entered into by management upon prior approval of the transaction by the chair of the Audit Committee subject to ratification of the transaction by the Audit Committee at the Audit Committee’s next regularly scheduled meeting; provided, that if ratification is not forthcoming, management will make all reasonable efforts to cancel or annul the transaction. If a transaction was not initially recognized as a related person, then upon such recognition the transaction will be presented to the Audit Committee for ratification at the Audit Committee’s next regularly scheduled meeting; provided, that if ratification is not forthcoming, management will make all reasonable efforts to cancel or annul the transaction. Our management will update the Audit Committee as to any material changes to any approved or ratified related person transaction and will provide a status report at least annually of all then current related person transactions. No director may participate in approval of a related person transaction for which he or she is a related person.

Indemnification of Directors and Officers

The By-Laws provide that we are required to indemnify our directors and officers to the fullest extent permitted by the DGCL. In addition, the Certificate of Incorporation provides that our directors will not be liable for monetary damages for breach of fiduciary duty to the fullest extent permitted by the DGCL.

There is no pending litigation or proceeding naming our directors or officers to which indemnification is being sought, and we are not aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.

DESCRIPTION OF CAPITAL STOCK

The following summary of the material terms of our capital stock is not intended to be a complete summary of the rights and preferences of such securities. The full text of the Certificate of Incorporation and By-Laws are included as exhibits to the registration statement of which this prospectus forms a part. You are encouraged to read the applicable provisions of Delaware law, the Certificate of Incorporation, and the By-Laws in their entirety for a complete description of the rights and preferences of our securities.

Authorized Capital Stock

Our Certificate of Incorporation authorizes the issuance of 725,000,000 shares, consisting of:

•        500,000,000 shares of Class A Common Stock, par value $0.0001 per share;

•        100,000,000 shares of Class B Common Stock, par value $0.0001 per share;

•        100,000,000 shares of Class C Common Stock, par value $0.0001 per share (together with the Class A Common Stock and Class B Common Stock, the “Common Stock”);

•        25,000,000 shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”).

Except as otherwise required by the Certificate of Incorporation, the holders of shares of Class A Common Stock, Class B Common Stock and Class C Common Stock shall vote together as a single class (or, if any holders of shares of Preferred Stock are entitled to vote together with the holders of Class A Common Stock, Class B Common Stock and Class C Common Stock, as a single class with such holders of Preferred Stock) on all matters submitted to a vote of our stockholders.

Certain provisions of the Certificate of Incorporation and By-Laws may be deemed to have an anti-takeover effect and may delay or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares of Common Stock.

Common Stock

Class A Common Stock

Voting rights.    Each holder of Class A Common Stock is entitled to one vote for each share of Class A Common Stock held of record in person or by proxy on all matters submitted to a vote of the holders of Class A Common Stock, whether voting separately as a class or otherwise.

Dividend rights.    Subject to applicable law and the rights and preferences of any holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Class A Common Stock with respect to the payment of dividends, holders of Class A Common Stock, as such, shall be entitled to the payment of dividends on the Class A Common Stock when, as and if declared by the Board in accordance with applicable law.

The payment of future dividends on the shares of Class A Common Stock will depend on our financial condition, and subject to the discretion of the Board. There can be no guarantee that cash dividends will be declared. Our ability to declare dividends may be limited by the terms and conditions of other financing and other agreements entered into by us or any of our subsidiaries from time to time.

Rights upon liquidation.    In the event of liquidation, dissolution or winding up of the affairs of Intuitive Machines, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of Intuitive Machines and after making provisions for preferential and other amounts, if any, to which the holders of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Class A Common Stock with respect to payments in liquidation shall be entitled, the remaining assets and funds of Intuitive Machines available for distribution shall be divided among and paid ratably to the holders of all outstanding shares of our Common Stock in proportion to the number of shares held by each such stockholder.

Other rights.    The holders of Class A Common Stock have no pre-emptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the Class A Common Stock. The rights, preferences and privileges of holders of the Class A Common Stock are subject to those of the holders of any shares of the Preferred Stock that we may issue in the future.

Class B Common Stock

Voting rights.    Each holder of Class B Common Stock is entitled to one vote for each share of Class B Common Stock held of record in person or by proxy on all matters submitted to a vote of the holders of Class B Common Stock, whether voting separately as a class or otherwise.

Dividend rights.    Other than in connection with a dividend declared by the Board in connection with a “poison pill” or similar stockholder rights plan, dividends shall not be declared or paid on the Class B Common Stock and the holders of shares of Class B Common Stock shall have no right to receive dividends in respect of such shares of Class B Common Stock.

Rights upon liquidation.    Each holder of shares of Class B Common Stock shall be entitled to receive $0.0001 per share of Class B Common Stock owned of record by such holder on the record date for such distribution, and upon receiving such amount, the holders of shares of Class B Common Stock, in their capacity as such, shall not be entitled to receive any other assets or funds of ours.

Permitted Ownership.    Shares of Class B Common Stock may be issued only to, and registered only in the name of, the Intuitive Machines Members, their respective successors and assigns and their respective permitted transferees (the Intuitive Machines Members, together with all such subsequent successors, assigns and permitted transferees, collectively, the “Permitted Class B Owners”), and the aggregate number of shares of Class B Common Stock at any time registered in the name of each such Permitted Class B Owner must be equal to the aggregate number of Intuitive Machines OpCo Common Units held of record at such time by such Permitted Class B Owner under the A&R Operating Agreement.

Class C Common Stock

Voting rights.    Each holder of Class C Common Stock is entitled to three votes for each share of Class C Common Stock held of record in person or by proxy on all matters submitted to a vote of the holders of Class C Common Stock, whether voting separately as a class or otherwise.

Dividend rights.    Other than in connection with a dividend declared by the Board in connection with a “poison pill” or similar stockholder rights plan, dividends shall not be declared or paid on the Class C Common Stock and the holders of shares of Class C Common Stock shall have no right to receive dividends in respect of such shares of Class C Common Stock.

Rights upon liquidation.    Each holder of shares of Class C Common Stock shall be entitled to receive $0.0001 per share of Class C Common Stock owned of record by such holder on the record date for such distribution, and upon receiving such amount, the holders of shares of Class C Common Stock, in their capacity as such, shall not be entitled to receive any other assets or funds of ours.

Permitted Ownership.    Shares of Class C Common Stock may be issued only to, and registered only in the name of, our Founders, their respective successors and assigns and their respective permitted transferees (our Founders, together with all such subsequent successors, assigns and permitted transferees, collectively, the “Permitted Class C Owners”), and the aggregate number of shares of Class C Common Stock at any time registered in the name of each such Permitted Class C Owner must be equal to the aggregate number of Intuitive Machines OpCo Common Units held of record at such time by such Permitted Class C Owner under the A&R Operating Agreement.

Conversion of Class B Common Stock and Class C Common Stock

Conversion upon transfer.    A holder of Class B Common Stock or Class C Common Stock may surrender shares of Class B Common Stock or Class C Common Stock to us for cancellation for no consideration at any time. Following the surrender or other acquisition of any shares of Class B Common Stock or Class C Common Stock to or by us, we will take all actions necessary to cancel and retire such shares and such shares shall not be re-issued by us.

A holder of Class B Common Stock or Class C Common Stock may transfer or assign shares of Class B Common Stock or Class C Common Stock (or any legal or beneficial interest in such shares) (directly or indirectly, including by operation of law) only to a permitted transferee of such holder or to a non-permitted transferee with our approval in advance and in writing, and only if such holder also simultaneously transfers, in each case, an equal number of such holder’s Intuitive Machines OpCo Common Units to such permitted transferee or such non-permitted transferee, as applicable, in compliance with the A&R Operating Agreement.

The Board (including a majority of the directors who are disinterested with respect to the relevant transaction serving on the Board at such time) may, to the extent permitted by law, from time to time establish, modify, amend or rescind, by bylaw or otherwise, regulations and procedures not inconsistent with the provisions described herein for determining whether any transfer or acquisition of shares of Class B Common Stock or Class C Common Stock would violate the restrictions described herein and for the orderly application, administration and implementation of the provisions of the Certificate of Incorporation.

Voluntary Conversion.    Each one share of Class C Common Stock shall be convertible into one share of Class B Common Stock at the option of the holder thereof at any time upon written notice to our transfer agent. Shares of Class C Common Stock that are converted into shares of Class B Common Stock as provided in the Certificate of Incorporation shall be retired and may not be reissued.

Automatic Conversion.    On the earliest to occur of: (i) the date that is seven (7) years from the date of the Certificate of Incorporation and (ii) the first date on which the Permitted Class C Owners cease to own, in the aggregate, at least 33.0% of the number of shares of Class C Common Stock issued and held by the Permitted Class C Owners immediately following the closing of the Transactions (adjusted as appropriate to reflect any stock splits, reverse stock splits, stock dividends (including any dividend or distribution of securities convertible into Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change or transaction) (such date, the “Automatic Conversion Date”), each outstanding share of Class C Common Stock shall automatically, without any further action by us or any stockholder, convert into one fully paid and nonassessable share of Class B Common Stock. Following such conversion, the reissuance of such shares of Class C Common Stock shall be prohibited, and such shares of Class C Common Stock shall be retired and cancelled in accordance with the applicable provisions of the applicable law.

Conversion to Class A Common Stock.    After the expiration of the Lock-Up Period, holders of certain Intuitive Machines OpCo Common Units will be permitted to exchange such Intuitive Machines OpCo Common Units (along with the cancellation of the paired share of Class B Common Stock or share of Class C Common Stock) for shares of Class A Common Stock on a one-for-one basis pursuant to the A&R Operating Agreement (subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications) or, at our election (determined by a majority of our directors who are disinterested with respect to such determination), cash from a substantially concurrent public offering or private sale in an amount equal to the net amount, on a per share basis, of cash received as a result of such public offering or private sale.

Preferred Stock

The total of our authorized shares of Preferred Stock is 25,000,000 shares. We currently have 26,000 shares of Series A Preferred Stock issued and outstanding.

The Certificate of Incorporation authorizes the Board to establish one or more series of Preferred Stock. Unless required by law or any stock exchange, the authorized shares of Preferred Stock are available for issuance without further action by the holders of Common Stock.

Our Board has the discretion to determine the powers, preferences and relative, participating, optional and other special rights, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of Preferred Stock. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of Intuitive Machines without further action by the stockholders. Additionally, the issuance of Preferred Stock may adversely affect the holders of our Common Stock by restricting dividends on the Common Stock, diluting the voting power of the Common Stock or subordinating the liquidation rights of the Common Stock. As a result of these or other factors, the issuance of Preferred Stock could have an adverse impact on the market price of our Common Stock.

Dividends:    The Series A Preferred Stock pays dividends, semi-annually at the rate of 10% of the original price per share, plus the amount of previously accrued, but unpaid dividends, compounded semi-annually, and participates with our Common Stock on all other dividends. Accrued dividends may be paid (i) in cash, (ii) subject to satisfaction of certain equity conditions, in shares of Class A Common Stock or (iii) accumulated, compounded and added to the liquidation preference described below.

Liquidation Preference:    Upon any liquidation or deemed liquidation event, the holders of Series A Preferred Stock will be entitled to receive out of the available proceeds, before any distribution is made to holders of common stock or any other junior securities, an amount per share equal to the greater of (i) 100% of the Accrued Value (as defined in the Certificate of Designation) or (ii) such amount per share as would have been payable had all shares of Series A Preferred Stock been converted into Class A Common Stock immediately prior to the liquidation event.

Voting:    The Series A Preferred Stock votes together with our Common Stock on an as-converted basis, except as required by law and (ii) as noted below under “Protective Provisions.” Each holder of Series A Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of Class A Common Stock into which the shares of Series A Preferred Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter.

Protective Provisions:    For as long as 25% of the shares of Series A Preferred Stock issued as of the Closing are outstanding, we shall not, without the affirmative vote or action by written consent of holders of more than 50% of the issued and outstanding shares of Series A Preferred Stock (the “Requisite Holders”), take any of the following actions: (i) liquidate, dissolve or wind up the affairs of Intuitive Machines; (ii) amend, alter, or repeal any provision of the Certificate of Incorporation, By-Laws or any similar document of Intuitive Machines in a manner adverse to the Series A Preferred Stock; (iii) create or authorize the creation of or issue any other security convertible into or exercisable for any equity security unless such security ranks junior to the Series A Preferred Stock with respect to its rights, preferences and privileges, or increase the authorized number of shares of Series A Preferred Stock; provided, that Intuitive Machines shall be permitted to issue up to $50.0 million in equity securities without the consent of the Requisite Holders; (iv) purchase or redeem or pay any cash dividend on any capital stock prior to the Series A Preferred Stock, other than stock repurchased at cost from former employees and consultants in connection with the cessation of their service; or (v) incur or guarantee any indebtedness, if the aggregate indebtedness of Intuitive Machines and its subsidiaries for borrowed money following such action would exceed $100,000,000; provided, however, that the Series A Preferred Stock shall not be considered indebtedness for purposes of this calculation (irrespective of the accounting treatment that the Series A Preferred Stock receives under Intuitive Machines’ financial statements).

Conversion:    Each share of Series A Preferred Stock will be convertible at the holder’s option into shares of Class A Common Stock at an initial conversion ratio determined by dividing the Accrued Value (as defined in the Certificate of Designation) of such shares of Series A Preferred Stock by the conversion price of $12.00 per share subject to adjustment in accordance with the terms of the Certificate of Designation.

Put Rights:    Unless prohibited by applicable law governing distributions to stockholders, the Series A Preferred Stock shall be redeemable at the option of the Requisite Holders commencing any time after the 5th year anniversary of the Closing at a price equal to the 100% of the sum of (i) original purchase price plus (ii) all accrued/declared but unpaid dividends.

Call Rights:    Unless prohibited by applicable law governing distributions to stockholders, the Series A Preferred Stock shall be redeemable at our option commencing any time (A) after the 3rd year anniversary of the Closing at a price equal to the 115% of the Accrued Value, (B) after the 4th anniversary of the Closing at a price equal to the 110% of the Accrued Value and (C) after the 5th anniversary of the Closing at a price equal to the 100% of the Accrued Value.

Warrants

As a result of and upon the effective time of the Domestication, amongst other things (a) each IPAX warrant was automatically converted into a redeemable Warrant on the same terms as the IPAX warrants, and (b) each unit of IPAX (the “IPAX unit”) issued and outstanding as of immediately prior to the Domestication was automatically canceled and each holder received one share of Class A Common Stock and one-half of one Warrant. No fractional Warrants were issued upon separation of the IPAX units.

Public Warrants

Each whole Warrant received upon conversion of a Public Warrant entitles the registered holder to purchase one share of Class A Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing 30 days after the Closing Date, provided that we have an effective registration statement under the Securities Act covering the shares of Class A Common Stock issuable upon exercise of such Warrants and a current prospectus relating to them is available (or we permit holders to exercise such Warrants on a cashless basis under the circumstances specified in the Warrant Agreement) and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder. Pursuant to the Warrant Agreement, a warrant holder may exercise its Warrants only for a whole number of shares of Class A Common Stock. This means only a whole Warrant may be exercised at a given time by a Warrant holder. No fractional Warrants were issued upon separation of the IPAX Units and only whole Warrants trade. The Warrants will expire on February 13, 2028, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

We are not obligated to deliver any shares of Class A Common Stock pursuant to the exercise of a Warrant issued upon conversion of a Public Warrant and have no obligation to settle such Warrant exercise unless a registration statement under the Securities Act with respect to the shares of Class A Common Stock underlying such Warrants is then effective and a prospectus relating thereto is current, subject to us satisfying our obligations described below with respect to registration. No Warrant issued upon conversion of a Public Warrant is exercisable and we are not obligated to issue a share of Class A Common Stock upon exercise of such Warrant unless the share of Class A Common Stock issuable upon exercise of such Warrant has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of such Warrant. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Warrant issued upon conversion of a Public Warrant, the holder of such Warrant is not entitled to exercise such Warrant and such Warrant may have no value and expire worthless. In no event are we required to net cash settle any Warrant. In the event that a registration statement is not effective for the shares of Class A Common Stock underlying the exercised Warrants, the purchaser of an IPAX unit containing the Public Warrant that has been converted into a Warrant will have paid the full purchase price for the IPAX unit solely for the Public Share underlying such IPAX unit.

We have agreed that as soon as practicable, but in no event later than 30 business days after the closing of the Transactions, we will use commercially reasonable efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the shares of our Class A Common Stock issuable upon exercise of the Warrants and thereafter, will use commercially reasonable efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the Warrants in accordance with the provisions of the Warrant Agreement. If a registration statement covering the shares of Class A Common Stock issuable upon exercise of the Warrants is not effective by the sixtieth (60th) business day after the closing of the Transactions, Warrant holders may, until such time as there is an effective registration statement and during any period when we have failed to maintain an effective registration statement, exercise Warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the Class A Common Stock is at the time of any exercise of a Warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of Warrants who exercise their Warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, and in the event we do not so elect, we must use our best efforts to register or qualify the shares of Class A Common Stock under applicable blue sky laws to the extent an exemption is not available. In such event, each holder would pay the exercise price by surrendering the Warrants for that number of shares of Class A Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A Common Stock underlying the Warrants, multiplied by the excess of the “fair market value” (defined below) less the exercise price of such Warrants by (y) the fair market value. The “fair market value” as used in this paragraph means the volume weighted average price of the Class A Common Stock for the 10 trading days ending on the trading day prior to the date on which the notice of exercise is received by the warrant agent.

Redemption of Warrants when the price per share of Class A Common Stock equals or exceeds $18.00.

Once the Warrants become exercisable, we may redeem the outstanding Warrants:

•        in whole and not in part;

•        at a price of $0.01 per Warrant;

•        upon a minimum of 30 days’ prior written notice of redemption (the “30-day redemption period”); and

•        if, and only if, the closing price of the Class A Common Stock equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a Warrant as described under the heading “— Anti-dilution Adjustments”) for any 20 trading days within a 30-trading day period ending three business days before we send the notice of redemption to the warrant holders.

If and when the Warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.

If the foregoing conditions are satisfied and we issue a notice of redemption of the Warrants, each Warrant holder will be entitled to exercise his, her or its Warrant prior to the scheduled redemption date. However, the price of the Class A Common Stock may fall below the $18.00 per share redemption trigger price (as adjusted for stock dividends, split-ups, reorganizations, recapitalizations and the like) as well as the $11.50 Warrant exercise price after the redemption notice is issued.

Redemption Procedures

A holder of a Warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (as specified by the holder) of the Class A Common Stock outstanding immediately after giving effect to such exercise.

Anti-dilution Adjustments

If the number of outstanding shares of Class A Common Stock is increased by a stock dividend payable in shares of Class A Common Stock, or by a split-up of shares of Class A Common Stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Class A Common Stock issuable on exercise of each Warrant will be increased in proportion to such increase in the outstanding shares of Class A Common Stock. A rights offering made to all or substantially all holders of Class A Common Stock entitling holders to purchase shares of Class A Common Stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of Class A Common Stock equal to the product of (i) the number of shares of Class A Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for shares of Class A Common Stock) and (ii) the quotient of (x) the price per share of Class A Common Stock paid in such rights offering and (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for shares of Class A Common Stock, in determining the price payable for shares of Class A Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of shares of Class A Common Stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the shares of Class A Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the Warrants are outstanding and unexpired, pays a dividend or makes a distribution in cash, securities or other assets to all or substantially all the holders of shares of Class A Common Stock on account of such shares of Class A Common Stock (or other securities into which the Warrants are convertible), other than (a) as described above or (b) certain ordinary cash dividends, then the Warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Class A Common Stock in respect of such event.

If the number of outstanding shares of Class A Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of Class A Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Class A Common Stock issuable on exercise of each Warrant will be decreased in proportion to such decrease in outstanding shares of Class A Common Stock.

Whenever the number of shares of Class A Common Stock purchasable upon the exercise of the Warrants is adjusted, as described above, the Warrant exercise price will be adjusted by multiplying the Warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Class A Common Stock purchasable upon the exercise of the Warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Class A Common Stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of Class A Common Stock (other than those described above or that solely affects the par value of such shares of Class A Common Stock), or in the case of any merger or consolidation of Intuitive Machines with or into another corporation (other than a consolidation or merger in which Intuitive Machines is the continuing corporation and that does not result in any reclassification or reorganization of its issued and outstanding shares of Class A Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of Intuitive Machines as an entirety or substantially as an entirety in connection with which Intuitive Machines is dissolved, the holders of the Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of the shares of Class A Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Warrants would have received if such holder had exercised their Warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of shares of Class A Common Stock in such a transaction is payable in the form of capital stock or shares in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the Warrant properly exercises the Warrant within thirty days following public disclosure of such transaction, the Warrant exercise price will be reduced as specified in the Warrant Agreement based on the Black-Scholes Warrant Value (as defined in the Warrant Agreement) of the Warrant. The purpose of such exercise price reduction is to provide additional value to holders of the Warrants when an extraordinary transaction occurs during the exercise period of the Warrants pursuant to which the holders of the Warrants otherwise do not receive the full potential value of the Warrants.

The Public Warrants are issued in registered form under a Warrant Agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The Warrant Agreement provides that the terms of the Public Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least a majority of then-outstanding Public Warrants to make any change that adversely affects the interests of the registered holders of such Public Warrants.

The Public Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of Continental Stock Transfer & Trust Company, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of Public Warrants being exercised. The Public Warrant holders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their Public Warrants and receive shares of our Class A Common Stock. After the issuance of shares of our Class A Common Stock upon exercise of the Public Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

We have agreed that, subject to applicable law, any action, proceeding or claim against us arising out of or relating in any way to the Warrant Agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. This provision applies to claims under the Securities Act but does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum.

Private Placement Warrants

The Warrants received upon conversion of the Private Placement Warrants (including the shares of Class A Common Stock issuable upon exercise of such Warrants) will not be transferable, assignable or saleable until 30 days after the Closing Date (except, among other limited exceptions, to IPAX’s officers and directors and other persons or entities affiliated with the Sponsor). Except as described herein, the Warrants received upon conversion of the Private Placement Warrants have terms and provisions that are identical to those of the Warrants received upon conversion of the Public Warrants.

Preferred Investor Warrants

The Preferred Investor Warrants were immediately exercisable upon issuance at the consummation of the Transactions and expire on February 13, 2028 at 5:00 p.m., New York City time (the “PIW Termination Date”). The Preferred Investor Warrants include customary cash and cashless exercise provisions. Each Preferred Investor Warrant is initially exercisable at $15.00 per share of Class A Common Stock, subject to certain adjustments including those resulting from (i) stock dividends and splits, (ii) subsequent rights offerings, (iii) pro-rata distributions, (iv) fundamental transactions, (v) certain voluntary adjustments and (vi) issuances or deemed issuances of shares of Class A Common Stock at a price below the exercise price then in effect, subject in the case of adjustments described in this clause (vi), to an exercise price floor of $11.50, in each case, in accordance with the terms of the Preferred Investor Warrants.

The Preferred Investor Warrants do not include any redemption features. The Preferred Investor Warrants may be exercised on a cashless basis if, at any time after the six-month anniversary of the Closing Date, there is not an effective registration statement with respect to the shares of Class A Common Stock Preferred Investor Warrants. On the PIW Termination Date, the Preferred Investor Warrants will be automatically exercised on a cashless basis. To exercise on a cashless basis, the holder of the Preferred Investor Warrant would pay the exercise price by surrendering the Preferred Investor Warrant (or part thereof) for that number of shares of Class A Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A Common Stock underlying the Preferred Investor Warrant, multiplied by the excess of the daily volume weighted average price of the Class A Common Stock on the date specified by the Preferred Investor Warrant less the exercise price of such Preferred Investor Warrant by (y) the daily volume weighted average price of the Class A Common Stock on the date specified by the Preferred Investor Warrant.

The holders of Preferred Investor Warrants do not have the rights or privileges of holders of shares of Class A Common Stock or any voting rights in respect of the Preferred Investor Warrants or underlying shares of Class A Common Stock until they exercise their Preferred Investor Warrants and receive shares of Class A Common Stock. After the issuance of shares of Class A Common Stock upon exercise of the Preferred Investor Warrants, each holder will be entitled to one vote for each share of Class A Common Stock held of record on all matters to be voted on by stockholders.

Anti-Takeover Effects of the Certificate of Incorporation, the By-Laws and Certain Provisions of Delaware Law

The provisions of the Certificate of Incorporation, the By-Laws and the DGCL summarized below may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that you might consider in your best interest, including an attempt that might result in your receipt of a premium over the market price for your shares of Class A Common Stock.

The Certificate of Incorporation and By-Laws contain certain provisions that are intended to enhance the likelihood of continuity and stability in the composition of the Board and that may have the effect of delaying, deferring or preventing a future takeover or change in control of us unless such takeover or change in control is approved by such board of directors.

These provisions include:

•        Authorized but Unissued Capital Stock.    Our authorized but unissued shares of Common Stock and Preferred Stock are available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of Common Stock and Preferred Stock could render more difficult or discourage an attempt to obtain control of a majority of Common Stock by means of a proxy contest, tender offer, merger or otherwise.

•        Director Designees; Classes of Directors.    Pursuant to the Certificate of Incorporation, our directors are divided into three classes, with each class serving staggered three year terms. The existence of a classified board of directors could discourage a third party from making a tender offer or otherwise attempting to obtain control of us as it is more difficult and time consuming for stockholders to replace a majority of the directors on a classified board of directors.

•        No Cumulative Voting for Directors.    The DGCL provides that stockholders are not entitled to cumulate votes in the election of directors unless a corporation’s certificate of incorporation provides otherwise. The Certificate of Incorporation does not provide for cumulative voting. As a result, the holders of shares of Common Stock representing a majority of the voting power of all of the outstanding shares of our capital stock of are able to elect all of the directors then standing for election.

•        Quorum.    The By-Laws provide that at any meeting of the Board, a majority of the total number of directors then in office constitutes a quorum for the transaction of business.

•        Action by Written Consent.    The Certificate of Incorporation provides that, for so long as we qualify as a controlled company (as defined in Nasdaq Listing Rule 5615(c)(1)), any action required or permitted to be taken by our stockholders may be effected by the consent in writing of the holders of our outstanding capital stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. From and after the date that we cease to qualify as a controlled company, any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of our stockholders (and may not be taken by consent of the stockholders in lieu of a meeting). In addition to the foregoing, any action required or permitted to be taken by the holders of any series of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable certificate of designation relating to such series of Preferred Stock, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding shares of the relevant series of Preferred Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to us in accordance with the applicable provisions of the DGCL.

•        Special Meetings of Stockholders.    Subject to the special rights of the holders of one or more series of Preferred Stock, special meetings of our stockholders may be called, for any purpose or purposes, at any time only by or at the direction of (i) the Board, the chairperson of the Board, the chief executive officer or president, and (ii) for so long as we are a controlled company (as defined above), by our secretary at the request of any holder of record of at least 25% of the voting power of the issued and outstanding shares of our capital stock. Subject to the special rights of the holders of one or more series of Preferred Stock, from and after the date we cease to qualify as a controlled company, special meetings of our stockholders may not be called by our stockholders or any other person.

•        Advance Notice Procedures.    The By-Laws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of our stockholders, and for stockholder nominations of persons for election to our board of directors to be brought before an annual or special meeting of stockholders. Stockholders at an annual meeting will only be able to consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our board of directors or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given our secretary timely written notice, in proper form, of the stockholder’s intention to bring that business or nomination before the meeting. Although the By-Laws do not give the board of directors the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, as applicable, the By-Laws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of us.

Limitations on Liability and Indemnification of Officers and Directors

The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. The Certificate of Incorporation includes a provision that eliminates the personal liability of directors for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL. The effect of these provisions is to eliminate our rights and our stockholders, through stockholders’ derivative suits on our behalf, to recover monetary damages from a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior. However, exculpation does not apply to any director if the director has acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper benefit from his or her actions as a director.

The By-Laws provide that we must indemnify and advance expenses to directors and officers to the fullest extent authorized by the DGCL. We are also expressly authorized to carry directors’ and officers’ liability insurance providing indemnification for directors, officers and certain employees for some liabilities. We believe that these indemnification and advancement provisions and insurance are useful to attract and retain qualified directors and executive officers.

The limitation of liability, indemnification and advancement provisions in the Certificate of Incorporation and the By-Laws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. We believe that these provisions, liability insurance and any indemnity agreements that may be entered into are necessary to attract and retain talented and experienced directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

There is currently no pending material litigation or proceeding involving our respective directors, officers or employees for which indemnification is sought.

Dissenters’ Rights of Appraisal and Payment

Under the DGCL, with certain exceptions, our stockholders have appraisal rights in connection with a merger or consolidation of Intuitive Machines. Pursuant to Section 262 of the DGCL, stockholders who properly demand and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Court of Chancery of the State of Delaware (the “Delaware Court of Chancery”).

Stockholders’ Derivative Actions

Under the DGCL, any of our stockholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action; provided that the stockholder bringing the action is a holder of our shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law.

Forum Selection

Our Certificate of Incorporation provides that unless we consent in writing to the selection of an alternative forum, the Delaware Court of Chancery is, to the fullest extent permitted by applicable law, the sole and exclusive forum for: (i) any derivative action brought by a stockholder on behalf of the Company, (ii) any claim of breach of a fiduciary duty owed by any of our directors, officers, stockholders or employees, (iii) any claim against us arising under our Certificate of Incorporation, By-Laws or the DGCL or (iv) any claim against us governed by the internal affairs doctrine. Our Certificate of Incorporation designates the federal district courts of the United States as the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

Transfer Agent and Registrar

The Transfer Agent and registrar for our shares of Class A Common Stock is Continental Stock Transfer & Trust Company.

Trading Symbol and Market

Our Class A Common Stock and Public Warrants are listed on Nasdaq under the symbols “LUNR” and “LUNRW,” respectively.

SHARES ELIGIBLE FOR FUTURE SALE

We cannot predict the effect, if any, future sales of shares of Class A Common Stock, or the availability for future sale of shares of Class A Common Stock, will have on the market price of shares of our Class A Common Stock prevailing from time to time. The sale of substantial amounts of shares of our Class A Common Stock in the public market, or the perception that such sales could occur, could harm the prevailing market price of shares of our Class A Common Stock and could impair our future ability to raise capital through the sale of our equity or equity-related securities at a time and price that we deem appropriate.

Prior to the issuance and resale of the securities offered by this prospectus, we had a total of 15,955,704 shares of our Class A Common Stock outstanding. Of these shares, all of the shares sold in IPAX’s initial public offering (totaling 4,438,331 shares of our Class A Common Stock) are freely tradable without restriction or further registration under the Securities Act by persons other than our “affiliates”, as of March, 30, 2023. Under the Securities Act, an “affiliate” of an issuer is a person that directly or indirectly controls, is controlled by, or is under common control with that issuer. The remaining shares of our Class A Common Stock are “restricted securities,” as defined in Rule 144 under the Securities Act (“Rule 144”), and may not be sold absent registration under the Securities Act or compliance with Rule 144 thereunder or in reliance on another exemption from registration.

In addition, subject to certain limitations and exceptions, pursuant to the terms of the A&R Operating Agreement, holders of Intuitive Machines OpCo Common Units may exchange such units (together with a corresponding number of shares of Class B Common Stock or Class C Common Stock) for shares of our Class A Common Stock on a one-for-one basis, subject to customary conversion rate adjustments for stock splits, stock dividends, and reclassifications. Prior to the issuance and resale of the securities offered by this prospectus, the Intuitive Machines Members held 70,640,188 Intuitive Machines OpCo Common Units, all of which are exchangeable for shares of our Class A Common Stock from time to time pursuant to the terms of the A&R Operating Agreement. Any shares of Class A Common Stock we issue upon exchange of Intuitive Machines OpCo Common Units will be “restricted securities” as defined in Rule 144 and may not be sold in the absence of registration under the Securities Act unless an exemption from registration is available, including the exemptions contained in Rule 144. Moreover, as a result of the A&R Registration Rights Agreement, all or a portion of these shares may be eligible for future sale without restriction, subject to the lock-up arrangements described below.

Prior to the issuance and resale of the securities offered by this prospectus, we also have 21,930,384 Warrants outstanding (including 6,845,000 Private Placement Warrants), each exercisable for one share of Class A Common Stock at a price of $11.50 per share. As a result of the registration provisions of the Warrant Agreement, all or a portion of these shares may be eligible for future sale without restriction.

Equity Plans

We filed a registration statement on Form S-8 on May 9, 2023 (Registration No. 333-271787) under the Securities Act to register the offer and sale of all shares of Class A Common Stock or securities convertible or exchangeable for shares of our Class A Common Stock issuable under the Intuitive Machines Incentive Plan of our Class A Common Stock registered under such registration statement will be available for resale by nonaffiliates in the public market without restriction under the Securities Act and by affiliates in the public market subject to compliance with the resale provisions of Rule 144.

Registration Rights

In connection with the consummation of the Transactions, we entered into the A&R Registration Rights Agreement by and among, us, the Sponsor, certain stockholders of Intuitive Machines and the Series A Investors pursuant to which we granted them and their affiliates the right, under certain circumstances and subject to certain restrictions, to require us to register under the Securities Act certain securities held by such holders, including registration of the shares of Class A Common Stock delivered to the Intuitive Machines Members in exchange for Intuitive Machines OpCo Common Units. These shares also may be sold under Rule 144 under the Securities Act, depending on their holding period and subject to restrictions in the case of shares held by persons deemed to be our affiliates.

Furthermore, pursuant to the terms of the SAFE Agreements, we are required to file with the SEC and use commercially reasonable efforts to maintain a registration statement registering the resale of the shares of Class A Common Stock issued to the Series A Investors. Such rights terminate with respect to any shares held by a Series A Investor on the earliest of (i) the second anniversary of the consummation of the Transactions, (ii) the date on which all such shares have been sold, and (iii) the first date on which such Series A Investor can sell all such shares under Rule 144 without limitation as to the manner of sale or amount of securities sold.

The Warrant Agreement also requires that we file with the SEC and use commercially reasonable efforts to maintain a registration statement registering the issuance of the shares of Class A Common Stock issuable upon exercise of the Warrants. If such a registration statement is not effective at any time, warrant holders may elect to exercise their Warrants on a “cashless basis” pursuant to the terms of the Warrant Agreement.

Lock-Up Agreements

Sponsor Lock-Up Agreement

In connection with the consummation of the Transactions, we entered into a Lock-Up Agreement (the “Sponsor Lock-Up Agreement”) with the Sponsor, pursuant to which the Sponsor and its permitted assigns agreed not to, without the prior written consent of the Board, prior to the date that is six months after the Closing Date, (i) sell, pledge, grant any option to purchase or otherwise dispose of (a) any shares of Class A Common Stock the Sponsor received upon conversion of the IPAX Class A Ordinary Shares it received upon conversion of its IPAX Class B Ordinary Shares immediately prior to the Domestication (the “Sponsor Lock-Up Shares”), (ii) enter into any swap or other transfer arrangement in respect of the Sponsor Lock-Up Shares or (iii) take any other similar actions (the actions specified in the foregoing clauses (i) through (iii), collectively, “Transfer”). The Sponsor also agreed to not Transfer any Warrants received upon conversion of its Private Placement Warrants in connection with the Domestication (or the shares of Class A Common Stock issuable upon exercise of such warrants), prior to the date that is 30 days after the Closing Date. The Sponsor Lock-Up Agreement provides for certain permitted transfers, including but not limited to, transfers to certain affiliates or family members, transfers of shares acquired on the open market after the consummation of the Transactions, subject to certain conditions, or the exercise of certain stock options and warrants.

Intuitive Machines Lock-Up Agreement

In connection with the consummation of the Transactions, we entered into a Lock-Up Agreement (the “Intuitive Machines Lock-Up Agreement”) with certain Intuitive Machines Members (the “Lock-Up Holders”), pursuant to which the Lock-Up Holders agreed not to, without the prior written consent of the Board, prior to the date that is six months after the Closing Date (i) sell, pledge, grant any option to purchase or otherwise dispose of (a) any shares of Class A Common Stock, (b) any shares of Class A Common Stock issuable upon exercise of such options to purchase shares of Class A Common Stock held immediately after the consummation of the Transactions, or (c) any securities convertible into, or exercisable, redeemable or exchangeable for, Class A Common Stock held by such holder immediately after the consummation of the Transactions (the shares of Class A Common Stock and securities specified in clauses (a) through (c), collectively, the “Lock-up Shares”), (ii) enter into any swap or other transfer arrangement in respect of any Lock-Up Shares or (iii) take any action in furtherance of any of the matters described in the foregoing clause (i) or (ii). The Intuitive Machines Lock-Up Agreement provides for certain permitted transfers, including but not limited to, transfers to certain affiliates or family members, transfers of shares acquired on the open market after the consummation of the Transactions, subject to certain conditions, or the exercise of certain stock options and warrants.

Rule 144

Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted shares of our common stock or our warrants for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been our affiliate at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.

Persons who have beneficially owned restricted shares of our Common Stock or our Warrants for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•        1% of the total number of shares of our common stock then outstanding; and

•        the average weekly reported trading volume of our common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•        the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•        the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•        the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•        at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company (which, in our case, is likely to occur one year after the filing of the “Super” Form 8-K related to the Transactions, filed on February 14, 2023).

As a result, the Sponsor will be able to sell its Class A Common Stock and Private Placement Warrants, as applicable, pursuant to Rule 144 without registration one year after the filing of the “Super” Form 8-K, which occurred on February 14, 2023. Absent registration under the Securities Act, other stockholders, including securityholders who received restricted securities in the Transactions, will not be permitted to sell their restricted securities under Rule 144 earlier than one year after the filing of the “Super” Form 8-K.

Any shares we issue upon exchange of Intuitive Machines OpCo Common Units will be “restricted securities” as defined in Rule 144 and may not be sold in the absence of registration under the Securities Act unless an exemption from registration is available, including the exemptions contained in Rule 144.

Following the consummation of the Transactions, we are no longer a shell company, and so, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above noted restricted securities.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES FOR HOLDERS OF CLASS A COMMON STOCK AND WARRANTS

The following discussion is a summary of the material U.S. federal income tax consequences to U.S. Holders and Non-U.S. Holders (each as defined below) relating to the purchase, ownership, and disposition of our Class A Common Stock and Warrants, which we collectively refer to as our “securities,” but does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local, or non-U.S. tax laws are not discussed. This discussion is based on the Code, Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the IRS, in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a holder of our securities. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the purchase, ownership, and disposition of our securities.

This discussion is limited to holders of our securities as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a holder’s particular circumstances, including the impact of the Medicare contribution tax on net investment income and the alternative minimum tax. In addition, it does not address consequences relevant to holders subject to special rules, including, without limitation:

•        U.S. expatriates and former citizens or long-term residents of the United States;

•        persons holding our securities as part of a hedge, straddle, or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

•        banks, insurance companies, and other financial institutions;

•        brokers, dealers, or traders in securities;

•        “controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

•        partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);

•        tax-exempt organizations or governmental organizations;

•        persons deemed to sell our securities under the constructive sale provisions of the Code;

•        persons subject to the special tax accounting rules of as a result of any item of gross income with respect to our securities being taken into account in an “applicable financial statement” (as defined in the Code);

•        persons who hold or receive our securities pursuant to the exercise of any employee stock option or otherwise as compensation;

•        tax-qualified retirement plans; and

•        “qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds.

If an entity (or other arrangement) treated as a partnership for U.S. federal income tax purposes holds our securities, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership, and certain determinations made at the partner level. Accordingly, partnerships holding our securities and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX

CONSEQUENCES OF THE PURCHASE, OWNERSHIP, AND DISPOSITION OF OUR SECURITIES ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL, OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

U.S. Holders

For purposes of this discussion, a “U.S. Holder” is any beneficial owner of our securities that is for U.S. federal income tax purposes:

•        an individual who is a citizen or resident of the United States;

•        a corporation (or other entity taxable as a corporation) created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•        an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•        a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

Taxation of Distributions.    As described in the section entitled “Dividend Policy,” we have no current plans to pay dividends on our Class A Common Stock. If we do, however, make distributions, the gross amount of distributions made with respect to the Class A Common Stock generally will be includible in a U.S. Holder’s gross income, in accordance with such U.S. Holder’s method of accounting for U.S. federal income tax purposes, as dividend income, but only to the extent that such distributions are paid out of our current or accumulated earnings and profits as determined under U.S. federal income tax principles. The dividends will be taxable to a corporate U.S. Holder at regular corporate tax rates and will generally be eligible for the dividends received deduction if the requisite holding period is satisfied. Distributions in excess of such earnings and profits generally will be applied against and reduce the U.S. Holder’s basis in its Class A Common Stock (but not below zero), and to the extent in excess of such basis, will be treated as gain from the sale or exchange of such Class A Common Stock, as described under “— Gain or Loss on Sale, Taxable Exchange, or Other Taxable Disposition of Securities” below.

With respect to non-corporate U.S. Holders and with certain exceptions, dividends may be “qualified dividend income,” which is taxed at the lower applicable long-term capital gain rate provided that the U.S. Holder satisfies certain holding period requirements and the U.S. Holder is not under an obligation to make related payments with respect to positions in substantially similar or related property. If the holding period requirements are not satisfied, corporate U.S. Holders may not be able to qualify for the dividends received deduction and would have taxable income equal to the entire dividend amount, and non-corporate U.S. Holders may be subject to tax on such dividends at regular ordinary income tax rates instead of the preferential rate that applies to qualified dividend income.

Gain or Loss on Sale, Taxable Exchange, or Other Taxable Disposition of Securities.    Upon a sale or other taxable disposition of our securities, a U.S. Holder generally will recognize capital gain or loss. Generally, the amount of gain or loss recognized by a U.S. Holder is an amount equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. Holder’s adjusted tax basis in its securities so disposed of. A U.S. Holder’s adjusted tax basis in its securities generally will equal the U.S. Holder’s adjusted cost less, in the case of a share of Class A Common Stock, any prior distributions treated as a return of capital. In the case of any securities originally acquired as part of an investment unit, the acquisition cost for the securities that were part of such unit would equal an allocable portion of the acquisition cost of the unit based on the relative fair market values of the components of the unit at the time of acquisition.

Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the securities so disposed of exceeds one year. If the holding period requirements are not satisfied, any gain on a sale or taxable disposition of the securities would be subject to short-term capital gain treatment and would be taxed at regular ordinary income tax rates. Long-term capital gains recognized by non-corporate U.S. Holders will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

Exercise, Lapse, or Redemption of a Warrant.    Except as discussed below with respect to the cashless exercise of a warrant, a U.S. Holder generally will not recognize gain or loss upon the acquisition of a share of Class A Common Stock on the exercise of a warrant for cash. A U.S. Holder’s tax basis in a share of our Class A Common Stock received upon exercise of the warrant generally will be an amount equal to the sum of the U.S. Holder’s initial investment in the warrant and the exercise price. The U.S. Holder’s holding period for the share of Class A Common Stock received upon exercise of the warrant generally will commence on the date of exercise of the warrant or the date following the date of exercise of the warrant; however, in either case the holding period will not include the period during which the U.S. Holder held the warrant. If a warrant is allowed to lapse unexercised, a U.S. Holder generally will recognize a capital loss equal to such holder’s tax basis in the warrant.

The tax consequences of a cashless exercise of a warrant are not clear under current tax law. A cashless exercise may be tax-free, either because the exercise is not a realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either tax-free situation, a U.S. Holder’s basis in the share of Class A Common Stock received would equal the holder’s basis in the Warrants used to effect the cashless exercise. If the cashless exercise is not treated as a realization event, a U.S. Holder’s holding period in the Class A Common Stock generally would be treated as commencing on the date following the date of exercise (or possibly the date of exercise of the warrant). If the cashless exercise were treated as a recapitalization, the holding period of the Class A Common Stock would include the holding period of the warrant.

It is also possible that a cashless exercise could be treated in part as a taxable exchange in which gain or loss would be recognized. In such event, a portion of the Warrants to be exercised on a cashless basis could, for U.S. federal income tax purposes, be deemed to have been surrendered in consideration for the exercise price of the remaining Warrants, which would be deemed to be exercised. For this purpose, a U.S. Holder could be deemed to have surrendered Warrants having an aggregate fair market value equal to the exercise price for the total number of Warrants deemed to be exercised. The U.S. Holder would recognize capital gain or loss in an amount equal to the difference between the fair market value of the Warrants deemed surrendered and the U.S. Holder’s tax basis in such Warrants. In this case, a U.S. Holder’s tax basis in the Class A Common Stock received would equal the sum of the U.S. Holder’s initial investment in the Warrants deemed exercised and the exercise price of such Warrants. A U.S. Holder’s holding period for the Class A Common Stock in such case generally would commence on the date following the date of exercise (or possibly the date of exercise) of the warrant.

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders should consult their tax advisors regarding the tax consequences of a cashless exercise.

If we redeem Warrants for cash pursuant to the redemption provisions described in the section of this prospectus entitled “Description of Capital Stock — Warrants — Public Stockholders’ Warrants” or if we purchase Warrants in an open market transaction, such redemption or purchase generally will be treated as a taxable disposition to the U.S. Holder, taxed as described above under “U.S. Holders — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Securities.”

Possible Constructive Distributions.    The terms of each warrant provide for an adjustment to the number of shares of Class A Common Stock for which the warrant may be exercised or to the exercise price of the warrant in certain events as discussed in the section of this registration statement captioned “Description of Capital Stock — Warrants.” An adjustment that has the effect of preventing dilution generally is not taxable. U.S. Holders of Warrants would, however, be treated as receiving a constructive distribution from us if, for example, the adjustment increases the warrant holders’ proportionate interest in our assets or earnings and profits (for instance, through an increase in the number of shares of Class A Common Stock that would be obtained upon exercise or through a decrease in the exercise price of the warrant) as a result of a distribution of cash or other property such as other securities to the holders of our Class A Common Stock which is taxable to such holders of our Class A Common Stock as a distribution. Such constructive distributions would generally be subject to tax in the same manner as if the U.S. Holders of the Warrants received a cash distribution from us equal to the fair market value of such increased interest. For certain informational reporting purposes, we are required to determine the date and amount of any such constructive distributions and publicly report such information or report such information to the IRS and holders of Warrants not exempt from information reporting. Proposed Treasury Regulations, which we may rely on prior to the issuance of final regulations, specify how the date and amount of constructive distributions are determined.

Information Reporting and Backup Withholding.    Distributions with respect to the Class A Common Stock to a U.S. Holder, regardless of whether such distributions constitute dividends, and proceeds from the sale, exchange or redemption of the Class A Common Stock by a U.S. Holder generally are subject to information reporting to the IRS and possible U.S. backup withholding, unless the U.S. Holder is an exempt recipient. Backup withholding may apply to such payments if a U.S. Holder fails to furnish a correct taxpayer identification number, a certification of exempt status or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn).

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a U.S. Holder’s U.S. federal income tax liability, and such holder may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and furnishing any required information.

Non-U.S. Holders

For purposes of this discussion, a “Non-U.S. Holder” is any beneficial owner of our securities that is for U.S. federal income tax purposes:

•        a non-resident alien individual;

•        a foreign corporation; or

•        a foreign estate or trust.

Taxation of Distributions.    As described in the section entitled “Dividend Policy,” we have no current plans to pay dividends on our Class A Common Stock. However, if we do make distributions of cash or property on our Class A Common Stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and first be applied against and reduce a Non-U.S. Holder’s adjusted tax basis in its Class A Common Stock, but not below zero. Any excess will be treated as capital gain and will be treated as described below under “— Gain or Loss on Sale, Taxable Exchange, or Other Taxable Disposition of Securities.”

Subject to the discussion below on effectively connected income, dividends paid to a Non-U.S. Holder will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends (or such lower rate specified by an applicable income tax treaty, provided the Non-U.S. Holder furnishes a valid IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) certifying qualification for the lower treaty rate). A Non-U.S. Holder that does not timely furnish the required documentation, but that qualifies for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

If dividends paid to a Non-U.S. Holder are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such dividends are attributable), the Non-U.S. Holder will be exempt from the U.S. federal withholding tax described above. To claim the exemption, the Non-U.S. Holder must furnish to the applicable withholding agent a valid IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States.

Any such effectively connected dividends will be subject to U.S. federal income tax on a net income basis at the regular rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected dividends, as adjusted for certain items. Non-U.S. Holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

Gain or Loss on Sale, Taxable Exchange, or other Taxable Disposition of Securities.    A Non-U.S. Holder will not be subject to U.S. federal income tax on any gain realized upon the sale or other taxable disposition of our securities (including an expiration or redemption of warrants) unless:

•        the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such gain is attributable);

•        the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or

•        our securities constitute U.S. real property interests (“USRPI”) by reason of our status as a U.S. real property holding corporation (“USRPHC”) for U.S. federal income tax purposes.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

A Non-U.S. Holder described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on gain realized upon the sale or other taxable disposition of our securities, which may be offset by U.S. source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States), provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

With respect to the third bullet point above, we believe we currently are not, and do not anticipate becoming, a USRPHC. Because the determination of whether we are a USRPHC depends, however, on the fair market value of our USRPIs relative to the fair market value of our non-U.S. real property interests and our other business assets, there can be no assurance we currently are not a USRPHC or will not become one in the future.

Non-U.S. Holders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.

Exercise, Lapse or Redemption of a Warrant.    The U.S. federal income tax characterization of the exercise, redemption or lapse of a warrant held by a Non-U.S. Holder generally will follow the U.S. federal income tax characterization of the exercise, redemption or lapse of a warrant by a U.S. Holder, as described under “U.S. Holders — Exercise, Lapse or Redemption of a Warrant” above, and the tax consequences of such characterizations will be as set forth above and below in this “Non-U.S. Holders” section.

If we redeem Warrants for cash pursuant to the redemption provisions described in the section of this prospectus entitled “Description of Capital Stock — Warrants — Public Stockholders’ Warrants” or if we purchase Warrants in an open market transaction, such redemption or purchase generally will be treated as a taxable disposition to the U.S. Holder, taxed as described below under “Non U.S. Holders — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Securities.

Possible Constructive Distributions.    The terms of each warrant provide for an adjustment to the number of shares of Class A Common Stock for which the warrant may be exercised or to the exercise price of the warrant in certain events as discussed in the section of this prospectus captioned “Description of Capital Stock — Warrants — Public Stockholders’ Warrants.” An adjustment that has the effect of preventing dilution generally is not taxable. Non-U.S. Holders of Warrants would, however, be treated as receiving a constructive distribution from us if, for example, the adjustment increases the Non-U.S. Holders’ proportionate interest in our assets or earnings and profits (for instance, through an increase in the number of shares of Class A Common Stock that would be obtained upon exercise or through a decrease in the exercise price of the warrant) as a result of a distribution of cash or other property such as other securities to the holders of shares of our Class A Common Stock, which is taxable to such holders of our Class A Common Stock as a distribution. Such constructive distribution to a Non-U.S. Holder of Warrants would be treated as if such Non-U.S. Holder had received a cash distribution from us equal to the fair market value of such increased interest (taxed as described above under “Non U.S. Holders — Taxation of Distributions”). For certain informational reporting purposes, we are required to determine the date and amount of any such constructive distributions and publicly report such information or report such information to the IRS and holders of Warrants not exempt from information reporting. Proposed Treasury Regulations, which taxpayers may generally rely on prior to the issuance of final regulations, specify how the date and amount of constructive distributions are determined.

Information Reporting and Backup Withholding.    Payments of dividends on our Class A Common Stock will not be subject to backup withholding, provided the applicable withholding agent does not have actual knowledge or reason to know the holder is a United States person and the holder either certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E, or W-8ECI, or otherwise establishes an exemption. However, information returns are required to be filed with the IRS in connection with any distributions on our Class A Common Stock paid to the Non-U.S. Holder, regardless of whether such distributions constitute dividends or whether any tax was actually withheld. In addition, proceeds of the sale or other taxable disposition of our securities within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting if the applicable withholding agent receives the certification described above and does not have actual knowledge or reason to know that such holder is a United States person or the holder otherwise establishes an exemption. Proceeds of a disposition of our securities conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.

Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides or is established.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Additional Withholding Tax on Payments Made to Foreign Accounts.    Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (such Sections commonly referred to as the Foreign Account Tax Compliance Act, or (“FATCA”)) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on, or (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, our Class A Common Stock paid, or constructive distributions deemed paid, if any, with respect to our Warrants, to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends on our Class A Common Stock. While withholding under FATCA would have applied also to payments of gross proceeds from the sale or other disposition of our Class A Common Stock on or after January 1, 2019, proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued.

Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in our securities.

THE DISCUSSION ABOVE IS A GENERAL SUMMARY. IT DOES NOT COVER ALL TAX MATTERS THAT MAY BE IMPORTANT TO YOU. EACH PROSPECTIVE PURCHASER SHOULD CONSULT ITS TAX ADVISOR ABOUT THE TAX CONSEQUENCES OF AN INVESTMENT IN OUR SECURITIES BASED ON THE INVESTOR’S CIRCUMSTANCES.

PLAN OF DISTRIBUTION

The selling securityholders, which as used herein includes donees, pledgees, transferees, distributees, or other successors-in-interest selling shares of our Class A Common Stock, Private Placement Warrants or Public Warrants or interests in our Class A Common Stock, Private Placement Warrants or Public Warrants received after the date of this prospectus from the selling securityholders as a gift, pledge, distribution, or other transfer, may, from time to time, sell, transfer, distribute, or otherwise dispose of certain of their shares of Class A Common Stock, Private Placement Warrants or Public Warrants or interests in our Class A Common Stock, Private Placement Warrants or Public Warrants on any stock exchange, market, or trading facility on which shares of our Class A Common Stock, Private Placement Warrants or Public Warrants, as applicable, are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market prices, at varying prices determined at the time of sale, or at negotiated prices.

The selling securityholders may use any one or more of the following methods when disposing of their securities or interests therein:

•        ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•        one or more underwritten offerings;

•        block trades in which the broker-dealer will attempt to sell the securities as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•        purchases by a broker-dealer as principal and resale by the broker-dealer for its accounts;

•        an exchange distribution in accordance with the rules of the applicable exchange;

•        privately negotiated transactions;

•        distributions to their members, partners, or stockholders;

•        short sales effected after the date of the registration statement of which this prospectus forms a part is declared effective by the SEC;

•        through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•        in market transactions, including transactions on a national securities exchange or quotations service or over-the-counter market;

•        directly to one or more purchasers;

•        through agents;

•        broker-dealers who may agree with the selling securityholders to sell a specified number of such securities at a stipulated price per share or warrant; or

•        a combination of any such methods of sale.

The selling securityholders may, from time to time, pledge or grant a security interest in some shares of our Class A Common Stock, Private Placement Warrants or Public Warrants owned by them and, if a selling securityholder defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell such securities, from time to time, under this prospectus, or under an amendment or supplement to this prospectus amending the list of the selling securityholders to include the pledgee, transferee, or other successors-in-interest as the selling securityholders under this prospectus. The selling securityholders also may transfer securities in other circumstances, in which case the transferees, pledgees, or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of shares of our Class A Common Stock, Private Placement Warrants or Public Warrants or interests therein, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of such securities in the course of hedging the positions they assume. The selling securityholders may also sell shares of our Class A Common Stock, Private Placement Warrants

or Public Warrants short and deliver these securities to close out their short positions, or loan or pledge shares of our Class A Common Stock or Private Placement Warrants to broker-dealers that in turn may sell these securities. The selling securityholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities that require the delivery to such broker-dealer or other financial institution of shares of our Class A Common Stock, Private Placement Warrants or Public Warrants offered by this prospectus, which shares or warrants such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling securityholders from the sale of shares of our Class A Common Stock, Private Placement Warrants or Public Warrants offered by them will be the purchase price of such securities, less discounts or commissions, if any. The selling securityholders reserve the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of shares of our Class A Common Stock, Private Placement Warrants or Public Warrants to be made directly or through agents. We will not receive any of the proceeds from any offering by the selling securityholders.

The selling securityholders also may in the future resell a portion of our Class A Common Stock, Private Placement Warrants or Public Warrants in open-market transactions in reliance upon Rule 144 under the Securities Act (provided that they meet the criteria and conform to the requirements of that rule), or pursuant to other available exemptions from the registration requirements of the Securities Act.

The selling securityholders and any underwriters, broker-dealers, or agents that participate in the sale of shares of our Class A Common Stock, Private Placement Warrants or Public Warrants or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions, or profit they earn on any resale of such securities may be underwriting discounts and commissions under the Securities Act. If any selling securityholder is an “underwriter” within the meaning of Section 2(11) of the Securities Act, then the selling securityholder will be subject to the prospectus delivery requirements of the Securities Act. Underwriters and their controlling persons, dealers, and agents may be entitled, under agreements entered into with us and the selling securityholders, to indemnification against and contribution toward specific civil liabilities, including liabilities under the Securities Act.

To the extent required, the number of shares of our Class A Common Stock, Private Placement Warrants or Public Warrants to be sold, the respective purchase prices and public offering prices, the names of any agent, dealer, or underwriter, and any applicable discounts, commissions, concessions, or other compensation with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

To facilitate the offering of securities offered by the selling securityholders, certain persons participating in the offering may engage in transactions that stabilize, maintain, or otherwise affect the price of our Class A Common Stock, Private Placement Warrants or Public Warrants. This may include over-allotments or short sales, which involve the sale by persons participating in the offering of more shares of Class A Common Stock, Private Placement Warrants or Public Warrants than were sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option, if any. In addition, these persons may stabilize or maintain the price of our Class A Common Stock, Private Placement Warrants or Public Warrants by bidding for or purchasing shares of Class A Common Stock, Private Placement Warrants or Public Warrants in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if shares of Class A Common Stock, Private Placement Warrants or Public Warrants sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of our Class A Common Stock, Private Placement Warrants or Public Warrants at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

A holder of Private Placement Warrants or Public Warrants may exercise its Private Placement Warrants or Public Warrants in accordance with the Warrant Agreement on or before the expiration date set forth therein by surrendering, at the office of the warrant agent, Continental Stock Transfer & Trust Company, the certificate evidencing such Private Placement Warrants or Public Warrants, with the form of election to purchase set forth thereon, properly completed and duly executed, accompanied by full payment of the exercise price and any and all applicable taxes due in connection with the exercise of the Private Placement Warrants or Public Warrants, subject to any applicable provisions relating to cashless exercises in accordance with the Warrant Agreement.

Under the A&R Registration Rights Agreement and the SAFE Agreements, we have agreed to indemnify the selling securityholders party thereto against certain liabilities that they may incur in connection with the sale of the securities registered hereunder, including liabilities under the Securities Act, and to contribute to payments that the selling securityholders may be required to make with respect thereto. In addition, we and the selling securityholders may agree to indemnify any underwriter, broker-dealer, or agent against certain liabilities related to the selling of the securities, including liabilities arising under the Securities Act.

We have agreed to maintain the effectiveness of the registration statement of which this prospectus forms a part until all such securities have been sold under such registration statement or under Rule 144 under the Securities Act or are no longer outstanding, or under other circumstances as described in the A&R Registration Rights Agreement and the SAFE Agreements. We have agreed to pay all expenses in connection with this offering, other than underwriting fees, discounts, selling commissions, stock transfer taxes, and certain legal expenses. The selling securityholders will pay, on a pro rata basis, any underwriting fees, discounts, selling commissions, stock transfer taxes, and certain legal expenses relating to the offering.

The selling securityholders may use this prospectus in connection with resales of shares of our Class A Common Stock, Private Placement Warrants and Public Warrants. This prospectus and any accompanying prospectus supplement will identify the selling securityholders, the terms of our Class A Common Stock, Private Placement Warrants and Public Warrants, and any material relationships between us and the selling securityholders. The selling securityholders may be deemed to be underwriters under the Securities Act in connection with shares of our Class A Common Stock, Private Placement Warrants or Public Warrants they resell and any profits on the sales may be deemed to be underwriting discounts and commissions under the Securities Act. Unless otherwise set forth in a prospectus supplement, the selling securityholders will receive all the net proceeds from the resale of shares of our Class A Common Stock, Private Placement Warrants or Public Warrants.

A selling securityholder that is an entity may elect to make an in-kind distribution of Class A Common Stock, Private Placement Warrants or Public Warrants to its members, partners, or stockholders pursuant to the registration statement of which this prospectus forms a part by delivering a prospectus. To the extent that such members, partners, or stockholders are not affiliates of ours, such members, partners, or stockholders would thereby receive freely tradable shares of Class A Common Stock or Warrants pursuant to the distribution through a registration statement.

Except as set forth above, we are required to pay all fees and expenses incident to the registration of shares of our Class A Common Stock, Private Placement Warrants and Public Warrants to be offered and sold pursuant to this prospectus.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Latham & Watkins LLP, Houston, Texas.

EXPERTS

The audited financial statements of Intuitive Machines, LLC as of December 31, 2022 and 2021, included in this prospectus and elsewhere in the registration statement have been so included in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

The financial statements of IPAX as of December 31, 2022 and 2021, and for the year ended 2022 and for the period from January 27, 2021 (inception) through December 31, 2021, included in this prospectus have been audited by Marcum LLP (“Marcum”), an independent registered public accounting firm, as set forth in their report, appearing elsewhere herein, and are included in reliance on such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly, and current reports, proxy statements, and other information with the SEC. We have also filed a registration statement on Form S-1, including exhibits, under the Securities Act with respect to the securities offered by this prospectus. This prospectus is part of the registration statement, but does not contain all of the information included in the registration statement or the exhibits filed with the registration statement. For further information about us and the securities offered hereby, we refer you to the registration statement and the exhibits filed with the registration statement. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement.

Our SEC filings are available to the public on the internet at a website maintained by the SEC located at http://www.sec.gov. Those filings are also available to the public on, or accessible through, our website under the heading “Investors” at www.intuitivemachines.com. Information contained on our website is not a part of this prospectus and the inclusion of our website address in this prospectus is an inactive textual reference only.

Intuitive Machines, LLC Financial Statements

Unaudited Condensed Consolidated Financial Statements
Unaudited Condensed Consolidated Balance Sheets	F-29
Unaudited Condensed Consolidated Statements of Operations	F-30
Unaudited Condensed Consolidated Statements of Mezzanine Deficit and Shareholders’ Deficit	F-31
Unaudited Condensed Consolidated Statements of Cash Flows	F-34
Notes to Unaudited Condensed Consolidated Financial Statements	F-35

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of
Intuitive Machines, Inc. (formerly known as Inflection Point Acquisition Corp.)

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Intuitive Machines, Inc. (formerly known as Inflection Point Acquisition Corp.) (the “Company”) as of December 31, 2022 and 2021, the related statements of operations, stockholders’ equity and cash flows for the year ended December 31, 2022 and for the period from January 27, 2021 (inception) through December 31, 2021 and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021 and the results of its operations and its cash flows for each of the year ended December 31, 2022 and for the period from January 27, 2021 (inception) through December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Marcum LLP

Marcum LLP

We have served as the Company’s auditor since 2021.

New York, NY
March 30, 2023

INTUITIVE MACHINES, INC. (F/K/A INFLECTION POINT ACQUISITION CORP.)
BALANCE SHEETS

	December 31, 2022	December 31, 2021
Assets:
Cash	$14,932	$359,610
Prepaid expenses	335,888	475,532
Total current assets	350,820	835,142
Prepaid expenses – noncurrent portion	—	326,032
Marketable Securities held in Trust Account	334,589,588	329,755,798
Total assets	$334,940,408	$330,916,972

Liabilities, Redeemable Ordinary Shares and Shareholders’ Equity
Accrued offering costs and expenses	$3,695,849	$218,421
Due to related party	112,448	1,032
Working Capital Loan	625,000	—
Total current liabilities	4,433,297	219,453
Deferred underwriting fee	—	11,541,250
Total liabilities	4,433,297	11,760,703

Commitments and Contingencies (Note 6)

Class A ordinary share subject to possible redemption, 31,588,011 shares at redemption value	320,719,698	315,880,110

Shareholders’ Equity:
Preference shares, $0.0001 par value; 5,000,000 shares authorized; none issued and outstanding	—	—
Class A ordinary shares, $0.0001 par value; 500,000,000 shares authorized; 1,386,989 shares issued and outstanding (excluding 31,588,011 shares subject to possible redemption)	139	139
Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized; 8,243,750 shares issued and outstanding	825	825
Additional paid-in capital	10,292,368	3,590,706
Accumulated deficit	(505,919)	(315,511)
Total Shareholders’ Equity	9,787,413	3,276,159
Total Liabilities, Redeemable Ordinary Shares and Shareholders’ Equity	$334,940,408	$330,916,972

The accompanying notes are an integral part of the financial statements.

INTUITIVE MACHINES, INC. (F/K/A INFLECTION POINT ACQUISITION CORP.)
STATEMENTS OF OPERATIONS

	Year Ended December 31, 2022	For the Period from January 27, 2021 (Inception) through December 31, 2021
Formation and operating costs	$5,024,198	$491,341
Loss from operations	(5,024,198)	(491,341)

Other income:
Change in fair value of over-allotment	—	193,471
Issuance cost of over-allotment	—	(23,439)
Interest income	4,833,790	5,798
Total other income, net	4,833,790	175,830
Net loss	$(190,408)	$(315,511)

Basic and diluted weighted average shares outstanding of Class A ordinary shares	32,975,000	9,322,714
Basic and diluted net loss per share, Class A ordinary shares	$(0.00)	$(0.02)

Basic and diluted weighted average shares outstanding of Class B ordinary shares	8,243,750	7,485,546
Basic and diluted net loss per share, Class B ordinary shares	$(0.00)	$(0.02)

The accompanying notes are an integral part of the financial statements.

INTUITIVE MACHINES, INC. (F/K/A INFLECTION POINT ACQUISITION CORP.)
STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
FOR THE YEAR ENDED DECEMBER 31, 2022 AND
FOR THE PERIOD FROM JANUARY 27, 2021 (INCEPTION) THROUGH DECEMBER 31, 2021

	Class A Ordinary Shares		Class B Ordinary Shares		Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Equity
	Shares	Amount	Shares	Amount
Balance as of January 27, 2021 (inception)	—	$—	—	$—	$—	$—	$—
Issuance of Class B ordinary shares to initial shareholders	—	—	8,625,000	863	24,137	—	25,000
Sale of 6,845,000 Private Placement Warrants, net of offering costs	—	—	—	—	6,831,701	—	6,831,701
Capital contribution for sale of Class B shares to Anchor Investors	—	—	—	—	9,680,125	—	9,680,125
Sale of 1,386,989 Units not subject to redemption, net of underwriter discount and offering costs	1,386,989	139	—	—	12,756,833	—	12,756,972
Allocated proceeds to Public Warrants, net of underwriter discount and offering costs	—	—	—	—	11,025,229	—	11,025,229
Forfeiture of 381,250 Class B founder shares	—	—	(381,250)	(38)	38	—	—
Remeasurement of exercised over-allotment option	—	—	—	—	87,830	—	87,830
Remeasurement of Class A ordinary shares subject to redemption	—	—	—	—	(36,815,188)	—	(36,815,188)
Net loss	—	—	—	—	—	(315,511)	(315,511)
Balance as of December 31, 2021	1,386,989	$139	8,243,750	$825	$3,590,706	$(315,511)	$3,276,159
Remeasurement of Class A ordinary shares subject to possible redemption	—	—	—	—	(4,839,588)	—	(4,839,588)
Reduction of deferred underwriting fee	—	—	—	—	11,541,250	—	11,541,250
Net loss	—	—	—	—	—	(190,408)	(190,408)
Balance as of December 31, 2022	1,386,989	$139	8,243,750	$825	$10,292,368	$(505,919)	$9,787,413

The accompanying notes are an integral part of the financial statements.

INTUITIVE MACHINES, INC. (F/K/A INFLECTION POINT ACQUISITION CORP.)
STATEMENTS OF CASH FLOWS

	Year Ended December 31, 2022	For the Period from January 27, 2021 (Inception) through December 31, 2021

Cash Flows from Operating Activities:
Net loss	$(190,408)	$(315,511)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Formation cost paid by Sponsor in exchange of issuance of Class B ordinary shares	—	11,388
Operating expense paid by promissory note – related party	—	8,500
Change in fair value of over-allotment	—	(193,471)
Issuance cost of over-allotment	—	23,439
Interest earned on marketable securities held in trust account	(4,833,790)	(5,798)
Changes in operating assets and liabilities:
Prepaid assets	465,676	(475,532)
Other assets	—	(326,032)
Due to related party	111,416	1,032
Accrued offering costs and expenses	3,477,428	67,421
Net cash used in operating activities	(969,678)	(1,204,564)

Cash Flows from Investing Activities:
Investment of cash in Trust Account	—	(329,750,000)
Net cash used in investing activities	—	(329,750,000)

Cash Flows from Financing Activities:
Proceeds from issuance of Private Placement Warrants	—	6,845,000
Proceeds from sale of Units, net of underwriting discount	—	325,155,000
Payment of promissory note – related party	—	(188,805)
Proceeds from working capital loan	625,000	—
Payment of offering costs	—	(497,021)
Net cash provided by financing activities	625,000	331,314,174

Net Change in Cash and cash equivalents	(344,678)	359,610
Cash and cash equivalents – Beginning	359,610	—
Cash and cash equivalents – Ending	$14,932	$359,610

Non-cash investing and financing activities:
Offering costs paid by Sponsor in exchange for issuance of Class B ordinary shares	$—	$13,612
Offering costs paid by promissory note – related party	$—	$180,305
Capital contribution for excess fair value of Class B shares sold by the Sponsor to Anchor Investors determined to be offering cost	$—	$9,680,125
Deferred underwriting commissions payable charged to additional paid in capital	$—	$11,541,250
Remeasurement of Class A ordinary shares subject to possible redemption	$4,839,588	$36,815,188
Reduction of deferred underwriting fee	$11,541,250	$—
Accrued offering costs	$—	$151,000

The accompanying notes are an integral part of the financial statements.

INTUITIVE MACHINES, INC. (F/K/A INFLECTION POINT ACQUISITION CORP.)
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022

NOTE 1. ORGANIZATION, BUSINESS OPERATIONS, PROPOSED BUSINESS COMBINATION AND GOING CONCERN

Intuitive Machines, Inc. (f/k/a Inflection Point Acquisition Corp. (the “Company”) was a blank check company incorporated as a Cayman Islands exempted company on January 27, 2021. The Company was incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (an “Initial Business Combination”).

Business Prior to the Business Combination

All activity for the period from January 27, 2021 (inception) through December 31, 2022 related to the Company’s formation and the initial public offering (the “IPO”) which is described below, and, subsequent to the IPO, identifying a target company for an Initial Business Combination and consummating the Business Combination (described below). The Company generated non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the IPO.

The Company’s sponsor was Inflection Point Holdings LLC, a Cayman Islands limited liability company (the “Sponsor”). The registration statement for the Company’s IPO was declared effective on September 21, 2021 (the “Effective Date”). On September 24, 2021, the Company consummated the IPO of 30,000,000 units at $10.00 per unit (the “Units”), which is discussed in Note 3. Each Unit consisted of one Class A ordinary share (the “Class A ordinary shares” or “Public Shares”) of the Company, par value $0.0001, and one-half of one redeemable warrant (the “Public Warrants”) of the Company, with each whole warrant entitling the holder to purchase one Class A ordinary share for $11.50 per share, subject to adjustment. The underwriters had a 45-day option from the Effective Date to purchase up to an additional 4,500,000 Units to cover over-allotments, if any. On October 29, 2021, the underwriters partially exercised the over-allotment option (the “Over-Allotment” and together with the IPO, the “Public Offering”) and purchased an additional 2,975,000 Units (the “Over-Allotment Units”), generating additional gross proceeds of $29,750,000, and forfeited their option to purchase the remaining 1,525,000 Units.

Simultaneously with the closing of the IPO, the Company consummated the private placement (the “Private Placement”) of 6,250,000 warrants (each an “IPO Private Placement Warrant”) to the Sponsor, each exercisable to purchase one Class A ordinary share at $11.50 per share, at a price of $1.00 per IPO Private Placement Warrant, generating gross proceeds to the Company of $6,250,000, which is described in Note 4. On October 29, 2021, simultaneously with the sale of the Over-Allotment Units, the Sponsor purchased an additional 595,000 warrants in a private placement (the “Over-Allotment Private Placement Warrants” and together with the IPO Private Placement Warrants, the “Private Placement Warrants”), generating aggregate gross proceeds to the Company of $595,000.

An aggregate of 12 qualified institutional buyers (“Anchor Investors”) expressed an interest to purchase an aggregate of approximately $322.3 million of the Units sold in the IPO. None of the Anchor Investors expressed an interest in purchasing more than 9.9% of the Units sold in the IPO. The Anchor Investors were allocated and purchased a total of 29,540,000 Units or 98.5% of the Units sold in the IPO. One of the Anchor Investors, Kingstown 1740 Fund, LP, (“Kingstown 1740”) is an affiliate of the Sponsor, and was allocated and purchased 2,900,000 Units sold in the IPO.

In addition, subject to each Anchor Investor purchasing 100% of the Units allocated to it, in connection with the closing of the IPO, the Sponsor sold membership interests reflecting an allocation of Class B ordinary shares, par value $0.0001 per share (the “Founder Shares”) to each Anchor Investor, amounting to an aggregate of 1,625,000 Founder Shares to all Anchor Investors collectively (see Note 6). The Company estimated the aggregate fair value of these Founder Shares attributable to Anchor Investors to be approximately $9.68 million, or $5.96 per share. The excess of the fair value of the Founder Shares was determined to be an offering cost in accordance with Staff Accounting Bulletin Topic 5A. Upon the completion of the IPO, offering costs allocated (1) to the Public Shares not subject to possible redemption and the Public Warrants were charged to additional paid-in capital; (2) to the Public Shares subject to redemption were charged to temporary equity; and (3) to the over-allotment option were charged to expense.

INTUITIVE MACHINES, INC. (F/K/A INFLECTION POINT ACQUISITION CORP.)
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022

NOTE 1. ORGANIZATION, BUSINESS OPERATIONS, PROPOSED BUSINESS COMBINATION AND GOING CONCERN (cont.)

Transaction costs amounted to $26,658,313 consisting of $4,595,000 of underwriting commissions, $11,541,250 of deferred underwriting commissions, $9,680,125 excess fair value of founder shares (see Note 5), and $841,938 of other offering costs, with $23,439 allocated to the over-allotment option, $24,538,134 allocated to the Class A ordinary shares subject to redemption, and $2,096,740 allocated to the Class A ordinary shares not subject to redemption, the Public Warrants and the Private Placement Warrants.

Following the closing of the IPO on September 24, 2021, $300,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the IPO and the sale of the IPO Private Placement Warrants was deposited into a trust account (the “Trust Account”). Following the closing of the Over-Allotment on October 29, 2021, an additional $29,750,000 ($10.00 per Over-Allotment Unit) from the net proceeds from the sale of the Over-Allotment Units in the Over-Allotment and the sale of the Over-Allotment Private Placement Warrants was deposited into the Trust Account. The proceeds deposited in the Trust Account were invested only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations. Except with respect to interest earned on the funds held in the Trust Account that may be released to the Company to pay taxes, if any, the proceeds from the Public Offering and the sale of the Private Placement Warrants were not released from the Trust Account until the earliest of (i) the completion of an Initial Business Combination, (ii) the redemption of the Company’s Public Shares if the Company is unable to complete an Initial Business Combination within 24 months from the closing of the IPO, subject to applicable law, or (iii) the redemption of the Company’s Public Shares properly submitted in connection with a shareholder vote to amend the Company’s amended and restated memorandum and articles of association to (A) modify the substance or timing of the Company’s obligation to allow redemption in connection with an Initial Business Combination or to redeem 100% of its Public Shares if the Company has not consummated an Initial Business Combination within 24 months from the closing of the IPO or (B) with respect to any other material provisions relating to shareholders’ rights or pre-Initial Business Combination activity. The proceeds deposited in the Trust Account could become subject to the claims of the Company’s creditors, if any, which could have priority over the claims of the Company’s public shareholders.

The Company’s management had broad discretion with respect to the specific application of the net proceeds of the Public Offering and the Private Placement Warrants, although substantially all of the net proceeds are intended to be generally applied toward consummating an Initial Business Combination (less deferred underwriting commissions). The Company’s Initial Business Combination must be with one or more operating businesses or assets with a fair market value equal to at least 80% of the value of the Trust Account (excluding the amount of any deferred underwriting discount held in trust and taxes payable on the income earned on the Trust Account). However, the Company will only complete an Initial Business Combination if the post-transaction company owns or acquires 50% or more of the issued and outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder (the “Investment Company Act”). There is no assurance that the Company will be able to successfully effect an Initial Business Combination.

The Company provided holders of Public Shares (the “Public Shareholders”), with the opportunity to redeem all or a portion of their Public Shares upon the completion of an Initial Business Combination either (i) in connection with a general meeting called to approve such Initial Business Combination or (ii) without a shareholder vote by means of a tender offer. The decision as to whether the Company will seek shareholder approval of any Initial Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Shareholders were entitled to redeem their Public Shares for a pro rata portion of the amount then on deposit in the Trust Account (initially $10.00 per Public Share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its taxes).

The Company had 24 months from the closing of the IPO to complete an Initial Business Combination (the “Combination Period”). However, if the Company was unable to complete an Initial Business Combination within the Combination Period, the Company would have (i) ceased all operations except for the purpose of winding up, (ii) as promptly as

INTUITIVE MACHINES, INC. (F/K/A INFLECTION POINT ACQUISITION CORP.)
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022

NOTE 1. ORGANIZATION, BUSINESS OPERATIONS, PROPOSED BUSINESS COMBINATION AND GOING CONCERN (cont.)

reasonably possible but not more than ten business days thereafter, redeemed the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (less tax payable and up to $100,000 of interest to pay dissolution expenses) divided by the number of then outstanding Public Shares, which redemption would have completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining shareholders and the Company’s board of directors, liquidate and dissolve, subject in the case of clauses (ii) and (iii) to the Company’s obligations under Cayman Islands law to provide for claims of creditors and in all cases subject to the other requirements of applicable law.

The Business Combination

On September 16, 2022, the Company entered into a business combination agreement (the “Business Combination Agreement”) with Intuitive Machines, LLC, a Texas limited liability company (“Intuitive Machines” and, subsequent to the Proposed Business Combination, “Intuitive Machines OpCo”), pursuant to which, subject to the satisfaction or waiver of certain closing conditions, including the approval of the Business Combination Agreement and the transactions contemplated thereby by the Company’s shareholders, (1) at the closing of the transactions contemplated by the Business Combination Agreement (the “Closing”) and following the Domestication (as defined below), (a) the Company will acquire equity securities and become the managing member of Intuitive Machines OpCo and (b) the Company will issue voting equity securities without economic rights to the existing members of Intuitive Machines prior to the Closing (“Intuitive Machines Members”), resulting in a combined company organized in an umbrella partnership C corporation (“Up-C”) structure, in which substantially all of the assets and the business of the combined company will be held by Intuitive Machines OpCo; (2) the Company will domesticate (the “Domestication”) as a Delaware corporation in accordance with the Delaware General Corporation Law (“DGCL”), the Companies Act (As Revised) of the Cayman Islands (the “Companies Act”) and the Company’s amended and restated memorandum and articles of association, (3) Intuitive Machines will change its jurisdiction from Texas to Delaware (the “Conversion”) and complete a recapitalization (the “Recapitalization”) whereby all outstanding equity securities of Intuitive Machines will be converted or exchanged into common units, options, and unvested earn out units, as applicable, and (4) the other transactions contemplated by the Business Combination Agreement and documents related thereto will be consummated (such transactions, together with the business combination and the Domestication, Conversion, and Recapitalization, the “Proposed Business Combination”). In connection with the Proposed Business Combination, the Company will be renamed “Intuitive Machines, Inc.” (“New Intuitive Machines”).

On February 13, 2023, the Company consummated the Business Combination and related transactions pursuant to that certain Business Combination Agreement, dated September 16, 2022, as further described in the Current Report on Form 8-K filed by the Company on February 14, 2023.

The Domestication

As a condition to the Business Combination, the Company changed its jurisdiction of incorporation by effecting a deregistration under Section 206 of the Companies Act and a domestication under Section 388 of the DGCL, pursuant to which the Company’s jurisdiction of incorporation changed from the Cayman Islands to the State of Delaware. Immediately prior to the Domestication, pursuant to the Company’s amended and restated memorandum and articles of association, each Founder Share converted automatically, on a one-for-one basis, into a Class A ordinary share. Immediately following such conversion, in connection with the Domestication, each of the then issued and outstanding Class A ordinary shares converted automatically, on a one-for-one basis, into one share of New Intuitive Machines Class A common stock, par value $0.0001 per share, each of which carries voting rights of one vote per share (collectively, the “New Intuitive Machines Class A Common Stock”); (iii) each whole warrant to purchase one Class A ordinary share (each warrant, a “Company Warrant”) automatically represents the right to purchase one

INTUITIVE MACHINES, INC. (F/K/A INFLECTION POINT ACQUISITION CORP.)
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022

NOTE 1. ORGANIZATION, BUSINESS OPERATIONS, PROPOSED BUSINESS COMBINATION AND GOING CONCERN (cont.)

share of New Intuitive Machines Class A Common Stock on the same terms as the Company Warrants (each a “New Intuitive Machines Warrant”) and (c) each of the units of the Company outstanding as of immediately prior to the Domestication was automatically canceled and each holder became entitled to one share of New Intuitive Machines Class A Common Stock and one-half of one New Intuitive Machines Warrant, per unit. No fractional New Intuitive Machines Warrants were issued upon such cancellation.

Concurrently with the Domestication and subject to the satisfaction or waiver of the conditions set forth in the Business Combination Agreement, including approval by the Company’s shareholders, the Company adopted a certificate of incorporation (the “Certificate of Incorporation”) that, among other things, implemented a revised class structure with the shares of New Intuitive Machines Class A Common Stock having one vote per share and economic rights, the shares of Class B common stock of New Intuitive Machines, par value $0.0001 per share, having one vote per share and no economic rights (collectively, the “New Intuitive Machines Class B Common Stock”) and the shares of Class C common stock of New Intuitive Machines, par value $0.0001 per share, having three votes per share and no economic rights (collectively, the “New Intuitive Machines Class C Common Stock” and the New Intuitive Machines Class A Common Stock, the New Intuitive Machines Class B Common Stock and New Intuitive Machines Class C Common Stock, collectively, the “New Intuitive Machines Common Stock”). The Certificate of Incorporation also authorized the issuance of “blank check” preferred stock, par value $0.0001 per share, having such characteristics as the board may, from time to time, provide. The Company’s board of directors adopted a Certificate of Designation of Preferences, Rights and Limitations of 10% Series A Cumulative Convertible Preferred Stock, creating the Series A Preferred Stock (as defined below).

The Conversion and Recapitalization

In connection with the Business Combination, Intuitive Machines changed its jurisdiction of organization from Texas to Delaware. Immediately prior to the Closing, Intuitive Machines effectuated the Recapitalization whereby all outstanding equity securities of Intuitive Machines were converted into common units of Intuitive Machines OpCo (“Intuitive Machines OpCo Common Units”), options to purchase Intuitive Machines OpCo Common Units (“Intuitive Machines OpCo Options”) and unvested earn out units of Intuitive Machines OpCo (“Earn Out Units”).

Consideration and Structure

As a result of the Up-C structure, the business combination consideration received by Intuitive Machines Members consisted of securities of both Intuitive Machines OpCo having economic rights but not voting rights and New Intuitive Machines having voting rights but not economic rights equal to a value of approximately $700,000,000. In particular, the business combination consideration received by the Intuitive Machines Members comprised of an aggregate of (a) (i) 68,125,987 Intuitive Machines OpCo Common Units, (ii) 1,874,013 Intuitive Machines OpCo Options and (iii) 10,000,000 Earn Out Units and (b) (i) 278 shares of New Intuitive Machines Class B Common Stock (excluding 1,874,013 shares of New Intuitive Machines Class B Common Stock reserved for issuance upon exercise of Intuitive Machines OpCo Options) and (ii) 68,125,709 shares of New Intuitive Machines Class C Common Stock (excluding 10,000,000 shares of New Intuitive Machines Class C Common Stock reserved for issuance upon vesting of the Earn Out Units).

The 10,000,000 Earn Out Units received by the applicable Intuitive Machines Members are subject to vesting and will be earned, released and delivered upon satisfaction of the following milestones: (i) 2,500,000 Earn Out Units will vest if, during the Earn Out Period (as defined below), Intuitive Machines is awarded the OMES III Contract by NASA (“Triggering Event I”), (ii) 5,000,000 Earn Out Units will vest if, within the Earn Out Period, Triggering Event I occurs and the volume weighted average closing sale price of New Intuitive Machines Class A Common Stock equals or exceeds $15.00 per share (“Triggering Event II-A”), (iii) 7,500,000 Earn Out Units will vest if, within the Earn Out Period, Triggering Event I has not occurred and the volume weighted average closing sale price of New Intuitive Machines Class A Common Stock equals or exceeds $15.00 per share (“Triggering Event II-B”), and (iv) 2,500,000

INTUITIVE MACHINES, INC. (F/K/A INFLECTION POINT ACQUISITION CORP.)
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022

NOTE 1. ORGANIZATION, BUSINESS OPERATIONS, PROPOSED BUSINESS COMBINATION AND GOING CONCERN (cont.)

Earn Out Units will vest if, within the Earn Out Period, Triggering Event III occurs the volume weighted average closing sale price of New Intuitive Machines Class A Common Stock equals or exceeds $17.50 per share (“Triggering Event III”), provided, that Triggering Event II-A and Triggering Event II-B may not both be achieved. “Earn Out Period” means (i) with respect to Triggering Event I, the time period beginning on September 16, 2022 and ending at 11:59 pm ET on December 31, 2023, and (ii) with respect to Triggering Event II-A, Triggering Event II-B and Triggering Event III, the time period beginning on the date that is 150 days following the date of Closing and ending on the date that is the five (5) year anniversary of the date of Closing. If a Change of Control (as defined in the Business Combination Agreement) occurs during the Earn Out Period that results in the holders of New Intuitive Machines Class A Common Stock receiving a per share price greater than or equal to $15.00 or $17.50, respectively, then immediately prior to the consummation of such Change of Control, to the extent not previously triggered, then Triggering Event II-A or Triggering Event II-B will be deemed to have occurred, as applicable, and the applicable Earn Out Units shall vest.

After the expiration of the applicable lock-up period, holders of certain Intuitive Machines OpCo Common Units will be permitted to exchange such Intuitive Machines OpCo Common Units (along with the cancellation of the paired share of New Intuitive Machines Class B Common Stock or share of New Intuitive Machines Class C Common Stock) for shares of New Intuitive Machines Class A Common Stock on a one-for-one basis pursuant to the second amended and restated limited liability company agreement of Intuitive Machines OpCo (the “Second A&R Operating Agreement”) (subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications) or, at the election of New Intuitive Machines (determined by a majority of the directors of New Intuitive Machines who are disinterested with respect to such determination), cash from a substantially concurrent public offering or private sale in an amount equal to the net amount, on a per share basis, of cash received as a result of such public offering or private sale.

Upon the vesting of any Earn Out Units, each of the applicable Intuitive Machines Members will be issued (i) by Intuitive Machines OpCo an equal number of Intuitive Machines OpCo Common Units and (ii) by New Intuitive Machines an equal number of shares of New Intuitive Machines Class C Common Stock, in exchange for surrender of the applicable Earn Out Units and the payment to New Intuitive Machines of a per-share price equal to the par value per share of the New Intuitive Machines Class C Common Stock. Upon the exercise of any Intuitive Machines OpCo Option, (i) Intuitive Machines OpCo will issue to the exercising holder such number of Intuitive Machines OpCo Common Units to be received by such exercising holder as a result of such exercise and (ii) New Intuitive Machines will issue to the exercising holder an equal number of shares of New Intuitive Machines Class B Common Stock, in exchange for the payment to New Intuitive Machines of a per-share price equal to the par value per share of the New Intuitive Machines Class B Common Stock.

The Series A Investment

On September 16, 2022, concurrently with the execution of the Business Combination Agreement, the Company entered into a purchase agreement (the “Series A Purchase Agreement”) with Kingstown 1740 (an existing security holder of the Company and an affiliate of the Sponsor) and Ghaffarian Enterprises, LLC (an affiliate of Kamal Ghaffarian, an Intuitive Machines founder) (collectively, the “Series A Investors”), pursuant to which, and on the terms and subject to the conditions of which, New Intuitive Machines agreed to issue and sell to the Series A Investors (i) an aggregate of 26,000 shares of 10% Series A Cumulative Convertible Preferred Stock, par value $0.0001 per share (the “Series A Preferred Stock”) which will be convertible into shares of New Intuitive Machines Class A Common Stock in accordance with the terms of the Certificate of Designation of Preferences, Rights and Limitations of 10% Series A Cumulative Convertible Preferred Stock (the “Certificate of Designation”) to be adopted by the Company’s board of directors following the Domestication but prior to the Closing and (ii) warrants to purchase 541,667 shares of New Intuitive Machines Class A Common Stock at an initial exercise price of $15.00 per share, subject to adjustment (the “Preferred Investor Warrants”).

INTUITIVE MACHINES, INC. (F/K/A INFLECTION POINT ACQUISITION CORP.)
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022

NOTE 1. ORGANIZATION, BUSINESS OPERATIONS, PROPOSED BUSINESS COMBINATION AND GOING CONCERN (cont.)

Tax Receivable Agreement

The Business Combination Agreement contemplates that, at the Closing, New Intuitive Machines will enter into a tax receivable agreement (the “Tax Receivable Agreement”) with Intuitive Machines OpCo and certain Intuitive Machines Members (the “TRA Holders”). Pursuant to the Tax Receivable Agreement, New Intuitive Machines will generally be required to pay the TRA Holders 85% of the amount of the cash tax savings, if any, in U.S. federal, state, and local taxes that are based on, or measured with respect to, net income or profits, and any interest related thereto that New Intuitive Machines (and applicable consolidated, unitary, or combined subsidiaries thereof, if any and collectively the “Tax Group”) realizes, or is deemed to realize, as a result of certain tax attributes (the “Tax Attributes”), including:

•        existing tax basis in certain assets of Intuitive Machines OpCo and certain of its direct or indirect subsidiaries, including assets that will eventually be subject to depreciation or amortization, once placed in service;

•        tax basis adjustments resulting from taxable exchanges of Intuitive Machines OpCo Common Units (including any such adjustments resulting from certain payments made by New Intuitive Machines under the Tax Receivable Agreement) acquired by New Intuitive Machines from a TRA Holder pursuant to the terms of the Second A&R Operating Agreement;

•        certain tax benefits realized by New Intuitive Machines as a result of certain U.S. federal income tax allocations of taxable income or gain away from New Intuitive Machines and to other members of Intuitive Machines OpCo and deductions or losses to New Intuitive Machines and away from other members of Intuitive Machines OpCo, in each case as a result of the Proposed Business Combination; and

•        tax deductions in respect of portions of certain payments made under the Tax Receivable Agreement.

Upon the completion of the Business Combination, New Intuitive Machines became a party to the Tax Receivable Agreement. Under the terms of the Tax Receivable Agreement, New Intuitive Machines will make payments to the TRA Holders in respect of 85% of the cash tax savings resulting from the net tax benefit to New Intuitive Machines of certain Tax Attributes (calculated using certain assumptions, and subject to the terms of the Tax Receivable Agreement). However, until a TRA Holder exchanges at least 5% of its Intuitive Machines OpCo Common Units, New Intuitive Machines will hold such payments applicable to existing basis until the TRA Holder satisfies such threshold exchange. Upon the completion of the Business Combination, no TRA Holder will have exchanged at least 5% of its Intuitive Machines OpCo Common Units. The tax impacts of the transaction were estimated based on the applicable law in effect on June 30, 2022.

Future exchanges will result in incremental tax attributes and potential cash tax savings for New Intuitive Machines. Depending on New Intuitive Machines’ assessment on realizability of such tax attributes, the arising Tax Receivable Agreement liability will be recorded at the exchange date against equity, or at a later point through income.

However, if all of the TRA Holders were to exchange or sell us all of their Intuitive Machines OpCo Common Units, New Intuitive Machines would recognize a deferred tax asset of approximately $169.2 million and a liability under the Tax Receivable Agreement of approximately $147.2 million, assuming: (i) all exchanges or purchases occurred on the same day; (ii) a price of $10 per share; (iii) a constant corporate tax rate; (iv) that New Intuitive Machines will have sufficient taxable income to fully utilize the tax benefits; and (v) no material changes in tax law. These amounts are estimates and have been prepared for illustrative purposes only. The actual amount of deferred tax assets and related liabilities that New Intuitive Machines will recognize will differ based on, among other things, the timing of the exchanges, the price per share of New Intuitive Machines Class A Common Stock at the time of the exchange, and the tax rates then in effect and certain change of control or early termination events occurring.

INTUITIVE MACHINES, INC. (F/K/A INFLECTION POINT ACQUISITION CORP.)
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022

NOTE 1. ORGANIZATION, BUSINESS OPERATIONS, PROPOSED BUSINESS COMBINATION AND GOING CONCERN (cont.)

If New Intuitive Machines exercises its right to terminate the Tax Receivable Agreement or in the case of a change in control of New Intuitive Machines or a material breach of New Intuitive Machines’ obligations under the Tax Receivable Agreement, all obligations under the Tax Receivable Agreement will be accelerated and New Intuitive Machines will be required to make a payment to the TRA Holders in an amount equal to the present value of future payments under the Tax Receivable Agreement. This payment would be based on certain assumptions, including that New Intuitive Machines would have sufficient taxable income to fully utilize the benefits arising from the Tax Attributes subject to the Tax Receivable Agreement. If New Intuitive Machines were to elect to terminate the Tax Receivable Agreement immediately after the Proposed Business Combination, assuming the market value of New Intuitive Machines Class A Common Stock is equal to $10 per share, the Company currently estimates that it would be required to pay approximately $99.7 million to satisfy its total liability.

Equity Facility

On September 16, 2022, the Company entered into a common stock purchase agreement (the “Cantor Purchase Agreement”), dated September 16, 2022, with CF Principal Investments LLC (“CFPI”) relating to an equity facility under which shares of newly issued New Intuitive Machines Class A Common Stock may be sold to CFPI by New Intuitive Machines. Pursuant to the terms of the Cantor Purchase Agreement, New Intuitive Machines will have the right, but not the obligation, from time to time at its sole discretion, until the first day of the month following the 18-month period from and after the Commencement (as defined in the Cantor Purchase Agreement), to direct CFPI to purchase up to the lesser of (i) $50 million of newly issued New Intuitive Machines Class A Common Stock and (ii) the Exchange Cap, by delivering written notice to CFPI prior to the commencement of trading on any trading day, subject to certain customary conditions and limitations set forth in the Cantor Purchase Agreement. In connection with the execution of the Cantor Purchase Agreement, the Company agreed to issue 100,000 shares (the “Commitment Shares”) of New Intuitive Machines Class A Common Stock to CFPI. The Company entered into a registration rights agreement with CFPI, pursuant to which it agreed to register for resale, pursuant to Rule 415 under the Securities Act, the shares of New Intuitive Machines Class A Common Stock that are sold to CFPI under the equity facility and the Commitment Shares.

Sponsor Support Agreement

Concurrently with the execution and delivery of the Business Combination Agreement, the Sponsor, the Company and Intuitive Machines entered into the Sponsor Support Agreement pursuant to which the Sponsor agreed to, among other things, vote and approve the Business Combination Agreement and all other documents and transaction contemplated thereby, and to waive, subject to the consummation of the Proposed Business Combination, any and all anti-dilution rights with respect to the rate that the Founder Shares convert into Class A ordinary shares in connection with the transactions contemplated by the Business Combination Agreement, in each case, subject to the terms and conditions of the Sponsor Support Agreement. In connection with the Sponsor Support Agreement, the Company provided the Sponsor with indemnification against certain claims brought against the Sponsor for a period of six years following the Closing.

Non-Redemption Agreement

Concurrently with the execution of the Business Combination Agreement, the Company and Intuitive Machines entered into a non-redemption agreement (the “Non-Redemption Agreement”) with Kingstown 1740, an affiliate of the Sponsor, pursuant to which Kingstown 1740 agreed not to redeem the 2,900,000 Class A ordinary shares held by it.

For additional information regarding the Business Combination, see the Company’s Form 8-K/A, dated February 13, 2023 and filed with the SEC on February 15, 2023.

INTUITIVE MACHINES, INC. (F/K/A INFLECTION POINT ACQUISITION CORP.)
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022

NOTE 1. ORGANIZATION, BUSINESS OPERATIONS, PROPOSED BUSINESS COMBINATION AND GOING CONCERN (cont.)

Liquidity and Capital Resources

As of December 31, 2022, the Company had $14,932 in its operating bank account, and working capital deficiency $4,082,477. On September 30, 2021, the Sponsor agreed to provide the Company with loans in such amounts as may be required by the Company to fund the Company’s working capital requirements up to an aggregate of $250,000. On March 8, 2022, the Sponsor agreed to provide the Company with loans in such amounts as may be required by the Company to fund the Company’s working capital requirements up to an aggregate of $500,000.

On August 4, 2022, the Sponsor agreed to loan the Company up to $1,000,000 to be used for ongoing expenses reasonably related to the business of the Company and the consummation of an Initial Business Combination pursuant to a convertible promissory note (the “Working Capital Note”).

All unpaid principal under the Working Capital Note shall be due and payable in full on the earlier of (i) September 24, 2023 and (ii) the effective date of an Initial Business Combination, involving the Company and one or more businesses (such earlier date, the “Maturity Date”), unless accelerated upon the occurrence of an event of default as set forth in the Working Capital Note. The Sponsor will have the option, at any time on or prior to the Maturity Date, to convert up to $1,000,000 outstanding under the Working Capital Note into warrants to purchase Class A ordinary shares at a conversion price of $1.00 per warrant, with each warrant entitling the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to the same adjustments applicable to the Private Placement Warrants. As of December 31, 2022, there was $625,000 outstanding under the Working Capital Note.

Until the consummation of the Business Combination, the Company used the funds not held in the Trust Account for identifying and evaluating target businesses, performing due diligence on prospective target businesses, traveling to and from the offices, plants or similar location of prospective target businesses or their representatives or owners, reviewing corporate documents and material agreements of prospective target businesses and structuring, negotiating and completing a Business Combination.

Upon the close of the Business Combination, Initiative Machines received approximately $34 million of gross proceeds to fund operations. We believe that the cash available from the consummation of the Business Combination and related transactions will be sufficient to fund the short-term liquidity needs and the execution of the business plan through at least the twelve month-period from the date of the Business Combination.

Prior to the Closing of the Business Combination, holders of 27,481,818 shares of IPAX Class A Ordinary Shares exercised their right to redeem such shares for cash at a price of approximately $10.18 per share for aggregate payments of $279,884,314. We may need to raise additional capital to fund our operations and our business plan. There can be no assurance that we will be successful in obtaining capital sufficient to meet our operating needs on terms or a timeframe acceptable to us or at all. Further, in the event that market conditions preclude our ability to consummate such a transaction, we may be required to evaluate additional alternatives in restructuring our business and our capital structure.

Risks and Uncertainties

Management is currently evaluating the impact of the COVID-19 pandemic and Russian-Ukraine war on the industry and has concluded that while it is reasonably possible that the virus and the war could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

INTUITIVE MACHINES, INC. (F/K/A INFLECTION POINT ACQUISITION CORP.)
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”).

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of the financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Such estimates may be subject to change as more current information becomes available and accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2022 and 2021.

Marketable Securities Held in Trust Account

At December 31, 2022 and 2021, all of the assets held in the Trust Account were held in money market funds which invest in U.S. Treasury securities. The Company’s investments held in the Trust Account are classified as trading securities. Trading securities are presented on the balance sheet at fair value at the end of each reporting period. Gains

INTUITIVE MACHINES, INC. (F/K/A INFLECTION POINT ACQUISITION CORP.)
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

and losses resulting from the change in fair value of these investments are included in interest earned on marketable securities held in Trust Account in the accompanying statement of operations. The estimated fair values of investments held in the Trust Account are determined using available market information.

Concentration of credit risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of a cash account in a financial institution which, at times, may exceed the Federal depository insurance coverage of $250,000. The Company has not experienced losses on this account.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the accompanying balance sheets, primarily due to their short-term nature. See Note 8 for further discussion of the fair values of the Company’s assets and liabilities.

Derivative Financial Instruments

The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815, “Derivatives and Hedging”. Derivative instruments are initially recorded at fair value on the grant date and re-valued at each reporting date, with changes in the fair value reported in the statements of operations. Derivative assets and liabilities are classified in the balance sheets as current or non-current based on whether or not net-cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date.

For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the warrants are recognized as a non-cash gain or loss on the statements of operations. The Company has analyzed the Public Warrants and Private Placement Warrants and determined they meet all of the requirements for equity classification under ASC 815 (see Notes 3 and 4).

Net Loss Per Ordinary Share

We comply with accounting and disclosure requirements of ASC Topic 260, “Earnings Per Share.” Our statements of operations includes a presentation of loss per share for ordinary shares subject to possible redemption in a manner similar to the two-class method of loss per share. The remeasurement associated with the redeemable Class A ordinary shares is excluded from net loss per ordinary share as the redemption value approximates fair value. The Company has two classes of shares, Class A ordinary shares and Class B ordinary shares. Earnings and losses are shared pro rata between the two classes of shares. The Company has not considered the effect of the warrants sold in the IPO, the Over-Allotment, the Private Placement and the Over-Allotment Private Placement to purchase an aggregate of 23,332,500 of the Company’s Class A ordinary shares in the calculation of diluted loss per share, since their exercise is contingent upon the future consummation of an Initial Business Combination which cannot be assured. As a result,

INTUITIVE MACHINES, INC. (F/K/A INFLECTION POINT ACQUISITION CORP.)
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

diluted net loss per ordinary share is the same as basic net loss per ordinary share for the periods. The table below presents a reconciliation of the numerator and denominator used to compute basic and diluted net loss per share for each class of ordinary shares.
	For the year ended December 31, 2022		For the period from January 27, 2021 (inception) through December 31, 2021
	Class A	Class B	Class A	Class B
Basic and diluted net income (loss) per share:
Numerator:
Allocation of net income (loss)	$(152,326)	$(38,082)	$(174,998)	$(140,513)
Denominator:
Basic and diluted weighted-average shares outstanding	32,975,000	8,243,750	9,322,714	7,485,546
Basic and diluted net income (loss) per share	$(0.00)	$(0.00)	$(0.02)	$(0.02)

Offering Costs associated with the Public Offering

The Company complies with the requirements of the ASC 340-10-S99-1. Offering costs consisted of legal, accounting, underwriting fees and other costs incurred through the IPO that were directly related to the Public Offering. Offering costs associated with the Public Offering amounted to $26,658,313, consisting of $4,595,000 of underwriting commissions, $11,541,250 of deferred underwriting commissions, $9,680,125 of excess fair value of founder shares (see Note 5), and $841,938 of other offering costs, with $23,439 allocated to the over-allotment option, $24,538,134 allocated to the Class A ordinary shares subject to redemption, and $2,096,740 allocated to the Class A ordinary shares not subject to redemption, the Public Warrants and the Private Placement Warrants.

Ordinary Shares Subject to Possible Redemption

31,588,011 Class A ordinary shares sold as part of the Units in the Public Offering contain a redemption feature which allows for the redemption of such Public Shares in connection with the Company’s liquidation, if there is a shareholder vote or tender offer in connection with an Initial Business Combination and in connection with certain amendments to the Company’s amended and restated memorandum and articles of association. In accordance with SEC and its staff’s guidance on redeemable equity instruments, which has been codified in ASC 480-10-S99, redemption provisions not solely within the control of the Company require ordinary shares subject to redemption to be classified outside of permanent equity.

The Class A ordinary shares are subject to SEC and its staff’s guidance on redeemable equity instruments, which has been codified in ASC 480-10-S99. If it is probable that the equity instrument will become redeemable, the Company has the option to either accrete changes in the redemption value over the period from the date of issuance (or from the date that it becomes probable that the instrument will become redeemable, if later) to the earliest redemption date of the instrument or to recognize changes in the redemption value immediately as they occur and adjust the carrying amount of the instrument to equal the redemption value at the end of each reporting period. The Company recognizes changes in redemption value immediately as they occur. Immediately upon the closing of the IPO, the Company recognized the remeasurement from initial book value to redemption amount value. The change in the carrying value of redeemable ordinary shares resulted in charges against additional paid-in capital.

INTUITIVE MACHINES, INC. (F/K/A INFLECTION POINT ACQUISITION CORP.)
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Related Party Redemption Waiver Agreement

In September 2021, the Company entered into a redemption waiver agreement with one of its Anchor Investors, Kingstown 1740, whereby Kingstown 1740 agreed to waive its redemption rights on 1,386,989 Class A ordinary shares (the “Non-Redemption Shares”) it held, and these ordinary shares are classified as shareholders’ equity.

As of December 31, 2022 and 2021, the Class A ordinary shares subject to possible redemption reflected on the balance sheets are reconciled in the following table:
Gross proceeds from IPO and partial exercise of over-allotment option	$329,750,000
Less: proceeds from shares not subject to redemption	(13,869,890)

Less:
Proceeds allocated to public warrants	(11,995,753)
Over-allotment liability	(281,301)
Ordinary share issuance costs	(24,538,134)
Plus:
Remeasurement of carrying value to redemption value	36,815,188

Class A ordinary shares subject to redemption, December 31, 2021	315,880,110
Plus:
Remeasurement of carrying value to redemption value	4,839,588

Class A ordinary shares subject to redemption, December 31, 2022	$320,719,698

Income Taxes

Under ASC 740, “Income Taxes,” deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period of the enactment date. Valuation allowances are established when it is more likely than not that some or all of the deferred tax assets will not be realized.

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties at December 31, 2022 and 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

There is currently no taxation imposed on income by the Government of the Cayman Islands. In accordance with federal income tax regulations, income taxes are not levied on the Company, but rather on the individual owners. United States (“U.S.”) taxation would occur on the individual owners if certain tax elections are made by U.S. owners and the Company were treated as a passive foreign investment company. Additionally, U.S. taxation could occur to the Company itself if the Company is engaged in a U.S. trade or business. The Company is not expected to be treated as engaged in a U.S. trade or business at this time.

INTUITIVE MACHINES, INC. (F/K/A INFLECTION POINT ACQUISITION CORP.)
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Recent Accounting Pronouncements

In August 2020, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40) (“ASU 2020-06”) to simplify accounting for certain financial instruments. ASU 2020-06 eliminates the current models that require separation of beneficial conversion and cash conversion features from convertible instruments and simplifies the derivative scope exception guidance pertaining to equity classification of contracts in an entity’s own equity. The new standard also introduces additional disclosures for convertible debt and freestanding instruments that are indexed to and settled in an entity’s own equity. ASU 2020-06 amends the diluted earnings per share guidance, including the requirement to use the if-converted method for all convertible instruments. ASU 2020-06 is effective for fiscal years beginning after December 15, 2023 for emerging growth companies and should be applied on a full or modified retrospective basis, with early adoption permitted beginning on January 1, 2021. The Company is currently assessing the impact, if any, that ASU 2020-06 would have on its financial position, results of operations or cash flows.

Management does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.

NOTE 3. PUBLIC OFFERING

On September 24, 2021, the Company sold 30,000,000 Units, at a purchase price of $10.00 per Unit in its IPO. Each Unit consists of one Class A ordinary share and one-half of one redeemable Public Warrant. Each whole Public Warrant will entitle the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment). Each Public Warrant will become exercisable 30 days after the completion of an Initial Business Combination and will expire five years after the completion of an Initial Business Combination, or earlier upon redemption or liquidation.

One of the Anchor Investors, Kingstown 1740, an affiliate of the Sponsor, was allocated and purchased 2,900,000 Units sold in the IPO.

The underwriters had a 45-day option from the Effective Date to purchase up to an additional 4,500,000 Units to cover over-allotments. On October 29, 2021, the underwriters partially exercised the over-allotment option and purchased an additional 2,975,000 Units, generating aggregate gross proceeds of $29,750,000, and forfeited their option to purchase the remaining 1,525,000 Units.

The Company provided a discount to the underwriters at the closing of the IPO of $4,000,000, and an additional discount of $595,000 upon the closing of the Over-Allotment. Additionally, the underwriting agreement states that the Company will pay Citigroup Global Markets Inc. (“Citi”) a deferred discount of $0.35 per Unit sold in the Public Offering including pursuant to the Over-Allotment, or an aggregate of $11,541,250 (see Note 6), upon the Company’s completion of an Initial Business Combination, which would be payable from the amounts held in the Trust Account solely in the event we complete an Initial Business Combination, subject to the terms of the underwriting agreement. Accordingly, as of December 31, 2022 and 2021, aggregate additional fees of $11,541,250 (see Note 6) were recorded as deferred and payable upon the Company’s completion of an Initial Business Combination.

Warrants — As of December 31, 2022 and 2021, there were 16,487,500 Public Warrants and 6,845,000 Private Placement Warrants outstanding. The Company evaluated the terms of the warrants and determined the warrants meet the criteria in ASC 815, “Derivatives and Hedging”, to be classified in shareholders equity upon issuance. Each whole warrant will entitle the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment as discussed herein. The warrants will become exercisable 30 days after the completion of the Company’s Initial Business Combination, and will expire five years after the completion of the Company’s Initial Business Combination at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

INTUITIVE MACHINES, INC. (F/K/A INFLECTION POINT ACQUISITION CORP.)
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022

NOTE 3. PUBLIC OFFERING (cont.)

The Private Placement Warrants are identical to the Public Warrants included in the Units sold in the IPO except that the Private Placement Warrants may not (including the Class A ordinary shares issuable upon exercise of the Private Placement Warrants), subject to certain limited exceptions, be transferred, assigned or sold by the holders until 30 days after the completion of the Company’s Initial Business Combination.

The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of the Initial Business Combination, the Company will use its best efforts to file with the SEC a post-effective amendment to the registration statement for the Public Offering or a new registration statement covering the registration, under the Securities Act, of the Class A ordinary shares issuable upon exercise of the warrants. The Company will use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the warrant agreement. If a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants is not effective by the sixtieth (60th) business day after the closing of the Initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the Class A ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, it will not be required to file or maintain in effect a registration statement, and in the event the Company does not so elect, it will use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Redemption of Warrants When the Price per Class A Ordinary Share Equals or Exceeds $18.00

Once the warrants become exercisable, the Company may redeem the outstanding warrants:

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon a minimum of 30 days’ prior written notice of redemption (the “30-day redemption period”); and

•        if, and only if, the closing price of the Class A ordinary shares equals or exceeds $18.00 per share (as adjusted for share sub-divisions, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending three business days before it sends the notice of redemption to the warrant holders.

Additionally, if the number of outstanding Class A ordinary shares is increased by a share capitalization payable in Class A ordinary shares, or by a sub-division of ordinary shares or other similar event, then, on the effective date of such share capitalization, sub-division or similar event, the number of Class A ordinary shares issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding ordinary shares. A rights offering made to all or substantially all holders of ordinary shares entitling holders to purchase Class A ordinary shares at a price less than the fair market value will be deemed a share capitalization of a number of Class A ordinary shares equal to the product of (i) the number of Class A ordinary shares actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Class A ordinary shares) and (ii) the quotient of (x) the price per Class A ordinary share paid in such rights offering and (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for Class A ordinary shares, in determining the price payable for Class A ordinary shares, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of Class A ordinary shares as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the Class A ordinary shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

INTUITIVE MACHINES, INC. (F/K/A INFLECTION POINT ACQUISITION CORP.)
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022

NOTE 3. PUBLIC OFFERING (cont.)

Further, if: (i) the Company issues additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of its Initial Business Combination at an issue price or effective issue price of less than $9.20 per Class A ordinary share (with such issue price or effective issue price to be determined in good faith by the board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds (including from such issuances and the Public Offering), and interest thereon, available for the funding of the Initial Business Combination on the date of the consummation of the Initial Business Combination (net of redemptions) and (z) the volume weighted average trading price of the Class A ordinary shares during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its Initial Business Combination (such price, the “Market Value”) is below $9.20 per share, then the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price and the $18.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.

NOTE 4. PRIVATE PLACEMENT

Simultaneously with the closing of the IPO, the Company’s Sponsor purchased an aggregate of 6,250,000 IPO Private Placement Warrants at a price of $1.00 per IPO Private Placement Warrant, for an aggregate purchase price of $6,250,000. On October 29, 2021, simultaneously with the closing of the Over-Allotment, the Sponsor purchased an additional 595,000 Over-Allotment Private Placement Warrants at a price of $1.00 per Over-Allotment Private Placement Warrant, generating aggregate gross proceeds of $595,000.

The Private Placement Warrants are identical to the Public Warrants included in the Units sold in the Public Offering except that the Private Placement Warrants may not (including the Class A ordinary shares issuable upon exercise of the Private Placement Warrants), subject to certain limited exceptions, be transferred, assigned or sold by the holders until 30 days after the completion of the Company’s Initial Business Combination. If the Company does not complete the Initial Business Combination within 24 months from the closing of the IPO, the Private Placement Warrants will expire worthless.

NOTE 5. RELATED PARTY TRANSACTIONS

Founder Shares

On February 3, 2021, the Sponsor paid $25,000, or approximately $0.003 per share, to cover certain offering and formation costs in consideration for 7,187,500 Founder Shares. On March 5, 2021, the Company effected a 1.2 to 1 share recapitalization with respect to its Class B ordinary shares, resulting in the Sponsor holding an aggregate of 8,625,000 Founder Shares. Up to 1,125,000 Founder Shares were subject to forfeiture by the Sponsor depending on the extent to which the underwriters’ over-allotment option was exercised. On October 29, 2021, as a result of the partial exercise of the over-allotment option, the Sponsor forfeited 381,250 of these Founder Shares and the remaining Founder Shares are no longer subject to forfeiture.

The Sponsor and the Company’s officers and directors have agreed not to transfer, assign or sell any of their Founder Shares and any Class A ordinary shares issuable upon conversion thereof until the earlier to occur of: (i) one year after the completion of the Initial Business Combination, or (ii) the date on which the Company completes a liquidation, merger, share exchange or other similar transaction after the Initial Business Combination that results in all of the Company’s shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property; except to certain permitted transferees and under certain circumstances (the “lock-up”). Notwithstanding the foregoing, if (1) the closing price of Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Initial Business Combination or (2) if the Company

INTUITIVE MACHINES, INC. (F/K/A INFLECTION POINT ACQUISITION CORP.)
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022

NOTE 5. RELATED PARTY TRANSACTIONS (cont.)

consummates a transaction after the Initial Business Combination which results in the Company’s shareholders having the right to exchange their shares for cash, securities or other property, the Founder Shares will be released from the lock-up.

In addition, subject to each Anchor Investor purchasing 100% of the Units allocated to it, in connection with the closing of the IPO, the Sponsor sold membership interests reflecting an allocation of an aggregate of 1,625,000 Founder Shares to the Anchor Investors collectively. The Company estimated the aggregate fair value of these Founder Shares attributable to Anchor Investors to be approximately $9.68 million, or $5.96 per share. The excess of the fair value of the Founder Shares was determined to be an offering cost in accordance with Staff Accounting Bulletin Topic 5A. Upon the completion of the IPO, offering costs allocated (1) to the Public Shares not subject to possible redemption and the Public Warrants were charged to additional paid-in capital; (2) to the Public Shares subject to redemption were charged to temporary equity; and (3) to the over-allotment liability were charged to expense.

At the Closing of the Proposed Business Combination, New Intuitive Machines will enter into a lock-up agreement superseding the lock-up imposed at IPO, pursuant to which the Sponsor and its permitted assigns will agree not to, without the prior written consent of the New Intuitive Machines board of directors, prior to the date that is six months after the date of the Closing, (i) sell, pledge, grant any option to purchase or otherwise dispose of (a) any shares of New Intuitive Machines Class A Common Stock the Sponsor received upon conversion of its Founder Shares in connection with the Domestication (the “Sponsor Lock-Up Shares”), (ii) enter into any swap or other transfer arrangement in respect of the Sponsor Lock-Up Shares or (iii) take any other similar actions (the actions specified in the foregoing clauses (i) through (iii), collectively, “Transfer”). The Sponsor also will agree to not Transfer any New Intuitive Machines Warrants received upon conversion of its Private Placement Warrants in connection with the Domestication (or the shares of New Intuitive Machines Class A Common Stock issuable upon exercise of such warrants), prior to the date that is 30 days after the date of the Closing. The lock-up agreement will provides for certain permitted transfers, including but not limited to, transfers to certain affiliates or family members, transfers of shares acquired on the open market after the consummation of the Proposed Business Combination, subject to certain conditions, or the exercise of certain stock options and warrants.

Redemption Waiver Agreement

In September 2021, the Company entered into a redemption waiver agreement with one of its Anchor Investors, Kingstown 1740, whereby Kingstown 1740 agreed to waive its redemption rights on the Non-Redemption Shares, which are 1,386,989 Class A ordinary shares, and these ordinary shares are classified as shareholders’ equity.

Promissory Note — Related Party

On February 2, 2021, the Sponsor agreed to loan the Company up to $300,000 to be used for a portion of the expenses of the IPO. These loans were non-interest bearing, unsecured and were due at the earlier of December 31, 2021 or the closing of the IPO. As of September 24, 2021, the Company had borrowed $188,805 under the promissory note, which was fully repaid by September 30, 2021. On September 30, 2021, the Sponsor agreed to provide the Company with loans in such amounts as may be required by the Company to fund the Company’s working capital requirements up to an aggregate of $250,000, and no amounts have been drawn upon this loan commitment.

Working Capital Loans

In order to finance transaction costs in connection with an Initial Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but, except as set forth above, are not obligated to, make Working Capital Loans to the Company as may be required on a non-interest basis. Up to an aggregate of $1,500,000 outstanding under the Working Capital Loans may be convertible into warrants to purchase Class A ordinary shares at a conversion price of $1.00 per warrant at the option of the lender, with each warrant entitling the holder to

INTUITIVE MACHINES, INC. (F/K/A INFLECTION POINT ACQUISITION CORP.)
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022

NOTE 5. RELATED PARTY TRANSACTIONS (cont.)

purchase one Class A ordinary share at a price of $11.50 per share, subject to the same adjustments applicable to the Private Placement Warrants. If the Company completes an Initial Business Combination, the Company would repay the Working Capital Loans, unless they are converted into warrants. In the event that an Initial Business Combination does not close, the Company may use a portion of the working capital held outside the Trust Account to repay the Working Capital Loans but no proceeds from the Trust Account would be used to repay the Working Capital Loans.

On August 4, 2022, the Sponsor agreed to loan the Company up to $1,000,000 to be used for ongoing expenses reasonably related to the business of the Company and the consummation of an Initial Business Combination pursuant to the Working Capital Note. The Working Capital Note is non-interest bearing and all unpaid principal under the Working Capital Note shall be due and payable in full on the Maturity Date, unless accelerated upon the occurrence of an event of default as set forth in the Working Capital Note. The Sponsor will have the option, at any time on or prior to the Maturity Date, to convert up to $1,000,000 outstanding under the Working Capital Note into warrants to purchase Class A ordinary shares at a conversion price of $1.00 per warrant, with each warrant entitling the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to the same adjustments applicable to the Private Placement Warrants. The conversion feature was analyzed under ASC 470-20, “Debt with Conversion or Other Options”, and the Working Capital Note did not include any premium or discounts. The conversion option did not include elements that would require bifurcation under ASC 815-40, “Derivatives and Hedging.”

At December 31, 2022 and 2021, $625,000 and $0, respectively, were outstanding under Working Capital Note.

Administrative Service Fee

On September 21, 2021, the Company entered into an Administrative Services Agreement with Kingstown Capital Management L.P., an affiliate of the Sponsor, pursuant to which it pays a total of $15,000 per month for office space, utilities, secretarial and administrative support services provided to members of the Company’s management team. Upon completion of an Initial Business Combination or a liquidation, the Company will cease paying these monthly fees. For the year ended December 31, 2022, the Company incurred and paid $180,000 of administrative service fees under the agreement. For the period from January 27, 2021 (date of inception) through December 31, 2021, the Company incurred and paid $48,000 of administrative service fees under the agreement.

Professional Service Agreement

The Company reimburses its Sponsor for services provided by one of the Sponsor’s employees who serve as the Company’s Chief of Staff (“COS”). The COS receives $12,500 per month for services rendered, commencing September 25, 2021, through the closing of an Initial Business Combination. For the year ended December 31, 2022, the Company incurred and paid $150,000 of compensation for services provided. For the period from January 27, 2021 (date of inception) through December 31, 2021, the Company incurred and paid $40,000 of compensation for services provided.

Related Party Consulting Fees

As of December 31, 2022 and 2021, the Company has incurred and paid $41,667 and $0 of fees to an affiliate of our Sponsor for consulting services related to the business combination. These fees are reflected as formation and operational costs on the statements of operations.

Reimbursable Expenses to Related Party

During the years ended December 31, 2022 and 2021, the Company had incurred $112,480 and $63,678 in related party transactions related to out of pocket expenses from the Sponsor, respectively. As of December 31, 2022, there was $112,448 and $1,032 included in the due to related party on the accompanying balance sheets, respectively.

INTUITIVE MACHINES, INC. (F/K/A INFLECTION POINT ACQUISITION CORP.)
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022

NOTE 5. RELATED PARTY TRANSACTIONS (cont.)

Forward Purchase Agreement

On September 21, 2021, the Company entered into a forward purchase agreement (“FPA”) pursuant to which certain affiliates of the Sponsor (“Kingstown”) agreed to purchase up to 5,000,000 forward purchase Class A ordinary shares (“Forward Purchase Shares”), for $10.00 per share, or an aggregate amount of up to $50,000,000, in a private placement that will close concurrently with the closing of an Initial Business Combination, subject to approval by the Kingstown investment committee. The proceeds from the sale of these Forward Purchase Shares, together with the amounts available to the Company from the Trust Account (after giving effect to any redemptions of Public Shares) and any other equity or debt financing obtained by the Company in connection with an Initial Business Combination, will be used to satisfy the cash requirements of an Initial Business Combination, including funding the purchase price and paying expenses and retaining specified amounts to be used by the post-Initial Business Combination company for working capital or other purposes. To the extent that the amounts available from the Trust Account and other financing are sufficient for such cash requirements, Kingstown may purchase less than 5,000,000 Forward Purchase Shares. In addition, Kingstown’s commitment under the FPA will be subject to approval of its investment committee prior to the closing of an Initial Business Combination. Accordingly, if Kingstown’s investment committee does not give its approval, Kingstown will not be obligated to purchase the Forward Purchase Shares. Further, the Company has the right, in its sole discretion, to reduce the amount of Forward Purchase Shares that Kingstown may purchase pursuant to the FPA. Pursuant to the terms of the FPA, Kingstown will have the option to assign its commitment to one of its affiliates. The Forward Purchase Shares will be identical to the Class A ordinary shares included in the Units sold in the Public Offering, except that they will be subject to transfer restrictions and registration rights.

The Company evaluated the FPA under ASC 480 and ASC 815-40 to determine the appropriate accounting treatment. The FPA does not meet the criteria to be classified as a liability under ASC 480. In addition, there is no net cash settlement feature and settlement will be in gross physical delivery of Class A ordinary shares; therefore, the FPA should be classified as equity. However, as the issuance of Forward Purchase Shares is contingent on several factors, including the consummation of an Initial, approval by the Kingstown board of directors, and the Company’s discretion, the Company will record the FPA when it becomes probable that the triggering events will occur.

On November 30, 2022, the FPA was terminated.

NOTE 6. COMMITMENTS AND CONTINGENCIES

Registration Rights

The holders of the (i) Founder Shares, which were issued in a private placement prior to the closing of the IPO, (ii) Forward Purchase Shares, (iii) Private Placement Warrants which were issued in private placements simultaneously with the closing of the IPO and the Over-Allotment and the Class A ordinary shares underlying such Private Placement Warrants and (iv) warrants that may be issued upon conversion of Working Capital Loans and the Class A ordinary shares underlying such warrants will have registration rights to require the Company to register a sale of any of the Company’s securities held by them and any other securities of the Company acquired by them prior to the consummation of an Initial Business Combination pursuant to a registration rights agreement entered into in connection with the IPO. Pursuant to the registration rights agreement and assuming $1,500,000 of Working Capital Loans are converted into additional warrants, the Company will be obligated to register up to 21,588,750 Class A ordinary shares and 8,345,000 warrants. The number of Class A ordinary shares includes (i) 8,243,750 Class A ordinary shares to be issued upon conversion of the Founder Shares, (ii) 5,000,000 Forward Purchase Shares, (iii) 6,845,000 Class A ordinary shares underlying the Private Placement Warrants and (iv) 1,500,000 Class A ordinary shares underlying the warrants issuable upon conversion of Working Capital Loans. The number of warrants includes 6,845,000 Private Placement Warrants and 1,500,000 additional warrants issuable upon the conversion of Working Capital Loans. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company register

INTUITIVE MACHINES, INC. (F/K/A INFLECTION POINT ACQUISITION CORP.)
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022

NOTE 6. COMMITMENTS AND CONTINGENCIES (cont.)

such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the Company’s completion of an Initial Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements. The Company evaluated the registration rights agreement in accordance with the guidance in ASC 825-20 “Registration Payment Arrangements,” ASC 470-20 “Debt with Conversion and Other Options,” and ASC 450 “Contingencies.” The registration rights agreement does not contain liquidating damages, penalty payment, or other cash settlement provisions resulting from delays in registering the Company’s securities. As such, there are no accounting implications that arise due to the registration rights.

At the Closing, the Company, the Sponsor and certain securityholders of Intuitive Machines entered into an amended and restated registration rights agreement (the “A&R Registration Rights Agreement”), pursuant to which, among other things, the Sponsor and such securityholders were granted certain customary registration rights, on the terms and subject to the conditions therein, with respect to securities of New Intuitive Machines that they will hold following the Business Combination.

Underwriting Agreement

The Company granted the underwriters a 45-day option from the Effective Date to purchase up to an additional 4,500,000 Units to cover over-allotments, if any.

On September 24, 2021, the Company paid a cash underwriting discount of 2.0% per Unit, or $4,000,000, excluding the proceeds from the purchase of an aggregate of 10,000,000 Units by certain of our anchor investors. The Company paid an underwriting fee at the closing of the Over-Allotment of $595,000.

The underwriting agreement states that Citi will be entitled to a deferred underwriting discount of 3.5% of the gross proceeds of the Public Offering, or $11,541,250, held in the Trust Account upon the completion of an Initial Business Combination, which would be payable from the amounts held in the Trust Account solely in the event that we complete an Initial Business Combination, subject to the terms of the underwriting agreement.

On November 27, 2022, in connection with the proposed Business Combination, Citi agreed to waive its entitlement to the deferred underwriting commission of $11,541,250 to which it became entitled upon completion of the Company’s Initial Public Offering, subject to the completion of an Initial Business Combination. As a result, the Company $11,541,250 was recorded to additional paid-in capital in relation to the reduction of the deferred underwriter fee in the accompanying condensed financial statements. As of December 31, 2022 and December 31, 2021, the deferred underwriting fee payable is $0 and $11,541,250, respectively.

Business Combination with Intuitive Machines

As more fully described in Note 1, the Company entered into a number of agreements as part of its Business Combination with Intuitive Machines. These agreements included but are not limited to the Business Combination Agreement, the Series A Purchase Agreement, the Cantor Purchase Agreement and Sponsor Purchase Agreement, each of which contained terms and conditions which commit the Company to certain obligations in the event the Business Combination is successful.

On February 13, 2023 (the “Closing Date”), the Company consummated the previously announced business combination and related transactions (the “Transactions”) contemplated by that certain business combination agreement, dated as of September 16, 2022 (the “Business Combination Agreement”), by and between IPAX and Intuitive Machines, LLC, a Delaware limited liability company (formerly, a Texas limited liability company) (“Intuitive Machines OpCo”),following which we were renamed “Intuitive Machines, Inc.”

INTUITIVE MACHINES, INC. (F/K/A INFLECTION POINT ACQUISITION CORP.)
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022

NOTE 7. SHAREHOLDERS’ EQUITY

Preference Shares

The Company is authorized to issue 5,000,000 preference shares with a par value of $0.0001 per share. At December 31, 2022 and 2021, there were no preference shares issued or outstanding.

Class A Ordinary Shares

The Company is authorized to issue 500,000,000 Class A ordinary shares with a par value of $0.0001 per share. Holders of Class A ordinary shares are entitled to one vote for each share. At December 31, 2022 and 2021, there were 1,386,989 Class A ordinary shares issued and outstanding, excluding 31,588,011 Class A ordinary shares subject to possible redemption.

Class B Ordinary Shares

The Company is authorized to issue 50,000,000 Class B ordinary shares with a par value of $0.0001 per share. Holders of the Class B ordinary shares are entitled to one vote for each ordinary share. On February 3, 2021, the Sponsor paid $25,000, or approximately $0.003 per share, to cover certain offering and formation costs in consideration for 7,187,500 Founder Shares. On March 5, 2021, the Company effected a 1.2 to 1 share recapitalization with respect to its Class B ordinary shares, resulting in the Sponsor holding an aggregate of 8,625,000 Founder Shares. Up to 1,125,000 Founder Shares were subject to forfeiture by the Sponsor depending on the extent to which the underwriters’ over-allotment option was exercised. On October 29, 2021, as a result of the partial exercise of the over-allotment option, the Sponsor forfeited 381,250 of these shares and the remaining Class B ordinary shares are no longer subject to forfeiture. At December 31, 2022 and 2021, there were 8,243,750 Class B ordinary shares issued and outstanding.

Prior to the closing of the Company’s Initial Business Combination, only holders of the Class B ordinary shares will be entitled to vote on continuing the Company in a jurisdiction outside the Cayman Islands (including any special resolution required to amend the constitutional documents of the Company or to adopt new constitutional documents of the Company, in each case, as a result of the Company approving a transfer by way of continuation in a jurisdiction outside the Cayman Islands). On all other matters submitted to a vote of the Company’s shareholders, holders of Class A ordinary shares and holders of Class B ordinary shares will vote together as a single class except as required by law. Unless specified in the Company’s amended and restated memorandum and articles of association, or as required by applicable provisions of the Companies Act (As Revised) of the Cayman Islands or applicable stock exchange rules, the affirmative vote of a majority of the Company’s ordinary shares that are voted is required to approve any such matter voted on by its shareholders.

The Class B ordinary shares will automatically convert into Class A ordinary shares concurrently with or immediately following the consummation of the Initial Business Combination on a one-for-one basis, subject to adjustment for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like, and subject to further adjustment as provided herein. In the case that additional Class A ordinary shares or equity-linked securities are issued or deemed issued in connection with the Initial Business Combination, the number of Class A ordinary shares issuable upon conversion of all Founder Shares will equal, in the aggregate, 20% of the total number of Class A ordinary shares outstanding after such conversion (after giving effect to any redemptions of Public Shares by Public Shareholders), including the total number of Class A ordinary shares issued, or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the Initial Business Combination (including the Forward Purchase Shares), excluding any Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, or to be issued, to any seller in the Initial Business Combination and any Private Placement Warrants issued to the Sponsor, officers or directors upon conversion of working capital loans; provided that such conversion of Founder Shares will never occur on a less than one-for-one basis.

INTUITIVE MACHINES, INC. (F/K/A INFLECTION POINT ACQUISITION CORP.)
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022

NOTE 8. FAIR VALUE MEASUREMENTS

The Company follows the guidance in ASC 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities).

The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:      Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:      Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:      Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at December 31, 2022 and December 31, 2021, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Level	December 31, 2022	December 31, 2021
Assets:
Marketable securities held in Trust Account	1	$334,589,588	$329,755,798

During the period from January 27, 2021 (date of inception) through December 31, 2021 the over-allotment option was accounted for as a liability in accordance with ASC-480 and was presented within liabilities on the accompanying balance sheet. The over-allotment option was measured at fair value at inception and on a recurring basis until it was exercised or expired, with changes in fair value presented in the statement of operations. On October 29, 2021, the underwriters partially exercised their over-allotment option to purchase an additional 2,975,000 Units at $10.00 per Unit and forfeited the remaining over-allotment option. The over-allotment liability was eliminated upon the expiration of the unexercised option on November 8, 2021. The over-allotment option liability was valued using a Black Scholes Model.

The following table presents the quantitative information regarding Level 3 fair value measurement inputs:

	October 29, 2021	September 24, 2021
Stock Price	$10.00	$10.00
Exercise Price	$10.00	$10.00
Volatility	4.5%	4.4%
Term (years)	0.03	0.12
Dividend Yield	0.00	0.00
Risk Free Rate-Daily Treasury Yield Curve	0.08%	0.06%

INTUITIVE MACHINES, INC. (F/K/A INFLECTION POINT ACQUISITION CORP.)
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022

NOTE 8. FAIR VALUE MEASUREMENTS (cont.)

The following table presents the changes in the fair value of the Level 3 over-allotment liability:

Over-allotment Option Liability
Fair value as of January 27, 2021 (inception)	$—
Initial measurement on September 24, 2021	281,301
Change in fair value at October 29, 2021	(148,449)
Fair value of expired over-allotment option at November 8, 2021	(45,022)
Partial exercise of over-allotment liability at October 29, 2021	(87,830)
Fair value as of December 31, 2021	$—

NOTE 9. SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Based upon this review, other than below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

On February 13, 2023, the Company consummated the Business Combination pursuant to that certain Business Combination Agreement, dated September 16, 2022 as further described in the Current Report on Form 8-K filed by the Company on February 14, 2023.

Prior to the Company’s extraordinary general meeting held on February 8, 2023, 27,481,818 holders of IPAX Class A Ordinary Shares exercised their right to redeem those shares for cash at a price of approximately $10.1843 per share, for an aggregate of $279,884,314 (the “Redemptions”). As previously announced, on February 9, 2023, IPAX and Intuitive Machines OpCo entered into separate agreements (each, a “Forward Purchase Agreement”, and together, the “Forward Purchase Agreements”) with each of Polar Multi-Strategy Master Fund (“Polar”) and The HGC Fund LP (“HGC” and, each of Polar and HGC, individually, a “Seller” and, together, the “Sellers”) for over-the-counter Equity Prepaid Forward Transactions, pursuant to which each Seller agreed to hold, and waive any redemption rights with respect to, a maximum of 1,250,000 Cayman Class A Shares in connection with the closing of the Business Combination. Each Seller, acting separately and solely for its own account, was entitled to (i) reverse its previous election to redeem its Cayman Class A Shares in connection with the Business Combination or (ii) purchase Cayman Class A Shares through a broker in the open market from holders of Cayman Class A Shares (other than IPAX), including from holders who had previously elected to redeem their Cayman Class A Shares in connection with the Business Combination, such that, in the aggregate, such Seller owned up to 1,250,000 Cayman Class A Shares as of the Closing Date.

INTUITIVE MACHINES, INC.
Condensed Consolidated Balance Sheets
(in thousands, except share data and par value)
(Unaudited)

	March 31, 2023	December 31, 2022
ASSETS
Current assets
Cash and cash equivalents	$46,801	$25,764
Restricted cash	62	62
Trade accounts receivable, net of allowance for expected credit losses of $836 and $836, respectively	2,308	1,302
Contract assets	11,706	6,979
Prepaid and other current assets	4,726	6,885
Total current assets	65,603	40,992
Property and equipment, net	29,445	21,176
Operating lease right-of-use assets	4,651	4,829
Deferred income taxes	7	7
Total assets	$99,706	$67,004
LIABILITIES, MEZZANINE EQUITY AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current liabilities
Accounts payable	$18,262	$6,081
Accounts payable – affiliated companies	612	442
Current maturities of long-term debt	16,099	16,098
Contract liabilities, current	50,069	56,656
Operating lease liabilities, current	757	725
Other current liabilities	22,257	15,178
Total current liabilities	108,056	95,180
Long-term debt, net of current maturities	3,868	3,863
Contract liabilities, non-current	635	2,188
Operating lease liabilities, non-current	4,903	5,078
Simple Agreements for Future Equity (“SAFE Agreements”)	—	18,314
Earn-out liabilities	103,385	—
Other long-term liabilities	4	—
Total liabilities	220,851	124,623
Commitments and contingencies (Note 14)
MEZZANINE EQUITY (DEFICIT)
Series A preferred stock subject to possible redemption, $0.0001 par value, 25,000,000 shares authorized, 26,000 shares issued and outstanding at March 31, 2023	26,155	—
Redeemable noncontrolling interests	736,028	—
SHAREHOLDERS’ EQUITY (DEFICIT)
Common units	—	1
Class A common stock, $0.0001 par value, 500,000,000 shares authorized, 16,021,804 shares issued and 14,771,804 outstanding at March 31, 2023	2	—
Class B common stock, $0.0001 par value, 100,000,000 shares authorized, 10,566 shares issued and outstanding at March 31, 2023	—	—
Class C common stock, $0.0001 par value, 100,000,000 shares authorized, 68,140,188 shares issued and outstanding at March 31, 2023	6	—
Treasury stock, at cost, 1,250,000 shares at March 31, 2023	(12,825)	—
Paid-in capital	—	14,967
Accumulated deficit	(870,511)	(72,587)
Total shareholders’ deficit	(883,328)	(57,619)
Total liabilities, mezzanine equity and shareholders’ deficit	$99,706	$67,004

The accompanying notes are an integral part of these condensed consolidated financial statements

INTUITIVE MACHINES, INC.
Condensed Consolidated Statements of Operations
(in thousands, except share and per share amounts)
(Unaudited)

	Three Months Ended March 31,
	2023	2022
Revenue	$18,236	$18,471
Operating expenses:
Cost of revenue (excluding depreciation)	23,126	19,743
Depreciation	296	248
General and administrative expense (excluding depreciation)	8,777	2,980
Total operating expenses	32,199	22,971
Operating loss	(13,963)	(4,500)
Other (expense) income, net:
Interest expense, net	(279)	(126)
Change in fair value of earn-out liabilities	(3,726)	—
Change in fair value of SAFE Agreements	(2,353)	285
Other income, net	89	—
Total other (expense) income, net	(6,269)	159
Loss before income taxes	(20,232)	(4,341)
Income tax expense	(3,215)	(1)
Net loss	(23,447)	(4,342)
Net loss attributable to Intuitive Machines, LLC prior to the Business Combination	(5,751)	(4,342)
Net loss for the period February 13, 2023 through March 31, 2023	(17,696)	—
Net loss attributable to redeemable noncontrolling interest	(8,336)	—
Net loss attributable to the Company	(9,360)	—
Less: Cumulative preferred dividends	(328)	—
Net loss attributable to Class A common shareholders	$(9,688)	$—

Net loss per share(1)
Net loss per Class A common share – basic and diluted	$(0.64)
Weighted average shares outstanding – basic and diluted	15,224,378

____________

(1)      As a result of the Business Combination (as defined herein), the capital structure has changed and loss per share information is only presented after the Closing Date (as defined herein) of the Business Combination, for the period from February 13, 2023 through March 31, 2023. See Note 3 — Business Combination and Related Transactions and Note 13 — Net Loss per Share for additional information.

The accompanying notes are an integral part of these condensed consolidated financial statements

INTUITIVE MACHINES, INC.
Condensed Consolidated Statements of Mezzanine Deficit and Shareholders’ Deficit
(In thousands except per share data)
(Unaudited)

Three Months Ended March 31, 2023

	Series A Preferred Stock		Redeemable Noncontrolling Interest
	Shares	Amount
Balance, December 31, 2022	—	$—	$—
Issuance of series A preferred stock	26,000	25,827	—
Cumulative preferred dividends	—	328	—
Establishment of noncontrolling interests	—	—	(85,865)
Subsequent remeasurement of redeemable noncontrolling interests	—	—	830,229
Net loss attributable to noncontrolling interests	—	—	(8,336)
Balance, March 31, 2023	26,000	$26,155	$736,028

INTUITIVE MACHINES, INC.
Condensed Consolidated Statements of Mezzanine Deficit and Shareholders’ Deficit — (Continued)
(In thousands except per share data)
(Unaudited)

Three Months Ended March 31, 2023

	Members Units		Common Stock Class A		Common Stock Class B		Common Stock Class C		Treasury Stock	Paid-in Capital	Accumulated Deficit	Total Shareholders’ Equity
	Units	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balance, December 31, 2022	122,505,500	$1	—	$—	—	$—	—	$—	$—	$14,967	$(72,587)	$(57,619)
Issuance of units	21,500	—	—	—	—	—	—	—	—	22	—	22
Share-based compensation expense	—	—	—	—	—	—	—	—	—	101	—	101
Net loss	—	—	—	—	—	—	—	—	—	—	(5,751)	(5,751)
Effects of Business Combination
Recapitalization	(122,527,000)	(1)	13,736,932	2	10,566	—	68,140,188	6	—	47,438	—	47,445
Conversion of SAFE Agreements	—	—	2,066,667	—	—	—	—	—	—	20,667	—	20,667
Issuance of warrants to preferred shareholders	—	—	—	—	—	—	—	—	—	173	—	173
Transaction costs	—	—	—	—	—	—	—	—	—	(24,445)	—	(24,445)
Establishment of the earn-out liabilities	—	—	—	—	—	—	—	—	—	(99,659)	—	(99,659)
Establishment of noncontrolling interest	—	—	—	—	—	—	—	—	—	85,865	—	85,865
Activities subsequent to the Business Combination
Share-based compensation expense	—	—	—	—	—	—	—	—	—	106	—	106
Cumulative preferred dividends	—	—	—	—	—	—	—	—	—	(328)	—	(328)
Repurchase of common stock	—	—	—	—	—	—	—	—	(12,825)	—	—	(12,825)
Warrants exercised	—	—	218,205	—	—	—	—	—	—	2,509	—	2,509
Subsequent remeasurement of redeemable noncontrolling interests	—	—	—	—	—	—	—	—	—	(47,416)	(782,813)	(830,229)
Net loss	—	—	—	—	—	—	—	—	—	—	(9,360)	(9,360)
Balance, March 31, 2023	—	$—	16,021,804	$2	10,566	$—	68,140,188	$6	$(12,825)	$—	$(870,511)	$(883,328)

INTUITIVE MACHINES, INC.
Condensed Consolidated Statements of Mezzanine Deficit and Shareholders’ Deficit — (Continued)
(In thousands except per share data)
(Unaudited)

Three Months Ended March 31, 2022

	Members Units		Paid-in Capital	Accumulated Deficit	Total Shareholders’ Equity
	Units	Amount
Balance, December 31, 2021	122,500,000	$1	$14,337	$(66,182)	$(51,844)
Issuance of units	—	—	—	—	—
Share-based compensation expense	—	—	116	—	116
Net loss	—	—	—	(4,342)	(4,342)
Balance, March 31, 2022	122,500,000	$1	$14,453	$(70,524)	$(56,070)

The accompanying notes are an integral part of these condensed consolidated financial statements

INTUITIVE MACHINES, INC.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Three Months Ended March 31,
	2023	2022
Cash flows from operating activities:
Net loss	$(23,447)	$(4,342)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	296	248
Loss on disposal of property and equipment	—	6
Share-based compensation expense	207	116
Change in fair value of SAFE Agreements	2,353	(285)
Change in fair value of earn-out liabilities	3,726	—
Other	582	—
Changes in operating assets and liabilities:
Trade accounts receivable, net	(1,006)	(5,178)
Contract assets	(4,727)	(3,298)
Prepaid expenses	(2,785)	(397)
Other assets, net	178	78
Accounts payable	6,994	(133)
Accounts payable – affiliated companies	170	345
Contract liabilities – current and long-term	(8,140)	(9,675)
Other liabilities	6,933	(1,529)
Net cash used in operating activities	(18,666)	(24,044)
Cash flows from investing activities:
Purchase of property and equipment	(8,565)	(377)
Net cash used in investing activities	(8,565)	(377)
Cash flows from financing activities:
Proceeds from Business Combination	8,055	—
Proceeds from Series A Preferred Stock	26,000	—
Transaction costs	(782)	—
Repayment of loans	—	(64)
Proceeds from issuance of units	22	—
Forward purchase agreement termination	12,730	—
Warrants exercised	2,243	—
SAFE Agreements	—	4,250
Net cash provided by financing activities	48,268	4,186
Net increase (decrease) in cash, cash equivalents and restricted cash	21,037	(20,235)
Cash, cash equivalents and restricted cash at beginning of the period	25,826	29,351
Cash, cash equivalents and restricted cash at end of the period	46,863	9,116
Less: restricted cash	62	62
Cash and cash equivalents at end of the period	$46,801	$9,054
Supplemental disclosure of cash flow information
Cash paid for interest, net	$464	$158
Cash paid for taxes	$9	$8
Noncash financing activities:
Transaction costs	$(23,663)	$—
SAFE Agreements	$20,667	$—
Preferred dividends	$(328)	$—

The accompanying notes are an integral part of these condensed consolidated financial statements

INTUITIVE MACHINES, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — BUSINESS DESCRIPTION

Intuitive Machines, Inc. (formerly known as Inflection Point Acquisition Corp. or “IPAX”), collectively with its subsidiaries (the “Company,” “IM,” “Intuitive Machines,” “we,” “us” or “our”) designs, manufactures and operates space products and services. Intuitive Machines’ near-term focus is to create and operate space systems and space infrastructure on and in the vicinity of the Moon that enable scientific and human exploration and utilization of lunar resources to support sustainable human presence on the Moon and exploration to Mars and beyond. Intuitive Machines offers its customers the flexibility needed to pioneer a thriving and diverse lunar economy designed to enable a permanent presence in lunar orbit and on the lunar surface. IM is currently headquartered in Houston, Texas.

Intuitive Machines, Inc. was a blank check company originally incorporated on January 27, 2021 as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. On September 24, 2021, IPAX consummated an initial public offering, after which its securities began trading on the Nasdaq Stock Market LLC (“Nasdaq”).

IPAX Business Combination

On September 16, 2022, IPAX entered into a certain Business Combination Agreement (the “Business Combination Agreement”) by and between IPAX and Intuitive Machines, LLC, a Delaware limited liability company (formerly, a Texas limited liability company). On February 10, 2023, as contemplated by the Business Combination Agreement and described in the section titled “The Business Combination Proposal” of the final prospectus and definitive proxy statement of IPAX, dated January 24, 2023 and filed with the U.S. Securities and Exchange Commissions (the “SEC”) on January 24, 2023, IPAX filed a notice of deregistration with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and filed a certificate of incorporation and certificate of corporate domestication with the Secretary of State of the State of Delaware, pursuant to which IPAX was domesticated and continues as a Delaware corporation, changing its name to “Intuitive Machines, Inc.”

On February 13, 2023 (the “Closing Date” or “Closing”), Intuitive Machines, Inc. and Intuitive Machines, LLC consummated the previously announced business combination (the “Business Combination”) and related transactions (the “Transactions”) contemplated by the Business Combination Agreement. As a result of the Transactions, all of the issued and outstanding common units of Intuitive Machines, LLC were converted into common stock of Intuitive Machines, Inc. using an exchange ratio of 0.5562 shares of Intuitive Machines, Inc. common stock per each unit of Intuitive Machines, LLC common unit. In addition, Intuitive Machines, LLC’s share-based compensation plan and related share-based compensation awards were exchanged or converted, as applicable, with share-based compensation awards of Intuitive Machines, Inc.

In connection with the Transactions, the Company was reorganized into an Up-C structure, in which substantially all of the assets and business of the Company are held by Intuitive Machines, LLC and continue to operate through Intuitive Machines, LLC and its subsidiaries. Intuitive Machines, Inc. is a holding company whose only material asset is its equity ownership interests of Intuitive Machines, LLC. While Intuitive Machines, LLC became a wholly-owned subsidiary of Intuitive Machines, Inc. and Intuitive Machines, Inc. was appointed as its managing member, Intuitive Machines, LLC was deemed to be the acquirer in the Business Combination for accounting purposes. Accordingly, the Business Combination was accounted for as a reverse recapitalization, in which case the condensed consolidated financial statements of the Company represent a continuation of the Intuitive Machines, LLC and the issuance of common stock in exchange for the net assets of Intuitive Machines, Inc. was recorded at historical cost with no recognition of goodwill or other intangible assets. Operations prior to the Business Combination are those of Intuitive Machines, LLC. In addition, the number of shares subject to, and the exercise price of, the Company’s outstanding options were adjusted to reflect the Business Combination. The treatment of the Business Combination as a reverse recapitalization was based upon the pre-merger members of Intuitive Machines, LLC holding the majority of the voting interests of Intuitive Machines, Inc., Intuitive Machines, LLC’s existing management team serving as the initial management team of Intuitive Machines, Inc., Intuitive Machines, LLC’s appointment of the majority of the initial board of directors of Intuitive Machines, Inc., and the significance of Intuitive Machines, LLC’s operations prior to the Business Combination which represent the entirety of Company’s operations.

INTUITIVE MACHINES, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — BUSINESS DESCRIPTION (cont.)

In connection with the Business Combination, approximately $34.1 million of cash held in trust, net of redemptions by IPAX’s public shareholders, became available for use by the Company as well as proceeds received from the contemporaneous sale of preferred stock in connection with the closing of a PIPE investment (the “PIPE” investment). In addition, the Company entered into a common stock purchase agreement, dated September 16, 2022 (the “Cantor Purchase Agreement”) relating to an equity facility under which shares of newly issued Intuitive Machines, Inc. Class A common stock may be sold to CF Principal Investments LLC (“CFPI”), at the Company’s discretion, up to the lesser of $50.0 million and the “exchange cap” specified therein, subject to certain customary conditions and limitations set for in the Cantor Purchase Agreement. Beginning on February 14, 2023, Intuitive Machines, Inc. shares of Class A common stock, par value $0.0001 per share (the “Class A Common Stock”) and warrants to purchase the Class A Common Stock at an exercise price of $11.50 per share (the “Public Warrants”) began trading on Nasdaq under the symbols, “LUNR” and “LUNRW,” respectively.

See Note 3 — Business Combination and Related Transactions for additional information.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Principles of Consolidation

The Company’s unaudited condensed consolidated financial statements and related notes have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) for interim reporting and pursuant to the rules and regulations of the SEC. Certain information and footnote disclosures normally included in annual financial statements prepared in accordance with GAAP have been condensed or omitted pursuant to such rules and regulations relating to interim financial statements. Our condensed consolidated financial statements include the accounts of Intuitive Machines, the accounts of Intuitive Aviation Inc. (“IA” or “Intuitive Aviation”), a wholly owned subsidiary, Space Network Solutions, LLC (“SNS” or “Space Network Solutions”) a majority-owned subsidiary, and IX, LLC, a variable interest entity (“VIE”) for which we are the primary beneficiary. All intercompany balances and transactions have been eliminated in consolidation. The December 31, 2022 balances reported herein are derived from the audited consolidated financial statements of Intuitive Machines, LLC.

The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the Company’s audited consolidated financial statements of Intuitive Machines, LLC as of and for the years ended December 31, 2022 and 2021 contained in our Form 8-K/A dated March 30, 2023, filed with the SEC on March 31, 2023. Operating results for the three months ended March 31, 2023 are not necessarily indicative of the results that may be expected for the year ending December 31, 2023. Management’s opinion is that all adjustments for a fair statement of the results for the interim periods have been made, and all adjustments are of a normal recurring nature or a description of the nature and amount of any adjustments other than normal recurring adjustments have been appropriately disclosed.

Emerging Growth Company

The Company is an emerging growth company (“EGC”), as defined in Section 2(a) of the Securities Act of 1933, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). Section 102(b)(1) of the JOBS Act exempts EGCs from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company did not opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an EGC, can adopt the new or revised standard at the time private companies adopt the new or revised standard. The effective dates shown in this Note 2 below reflect the election to use the extended transition period.

INTUITIVE MACHINES, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Use of Estimates

The preparation of our condensed consolidated financial statements in conformity with GAAP requires us to make estimates and assumptions that affect the amounts reported in the condensed consolidated financial statements and the accompanying notes. Due to the inherent uncertainty involved in making estimates, actual results could differ from those estimates.

The Company bases its estimates and assumptions on historical experience, other factors, including the current economic environment, and various other judgments that it believes to be reasonable under the circumstances. The Company adjusts such estimates and assumptions when facts and circumstances dictate. Changes in those estimates resulting from continuing changes in the economic environment will be reflected in the financial statements in future reporting periods.

Segment Reporting

Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision-maker (“CODM”) in making decisions regarding resource allocation and assessing performance. All of the Company’s assets are maintained in the United States. The Company has determined that it operates in one operating segment and one reportable segment, as the CODM reviews financial information presented on a consolidated basis for purposes of making operating decisions, allocating resources and evaluating financial performance.

Concentration of Credit Risks

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents and accounts receivable. By their nature, all such financial instruments involve risks, including the credit risk of nonperformance by counterparties.

The majority of the Company’s cash and cash equivalents are held at major financial institutions. Certain account balances exceed the Federal Deposit Insurance Corporation insurance limits of $250,000 per account. The Company generally does not require collateral to support the obligations of the counterparties and cash levels held at banks are more than federally insured limits. The Company limits its exposure to credit loss by maintaining its cash and cash equivalents with highly rated financial institutions. The Company has not experienced material losses on its deposits of cash and cash equivalents.

The Company monitors the creditworthiness of its customers to whom it grants credit terms in the normal course of its business. The Company evaluates the collectability of its accounts receivable based on known collection risks and historical experience. In circumstances where the Company is aware of a specific customer’s inability to meet its financial obligations to the Company (e.g., bankruptcy filings, substantial downgrading of credit ratings), the Company records a specific allowance for expected credit losses against amounts to reduce the net recognized receivable to the amount it reasonably believes will be collected and revenue recognition is deferred until the amount is collected and the contract is completed. For all other customers, the Company records allowances for credit losses based on the specific analysis of the customer’s ability to pay on an as needed basis.

Major customers are defined as those individually comprising more than 10% of the Company’s total revenue. For the three months ended March 31, 2023 and 2022, there was one major customer that accounted for 74% and 78%, respectively, of the Company’s total revenue. The largest customer did not have any accounts receivable as of March 31, 2023 and December 31, 2022. Two other customers accounted for 29% and 13% as of March 31, 2023, and 35% and 14% of the accounts receivable balance as of December 31, 2022.

INTUITIVE MACHINES, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Major suppliers are defined as those individually comprising more than 10% of the annual goods or services purchased. For the three months ended March 31, 2023 the Company had two major supplier representing 63% and 11% of goods and services purchased. The largest supplier accounted for 93% of goods and services purchased for the three months ended March 31, 2022. As of March 31, 2023 and December 31, 2022, the largest supplier represented 6% and 21%, respectively, of the accounts payable balance.

Liquidity and Capital Resources

The unaudited condensed consolidated financial statements as of March 31, 2023 and for the three months ended March 31, 2023 and 2022, and related notes were prepared on the basis of a going concern, which contemplates that the Company will be able to realize assets and discharge liabilities in the normal course of business.

As of March 31, 2023, the Company had cash and cash equivalents of $46.8 million and a working capital deficit of $42.5 million. The Company has historically funded its operations through internally generated cash on hand, proceeds from sales of its capital stock including the execution of SAFE agreements, and proceeds from the issuance of bank debt. As further described in Note 1 — Business Description, on February 13, 2023, the Company received approximately $34.1 million of gross proceeds to fund operations as a result of the Business Combination with IPAX. Additionally, in connection with the Business Combination, the Company entered into a common stock purchase agreement relating to an equity facility under which the Company may direct the counterparty, at its discretion, to purchase up to the lesser of $50.0 million of newly issued Class A common stock and the “exchange cap” specified therein, subject to certain customary conditions and limitations set forth in the agreement. Subsequent to the Closing of the Business Combination, the Company received $12.7 million in cash associated with the termination of a forward purchase agreement and $2.2 million in cash proceeds associated with warrant exercises.

Management believes that the cash available from the consummation of the Transactions will be sufficient to fund the short-term liquidity needs and the execution of the business plan through at least the twelve-month period from the date the financial statements are issued.

Cash and Cash Equivalents

The Company considers cash, time deposits and other highly liquid investments purchased with an initial maturity of three months or less to be cash equivalents.

Restricted Cash

Restricted cash consists of cash not readily available for general purpose cash needs. Restricted cash relates to cash held at commercial banks to support credit accounts. Restricted cash serving as collateral will be released upon full repayment of the credit account.

Transaction Costs

Transaction costs consists of direct legal, consulting, audit and other fees related to the consummation of the Business Combination and related transactions as described further in Note 3. These costs were initially capitalized as incurred and recorded as prepaid expenses in our condensed consolidated balance sheets and totaled zero and $5.3 million as of March 31, 2023 and December 31, 2022, respectively. Upon the completion of the Business Combination, transaction costs directly related to the issuance of shares were netted against the proceeds from the merger and recorded as an offset in additional paid-in capital upon consummation of the transactions. Total transaction costs charged to additional paid in capital were approximately $24.4 million during the three months ended March 31, 2023. Approximately, $782 thousand in transaction costs were paid by Intuitive Machines, LLC during the first quarter of 2023 and $8.1 million in transaction costs were accrued in accounts payable in our condensed consolidated balance sheets as of March 31, 2023. The remaining difference was paid by Intuitive Machines, LLC in 2022 or by IPAX prior to the Closing of the Business Combination.

INTUITIVE MACHINES, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Accounts Receivable and Allowance for Credit Losses

Accounts receivable are recorded at the invoiced amount and unbilled receivable, less an allowance for any potential expected uncollectible amounts and do not bear interest. The Company estimates allowance for credit losses based on the credit worthiness of each customer, historical collections experience and other information, including the aging of the receivables. The Company writes off accounts receivable against the allowance for credit losses when a balance is unlikely to be collected.

Prepayments and Other Current Assets

Prepaid and other current assets primarily consist of prepaid service fees, security deposits and other general prepayments.

Property and Equipment, Net

Property and equipment, net are stated at cost, less accumulated depreciation. Property and equipment which are not in service are classified as construction-in-process.

Depreciation is computed using the straight-line method over the following estimated useful lives of assets:
Asset	Useful Life
Leasehold improvements	1 – 7 years
Vehicles and trailers	3 – 5 years
Computers and software	3 years
Furniture and fixtures	5 years
Machinery and equipment	3 – 7 years

Expenditures for maintenance and repairs that do not extend the useful lives of property and equipment are recognized as expenses when incurred. Upon retirement or sale of assets, the cost and related accumulated depreciation and amortization is written off. No material gains or losses related to the sale of assets have been recognized in the accompanying condensed consolidated statements of operations.

Long-Lived Assets

Long-lived assets consist of property and equipment, net, and are reviewed for impairment whenever events or changes in circumstances indicate the carrying value of the long-lived asset may not be recoverable. Recoverability is measured by comparing the carrying value of a long-lived asset to the future undiscounted cash flows that the long-lived asset is expected to generate from use and eventual disposition. An impairment loss will be recognized if the carrying amount of a long-lived asset is not recoverable and exceeds its fair value. No impairment charges were recorded for the three months ended March 31, 2023 and 2022.

Earn-Out Liabilities

Unvested earn out units of Intuitive Machines, LLC (“Earn Out Units”) are classified as liability transactions at initial issuance which were offset against paid-in capital as of the closing of the Business Combination. At each period end, the Earn Out Units are remeasured to their fair value with the changes during that period recognized in other income (expense) on the condensed consolidated statement of operations. Upon issuance and release of the shares after each Triggering Event (as defined in Note 3) is met, the related Earn Out Units will be remeasured to fair value at that time with the changes recognized in other income (expense), and such Earn Out Units will be reclassed to shareholders’ equity (deficit) on the condensed consolidated balance sheet. As of the Closing Date, the Earn Out Units had a fair value of $99.7 million. As of March 31, 2023, the Earn Out Units had a fair value of $103.4 million, with the changes

INTUITIVE MACHINES, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

in the fair value between the Closing Date and March 31, 2023 of $3.7 million recognized as change in fair value of the earn-out liability under other income (expense) within the condensed consolidated statements of operations. As of March 31, 2023, none of the Triggering Events had occurred.

Operating Lease Liabilities and Right-of-Use Assets

We determine whether a contract is or contains a lease when we have the right to control the use of the identified asset in exchange for consideration. Lease liabilities and right-of-use assets (“ROU assets”) are recognized at the commencement date based on the present value of lease payments over the lease term. We use our incremental borrowing rate in the calculation of present value unless the implicit rate can be readily determined, however, none of our lease liabilities were determined using implicit rates. Certain leases include provisions for the renewal or termination. We only consider fixed payments and those options that are reasonably certain to be exercised in the determination of the lease term and the initial measurement of lease liabilities and ROU assets. Expense for operating lease payments is recognized as lease expense on a straight-line basis over the lease term. We do not separate lease and non-lease components of a contract. Operating lease ROU assets are presented within Operating lease right-of-use assets on our condensed consolidated balance sheet. See Note 6 — Leases for further disclosures and information on leases.

Fair Value Measurements

The Company’s financial instruments consist of cash and cash equivalents, restricted cash, trade receivables, trade payables, amounts receivable or payable to related parties and long-term debt. The carrying amount of cash and cash equivalents, trade receivables, trade payables and receivables and payables from affiliates approximates fair value because of the short-term nature of the instruments. The fair value of debt approximates its carrying value because the cost of borrowing fluctuates based upon market conditions.

We utilize valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible. We estimate fair value based on assumptions that market participants would use in pricing an asset or liability in the principal or most advantageous market. When considering market participant assumptions in fair value measurements, the following fair value hierarchy distinguishes between observable and unobservable inputs, which is categorized in one of the following levels:

•        Level 1: Quoted prices for identical instruments in active markets.

•        Level 2: Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations whose inputs are observable or whose significant value drivers are observable; and

•        Level 3: Significant inputs to the valuation model are unobservable.

Redeemable Noncontrolling Interests

Noncontrolling interests represent the portion of Intuitive Machines, LLC that Intuitive Machines, Inc. controls and consolidates but does not own. The noncontrolling interests was created as a result of the Business Combination and represents 68,150,754 common units issued by Intuitive Machines, LLC to the prior investors. As of the Close of the Business Combination, Intuitive Machines, Inc. held an 18.8% interest in Intuitive Machines, LLC, with the remaining 81.2% interest held by Intuitive Machines, LLC’s prior investors. The prior investors’ interests in Intuitive Machines, LLC represents a redeemable noncontrolling interest. At its discretion, the members have the right to exchange their common units in Intuitive Machines, LLC (along with the cancellation of the paired shares of Class B Common Stock or Class C Common Stock in Intuitive Machines, Inc.) for either shares of Class A Common Stock of Intuitive Machines, Inc. on a one-to-one basis or cash proceeds of equal value at the time of redemption. Any redemption of Intuitive Machines, LLC common units in cash must be funded through a private or public offering of

INTUITIVE MACHINES, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Intuitive Machines, Inc.’s Class A Common Stock and is subject to Board of Director’s (“Board”) approval by Intuitive Machines, Inc. As of March 31, 2023, the prior investors of Intuitive Machines, LLC hold the majority of the voting rights on Intuitive Machines, Inc.’s Board.

As the redeemable noncontrolling interests are redeemable upon the occurrence of an event that is not solely within the Company’s control, we classify our redeemable noncontrolling interests as temporary equity. The redeemable noncontrolling interests were initially measured at the Intuitive Machines, LLC prior investors’ share in the net assets of the Company upon consummation of the Business Combination. Subsequent remeasurements of the Company’s redeemable noncontrolling interests are recorded as a deemed dividend each reporting period, which reduces retained earnings, if any, or additional paid-in capital of Intuitive Machines, Inc. Remeasurements of the Company’s redeemable noncontrolling interests are based on the fair value of our Class A common stock.

General and Administrative Expense

General, selling, and administrative expenses consist of human capital related expenses for employees involved in general corporate functions, including executive management and administration, accounting, finance, tax, legal, information technology, marketing, and human resources; rent relating to the Company’s office space; professional fees and other general corporate costs. Human capital expenses primarily include salaries and benefits.

Revenue Recognition

Most of our revenue are from long-term contracts associated with the engineering services for the research, design, development, manufacturing, integration and sustainment of advanced technology aerospace systems. Revenue is measured based on the amount of consideration specified in a contract with a customer. Revenue is recognized when and as our performance obligations under the terms of the contract are satisfied which generally occurs with the transfer of services to the customer. For each long-term contract, we determine the transaction price based on the consideration expected to be received. We allocate the transaction price to each distinct performance obligation to deliver a good or service, or a collection of goods and/or services, based on the relative standalone selling prices.

Contract Combination

To determine the proper revenue recognition method for contracts, we evaluate whether two or more contracts should be combined and accounted for as one single contract and whether the combined or single contract should be accounted for as more than one performance obligation. This evaluation requires judgment and the decision to combine a group of contracts or separate a combined or single contract into multiple performance obligations could change the amount of revenue and profit recorded in each period. Contracts are considered to have a single performance obligation if the promise to transfer the individual goods or services is not separately identifiable from other promises in the contracts primarily because we provide a significant service of integrating a complex set of tasks and components into a single project or capability.

Contract Types

The Company performs work under contracts that broadly consist of fixed-price, time and materials or a combination of the two. Pricing for all customers is based on specific negotiations with each customer.

For most of our business, where performance obligations are satisfied due to the continuous transfer of control to the customer, revenue is recognized over time. Where the customer contracts with us to provide a significant service of integrating a complex set of tasks and components into a single project or capability, those contracts are accounted for as single performance obligations. We recognize revenue generally using the cost-to-cost method, based primarily on contract costs incurred to date compared to total estimated contract costs at completion. This method is deemed appropriate in measuring performance towards completion because it directly measures the value of the goods and services transferred to the customer. Billing timetables and payment terms on our contracts vary based on a few

INTUITIVE MACHINES, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

factors, including the contract type. Typical payment terms under fixed-price contracts provide that the customer pays either performance-based payment based on the achievement of contract milestones or progress payments based on a percentage of costs we incur.

For a small portion of our business, where we have the right to consideration from the customer in an amount that corresponds directly with the value received by the customer based on our performance to date, revenue is recognized when services are performed and contractually billable. Under the typical payment terms of our services contracts, amounts are billed as work progresses in accordance with agreed-upon contractual terms, either at periodic intervals (e.g., weekly, biweekly, or monthly) or upon achievement of contractual milestones.

Contract Costs

Contract costs include all direct materials, labor and subcontractor costs and an allocation of indirect costs related to contract performance. Customer-furnished materials are included in both contract revenue and cost of revenue when management concludes that the company is acting as a principal rather than as an agent. Revenue for uninstalled materials is recognized when the cost is incurred and control is transferred to the customer, which revenue is recognized using the cost-to-cost method. Certain costs associated with significant long-term service arrangements are capitalized and amortized across the life of the contract. Capitalized contract costs primarily relate to prepaid pre-launch integration and engineering services and launch services subcontracted with a third-party. Pre-launch integration and engineering services and launch services are capitalized and amortized over the term of the contract on a systematic basis that is consistent with the transfer of the goods and services to our end customer. Project mobilization costs are generally charged to the project as incurred when they are an integrated part of the performance obligation being transferred to the client. Costs to obtain a contract are expensed as incurred unless they are expected to be recovered from the customer.

Variable Consideration

It is common for our contracts to contain variable consideration in the form of award fees, incentive fees, performance bonuses, liquidated damages or penalties that may increase or decrease the transaction price. These variable amounts generally are awarded upon achievement of certain performance metrics, program milestones or targets and can be based on customer discretion. We estimate the amount of variable consideration based on a weighted probability or the most likely amount to which we expect to be entitled. Variable consideration is included in the transaction price when it is probable that a significant reversal of cumulative revenue recognized will not occur or when the uncertainty associated with the variable consideration is resolved. Our estimates of variable consideration and determination of whether to include such amounts in the transaction price are based largely on our assessment of legal enforceability, anticipated performance, and any other information (historical, current or forecasted) that is reasonably available to us.

Contract Estimates and Modifications

Due to the nature of the work required to be performed on many of our performance obligations, the estimation of total revenue and cost at completion is complex and subject to many variables and requires significant judgment. As a significant change in estimated total revenue and cost could affect the profitability of our contracts, we routinely review and update our contract-related estimates through a disciplined project review process in which management reviews the progress and execution of our performance obligations and the estimate at completion. As part of this process, management reviews information including, but not limited to, outstanding contract matters, progress towards completion, program schedule and the associated changes in estimates of revenue and costs. Management must make assumptions and estimates regarding the availability and productivity of labor, the complexity of the work to be performed, the availability and cost of materials, the performance of subcontractors and the availability and timing of funding from the customer, along with other risks inherent in performing services under all contracts where we recognize revenue over time using the cost-to-cost method.

INTUITIVE MACHINES, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

We typically recognize changes in contract estimates on a cumulative catch-up basis in the period in which the changes are identified. Such changes in contract estimates can result in the recognition of revenue in a current period for performance obligations which were satisfied or partially satisfied in prior period. Changes in contract estimates may also result in the reversal of previously recognized revenue if the current estimate differs from the previous estimate. If at any time the estimate of contract profitability indicates an anticipated loss on the contract, we recognize the total loss in the period it is identified.

Contracts are often modified to account for changes in contract specifications and requirements. Most of our contract modifications are for goods or services that are not distinct from existing contracts due to the significant integration provided in the context of the contract and are accounted for as if they were part of the original contract. The effect of a contract modification on the transaction price and our measure of progress for the performance obligation to which it relates, is recognized as an adjustment to revenue (either as an increase in or a reduction of revenue) on a cumulative catch-up basis. We account for contract modifications prospectively when the modification results in the promise to deliver additional goods or services that are distinct and the increase in price of the contract is for the same amount as the stand-alone selling price of the additional goods or services included in the modification.

Unbilled Receivables and Deferred Revenue

Billing practices are governed by the contract terms of each project based upon costs incurred, achievement of milestones or predetermined schedules. Billings do not necessarily correlate with revenue recognized over time using the cost-to-cost method. Unbilled receivables (contract assets) include unbilled amounts typically resulting from revenue under long-term contracts when the cost-to-cost method of revenue recognition is utilized, and revenue recognized exceeds the amount billed to the customer. Deferred revenue (contract liabilities) consists of advance payments and billings in excess of revenue recognized. Our unbilled receivables and deferred revenue are reported in a net position on a contract-by-contract basis at the end of each reporting period.

The payment terms of our contracts from time to time require the customer to make advance payments as well as interim payments as work progresses. The advance payment generally is not considered to contain a significant financing component as we expect to recognize those amounts in revenue within a year of receipt as work progresses on the related performance obligation.

Income Taxes

Intuitive Machines

Intuitive Machines, Inc. is a corporation and thus is subject to United States (“U.S.”) federal, state and local income taxes. Intuitive Machines, LLC is a partnership for U.S. federal income tax purposes and therefore does not pay United States federal income tax. Instead, the Intuitive Machines, LLC unitholders, including Intuitive Machines, Inc., are liable for U.S. federal income tax on their respective shares of Intuitive Machines, LLC’s taxable income. Intuitive Machines, LLC is liable for income taxes in those states which tax entities classified as partnerships for U.S. federal income tax purposes.

We use the asset and liability method of accounting for income taxes for the Company. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and net operating loss (“NOL”) and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted income tax rates expected to apply to taxable income in the years in which those differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in income tax rates is recognized in the results of operations in the period that includes the enactment date. The realizability of deferred tax assets is evaluated quarterly based on a “more likely than not” standard and, to the extent this threshold is not met, a valuation allowance is recorded.

INTUITIVE MACHINES, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The Company follows the guidance of ASC Topic 740, Income Taxes. Interest and penalties associated with tax positions are recorded in the period assessed as general and administrative expenses. The open tax years for the tax returns generally include 2019 through 2021 for state and federal reporting purposes.

Tax Receivable Agreement

In conjunction with the consummation of the Transactions, Intuitive Machines, Inc. entered into a Tax Receivable Agreement (the “TRA”) with Intuitive Machines, LLC and certain Intuitive Machines, LLC members (the “TRA Holders”). Pursuant to the TRA, Intuitive Machines, Inc. is required to pay the TRA Holders 85% of the amount of cash tax savings, if any, in U.S. federal, state, and local income tax that are based on, or measured with respect to, net income or profits, and any interest related thereto that Intuitive Machines, Inc. realizes, or is deemed to realize, as a result of certain tax attributes, including (A) existing tax basis of certain assets of Intuitive Machines, LLC and its subsidiaries, (B) tax basis adjustments resulting from taxable exchanges of Intuitive Machines, LLC Common Units acquired by Intuitive Machines, Inc., (C) certain tax benefits realized by Intuitive Machines, Inc. as a result of the Business Combination, and (D) tax deduction in respect of portions of certain payments made under the TRA. All such payments to the TRA Holders are the obligations of the Intuitive Machines, Inc., and not that of Intuitive Machines, LLC. As of March 31, 2023, there have been no exchanges of Intuitive Machines, LLC units for Class A common stock of the Intuitive Machines, Inc. and, accordingly, no TRA liabilities currently exist.

See Note 3 — Business Combination and Related Transactions for further description of the TRA.

Earnings (Loss) Per Share (“EPS”)

The Company reports both basic and diluted earnings per share. Basic earnings per share is calculated based on the weighted average number of shares of Class A common stock outstanding and excludes the dilutive effect of warrants, stock options, and other types of convertible securities. Diluted earnings per share is calculated based on the weighted average number of shares of Class A common stock outstanding and the dilutive effect of stock options, warrants and other types of convertible securities are included in the calculation. Dilutive securities are excluded from the diluted earnings per share calculation if their effect is anti-dilutive, such as in periods where a net loss has been reported.

Prior to the Business Combination, the membership structure of Intuitive Machines, LLC included membership units. In conjunction with the Closing of the Business Combination, the Company effectuated a recapitalization whereby all membership units were converted to common units of Intuitive Machines, LLC and Intuitive Machines, Inc. implemented a revised class structure including Class A Common Stock, par value $0.0001 per share (“Class A Common Stock”) having one vote per share and economic rights, Class B Common Stock, par value $0.0001 per share (“Class B Common Stock”) having one vote per share and no economic rights, and Class C Common Stock, par value $0.0001 per share (“Class C Common Stock”) having three votes per share and no economic rights. The Company has determined that the calculation of loss per unit for periods prior to the Business Combination would not be meaningful to the users of these condensed consolidated financial statements. As a result, loss per share information has not been presented for periods prior to the Business Combination on February 13, 2023.

Share-Based Compensation

We recognize all share-based awards to employees and directors as share-based compensation expense based upon their fair values on the date of grant.

We estimate the fair value of share-based payment awards on the date of grant. The value of the portion of the award that is ultimately expected to vest is recognized as an expense during the requisite service periods. We have estimated the fair value for each option award as of the date of grant using the Black-Scholes option pricing model. The Black-Scholes option pricing model considers, among other factors, the expected life of the award and the expected volatility of our share price. We recognize the share-based compensation expense over the requisite service period

INTUITIVE MACHINES, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

using the straight-line method for service condition only awards, which is generally a vesting term of five years. Forfeitures are accounted for in the period in which they occur and reverses any previously recognized compensation cost associated with forfeited awards.

Other Current Liabilities

As of March 31, 2023 and December 31, 2022, other current liabilities consisted of the following (in thousands):
	March 31, 2023	December 31, 2022
Financing obligation, current (see Note 6 – Leases)	$14,582	$9,117
Payroll accruals	3,158	2,117
Income tax liability	3,210	—
Professional fees accruals	956	3,677
Other accrued liabilities	351	267
Other current liabilities	$22,257	$15,178

NOTE 3 — BUSINESS COMBINATION AND RELATED TRANSACTIONS

On February 13, 2023 as contemplated by the Business Combination Agreement, Intuitive Machines, Inc. and Intuitive Machines, LLC consummated the Business Combination, whereby: (i) Intuitive Machines, LLC appointed Intuitive Machines, Inc. as its managing member; (ii) Intuitive Machines, Inc. issued to certain existing members of Intuitive Machines, LLC, 10,566 shares of Intuitive Machines Class B Common Stock having one vote per share and no economic rights, or 68,140,188 shares of Class C Common Stock having three votes per share and no economic rights, in each case, in exchange for payment from such Intuitive Machines, LLC members of a per-share price equal to the par value per share of such stock, and equal to the number of Intuitive Machines, LLC common units held by such person as of and on the Closing Date; (iii) Intuitive Machines, Inc. contributed to Intuitive Machines, LLC an amount in cash of $8.1 million, net of transaction costs, in exchange for certain units in Intuitive Machines, LLC; and (iv) the other transactions contemplated by the Business Combination Agreement (the “Transactions”) were consummated as further described below.

Intuitive Machines, LLC Conversion and Recapitalization

In connection with the Business Combination, Intuitive Machines, LLC changed its jurisdiction of organization from Texas to Delaware. Immediately prior to the Closing, Intuitive Machines, LLC effectuated the recapitalization whereby all outstanding equity securities of Intuitive Machines, LLC were converted into common units of Intuitive Machines, LLC (“Intuitive Machines, LLC common units”), options to purchase Intuitive Machines, LLC common units (“Intuitive Machines, LLC options”) and unvested earn out units of Intuitive Machines, LLC (“Earn Out Units”).

Consideration and Structure

As a result of the Up-C structure, the Business Combination consideration received by Intuitive Machines, LLC members consisted of securities of both Intuitive Machines, LLC having economic rights but not voting rights and Intuitive Machines, Inc. having voting rights but not economic rights equal to a value of approximately $700.0 million. In particular, the Business Combination consideration received by the Intuitive Machines, LLC members comprised of an aggregate of (a) (i) 68,155,203 Intuitive Machines, LLC Common Units, (ii) 1,874,719 Intuitive Machines, LLC Options and (iii) 10,000,000 Earn Out Units and (b) (i) 15,015 shares of Intuitive Machines, Inc. Class B Common Stock (excluding 1,873,307 shares of Intuitive Machines, Inc. Class B Common Stock reserved for issuance upon exercise of Intuitive Machines, LLC Options) and (ii) 68,140,188 shares of Intuitive Machines, Inc. Class C Common Stock (excluding 10,000,000 shares of Intuitive Machines, Inc. Class C Common Stock reserved for issuance upon vesting of the Earn Out Units).

INTUITIVE MACHINES, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 — BUSINESS COMBINATION AND RELATED TRANSACTIONS (cont.)

The 10,000,000 Earn Out Units received by the applicable Intuitive Machines, LLC Members are subject to vesting and will be earned, released and delivered upon satisfaction of the following milestones: (i) 2,500,000 Earn Out Units will vest if, during the Earn Out Period (as defined below), Intuitive Machines is awarded the OMES III Contract by NASA (“Triggering Event I”), (ii) 5,000,000 Earn Out Units will vest if, within the Earn Out Period, Triggering Event I occurs and the volume weighted average closing sale price of Intuitive Machines, Inc. Class A Common Stock equals or exceeds $15.00 per share (“Triggering Event II-A”), (iii) 7,500,000 Earn Out Units will vest if, within the Earn Out Period, Triggering Event I has not occurred and the volume weighted average closing sale price of Intuitive Machines, Inc. Class A Common Stock equals or exceeds $15.00 per share (“Triggering Event II-B”), and (iv) 2,500,000 Earn Out Units will vest if, within the Earn Out Period, Triggering Event III occurs the volume weighted average closing sale price of Intuitive Machines, Inc. Class A Common Stock equals or exceeds $17.50 per share (“Triggering Event III”), provided, that Triggering Event II-A and Triggering Event II-B may not both be achieved. “Earn Out Period” means (i) with respect to Triggering Event I, the time period beginning on September 16, 2022 and ending at 11:59 pm ET on December 31, 2023, and (ii) with respect to Triggering Event II-A, Triggering Event II-B and Triggering Event III, the time period beginning on the date that is 150 days following the Closing Date and ending on the date that is the five (5) year anniversary of the Closing Date. If a Change of Control (as defined in the Business Combination Agreement) occurs during the Earn Out Period that results in the holders of Intuitive Machines, Inc. Class A Common Stock receiving a per share price greater than or equal to $15.00 or $17.50, respectively, then immediately prior to the consummation of such Change of Control, to the extent not previously triggered, then Triggering Event II-A or Triggering Event II-B will be deemed to have occurred, as applicable, and the applicable Earn Out Units shall vest.

After the expiration of the applicable lock-up period, holders of certain Intuitive Machines, LLC Common Units will be permitted to exchange such Intuitive Machines, LLC Common Units (along with the cancellation of the paired share of Intuitive Machines, Inc. Class B Common Stock or share of Intuitive Machines, Inc. Class C Common Stock) for shares of Intuitive Machines, Inc. Class A Common Stock on a one-for-one basis pursuant to the second amended and restated limited liability company agreement of Intuitive Machines, LLC (the “Second A&R Operating Agreement”) (subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications) or, at the election of Intuitive Machines, Inc. (determined by a majority of the directors of Intuitive Machines, Inc. who are disinterested with respect to such determination), cash from a substantially concurrent public offering or private sale in an amount equal to the net amount, on a per share basis, of cash received as a result of such public offering or private sale.

Upon the vesting of any Earn Out Units, each of the applicable Intuitive Machines, LLC Members will be issued (i) by Intuitive Machines, LLC an equal number of Intuitive Machines, LLC Common Units and (ii) by Intuitive Machines, Inc. an equal number of shares of Intuitive Machines, Inc. Class C Common Stock, in exchange for surrender of the applicable Earn Out Units and the payment to Intuitive Machines, Inc. of a per-share price equal to the par value per share of the Intuitive Machines, Inc. Class C Common Stock. Upon the exercise of any Intuitive Machines, LLC Option, (i) Intuitive Machines, LLC will issue to the exercising holder such number of Intuitive Machines, LLC Common Units to be received by such exercising holder as a result of such exercise and (ii) Intuitive Machines, Inc. will issue to the exercising holder an equal number of shares of Intuitive Machines, Inc. Class B Common Stock, in exchange for the payment to Intuitive Machines, Inc. of a per-share price equal to the par value per share of the Intuitive Machines, Inc. Class B Common Stock.

The Series A Investment

On September 16, 2022, concurrently with the execution of the Business Combination Agreement, the Intuitive Machines, Inc. entered into a purchase agreement (the “Series A Purchase Agreement”) with Kingstown 1740 (an existing security holder of the Intuitive Machines, Inc. and an affiliate of IPAX’s sponsor, Inflection Point Holdings LLC (the “Sponsor”) and Ghaffarian Enterprises, LLC (an affiliate of Kamal Ghaffarian, an Intuitive Machines, LLC founder) (collectively, the “Series A Investors”), pursuant to which, and on the terms and subject to the conditions of which, Intuitive Machines, Inc. agreed to issue and sell to the Series A Investors (i) an aggregate of 26,000 shares of 10% Series A Cumulative Convertible Preferred Stock, par value $0.0001 per share (the “Series A Preferred Stock”) which will be convertible into shares of Intuitive Machines, Inc. Class A common stock in accordance with the terms

INTUITIVE MACHINES, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 — BUSINESS COMBINATION AND RELATED TRANSACTIONS (cont.)

of the Certificate of Designation of Preferences, Rights and Limitations of 10% Series A Cumulative Convertible Preferred Stock (the “Certificate of Designation”) and (ii) warrants to purchase 541,667 shares of Intuitive Machines, Inc. Class A Common Stock at an initial exercise price of $15.00 per share, subject to adjustment (the “Preferred Investor Warrants”).

In conjunction with the closing, the Company received proceeds of $26.0 million and issued 26,000 shares of Series A Preferred Stock and 541,667 Preferred Investor Warrants. The Series A Preferred Stock and Preferred Investor Warrants each represent freestanding financial instruments. The Series A Preferred Stock is not a mandatorily redeemable financial and is redeemable at the option of the Series A Investors. The Series A Preferred Stock was recorded as Series A preferred stock subject to possible redemption and classified as temporary equity pursuant to ASC 480-10-S99. The Preferred Investor Warrants were classified as equity. The $26.0 million in proceeds received were allocated to the Series A Preferred Stock and Preferred Investor Warrants based on the relative fair value of the instruments at closing.

Tax Receivable Agreement

Intuitive Machines, Inc. entered into a tax receivable agreement (the “Tax Receivable Agreement”) with Intuitive Machines, LLC and certain Intuitive Machines, LLC Members (the “TRA Holders”) at Closing. Pursuant to the TRA, Intuitive Machines, Inc. will generally be required to pay the TRA Holders 85% of the amount of the cash tax savings, if any, in U.S. federal, state, and local taxes that are based on, or measured with respect to, net income or profits, and any interest related thereto that Intuitive Machines, Inc. (and applicable consolidated, unitary, or combined subsidiaries thereof, if any realizes, or is deemed to realize, as a result of certain tax attributes (the “Tax Attributes”), including:

•        existing tax basis in certain assets of Intuitive Machines, LLC and certain of its direct or indirect subsidiaries, including assets that will eventually be subject to depreciation or amortization, once placed in service;

•        tax basis adjustments resulting from taxable exchanges of Intuitive Machines, LLC Common Units (including any such adjustments resulting from certain payments made by Intuitive Machines, Inc. under the TRA) acquired by Intuitive Machines, Inc. from a TRA Holder pursuant to the terms of the Second A&R Operating Agreement;

•        certain tax benefits realized by Intuitive Machines, Inc. as a result of certain U.S. federal income tax allocations of taxable income or gain away from Intuitive Machines, Inc. and to other members of Intuitive Machines, LLC and deductions or losses to Intuitive Machines, Inc. and away from other members of Intuitive Machines, LLC, in each case as a result of the Business Combination; and

•        tax deductions in respect of portions of certain payments made under the TRA.

Under the terms of the TRA, Intuitive Machines, Inc. will make payments to the TRA Holders in respect of 85% of the cash tax savings resulting from the net tax benefit of certain Tax Attributes. However, until a TRA Holder exchanges at least 5% of its Intuitive Machines, LLC Common Units, Intuitive Machines, Inc. will hold such payments applicable to existing basis until the TRA Holder satisfies such threshold exchange. As of March 31, 2023, no TRA Holder had exchanged at least 5% of its Intuitive Machines, LLC Common Units. Future exchanges will result in incremental tax attributes and potential cash tax savings for Intuitive Machines, Inc. Depending on Intuitive Machines, Inc.’s assessment on realizability of such Tax Attributes, the arising TRA liability will be recorded through income.

Equity Facility

On September 16, 2022, the Company entered into a common stock purchase agreement (the “Cantor Purchase Agreement”), dated September 16, 2022, with CF Principal Investments LLC (“CFPI”) relating to an equity facility under which shares of newly issued Intuitive Machines, Inc. Class A Common Stock may be sold to CFPI by Intuitive Machines, Inc. Pursuant to the terms of the Cantor Purchase Agreement, Intuitive Machines, Inc. will have the right, but not the obligation, from time to time at its sole discretion, until the first day of the month following the 18-month

INTUITIVE MACHINES, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 — BUSINESS COMBINATION AND RELATED TRANSACTIONS (cont.)

period from and after the Commencement (as defined in the Cantor Purchase Agreement), to direct CFPI to purchase up to the lesser of (i) $50.0 million of newly issued Intuitive Machines, Inc. Class A Common Stock and (ii) the Exchange Cap, by delivering written notice to CFPI prior to the commencement of trading on any trading day, subject to certain customary conditions and limitations set forth in the Cantor Purchase Agreement. In connection with the execution of the Cantor Purchase Agreement, the Company agreed to issue 100,000 shares (the “Commitment Shares”) of Intuitive Machines, Inc. Class A Common Stock to CFPI. The Company entered into a registration rights agreement with CFPI, pursuant to which it agreed to register for resale, pursuant to Rule 415 under the Securities Act, the shares of Intuitive Machines, Inc. Class A Common Stock that are sold to CFPI under the equity facility and the Commitment Shares.

As of March 31, 2023, the Commitment Shares have not been issued and no shares of Class A Common Stock have been sold to CFPI under the Cantor Purchase Agreement.

Forward Purchase Agreements

Prior to the closing of Business Combination, the Company entered into forward purchase agreements with two separate counterparties pursuant to which each counterparty agreed to purchase 1,250,000 shares of Class A Common Stock from shareholders who had previously tendered such shares for redemption but agreed to reverse their redemption and sell such shares to the counterparties at the redemption price of approximately $10.19 per share. The Company prepaid approximately $25.5 million to the counterparties at the closing of the Business Combination to secure its purchase obligation to repurchase the 2,500,000 shares at the redemption price per share on the option expiration date that was one month after closing of the Business Combination. The forward purchase agreements were accounted for as a prepaid asset and marked to fair value through earnings each period until the agreements were terminated or expired. The Company paid transaction fees to the counterparties totaling $750 thousand which was recorded as general and administrative expense for the three months ended March 31, 2023.

On February 23, 2023, one of the counterparties exercised their right to optional early termination of the forward purchase agreement for 1,250,000 shares and returned approximately $12.7 million in cash to the Company resulting in an immaterial net loss on termination for the three months ended March 31, 2023. On March 8, 2023, the remaining forward purchase agreement expired resulting in the Company’s repurchase of 1,250,000 shares resulting in a net gain on settlement of the agreement of approximately $93 thousand recorded in other income (expense) for the three months ended March 31, 2023. The repurchased Class A shares were recorded as treasury stock upon expiration of the forward purchase agreement in the amount of $12.8 million based on a stock price of $10.26 per share on the date of repurchase.

NOTE 4 — REVENUE

Disaggregated Revenue

We disaggregate our revenue from contracts with customers by contract type. The following tables provide information about disaggregated revenue for the three months ended March 31, 2023 and 2022 (in thousands):

	Three Months Ended March 31,
	2023		2022
Revenue by Contract Type
Fixed price	$16,595	91%	$16,468	89%
Time and materials	1,641	9%	2,003	11%
Total	$18,236	100%	$18,471	100%

Contract Assets and Liabilities

Contract assets primarily relate to deferred contract costs for subcontracted launch services, as well as work completed not yet billed for performance obligations that are satisfied over time. Deferred contract costs and unbilled receivables are recorded contract assets on our condensed consolidated balance sheets. Contract assets related to deferred contract

INTUITIVE MACHINES, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 — REVENUE (cont.)

costs are amortized straight-line across the life of the long-term service arrangement. Contract assets related to work completed for performance obligations that are satisfied over time are transferred to receivables when the right to consideration becomes unconditional. Contract liabilities relate to billings or consideration received in advance of performance (obligation to transfer goods or services to a customer) under the contract as well as provisions for loss contracts. Contract liabilities are recognized as revenue when the performance obligation has been performed. Current deferred revenue and provisions for loss contracts are recorded in current contract liabilities on our condensed consolidated balance sheets. Long-term deferred revenue and provisions for loss contracts are recorded in long-term contract liabilities on our condensed consolidated balance sheets.

The following table presents contract assets as of March 31, 2023 and December 31, 2022 (in thousands):

	March 31, 2023	December 31, 2022
Contract Assets
Deferred contract costs	$11,051	$6,633
Unbilled receivables	655	346
Total	$11,706	$6,979

For the three months ended March 31, 2023 and 2022, amortization expense associated with deferred contract costs for subcontracted launch services is recorded in cost of revenue and was $9.9 million and $11.8 million, respectively.

The following table presents contract liabilities as of March 31, 2023 and December 31, 2022 (in thousands):

	March 31, 2023	December 31, 2022
Contract liabilities – current
Deferred revenue	$33,170	$39,831
Contract loss provision	10,385	10,120
Accrued launch costs	6,514	6,705
Total contract liabilities – current	50,069	56,656
Contract liabilities – long-term
Contract loss provision	635	2,188
Total contract liabilities – long-term	635	2,188
Total contract liabilities	$50,704	$58,844

Revenue recognized from amounts included in contract liabilities at the beginning of the period was $15.8 million and $9.9 million during the three months ended March 31, 2023 and 2022, respectively.

Loss Contracts

Contract losses are a result of constraining variable consideration and estimated contract costs exceeding current contract price. The Company experiences favorable or unfavorable changes to contract losses from time to time due to changes in estimated contract costs and modifications that result in changes to contract price. In the three months ended March 31, 2023 and 2022, we recorded $6.7 million and $2.4 million in net losses, respectively, related to contracts with customers.

As of March 31, 2023, the status of these loss contracts were as follows:

•        The first contract, for lunar payload services, became a loss contract in 2019 due to the constraint of variable consideration. Variable consideration has been constrained to $0 from a total potential amount of $8.1 million. For the three months ended March 31, 2023, and 2022, changes in estimated contract costs resulted in an additional $5.4 million and $2.4 million contract loss, respectively. As of March 31, 2023, and 2022, this contract was approximately 97% complete and 86% complete, respectively. The contract

INTUITIVE MACHINES, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 — REVENUE (cont.)

is anticipated to be 100% complete as of September 30, 2023. As of March 31, 2023 and December 31, 2022, the reserve for estimated contract losses recorded in contract liabilities, current in our condensed consolidated balance sheets was $0.5 million and $0.4 million, respectively.

•        The second contract, for lunar payload services, became a loss contract in 2021 due to the constraint of variable consideration and estimated contract costs exceeding current contract price. Variable consideration has been constrained to $0 from a total potential amount of $7.8 million. For the three months ended March 31, 2023 and 2022, changes in estimated contract costs resulted in an additional $0.2 million and $0 in contract loss, respectively. As of March 31, 2023, and 2022, this contract was approximately 40% complete and 10% complete, respectively. The contract is anticipated to be 100% complete as of June 30, 2024. As of March 31, 2023 and December 31, 2022, the reserve for estimated contract losses recorded $8.2 million and $7.7 million, respectively, contract liabilities, current and $0.6 million and $2.2 million, respectively, in contract liabilities, non-current in our condensed consolidated balance sheets.

•        The third contract, for lunar payload services, became a loss contract in 2022 due to the constraint of variable consideration and estimated contract costs exceeding current contract price. Variable consideration has been constrained to $0 from a total potential amount of $8.4 million. For the three months ended March 31, 2023 and 2022, changes in estimated contract costs resulted in an additional $0.9 million and $0 contract loss, respectively. As of March 31, 2023 this contract was approximately 78% complete. This contract is anticipated to be 100% complete as of May 31, 2024. As of March 31, 2023 and December 31, 2022, the reserve for estimated contract losses recorded in contract liabilities, current in our condensed consolidated balance sheets was $1.6 million and $1.9 million, respectively.

•        The remaining loss contracts are individually and collectively immaterial.

Remaining Performance Obligations

Remaining performance obligations represent the remaining transaction price of firm orders for which work has not been performed and excludes unexercised contract options. As of March 31, 2023, the aggregate amount of the transaction price allocated to remaining fixed price performance obligations was $87.0 million. The Company expects to recognize revenue on approximately 75-80% of the remaining performance obligations over the next 9 months, 20-25% in 2024 and the remaining thereafter. Remaining performance obligations do not include variable consideration that was determined to be constrained as of March 31, 2023.

For time and materials contracts, we have adopted the practical expedient that allows us to recognize revenue based on our right to invoice; therefore, we do not report unfulfilled performance obligations for time and materials agreements.

NOTE 5 — PROPERTY AND EQUIPMENT, NET

As of March 31, 2023 and December 31, 2022, property and equipment, net consisted of the following (in thousands):

	March 31, 2023	December 31, 2022
Leasehold improvements	$1,544	$1,544
Vehicles and trailers	129	129
Computers and software	1,739	1,673
Furniture and fixtures	794	794
Machinery and equipment	2,349	2,211
Construction in progress	26,109	17,747
Property and equipment, gross	32,664	24,098
Less: accumulated depreciation and amortization	(3,219)	(2,922)
Property and equipment, net	$29,445	$21,176

INTUITIVE MACHINES, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 — PROPERTY AND EQUIPMENT, NET (cont.)

Total depreciation related to property and equipment for the three months ended March 31, 2023 and 2022 was $296 thousand and $248 thousand, respectively.

As of March 31, 2023 and December 31, 2022, the Company pledged property and equipment with net book value of approximately $28.6 million and $20.3 million, respectively, as security for its Credit Mobilization Facility with Live Oak Bank.

As of March 31, 2023, construction in progress includes $17.4 million of construction costs for a lunar operations center as further described in Note 6 — Leases as well as $7.9 million of costs associated with the fabrication of a commercial communications satellite. The Company capitalized interest in connection with construction in progress of $173 thousand and $31 thousand for the three months ended March 31, 2023 and 2022, respectively.

NOTE 6 — LEASES

The Company leases real estate for office space and for administrative, research, marketing and light manufacturing operations of the lessee’s aerospace related research and development business under operating leases. There are no finance leases.

The Company has six real estate leases with lease terms ranging from 16 months to 250 months, some of which contain options to extend and some of which contain options to terminate the lease without cause at the option of lessee.

The Company’s real estate leasing agreements include terms requiring the Company to reimburse the lessor for its share of real estate taxes, insurance, operating costs and utilities which the Company accounts for as variable lease costs when incurred since the Company has elected to not separate lease and non-lease components, and hence are not included in the measurement of lease liability. For the three months ended March 31, 2023 and 2022, there were no significant variable lease costs. There are no restrictions or covenants imposed by any of the leases, and none of the Company’s leases contain material residual value guarantees.

In September 2021, the Company signed a ground lease agreement for the development of a lunar operations center that will serve as a production and testing facility of lunar lander components and other aerospace related operations. The facility is currently under construction, and the lessor will reimburse up to $40.0 million for certain costs incurred by the Company for design, construction, and development. The Company concluded that it was deemed the owner, for accounting purposes only, of the facility under build-to-suit lease accounting due to its involvement in the construction activities of the facility. Accordingly, the Company is accounting for the construction of the facility as a financing arrangement. As of March 31, 2023 and December 31, 2022, the Company has capitalized $17.4 million and $10.3 million of construction in progress, respectively, and a corresponding financing obligation of $14.6 million and $9.1 million, respectively. Upon completion of the construction project, the ground lease agreement will have an initial term of 20 years with four optional renewal periods of 5 years each. During the fourth quarter of 2022, construction was completed for a portion of the lunar operations center, and the Company took possession of the completed facility. Upon commencement of the lease, the Company determined that the facility qualified for sale and leaseback accounting, with the leaseback being classified as an operating lease. No gain or loss was recognized or deferred on the sale of the facility, as the fair value upon completion was determined to be equal to the carrying value. As of March 31, 2023, the Company recorded right-of-use assets of $3.0 million and corresponding lease liabilities of approximately $3.2 million. As of December 31, 2022, the Company recorded right-of-use assets and corresponding lease liabilities of approximately $3.1 million.

In December 2022, the Company entered into an operating lease for additional office space. The lease commenced in January 2023 with a lease term of 8 months.

INTUITIVE MACHINES, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6 — LEASES (cont.)

The components of total lease expense are as follows (in thousands):

	Three Months Ended March 31,
	2023	2022
Operating lease cost	$296	$133
Total lease cost	$296	$133

The components of supplemental cash flow information related to operating leases are as follows (in thousands):

	Three Months Ended March 31,
	2023	2022
Cash paid (received) for amounts included in the measurement of lease liabilities:
Cash flow from operating activities	$239	$167
Weighted average lease term (months)	155	56
Weighted average discount rate	5.6%	6.0%

The Company recorded $17.4 million and $10.3 million in property and equipment related to reimbursable leasehold improvement costs incurred as of March 31, 2023 and December 31, 2022, respectively.

The operating lease ROU assets, current operating lease liabilities and non-current operating lease liabilities are disclosed in our condensed consolidated balance sheets.

The table below includes the estimated future undiscounted cash flows for operating leases as of March 31, 2023 (in thousands):

Year Ending December 31,	Amount
Remainder of 2023	$619
2024	916
2025	768
2026	706
2027	219
Thereafter	5,681
Total undiscounted lease payments	$8,909
Less: imputed interest	3,249
Present value of lease liabilities	$5,660

NOTE 7 — DEBT

The following table summarizes our outstanding debt (in thousands):

	March 31, 2023	December 31, 2022
Credit Mobilization Facility	$20,000	$20,000
Less: deferred financing costs	(33)	(39)
Less: current maturities	(16,099)	(16,098)
Long-term debt, net of current maturities	$3,868	$3,863

As of March 31, 2023 and December 31, 2022, the weighted-average interest rate on short-term borrowings outstanding was 9.56% and 6.55%, respectively.

INTUITIVE MACHINES, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7 — DEBT (cont.)

Live Oak Credit Mobilization Facility

On December 12, 2019, we entered into a loan agreement with Live Oak Banking Company which provided a $12.0 million Credit Mobilization Facility with a due date of December 12, 2022 and a $1.0 million line of credit with a due date of December 12, 2020. Both the Credit Mobilization Facility and line of credit bear interest (payable monthly) at a rate per annum equal to 6%. The Credit Mobilization Facility and line of credit are secured by substantially all of the assets of the Company. On December 8, 2020 the Company entered into a Loan Modification Agreement with Live Oak Banking Company which amended the terms of the line of credit, including decreasing the maximum principal from $1.0 million to $400 thousand, extending the maturity date from December 12, 2020 to December 10, 2021, and changing the interest rate from 6.0% to a variable interest rate at the prime rate, as published in the Wall Street Journal newspaper, plus 2.0%. On April 30, 2021, we entered into a commitment with Live Oak Banking Company which provided a $12.0 million contract mobilization credit facility with a loan maturity of November 15, 2022, which superseded the existing contract mobilization credit facility. On December 10, 2021, the line of credit expired. The Company had no balance outstanding at that time and did not renew the line of credit.

On July 14, 2022, we entered into the Second Amended and Restated Loan Agreement with Live Oak Banking Company which provided an $8.0 million mobilization credit facility with a loan maturity of July 14, 2024 and extended the maturity date of our existing $12.0 million mobilization credit facility to November 14, 2023. The $8.0 million mobilization credit facility requires early payment of principal upon the completion of certain mission milestones. If the milestones are completed, principal payments of $4.1 million and $3.9 million would be due prior to loan maturity in 2023 and 2024, respectively. The $12.0 million mobilization credit facility requires principal payments of $8.0 million on August 15, 2023 and $4.0 million on November 14, 2023. The mobilization credit facilities bear interest (payable monthly) at a rate per annum equal to the greater of (a) the prime rate, as published in the Wall Street Journal newspaper, plus 2.0% and (b) 5.0%. The mobilization credit facilities require the Company to meet certain financial and other covenants and are secured by substantially all of the assets of the Company. There was $20.0 million outstanding under the credit mobilization facilities as of March 31, 2023 and December 31, 2022.

NOTE 8 — INCOME TAXES

Intuitive Machines, Inc. is a corporation and thus is subject to United States (“U.S.”) federal, state and local income taxes. Intuitive Machines, LLC is a partnership for U.S. federal income tax purposes and therefore does not pay United States federal income tax. Instead, the Intuitive Machines, LLC unitholders, including Intuitive Machines, Inc., are liable for U.S. federal income tax on their respective shares of Intuitive Machines, LLC’s taxable income. Intuitive Machines, LLC is liable for income taxes in those states which tax entities classified as partnerships for U.S. federal income tax purposes.

For the three months ended March 31, 2023 and 2022, we recognized a combined U.S. federal and state expense/(benefit) for income taxes of $3.2 million and $0.0, respectively. The effective combined United States federal and state income tax rates were (15.9%) and 0.0% for the three months ended March 31, 2023 and 2022, respectively. For three months ended March 31, 2023, our effective tax rate differed from the statutory rate of 21% primarily due to deferred taxes for which no benefit is being recorded and losses attributable to noncontrolling interest unitholders that are taxable on their respective share of taxable income. For the three months ended March 31, 2022, our effective tax rate differed from the statutory rate primarily due to Intuitive Machines, LLC’s status as a partnership for U.S. federal income tax purposes.

In conjunction with the consummation of the Transactions, Intuitive Machines, Inc. entered into a Tax Receivable Agreement (the “TRA”) with Intuitive Machines, LLC and certain Intuitive Machines, LLC members (the “TRA Holders”). Pursuant to the TRA, Intuitive Machines, Inc. is required to pay the TRA Holders 85% of the amount of cash tax savings, if any, in U.S. federal, state, and local income tax that are based on, or measured with respect to, net income or profits, and any interest related thereto that Intuitive Machines, Inc. realizes, or is deemed to realize, as a result of certain tax attributes, including (A) existing tax basis of certain assets of Intuitive Machines, LLC and its subsidiaries, (B) tax basis adjustments resulting from taxable exchanges of Intuitive Machines, LLC Common Units acquired by Intuitive Machines, Inc., (C) certain tax benefits realized by Intuitive Machines, Inc. as a result of the

INTUITIVE MACHINES, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8 — INCOME TAXES (cont.)

Business Combination, and (D) tax deduction in respect of portions of certain payments made under the TRA. All such payments to the TRA Holders are the obligations of the Intuitive Machines, Inc., and not that of Intuitive Machines, LLC. As of March 31, 2023, there have been no exchanges of Intuitive Machines, LLC units for Class A common stock of the Intuitive Machines, Inc. and, accordingly, no deferred tax assets subject to the TRA or TRA liabilities currently exist.

NOTE 9 — MEZZANINE EQUITY AND EQUITY

The condensed consolidated statements of shareholders’ deficit, mezzanine equity and noncontrolling interests reflect the reverse recapitalization and Business Combination as described in Note 1 — Business Description and Note 3 — Business Combination and Related Transactions. As Intuitive Machines, LLC was deemed to be the accounting acquirer in the Business Combination, all periods prior to the consummation of the Business Combination reflect the balances and activity of Intuitive Machines, LLC. The consolidated balances as of December 31, 2022 from the audited financial statements of Intuitive Machines, LLC as of that date and membership unit activity in the condensed consolidated statements of change in shareholders’ deficit, as well as mezzanine and noncontrolling interests, prior to the consummation of the Business Combination have not been retroactively adjusted.

Upon consummation of the Transactions, the Company’s capital stock consisted of (i) 8,243,750 shares of Class A Common Stock held by the Sponsor, (ii) 5,493,182 shares of Class A Common Stock issued to public shareholder, net of redemptions, (iii) 2,066,667 shares of Class A Common Stock issued as a result of the conversion of SAFE Agreements previously held by investors in Intuitive Machines, LLC, (iv) 10,566 shares of Class B Common Stock issued to Intuitive Machines, LLC Class B Unit holders, (v) 68,140,188 shares of Class C Common Stock issued to the Founders of Intuitive Machines, LLC, and (vi) 26,000 shares of Series A Preferred Stock issued to PIPE investors. In addition, 10,000,000 Earn Out Units were issued to the Intuitive Machines, LLC Founders representing contingently issuable shares of Class A Common Stock as further described in Note 3.

The table below reflects share information about the Company’s capital stock as of March 31, 2023.

	Par Value	Authorized	Issued	Treasury Stock	Outstanding
Class A Common Stock	$0.0001	500,000,000	16,021,804	(1,250,000)	14,771,804
Class B Common Stock	$0.0001	100,000,000	10,566	—	10,566
Class C Common Stock	$0.0001	100,000,000	68,140,188	—	68,140,188
Series A Preferred Stock	$0.0001	25,000,000	26,000	—	26,000
Total shares as of March 31, 2023		725,000,000	84,198,558	(1,250,000)	82,948,558

Class A Common Stock

Each holder of Class A Common Stock is entitled to one vote for each share of Class A Common Stock held of record in person or by proxy on all matters submitted to a vote of the holders of Class A Common Stock, whether voting separately as a class or otherwise. Class A Common Stock has rights to the economics of the Company and to receive dividend distributions, subject to applicable laws and the rights and preferences of holders of Series A Preferred Stock or any other series of stock having preference over or participation rights with Class A Common Stock. In the event of liquidation, dissolution or winding up of the affairs of Company, Class A Common Stock has rights to assets and funds of the Company available for distribution after making provisions for preferential and other amounts to the holders of Series A Preferred Sock or any other series of stock having preference over or participation rights with Class A Common Stock.

Class B Common Stock

Each holder of Class B Common Stock is entitled to one vote for each share of Class B Common Stock held of record in person or by proxy on all matters submitted to a vote of the holders of Class B Common Stock, whether voting separately as a class or otherwise. Class B Common Stock does not have rights to the economics of the Company nor

INTUITIVE MACHINES, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9 — MEZZANINE EQUITY AND EQUITY (cont.)

to receive dividend distributions, except in limited circumstances. In the event of liquidation, dissolution or winding up of the affairs of the Company, Class B Common Stock holders are entitled to receive par value per share only. Class B Common Stock ownership is limited only to Intuitive Machines, LLC members in an amount not to exceed at any time the aggregate number of Intuitive Machines, LLC Common Units held of record by such member.

Class C Common Stock

Each holder of Class C Common Stock is entitled to three votes for each share of Class C Common Stock held of record in person or by proxy on all matters submitted to a vote of the holders of Class C Common Stock, whether voting separately as a class or otherwise. Class C Common Stock does not have rights to the economics of the Company nor to receive dividend distributions, except in limited circumstances. In the event of liquidation, dissolution or winding up of the affairs of the Company, Class C Common Stock holders are entitled to receive par value per share only. Class C Common Stock ownership is limited only to Intuitive Machines, LLC Founders in an amount not to exceed at any time the aggregate number of Intuitive Machines, LLC Founder Common Units held of record by such founder. The Intuitive Machines, LLC Founders are Dr. Kamal Ghaffarian, Stephen A. Altemus and Timothy Crain and their permitted transferees.

Class B and C Common Stock Conversions to Class A Common Stock

After the expiration of the applicable lock-up Period, holders of certain Intuitive Machines, LLC Common Units will be permitted to exchange their Intuitive Machines, LLC Common Units (along with the cancellation of the paired share of Class B Common Stock or share of Class C Common Stock) for shares of Class A Common Stock on a one-for-one basis (subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications) or at the Company’s election (determined by a majority of our directors who are disinterested with respect to such determination), cash from a substantially concurrent public offering or private sale in an amount equal to the net amount, on a per share basis, of cash received as a result of such public offering or private sale.

Series A Preferred Stock (Mezzanine Equity)

The Series A Preferred Stock votes together with the Company’s Common Stock on an as-converted basis, except as required by law and under certain protective provisions. Each holder of Series A Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of Class A Common Stock into which the shares of Series A Preferred Stock are convertible. The Series A Preferred Stock pays dividends, semi-annually at the rate of 10% of the original price per share, plus the amount of previously accrued, but unpaid dividends, compounded semi-annually, and participates with our Common Stock on all other dividends. Accrued dividends may be paid (i) in cash, (ii) subject to satisfaction of certain equity conditions, in shares of Class A Common Stock or (iii) accumulated, compounded and added to the liquidation preference described below.

Upon any liquidation or deemed liquidation event, the holders of Series A Preferred Stock will be entitled to receive out of the available proceeds, before any distribution is made to holders of Common Stock or any other junior securities, an amount per share equal to the greater of (i) 100% of the Accrued Value (as defined in the Certificate of Designation) or (ii) such amount per share as would have been payable had all shares of Series A Preferred Stock been converted into Class A Common Stock immediately prior to the liquidation event.

Each share of Series A Preferred Stock will be convertible at the holder’s option into shares of Class A Common Stock at an initial conversion ratio determined by dividing the Accrued Value (as defined in the Certificate of Designation) of such shares of Series A Preferred Stock by the conversion price of $12.00 per share subject to adjustment in accordance with the terms of the Certificate of Designation.

The Series A Preferred Stock shall be redeemable at the option of the holder commencing any time after the 5th year anniversary of the Closing at a price equal to the 100% of the sum of (i) original purchase price plus (ii) all accrued/declared but unpaid dividends.

INTUITIVE MACHINES, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9 — MEZZANINE EQUITY AND EQUITY (cont.)

The Series A Preferred Stock shall be redeemable at the Company’s option commencing any time (A) after the 3rd year anniversary of the Closing at a price equal to the 115% of the Accrued Value, (B) after the 4th anniversary of the Closing at a price equal to the 110% of the Accrued Value and (C) after the 5th anniversary of the Closing at a price equal to the 100% of the Accrued Value.

Redeemable Noncontrolling Interests

As of March 31, 2023, the prior investors of Intuitive Machines, LLC owns 82.2% of the common units of Intuitive Machines, LLC. The prior investors of Intuitive Machines, LLC have the right to exchange their common units in Intuitive Machines, LLC (along with the cancellation of the paired shares of Class B Common Stock or Class C Common Stock in Intuitive Machines, Inc.) for shares of Intuitive Machines, Inc.’s Class A Common Stock on a one-to-one basis or cash proceeds for an equivalent amount. The option to redeem Intuitive Machines, LLC’s common units for cash proceeds must be approved by the Board of Intuitive Machines, Inc., which as of March 31, 2023, is controlled by the prior investors. The ability to put common units is solely within the control of the holder of the redeemable noncontrolling interests. If the prior investors elect the redemption to be settled in cash, the cash used to settle the redemption must be funded through a private or public offering of Class A Common Stock and subject to the Company’s Board approval.

The financial results of Intuitive Machines, LLC and its subsidiaries are consolidated with Intuitive Machines, Inc., with the redeemable noncontrolling interests’ share of our net loss separately allocated.

NOTE 10 — WARRANTS AND SAFE AGREEMENTS

Public and Private Placement Warrants

In conjunction with the closing of the Business Combination, on February 13, 2023, the Company assumed a total of 23,332,500 warrants to purchase one share of the Company’s Class A Common Stock with an exercise price of $11.50 per share, subject to adjustment. Of the warrants, 16,487,500 Public Warrants were originally issued in the IPAX initial public offering (the “IPO”) and 6,845,000 Private Placement Warrants were originally issued in a private placement in connection with the IPO. The Company evaluated the terms of the warrants and determined they meet the criteria in ASC 815, “Derivatives and Hedging”, to be classified in shareholders’ equity upon issuance. The warrants became exercisable 30 days after the Closing of the Business Combination, and will expire five years after the Closing of the Business Combination.

The Private Placement Warrants are identical to the Public Warrants except that the Private Warrants may not, subject to certain limited exceptions, be transferred assigned or sold by the holders until 30 days after the Closing of the Business Combination. The Public and Private Private Warrants do not entitle the holder to any voting rights, dividends or other rights as a shareholder of the Company prior to exercise.

Once the warrants become exercisable, the Company may redeem the outstanding warrants, in whole or in part, at a price of $0.01 per warrant upon a minimum of 30 days prior written notice of redemption and if, and only if, the closing price of the Company’s Class A Common Stock equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise pursuant to any anti-dilution adjustments) for any 20 days within a 30-trading day period ending three business days before the Company sends the notice of redemption to the warrant holders. The number of Class A Common Stock issuable on exercise of each warrant will be increased in proportion to certain increases in outstanding Class A Common Stock including any share capitalization payable, sub-division of shares or other similar events.

During the three months ended March 31, 2023, 218,205 Public Warrants were exercised resulting in the issuance of an equal number of shares of Class A Common Stock. The Company received cash proceeds of approximately $2.2 million and recorded a warrant receivable for approximately $267 thousand included in prepaids and other current assets in our condensed consolidated balance sheets as of March 31, 2023. The warrant receivable was collected by the Company in April 2023.

INTUITIVE MACHINES, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10 — WARRANTS AND SAFE AGREEMENTS (cont.)

Series A Preferred Warrants

In conjunction with the issuance of Series A Preferred Stock at closing of the Business Combination, the Company issued 541,667 Series A Preferred Warrants (the “Preferred Warrants”) to purchase one share of the Company’s Class A Common Stock with an exercise price of $15.00, subject to adjustment. The Company evaluated the terms of the warrants and determined they meet the criteria to be classified in shareholders’ equity upon issuance.

The Preferred Warrants were immediately exercisable upon issuance and expire five years from the closing of the Business Combination. The Preferred Warrants include customary cash and cashless exercise provisions and may be exercised on a cashless basis if, at any time after the six month anniversary of the closing, there is not an effective registration statement with respect to the Class A Common Stock. The Preferred Warrants automatically exercise on a cashless basis at expiration. Other than the exercise price, the Preferred Warrants have the same terms and conditions as the Public Warrants. The Preferred Warrants do not entitle the holder to any voting rights, dividends or other rights as a shareholder of the Company prior to exercise.

As of March 31, 2023, there have been no exercises of the Preferred Warrants.

SAFE Agreements

Prior to closing of the Business Combination, Intuitive Machines, LLC issued six SAFE Agreements in late 2021 and early 2022. The funds received upon issuance of the SAFE Agreements were used to fund operations. Pursuant to the guidance under ASC 480 “Distinguishing Liabilities from Equity,” management determined that the SAFE Agreements should initially be recorded as liabilities at fair value and subsequently remeasured at fair value with changes recognized in earnings until conversion at a qualifying financing event or termination of the SAFE Agreements. As of December 31, 2022, the SAFE Agreements had a fair value of $18.3 million recorded as a long term liability in the condensed consolidated balance sheets.

As a result of closing of the Business Combination, the SAFE Agreements were converted into 2,066,667 shares of Class A Common Stock. At closing, the fair value of the SAFE Agreements was estimated at $20.7 million resulting in a change in fair value of SAFE Agreements of approximately $2.4 million recorded in the condensed consolidated statements of operations for the three months ended March 31, 2023.

NOTE 11 — SHARE-BASED COMPENSATION

2021 Unit Option Plan

On May 25, 2021, the Intuitive Machines, LLC’s board of directors adopted, and its members approved the 2021 Unit Option Plan (the “2021 Plan”). The 2021 Plan allowed the Intuitive Machines, LLC to grant incentive unit options (“Incentive Unit Options”) to purchase Class B unit interests. Pursuant to the 2021 Plan, up to 6,125,000 shares of Class B units were reserved for issuance, upon exercise of the aforementioned Incentive Unit Options made to employees, directors and consultants.

As a result of the Business Combination discussed in Note 3 — Business Combination and Related Transactions and per the terms of the Second Amended and Restated Intuitive Machines, LLC Operating Agreement, the unexpired and unexercised outstanding Incentive Unit Options at closing, whether vested or unvested, were proportionately adjusted using a conversion ratio of 0.5562 (rounded down to the nearest whole number of options). The exercise price of each option was adjusted accordingly. Each Incentive Unit Option continues to be subject to the terms and conditions of the 2021 Plan and will be exercisable for Class B Common Units of Intuitive Machines, LLC. When an option is exercised, the participant will receive Intuitive Machines, LLC Class B Common Units as well as Intuitive Machines, Inc. Class B Common Stock on a one-for-one basis. As a result of the conversions, there was no incremental compensation cost and the terms of the outstanding options, including fair value, vesting conditions and classification, were unchanged.

INTUITIVE MACHINES, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11 — SHARE-BASED COMPENSATION (cont.)

As of March 31, 2023, Intuitive Machines, LLC was authorized to issue a total of 1,835,335 Class B Common Units upon exercise of the Incentive Unit Options under the 2021 Plan. The following table provides a summary of the option activity under the 2021 Plan for the three months ended March 31, 2023:

	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value (000’s)
Outstanding as of December 31, 2022	1,865,094	$2.93	8.90
Granted	—	—
Exercised	(11,959)	1.80
Forfeited	(17,800)	1.80
Balance as of March 31, 2023	1,835,335	$2.95	8.54	$14,509,120
Exercisable as of March 31, 2023	553,326	$1.80	8.21	$5,018,458

Aggregate intrinsic value represents the difference between the exercise price of the options and the estimated fair value of the Company’s units determined by our Board of Directors for each of the respective periods.

The following table provides a summary of weighted-average grant-date fair value of unit options under the 2021 Plan:

Weighted- Average Grant Date Fair Value
Non-vested as of December 31, 2022	$1.01
Granted	—
Vested	0.30
Forfeited	2.18
Non-vested as of March 31, 2023	$1.30

Share-based compensation expense was classified in the condensed consolidated statement of operations under general and administrative expense. As of March 31, 2023, the Company had $1.8 million in estimated unrecognized share-based compensation costs related to outstanding unit options that is expected to be recognized over a weighted average period of 1.93 years.

Following the consummation of the Business Combination, no new awards will be granted under the 2021 Plan.

Intuitive Machines, Inc. 2023 Long Term Omnibus Incentive Plan (the “2023 Plan”)

The 2023 Plan, which became effective in conjunction with Closing of the Business Combination, provides for the award to certain directors, officers, employees, consultants and advisors of the Company of incentive and nonqualified stock options, stock appreciation rights, restricted stock, restricted stock units, other stock-based awards as well as cash-based awards and dividend equivalents, as determined, and subject to the terms and conditions established, by the Company’s Compensation Committee. Under the 2023 Plan, a maximum of 12,706,811 shares of Class A Common Stock are authorized to be issued. As of March 31, 2023, no awards have been granted under the 2023 Plan.

INTUITIVE MACHINES, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12 — FAIR VALUE MEASUREMENTS

The following tables summarize the fair value of assets and liabilities that are recorded in the Company’s condensed consolidated balance sheets as of March 31, 2023 and December 31, 2022 at fair value on a recurring basis.

	March 31, 2023
	Frequency of Measurement	Total	Level 1	Level 2	Level 3
Liabilities
Earn-out liabilities	Recurring	$103,385	$—	$—	$103,385
Total liabilities measured at fair value		$103,385	$—	$—	$103,385
	December 31, 2022
	Frequency of Measurement	Total	Level 1	Level 2	Level 3
Liabilities
SAFE Agreement liabilities	Recurring	$18,314	$—	$—	$18,314
Total liabilities measured at fair value		$18,314	$—	$—	$18,314

The following table provides a roll-forward of the Company’s Level 3 liabilities (in thousands):

	Earn-out liabilities	SAFE Agreement liabilities
Balance, December 31, 2022	$—	$18,314
Additions	99,659	—
Change in fair value	3,726	2,353
Converted to equity	—	(20,667)
Balance, March 31, 2023	$103,385	$—

Earn-out Liabilities

The fair value of the earn-out liabilities as of March 31, 2023 was estimated using a Monte Carlo simulation approach that modeled the triggering events including the probability of the Company being awarded the OMES III Contract by NASA and the simulated stock price of the Company over the maturity dates. The significant assumptions utilized in estimating the fair value of the earn-out liabilities include: (i) Intuitive Machines stock price of $10.80; (ii) a dividend yield of 0.0%; (iii) a risk-free rate of 3.61%; and (iv) expected volatility of 100%. The probability of the Company being awarded the OMES III contract was assumed at 60%.

In conjunction with the closing of the Business Combination on February 13, 2023, the fair value of the earn-out liabilities was estimated at $99.7 million. The significant assumptions utilized in estimating the fair value of the earn-out liabilities include: (i) Intuitive Machines stock price of $10.42; (ii) a dividend yield of 0.0%; (iii) a risk-free rate of 3.93%; and (iv) expected volatility of 100%. The probability of the Company being awarded the OMES III contract was assumed at 60%.

SAFE Agreements

Prior to the Business Combination described in Notes 1 and 3, the fair value of the SAFE Agreements under the equity financing scenario were estimated using a Monte Carlo simulation approach. The fair value of the SAFE Agreements under the liquidity event and dissolution event scenarios were estimated based on the present value of the purchase amount.

The unobservable inputs used in the fair value measurement of the Company’s SAFE Agreements are the probabilities of future scenarios, volatility, discount rate and risk-free rate.

INTUITIVE MACHINES, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12 — FAIR VALUE MEASUREMENTS (cont.)

As of December 31, 2022, the probability of an equity financing was 45.0%, the probability of a liquidity event was 50.0% and the probability of a dissolution event was 5.0% As of December 31, 2022, the volatility utilized in the Monte Carlo simulation is 65.0%. The value under the liquidity event and dissolution event scenarios is based on the present value of the purchase amount. The present value factors are estimated based on a 18.7% discount rate based on venture capital rates of return for December 31, 2022. The periods in which the scenarios are expected to occur for the equity financing, liquidity event, and dissolution events are 0.5 year, 1 year, and 2 years, respectively as of December 31, 2022.

In conjunction with the closing of the Business Combination on February 13, 2023, the fair value of the SAFE Agreements was estimated at $20.7 million. The fair value was estimated using the 2,066,667 shares of Class A Common Stock issued to the SAFE investors at the Closing Date using the issuance price of $10.00 per share.

NOTE 13 — NET LOSS PER SHARE

Basic net loss per share of Class A Common Stock is computed by dividing net loss attributable to the Company during the period from February 13, 2023, or the Closing Date, to March 31, 2023 by the weighted-average number of shares of Class A Common Stock outstanding for the same period.

Diluted net loss per share of Class A Common Stock is computed dividing net loss attributable to the Company, adjusted for the assumed exchange of all potentially dilutive securities, by the weighted average number of shares of Class A Common Stock outstanding during the same period adjusted to give effect to potentially dilutive shares using the treasury stock method. Diluted net loss per share for all period presented is the same as basic net loss per share as the inclusion of the potentially issuable shares would be anti-dilutive.

Prior to the Business Combination, the membership structure of Intuitive Machines, LLC included membership units. In conjunction with the closing of the Business Combination, the Company effectuated a recapitalization whereby all membership units were converted to common units of Intuitive Machines, LLC and Intuitive Machines, Inc. implemented a revised class structure including Class A Common Stock having one vote per share and economic rights, Class B Common Stock having one vote per share and no economic rights, and Class C Common Stock having three votes per share and no economic rights. Shares of the Company’s Class B and Class C Common Stock do not participate in the earnings or losses of the Company and are therefore not participating securities. The Company has determined that the calculation of loss per unit for periods prior to the Business Combination would not be meaningful to the users of these condensed consolidated financial statements. Therefore, net loss per share information has not been presented for periods prior to the Business Combination on February 13, 2023. The basic and diluted net loss per share for the three months ended March 31, 2023 represent only the period of February 13, 2023 to March 31, 2023.

The following table presents the computation of the basic and diluted loss per share of Class A common stock for the period of February 13, 2023 (the Closing Date) to March 31, 2023 (in thousands, except share data):

Numerator
Net loss for the period from February 13, 2023 through March 31, 2023	$(17,696)
Less: Net loss attributable to redeemable noncontrolling interests for the period from February 13, 2023 through March 31, 2023	(8,336)
Net loss for the period from February 13, 2023 through March 31, 2023 attributable to the Company	(9,360)
Less: Cumulative preferred dividends	(328)
Net loss for the period from February 13, 2023 through March 31, 2023 attributable to Class A common shareholders	$(9,688)
Denominator
Weighted-average shares of Class A common stock outstanding	15,224,378
Loss per share of Class A common stock – basic and diluted	$(0.64)

INTUITIVE MACHINES, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13 — NET LOSS PER SHARE (cont.)

The following table summarizes the Company’s potentially dilutive securities that were excluded from the computation of diluted loss per share as their effect would be anti-dilutive or because of unsatisfied contingent issuance conditions.

Shares of Class A Common Stock
Public Warrants	16,269,295
Private Placement Warrants	6,845,000
Series A Preferred Stock	2,193,973
Series A Preferred Warrants	541,667
Earn Out Units	10,000,000
Stock Options under 2021 Plan	1,835,335

NOTE 14 — COMMITMENTS AND CONTINGENCIES

Legal Proceedings

From time to time, the Company is a party to various lawsuits, claims and other legal proceedings that arise in the ordinary course of business. The Company applies accounting for contingencies to determine when and how much to accrue for and disclose related to legal and other contingencies. Accordingly, the Company discloses contingencies deemed to be reasonably possible and accrues loss contingencies when, in consultation with legal advisors, it is concluded that a loss is probable and reasonably estimable. While the resolution of these legal proceedings and claims cannot be predicted with certainty, management believes the outcome of such matters will not have a material adverse effect on our condensed consolidated financial statements.

NOTE 15 — RELATED PARTY TRANSACTIONS

Intuitive Machines, Intuitive Aviation, and Space Network Solutions (“SNS”) have entered into recurring transaction agreements with certain related parties, including sales agreements and loan agreements.

Axiom Space, Inc.

For the three months ended March 31, 2023 and 2022, the Company had $0.1 million and $1.1 million, respectively, in revenue from Axiom Space, Inc. (“Axiom”) related to engineering services. As of March 31, 2023 and December 31, 2022, there were $0.9 million and $0.8 million, respectively, of affiliate accounts receivable related to Axiom. As of March 31, 2023 and December 31, 2022, the affiliate accounts receivable balances were fully reserved. Kamal Ghaffarian, the Chairman of the Company’s Board of Directors and one of the co-founders of Intuitive Machines, LLC is a co-founder and current member of management at Axiom. Revenue related to Axiom are incurred in the normal course of business and amounts are settled under normal business terms.

IBX, LLC

For three months ended March 31, 2023 and 2022, the Company had $0.5 million and $0.5 million, respectively, in expenses with IBX, LLC (“IBX”) related to management fees. As of March 31, 2023 and December 31, 2022, there were $0.5 million and $0.4 million, respectively, of affiliate accounts payable related to IBX expenses. Kamal Ghaffarian is a member of Management at Intuitive Machines and a member of Management at IBX. Expenses related to IBX are incurred in the normal course of business and amounts are settled under normal business terms.

INTUITIVE MACHINES, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15 — RELATED PARTY TRANSACTIONS (cont.)

KBR, Inc.

On November 12, 2020, KBR, Inc. (“KBR”) made an initial capital contribution in SNS resulting in a 10% ownership of SNS, which was previously a wholly owned subsidiary of Intuitive Machines, LLC. For the three months ended March 31, 2023 and 2022, the Company had $0.6 million and $0.4 million, respectively, in affiliate revenue from KBR related to engineering services. As of March 31, 2023 and December 31, 2022, there was $0.4 million and $0.3 million, respectively, of affiliate accounts receivable related to KBR revenue. Revenue related to KBR are incurred in the normal course of business and amounts are settled under normal business terms.

X-energy, LLC

As of March 31, 2023 and December 31, 2022, there were $0.1 million and $0.1 million, respectively, of affiliate accounts payable related to X-energy, LLC (“X-energy”) expenses. Expenses related to X-energy are incurred in the normal course of business and amounts are settled under normal business terms.

Penumbra, LLC

For the three months ended March 31, 2023 and 2022, the Company had nil and $0.1 million, respectively, in expenses with Penumbra, LLC (“Penumbra”) related to license fees. Certain members of executive management at Intuitive Machines have an ownership interest in Penumbra. Expenses related to Penumbra are incurred in the normal course of business.

NOTE 16 — VARIABLE INTEREST ENTITY

The Company determines whether joint ventures in which it has invested meet the criteria of a variable interest entity or “VIE” at the start of each new venture and when a reconsideration event has occurred. A VIE is a legal entity that satisfies any of the following characteristics: (a) the legal entity does not have sufficient equity investment at risk; (b) the equity investors at risk as a group, lack the characteristics of a controlling financial interest; or (c) the legal entity is structured with disproportionate voting rights.

The Company consolidates a VIE if it is determined to be the primary beneficiary of the VIE. The primary beneficiary has both the power to direct the activities of the VIE that most significantly impact the entity’s economic performance and the obligation to absorb losses or the right to receive benefits from the VIE that could potentially be significant to the VIE.

IX, LLC Joint Venture

The Company participates in the IX, LLC joint venture (“IX LLC JV”) with X-energy, a nuclear reactor and fuel design engineering company, developing high-temperature gas cooled nuclear reactors and fuel to power them. We hold a 51% interest in the IX LLC JV and X-energy holds a 49% interest. Kamal Ghaffarian is also the co-founder and current member of management of X-energy. Intuitive Machines and X-energy are common controlled entities. We have determined that IX, LLC JV is a variable interest entity and Intuitive Machines is the primary beneficiary because it is most closely associated with the activities of the joint venture. Therefore, we consolidate this VIE for financial reporting purposes.

The IX LLC JV was formed to pursue nuclear space propulsion and surface power systems in support of future space exploration goals. In the third quarter of 2022, the IX LLC JV received an award from Battelle Energy Alliance (“BEA”) to design a fission surface power system that can operate on the surface of the Moon to support sustained lunar presence and exploration of Mars. As of March 31, 2023, the IX LLC JV had total assets and total liabilities of $2.4 million and total assets and total liabilities of $1.3 million as of December 31, 2022, associated with project execution activities subcontracted to the IX LLC JV partners and other third parties.

INTUITIVE MACHINES, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 17 — SUBSEQUENT EVENTS

In April 2023, NASA awarded the Omnibus Multidiscipline Engineering Services (“OMES”) III contract to Space & Technology Solutions, the DBA for Space Networks Solutions LLC, a joint venture led by Intuitive Machines with KBR. OMES III is a cost-plus-fixed-fee indefinite-delivery, indefinite-quantity contract meant to support work related to the Joint Polar Satellite System, NASA’s Exploration and In-space Services. The OMES III contract award is currently under protest.

In connection with the OMES III contract award, Triggering Event I under the Earn Out Units vested resulting in the release of 2,500,000 Class C Common Stock to the applicable Intuitive Machines, LLC Members resulting in a reduction to the earn-out liabilities and increase to shareholders’ deficit. See Note 3 — Business Combination and Related Transactions for additional information.

In April 2023, 1,183,901 Public Warrants were exercised resulting in the issuance of an equal number of shares of Class A Common Stock generating cash proceeds of approximately $13.6 million for the Company.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Managers and Unitholders
Intuitive Machines, LLC and subsidiaries

Opinion on the financial statements

We have audited the accompanying consolidated balance sheets of Intuitive Machines, LLC and subsidiaries (the “Company”) as of December 31, 2022 and 2021, the related consolidated statements of operations, members’ equity, and cash flows for each of the two years in the period ended December 31, 2022, and the related notes (collectively referred to as the “financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2022, in conformity with accounting principles generally accepted in the United States of America.

Basis for opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ GRANT THORNTON LLP

We have served as the Company’s auditor since 2021.

Houston, Texas
March 30, 2023

INTUITIVE MACHINES, LLC
CONSOLIDATED BALANCE SHEETS
(in thousands, except unit amounts and par value)

	December 31, 2022	December 31, 2021
ASSETS
Current assets
Cash and cash equivalents	$25,764	$29,289
Restricted cash	62	62
Trade accounts receivable, net of allowance for expected credit losses of $836 and $0, respectively	1,302	3,390
Contract assets	6,979	1,844
Prepaid and other current assets	6,885	1,186
Total current assets	40,992	35,771
Property and equipment, net	21,176	5,849
Operating lease right-of-use assets	4,829	1,829
Deferred income taxes	7	—
Total assets	$67,004	$43,449

LIABILITIES AND MEMBERS’ EQUITY
Current liabilities
Accounts payable	$6,081	$2,658
Accounts payable – affiliated companies	442	218
Current maturities of long-term debt	16,098	12,108
Contract liabilities, current	56,656	49,629
Operating lease liabilities, current	725	514
Other current liabilities	15,178	3,292
Total current liabilities	95,180	68,419
Long-term debt, net of current maturities	3,863	—
Contract liabilities, non-current	2,188	10,530
Operating lease liabilities, non-current	5,078	2,371
Simple Agreements for Future Equity (“SAFE agreements”)	18,314	13,973
Total liabilities	124,623	95,293

Commitments and contingencies (Note 14)
MEMBERS’ EQUITY
Common units, $0.00001 par value, unlimited units authorized, 122,505,500 and 122,500,000 units issued and outstanding at December 31, 2022 and December 31, 2021	1	1
Paid in capital	14,967	14,337
Accumulated deficit	(72,587)	(66,182)
Total members’ equity	(57,619)	(51,844)
Total liabilities and members’ equity	$67,004	$43,449

The accompanying notes are an integral part of these consolidated financial statements

INTUITIVE MACHINES, LLC
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except unit and per unit amounts)

	Year Ended December 31,
	2022	2021
Revenue	$85,946	$72,550
Operating expenses:
Cost of revenues (excluding depreciation)	75,513	100,307
Depreciation	1,072	840
General and administrative expense (excluding depreciation)	14,868	9,291
Total operating expenses	91,453	110,438
Operating loss	(5,507)	(37,888)
Other income, net
Interest expense, net	(836)	(224)
Gain on extinguishment of debt	—	1,806
Change in fair value of SAFE agreements	(91)	527
Other income, net	6	133
Total other (expense) income, net	$(921)	$2,242
Loss before income taxes	(6,428)	(35,646)
Income tax benefit (expense)	23	(2)
Net loss	$(6,405)	$(35,648)

Net loss per unit
Basic	$(0.05)	$(0.29)
Diluted	$(0.05)	$(0.29)
Weighted-average number of units outstanding
Basic	122,501,241	122,500,000
Diluted	122,501,241	122,500,000

The accompanying notes are an integral part of these consolidated financial statements

INTUITIVE MACHINES, LLC
CONSOLIDATED STATEMENTS OF MEMBERS’ EQUITY
(in thousands, except unit data)

	Members Units		Paid-in Capital	Accumulated Deficit	Noncontrolling Interest	Total
	Units	Amount
Balance, December 31, 2020	122,500,000	$1	$14,168	$(30,534)	$1,351	$(15,014)
Share-based compensation expense	—	—	318	—	—	318
Investment in Intuitive Aviation	—	—	(149)	—	(1,351)	(1,500)
Net loss	—	—	—	(35,648)	—	(35,648)
Balance, December 31, 2021	122,500,000	1	14,337	(66,182)	—	(51,844)
	Members Units		Paid-in Capital	Accumulated Deficit	Noncontrolling Interest	Total
	Units	Amount
Balance, December 31, 2021	122,500,000	1	14,337	(66,182)	—	(51,844)
Issuance of Units	5,500	—	6	—	—	6
Share-based compensation expense	—	—	624	—	—	624
Net loss	—	—	—	(6,405)	—	(6,405)
Balance, December 31, 2022	122,505,500	$1	$14,967	$(72,587)	$—	$(57,619)

The accompanying notes are an integral part of these consolidated financial statements

INTUITIVE MACHINES, LLC
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Year Ended December 31,
	2022	2021
Cash flows from operating activities:
Net loss	$(6,405)	$(35,648)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	1,072	840
Loss on disposal of property and equipment	6	—
Gain on extinguishment of debt	—	(1,806)
Share-based compensation expense	624	318
Change in fair value of SAFE agreements	91	(527)
Deferred income taxes	(7)	—
Other	13	—
Changes in operating assets and liabilities:
Trade accounts receivable, net	2,088	(2,687)
Accounts receivable – affiliated companies	—	114
Contract assets	(5,135)	5,309
Prepaid expenses	(5,699)	(738)
Other assets, net	(2,999)	293
Accounts payable	3,423	(9,240)
Accounts payable – affiliated companies	225	157
Contract liabilities – current and long-term	(1,316)	25,416
Other liabilities	14,803	1,631
Net cash provided by (used in) operating activities	784	(16,568)
Cash flows from investing activities:
Purchase of property and equipment	(16,405)	(3,176)
Net cash used in investing activities	(16,405)	(3,176)
Cash flows from financing activities:
Proceeds from borrowings	7,948	12,170
Repayment of loans	(108)	(63)
Proceeds from issuance of units	6	—
SAFE agreements	4,250	13,000
Net cash provided by financing activities	12,096	25,107
Net (decrease) increase in cash, cash equivalents and restricted cash	(3,525)	5,363
Cash, cash equivalents and restricted cash at beginning of the period	29,351	23,988
Cash, cash equivalents and restricted cash at end of the period	25,826	29,351
Less: restricted cash	62	62
Cash and cash equivalents at end of the period	$25,764	$29,289

The accompanying notes are an integral part of these consolidated financial statements

Intuitive Machines, LLC and Consolidated Subsidiaries
Notes to Consolidated Financial Statements
(table amounts in thousands, except unit and per unit data)

NOTE 1 — BUSINESS DESCRIPTION

Intuitive Machines, LLC (the “Company”, “IM”, “Intuitive Machines”, “we” or “our”) designs, manufactures and operates space products and services. Intuitive Machines’ near-term focus is to create and operate space systems and space infrastructure on and in the vicinity of the Moon that enable scientific and human exploration and utilization of lunar resources to support sustainable human presence on the Moon and exploration to Mars and beyond. Intuitive Machines offers its customers the flexibility needed to pioneer a thriving and diverse lunar economy designed to enable a permanent presence in lunar orbit and on the lunar surface. IM is currently headquartered in Houston, Texas.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Consolidation

The Company’s consolidated financial statements as of and for the years ended December 31, 2022 and 2021 have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) and pursuant to the rules and regulations of the SEC. Our consolidated financial statements include the accounts of Intuitive Machines, the accounts of Intuitive Aviation Inc. (“IA” or “Intuitive Aviation”), a wholly owned subsidiary, Space Network Solutions, LLC (“SNS” or “Space Network Solutions”), and IX, LLC, variable interest entities (“VIE”) for which we are the primary beneficiary. All intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of our consolidated financial statements in conformity with GAAP requires us to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and the accompanying notes. Due to the inherent uncertainty involved in making estimates, actual results could differ from those estimates.

The Company bases its estimates and assumptions on historical experience, other factors, including the current economic environment and on various other judgments that it believes to be reasonable under the circumstances. The Company adjusts such estimates and assumptions when facts and circumstances dictate. Changes in those estimates resulting from continuing changes in the economic environment will be reflected in the financial statements in future periods.

Unit Split

On May 25, 2021, in accordance with the amended and restated limited liability company agreement of IM, Class A Unit Interests increased by a multiple of one hundred thousand (100,000) or 1 to 100,000 unit (the “Unit Split”). The Class A members and their respective unit interests uniformly increased. Unless otherwise indicated, all share and per share amounts presented herein have been retroactively adjusted to reflect the impact of the Unit Split.

Segment Reporting

Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision-maker (“CODM”) in making decisions regarding resource allocation and assessing performance. All of the Company’s assets are maintained in the United States. The Company has determined that it operates in one operating segment and one reportable segment, as the CODM reviews financial information presented on a consolidated basis for purposes of making operating decisions, allocating resources and evaluating financial performance.

Certain Significant Risks and Uncertainties

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents and accounts receivable. By their nature, all such financial instruments involve risks, including the credit risk of nonperformance by counterparties. The Company generally does not require collateral to support the obligations of the counterparties and cash levels held at banks are more than federally insured limits. The Company limits its exposure to credit loss by maintaining its cash and cash equivalents with highly rated financial institutions. The Company has not experienced material losses on its deposits of cash and cash equivalents.

Intuitive Machines, LLC and Consolidated Subsidiaries
Notes to Consolidated Financial Statements
(table amounts in thousands, except unit and per unit data)

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The Company monitors the creditworthiness of its customers to whom it grants credit terms in the normal course of its business. The Company evaluates the collectability of its accounts receivable based on known collection risks and historical experience. In circumstances where the Company is aware of a specific customer’s inability to meet its financial obligations to the Company (e.g., bankruptcy filings, substantial downgrading of credit ratings), the Company records a specific allowance for expected credit losses against amounts to reduce the net recognized receivable to the amount it reasonably believes will be collected and revenue recognition is deferred until the amount is collected and the contract is completed. For all other customers, the Company records allowances for credit losses based on the specific analysis of the customer’s ability to pay on an as needed basis.

Major customers are defined as those individually comprising more than 10% of revenue. For the years ended December 31, 2022 and 2021, there was one major customer that accounted for 83% and 83%, respectively, of the Company’s total revenue. The largest customer did not have any accounts receivable as of December 31, 2022, while two other customers accounted for 35% and 14% of the accounts receivable balance as of December 31, 2022. The largest customer did not have any accounts receivable as of December 31, 2021, while two other customers accounted for 40% and 30% of the accounts receivable balance as of December 31, 2021.

Major suppliers are defined as those individually comprising more than 10% of the annual goods or services purchased. For the years ended December 31, 2022 and 2021, the Company had one major supplier representing 63% and 42% of goods and services purchased, respectively. As of December 31, 2022, the largest supplier represented 21% of the accounts payable balance. As of December 31, 2021, the largest supplier did not have any accounts payable, while two other suppliers accounted for 17% and 13% of the accounts payable balance.

Liquidity and Capital Resources

As of December 31, 2022, the Company had cash and cash equivalents of $25.8 million and a working capital deficit of $53.5 million. The Company has historically funded its operations through internally generated cash on hand, proceeds from sales of our capital stock including the execution of SAFE agreements, and proceeds from the issuance of bank debt.

As further described in Note 17, on February 13, 2023, as contemplated by the Business Combination Agreement entered into as of September 16, 2022, the Company and Intuitive Machines, Inc. (formerly Inflection Point Acquisition Corp. or “IPAX”) consummated the Business Combination to effect the merger of the Company and IPAX. Upon the close of the Business Combination, the Company received approximately $34.1 million of gross proceeds to fund operations. Additionally, as a result of the close, the Company entered into a common stock purchase agreement relating to an equity facility under which the Company may direct the counterparty to purchase up to $50 million of newly issued common stock subject to certain requirements and limitations.

Management believes that the cash available from the consummation of the business combination and related transactions will be sufficient to fund the short-term liquidity needs and the execution of the business plan through at least the twelve-month period from the date the financial statements are issued.

Cash and Cash Equivalents

The Company considers cash, time deposits and other highly liquid investments purchased with an initial maturity of three months or less to be cash equivalents.

Restricted Cash

Restricted cash consists of cash not readily available for general purpose cash needs. Restricted cash relates to cash held at commercial banks to support credit accounts. Restricted cash serving as collateral will be released upon full repayment of the credit account.

Intuitive Machines, LLC and Consolidated Subsidiaries
Notes to Consolidated Financial Statements
(table amounts in thousands, except unit and per unit data)

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Accounts Receivable and Allowance for Credit Losses

Accounts receivable are recorded at the invoiced amount and unbilled receivable, less an allowance for any potential expected uncollectible amounts and do not bear interest. The Company estimates allowance for credit losses based on the credit worthiness of each customer, historical collections experience and other information, including the aging of the receivables. The Company writes off accounts receivable against the allowance for credit losses when a balance is unlikely to be collected.

Prepayments and Other Current Assets

Prepaid and other current assets primarily consist of prepaid service fees, security deposits and other general prepayments.

Property and Equipment, Net

Property and equipment, net are stated at cost, less accumulated depreciation. Property and equipment which are not in service are classified as construction-in-process.

Depreciation is computed using the straight-line method over the following estimated useful lives of assets:
Asset	Useful Life
Leasehold improvements	1 – 7 years
Vehicles and trailers	3 – 5 years
Computers and software	3 years
Furniture and fixtures	5 years
Machinery and equipment	3 – 7 years

Expenditures for maintenance and repairs that do not extend the useful lives of property and equipment are recognized as expenses when incurred. Upon retirement or sale of assets, the cost and related accumulated depreciation and amortization is written off. No material gains or losses related to the sale of assets have been recognized in the accompanying consolidated statements of operations.

Long-Lived Assets

Long-lived assets consist of property and equipment, net, and are reviewed for impairment whenever events or changes in circumstances indicate the carrying value of the long-lived asset may not be recoverable. Recoverability is measured by comparing the carrying value of a long-lived asset to the future undiscounted cash flows that the long-lived asset is expected to generate from use and eventual disposition. An impairment loss will be recognized if the carrying amount of a long-lived asset is not recoverable and exceeds its fair value. No impairment charges were recorded for the years ended December 31, 2022 and 2021.

Operating Lease Liabilities and Right-of-Use Assets

We determine whether a contract is or contains a lease when we have the right to control the use of the identified asset in exchange for consideration. Lease liabilities and right-of-use assets (“ROU assets”) are recognized at the commencement date based on the present value of lease payments over the lease term. We use our incremental borrowing rate in the calculation of present value unless the implicit rate can be readily determined, however, the lease liability associated with leases calculated using implicit rates is not significant. Certain leases include provisions for the renewal or termination. We only consider fixed payments and those options that are reasonably certain to be exercised in the determination of the lease term and the initial measurement of lease liabilities and ROU assets. Expense for operating lease payments is recognized as lease expense on a straight-line basis over the lease term. We do not separate lease and non-lease components of a contract. Operating lease ROU assets are presented within Operating lease right-of-use assets on our consolidated balance sheet. See Note 5 — Leases for further disclosures and information on leases.

Intuitive Machines, LLC and Consolidated Subsidiaries
Notes to Consolidated Financial Statements
(table amounts in thousands, except unit and per unit data)

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Fair Value Measurements

The Company’s financial instruments consist of cash and cash equivalents, restricted cash, trade receivables, trade payables, amounts receivable or payable to related parties and long-term debt. The carrying amount of cash and cash equivalents, trade receivables, trade payables and receivables and payables from affiliates approximates fair value because of the short-term nature of the instruments. The fair value of debt approximates its carrying value because the cost of borrowing fluctuates based upon market conditions.

We utilize valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible. We estimate fair value based on assumptions that market participants would use in pricing an asset or liability in the principal or most advantageous market. When considering market participant assumptions in fair value measurements, the following fair value hierarchy distinguishes between observable and unobservable inputs, which is categorized in one of the following levels:

(1)    Level 1:    Quoted prices for identical instruments in active markets.

(2)    Level 2:    Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations whose inputs are observable or whose significant value drivers are observable; and

(3)    Level 3:    Significant inputs to the valuation model are unobservable.

General and Administrative Expense

General, selling, and administrative expenses consist of human capital related expenses for employees involved in general corporate functions, including executive management and administration, accounting, finance, tax, legal, information technology, marketing, and human resources; rent relating to the Company’s office space; professional fees and other general corporate costs. Human capital expenses primarily include salaries and benefits.

Revenue Recognition

Most of our revenues are from long-term contracts associated with the engineering services for the research, design, development, manufacturing, integration and sustainment of advanced technology aerospace systems. Revenue is measured based on the amount of consideration specified in a contract with a customer. Revenue is recognized when and as our performance obligations under the terms of the contract are satisfied which generally occurs with the transfer of services to the customer. For each long-term contract, we determine the transaction price based on the consideration expected to be received. We allocate the transaction price to each distinct performance obligation to deliver a good or service, or a collection of goods and/or services, based on the relative standalone selling prices.

Contract Combination

To determine the proper revenue recognition method for contracts, we evaluate whether two or more contracts should be combined and accounted for as one single contract and whether the combined or single contract should be accounted for as more than one performance obligation. This evaluation requires judgment and the decision to combine a group of contracts or separate a combined or single contract into multiple performance obligations could change the amount of revenue and profit recorded in each period. Contracts are considered to have a single performance obligation if the promise to transfer the individual goods or services is not separately identifiable from other promises in the contracts primarily because we provide a significant service of integrating a complex set of tasks and components into a single project or capability.

Intuitive Machines, LLC and Consolidated Subsidiaries
Notes to Consolidated Financial Statements
(table amounts in thousands, except unit and per unit data)

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Contract Types

The Company performs work under contracts that broadly consist of fixed-price, time and materials or a combination of the two. Pricing for all customers is based on specific negotiations with each customer.

For most of our business, where performance obligations are satisfied due to the continuous transfer of control to the customer, revenue is recognized over time. Where the customer contracts with us to provide a significant service of integrating a complex set of tasks and components into a single project or capability, those contracts are accounted for as single performance obligations. We recognize revenue generally using the cost-to-cost method, based primarily on contract costs incurred to date compared to total estimated contract costs at completion. This method is deemed appropriate in measuring performance towards completion because it directly measures the value of the goods and services transferred to the customer. Billing timetables and payment terms on our contracts vary based on a few factors, including the contract type. Typical payment terms under fixed-price contracts provide that the customer pays either performance-based payment based on the achievement of contract milestones or progress payments based on a percentage of costs we incur.

For a small portion of our business, where we have the right to consideration from the customer in an amount that corresponds directly with the value received by the customer based on our performance to date, revenue is recognized when services are performed and contractually billable. Under the typical payment terms of our services contracts, amounts are billed as work progresses in accordance with agreed-upon contractual terms, either at periodic intervals (e.g., weekly, biweekly, or monthly) or upon achievement of contractual milestones.

Contract Costs

Contract costs include all direct materials, labor and subcontractor costs and an allocation of indirect costs related to contract performance. Customer-furnished materials are included in both contract revenue and cost of revenue when management concludes that the company is acting as a principal rather than as an agent. Revenue for uninstalled materials is recognized when the cost is incurred and control is transferred to the customer, which revenue is recognized using the cost-to-cost method. Certain costs associated with significant long-term service arrangements are capitalized and amortized across the life of the contract. Capitalized contract costs primarily relate to prepaid pre-launch integration and engineering services and launch services subcontracted with a third-party. Pre-launch integration and engineering services and launch services are capitalized and amortized over the term of the contract on a systematic basis that is consistent with the transfer of the goods and services to our end customer. Project mobilization costs are generally charged to the project as incurred when they are an integrated part of the performance obligation being transferred to the client. Costs to obtain a contract are expensed as incurred unless they are expected to be recovered from the customer.

Variable Consideration

It is common for our contracts to contain variable consideration in the form of award fees, incentive fees, performance bonuses, liquidated damages or penalties that may increase or decrease the transaction price. These variable amounts generally are awarded upon achievement of certain performance metrics, program milestones or targets and can be based on customer discretion. We estimate the amount of variable consideration based on a weighted probability or the most likely amount to which we expect to be entitled. Variable consideration is included in the transaction price when it is probable that a significant reversal of cumulative revenue recognized will not occur or when the uncertainty associated with the variable consideration is resolved. Our estimates of variable consideration and determination of whether to include such amounts in the transaction price are based largely on our assessment of legal enforceability, anticipated performance, and any other information (historical, current or forecasted) that is reasonably available to us.

Contract Estimates and Modifications

Due to the nature of the work required to be performed on many of our performance obligations, the estimation of total revenue and cost at completion is complex and subject to many variables and requires significant judgment. As a significant change in estimated total revenue and cost could affect the profitability of our contracts, we routinely

Intuitive Machines, LLC and Consolidated Subsidiaries
Notes to Consolidated Financial Statements
(table amounts in thousands, except unit and per unit data)

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

review and update our contract-related estimates through a disciplined project review process in which management reviews the progress and execution of our performance obligations and the estimate at completion. As part of this process, management reviews information including, but not limited to, outstanding contract matters, progress towards completion, program schedule and the associated changes in estimates of revenues and costs. Management must make assumptions and estimates regarding the availability and productivity of labor, the complexity of the work to be performed, the availability and cost of materials, the performance of subcontractors and the availability and timing of funding from the customer, along with other risks inherent in performing services under all contracts where we recognize revenue over time using the cost-to-cost method.

We typically recognize changes in contract estimates on a cumulative catch-up basis in the period in which the changes are identified. Such changes in contract estimates can result in the recognition of revenue in a current period for performance obligations which were satisfied or partially satisfied in prior period. Changes in contract estimates may also result in the reversal of previously recognized revenue if the current estimate differs from the previous estimate. If at any time the estimate of contract profitability indicates an anticipated loss on the contract, we recognize the total loss in the period it is identified.

Contracts are often modified to account for changes in contract specifications and requirements. Most of our contract modifications are for goods or services that are not distinct from existing contracts due to the significant integration provided in the context of the contract and are accounted for as if they were part of the original contract. The effect of a contract modification on the transaction price and our measure of progress for the performance obligation to which it relates, is recognized as an adjustment to revenue (either as an increase in or a reduction of revenue) on a cumulative catch-up basis. We account for contract modifications prospectively when the modification results in the promise to deliver additional goods or services that are distinct and the increase in price of the contract is for the same amount as the stand-alone selling price of the additional goods or services included in the modification.

Unbilled Receivables and Deferred Revenue

Billing practices are governed by the contract terms of each project based upon costs incurred, achievement of milestones or predetermined schedules. Billings do not necessarily correlate with revenue recognized over time using the cost-to-cost method. Unbilled receivables (contract assets) include unbilled amounts typically resulting from revenue under long-term contracts when the cost-to-cost method of revenue recognition is utilized, and revenue recognized exceeds the amount billed to the customer. Deferred revenue (contract liabilities) consists of advance payments and billings in excess of revenue recognized. Our unbilled receivables and deferred revenue are reported in a net position on a contract-by-contract basis at the end of each reporting period.

The payment terms of our contracts from time to time require the customer to make advance payments as well as interim payments as work progresses. The advance payment generally is not considered to contain a significant financing component as we expect to recognize those amounts in revenue within a year of receipt as work progresses on the related performance obligation.

Income Taxes

Intuitive Machines

Intuitive Machines has elected to be treated as a partnership for income tax purposes. Partnerships are not subject to U.S. federal income taxes. Rather, the partnership’s taxable income flows through to the owners, who are responsible for paying the applicable income taxes on the income allocated to them. Accordingly, no provision for federal income taxes has been recorded for Intuitive Machines, LLC. However, the Company is subject to Texas Margin Taxes. The Company recorded $23 thousand of income tax benefit and $2 thousand of income tax expense for the years ended December 31, 2022 and 2021, respectively, in the accompanying consolidated statements of operations.

Intuitive Machines, LLC and Consolidated Subsidiaries
Notes to Consolidated Financial Statements
(table amounts in thousands, except unit and per unit data)

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Intuitive Machines is subject to partnership audit rules enacted as part of the Bipartisan Budget Act of 2015 (“the Centralized Partnership audit Regime”). Under the Centralized Partnership Audit Regime, any Internal Revenue Service (“IRS”) audit of Intuitive Machines would be conducted at the Company level, and if the IRS determines an adjustment, the default rule is that Intuitive Machines would pay an “imputed underpayment” including interest and penalties, if applicable. Intuitive Machines may instead elect to make a “push-out” election, in which case the partners for the year that is under audit would be required to take into account the adjustments on their own personal or business tax returns. If Intuitive Machines receives an imputed underpayment, a determination will be made based on the relevant facts and circumstances that exist at that time to allocate such imputed underpayment to each partner based on their specific share of such imputed underpayment. Any payments that Intuitive Machines ultimately makes on behalf of its current partners will be reflected as a distribution, rather than tax expense, at the time that such distribution is declared.

Intuitive Aviation

Intuitive Aviation is a corporation for tax purposes and is subject to U.S. federal income taxes. Accordingly, provision for income taxes has been recorded for Intuitive Aviation, Inc. We use the asset and liability method of accounting for income taxes for Intuitive Aviation. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and net operating loss (“NOL”) and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted income tax rates expected to apply to taxable income in the years in which those differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in income tax rates is recognized in the results of operations in the period that includes the enactment date. The realizability of deferred tax assets is evaluated quarterly based on a “more likely than not” standard and, to the extent this threshold is not met, a valuation allowance is recorded.

We have determined that there are not any tax positions outstanding that would fail to meet a “more likely than not” standard, and therefore there have not been any uncertain tax positions identified.

Space Network Solutions

Space Network Solutions has elected to be treated as a partnership for income tax purposes. Partnerships are not subject to U.S. federal income taxes. Rather, the partnership’s taxable income flows through to the owners, who are responsible for paying the applicable income taxes on the income allocated to them. Accordingly, no provision for federal income taxes has been recorded for Space Network Solutions, LLC. However, Space Network Solutions is subject to Texas Margin Taxes. The Company recorded $0 for the years ended December 31, 2022 and 2021, respectively, in income tax expense in the accompanying consolidated statements of operations.

Space Network Solutions is subject to partnership audit rules enacted as part of the Bipartisan Budget Act of 2015 (“the Centralized Partnership audit Regime”). Under the Centralized Partnership Audit Regime, any Internal Revenue Service (“IRS”) audit of Space Network Solutions would be conducted at the Company level, and if the IRS determines an adjustment, the default rule is that Space Network Solutions would pay an “imputed underpayment” including interest and penalties, if applicable. Space Network Solutions may instead elect to make a “push-out” election, in which case the partners for the year that is under audit would be required to take into account the adjustments on their own personal or business tax returns. If Space Network Solutions receives an imputed underpayment, a determination will be made based on the relevant facts and circumstances that exist at that time to allocate such imputed underpayment to each partner based on their specific share of such imputed underpayment. Any payments that Space Network Solutions ultimately makes on behalf of its current partners will be reflected as a distribution, rather than tax expense, at the time that such distribution is declared.

The Company follows the guidance of ASC Topic 740, Income Taxes. Interest and penalties associated with tax positions are recorded in the period assessed as general and administrative expenses. The open tax years for Intuitive Machines’ and Intuitive Aviation’s tax returns include 2019 through 2021 for state and federal reporting purposes.

Intuitive Machines, LLC and Consolidated Subsidiaries
Notes to Consolidated Financial Statements
(table amounts in thousands, except unit and per unit data)

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Unit-Based Compensation

We recognize all unit-based awards to employees and directors as unit-based compensation expense based upon their fair values on the date of grant.

We estimate the fair value of unit-based payment awards on the date of grant. The value of the portion of the award that is ultimately expected to vest is recognized as an expense during the requisite service periods. We have estimated the fair value for each option award as of the date of grant using the Black-Scholes option pricing model. The Black-Scholes option pricing model considers, among other factors, the expected life of the award and the expected volatility of our unit price. We recognize the unit-based compensation expense over the requisite service period using the straight-line method for service condition only awards, which is generally a vesting term of five years. Forfeitures are accounted for in the period in which they occur.

Accounting Principles Recently Adopted

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740), which removes specific exceptions to the general principles in ASC Topic 740 related to the incremental approach for intra-period tax allocation, accounting for basis differences for ownership changes in foreign investments and interim period income tax accounting for year-to-date losses that exceed anticipated losses. The ASU also improves financial statement preparers’ application of income tax-related guidance and simplifies GAAP for franchise taxes that are partially based on income, transactions with a government that result in a step up in the tax basis of goodwill, separate financial statements of legal entities that are not subject to tax and enacted changes in tax laws in interim periods. For private entities, this ASU is effective for fiscal years beginning after December 15, 2021, and interim periods within those years. Early adoption is permitted. The adoption of ASU 2019-12 did not have a material impact on our financial condition, results of operations, and cash flows.

In October 2020, the FASB issued ASU 2020-10, Codification Improvements, which removes references to various FASB Concepts Statements, properly situates all disclosure guidance in the appropriate disclosure section of the Codification as well as makes other improvements and technical corrections to the Codification that are not expected to have a significant effect on current accounting practice. The changes of this ASU are effective for annual periods beginning after December 15, 2021. The adoption of ASU 2020-10 did not have a material impact on our financial condition, results of operations, or cash flows.

NOTE 3 — REVENUE

Disaggregated Revenues

We disaggregate our revenue from contracts with customers by contract type. The following tables provide information about disaggregated revenue for the years ended December 31, 2022 and 2021 (in thousands):

	Year Ended December 31,
	2022		2021
Revenue by Contract Type
Fixed price	$80,801	94%	$68,487	94%
Time and materials	5,145	6%	4,063	6%
Total	$85,946	100%	$72,550	100%

Contract Assets and Liabilities

Contract assets primarily relate to deferred contract costs for subcontracted launch services, as well as work completed not yet billed for performance obligations that are satisfied over time. Deferred contract costs and unbilled receivables are recorded contract assets on our consolidated balance sheets. Contract assets related to deferred contract costs are

Intuitive Machines, LLC and Consolidated Subsidiaries
Notes to Consolidated Financial Statements
(table amounts in thousands, except unit and per unit data)

NOTE 3 — REVENUE (cont.)

amortized straight-line across the life of the long-term service arrangement. Contract assets related to work completed for performance obligations that are satisfied over time are transferred to receivables when the right to consideration becomes unconditional. Contract liabilities relate to billings or consideration received in advance of performance (obligation to transfer goods or services to a customer) under the contract as well as provisions for loss contracts. Contract liabilities are recognized as revenue when the performance obligation has been performed. Current deferred revenue and provisions for loss contracts are recorded in current contract liabilities on our consolidated balance sheets. Long-term deferred revenue and provisions for loss contracts are recorded in long-term contract liabilities on our consolidated balance sheets.

The following table presents contract assets as of December 31, 2022 and December 31, 2021 (in thousands):

	December 31, 2022	December 31, 2021
Contract Assets
Deferred contract costs	$6,633	$1,800
Unbilled receivables	347	44
Total	$6,979	$1,844

For the years ended December 31, 2022 and 2021, amortization expense associated with deferred contract costs for subcontracted launch services is recorded in cost of services and was $43.3 million and $45.7 million, respectively.

The following table presents contract liabilities as of December 31, 2022 and December 31, 2021 (in thousands):

	December 31, 2022	December 31, 2021
Contract Liabilities
Contract liabilities – current
Deferred revenue	$39,831	$31,644
Contract loss provision	10,120	12,001
Accrued launch costs	6,705	5,984
Total contract liabilities – current	56,656	49,629
Contract liabilities – long-term
Contract loss provision	2,188	10,530
Total contract liabilities – long-term	2,188	10,530
Total contract liabilities	$58,844	$60,159

Revenue recognized from amounts included in contract liabilities at the beginning of the period was $31.4 million and $30.5 million during the years ended December 31, 2022 and 2021, respectively.

Loss Contracts

Contract losses are a result of constraining variable consideration and estimated contract costs exceeding current contract price. The Company experiences favorable or unfavorable changes to contract losses from time to time due to changes in estimated contract costs and modifications that result in changes to contract price. In the year ended December 31, 2022 and 2021, we recorded $(9.3) million and $31.5 million in cumulative (favorable) and unfavorable changes, respectively, related to contracts with customers.

Intuitive Machines, LLC and Consolidated Subsidiaries
Notes to Consolidated Financial Statements
(table amounts in thousands, except unit and per unit data)

NOTE 3 — REVENUE (cont.)

As of December 31, 2022, the status of these loss contracts were as follows:

(1)    The first contract, for commercial lunar payload services, became a loss contract in 2019 due to the constraint of variable consideration. Variable consideration has been constrained to $0 from a total potential amount of $8.1 million. For the years ended December 31, 2022, and 2021, changes in contract price and estimated contract costs resulted in (favorable) and unfavorable changes of $(11.1) million and $11.7 million, respectively. As of December 31, 2022, and 2021, this contract was approximately 96% complete and 83% complete, respectively. The contract is anticipated to be 100% complete as of March 2023. As of December 31, 2022 and 2021, the reserve for estimated contract losses recorded in other current liabilities in our consolidated balance sheets was $0.4 million and $3.9 million, respectively.

(2)    The second contract, for commercial lunar payload services, became a loss contract in 2021 due to the constraint of variable consideration and estimated contract costs exceeding current contract price. Variable consideration has been constrained to $0 from a total potential amount of $7.8 million. For the years ended December 31, 2022, and 2021, changes in estimated contract costs resulted in (favorable) and unfavorable changes of $(4.7) million and $19.3 million, respectively. As of December 31, 2022, and 2021, this contract was approximately 32.5% complete and 4% complete, respectively. The contract is anticipated to be 85% complete and 100% complete as of December 2023 and 2024, respectively. As of December 31, 2022 and 2021, the reserve for estimated contract losses recorded in other current liabilities in our consolidated balance sheets was $9.9 million and $18.5, respectively.

(3)    The third contract, for commercial lunar payload services, became a loss contract in 2022 due to the constraint of variable consideration and estimated contract costs exceeding current contract price. Variable consideration has been constrained to $0 from a total potential amount of $8.4 million. For the years ended December 31, 2022, and 2021, changes in estimated contract costs resulted in an additional $6.0 million and $0 contract loss, respectively. As of December 31, 2022 this contract was approximately 69.1% complete. The contract is anticipated to be 100% complete as of May 2024. As of December 31, 2022, the reserve for estimated contract losses recorded in other current liabilities in our consolidated balance sheet was $1.9 million.

•        The remaining loss contracts are individually and collectively immaterial.

Remaining Performance Obligations

Remaining performance obligations represent the remaining transaction price of firm orders for which work has not been performed and excludes unexercised contract options. As of December 31, 2022, the aggregate amount of the transaction price allocated to remaining fixed price performance obligations was $101.4 million. The Company expects to recognize revenue on approximately 80-85% of the remaining performance obligations over the next 12 months, 15-20% recognized in 2024 and the remaining thereafter. Remaining performance obligations do not include variable consideration that was determined to be constrained as of December 31, 2022.

For time and materials contracts, we have adopted the practical expedient that allows us to recognize revenue based on our right to invoice; therefore, we do not report unfulfilled performance obligations for time and materials agreements.

Intuitive Machines, LLC and Consolidated Subsidiaries
Notes to Consolidated Financial Statements
(table amounts in thousands, except unit and per unit data)

NOTE 4 — PROPERTY AND EQUIPMENT, NET

As of December 31, 2022, and 2021, property and equipment, net consisted of the following (in thousands):

	December 31, 2022	December 31, 2021
Leasehold improvements	$1,544	$1,527
Vehicles and trailers	129	129
Computers and software	1,673	1,306
Furniture and fixtures	794	766
Machinery and equipment	2,211	1,962
Construction in progress	17,747	2,282
Property and equipment, gross	24,098	7,972
Less: accumulated depreciation and amortization	(2,922)	(2,123)
Property and equipment, net	$21,176	$5,849

Total depreciation related to property and equipment for the years ended December 31, 2022 and 2021 was $1.1 and $0.8 million, respectively.

As of December 31, 2022 and 2021, the Company pledged property and equipment with net book value of approximately $20.3 million and $4.7 million, respectively, as security for its comprehensive credit facilities with Live Oak Bank.

As of December 31, 2022, Construction in progress includes $10.3 million of construction costs for a lunar operations center as further described in Note 5 — Leases as well as $7.3 million of costs associated with the fabrication of a commercial communications satellite. The Company capitalized interest in connection with construction in progress of $247 thousand and $33 for the years ended December 31, 2022 and 2021, respectively.

NOTE 5 — LEASES

The Company leases real estate for office space and for administrative, research, marketing and light manufacturing operations of the Lessee’s aerospace related research and development business under operating leases. There are no finance leases.

The Company has six real estate leases with lease terms ranging from 16 months to 250 months, some of which contain options to extend and some of which contain options to terminate the lease without cause at the option of lessee.

The Company’s real estate leasing agreements include terms requiring the Company to reimburse the lessor for its share of real estate taxes, insurance, operating costs and utilities which the Company accounts for as variable lease costs when incurred since the company has elected to not separate lease and non-lease components, and hence are not included in the measurement of lease liability. For the years ended December 31, 2022 and 2021, there were no significant variable lease costs. There are no restrictions or covenants imposed by any of the leases, and none of the Company’s leases contain material residual value guarantees.

In the year ended December 31, 2021, the Company signed a ground lease agreement for the development of a lunar operations center that will serve as a production and testing facility of lunar lander components and other aerospace related operations. The facility is currently under construction, and the lessor will reimburse up to $40 million for certain costs incurred by the Company for design, construction, and development. The Company concluded that it was deemed the owner, for accounting purposes only, of the facility under build-to-suit lease accounting due to its involvement in the construction activities of the facility. Accordingly, the Company is accounting for the construction of the facility as a financing arrangement. As of December 31, 2022, the Company has capitalized $10.3 million of construction in progress and a corresponding financing obligation of $9.1 million. Upon completion of the construction project, the ground lease agreement will have an initial term of 20 years with four optional renewal periods of 5 years each. During the fourth quarter of 2022, construction was completed for a portion of the lunar operations center, and the Company took possession of the completed facility. Upon commencement of the lease, the Company determined

Intuitive Machines, LLC and Consolidated Subsidiaries
Notes to Consolidated Financial Statements
(table amounts in thousands, except unit and per unit data)

NOTE 5 — LEASES (cont.)

that the facility qualified for sale and leaseback accounting, with the leaseback being classified as an operating lease. The Company recorded right-of-use assets and corresponding lease liabilities of approximately $3.1 million. No gain or loss was recognized or deferred on the sale of the facility, as the fair value upon completion was determined to be equal to the carrying value.

As of December 31, 2022, the Company had entered into an operating lease for additional office space that had not yet commenced. The lease commenced in January 2023 with a lease term of 8 months.

The components of total lease expense are as follows (in thousands):

	Year Ended December 31,
	2022	2021
Operating lease cost	$721	$478
Total lease cost	$721	$478

The components of supplemental cash flow information related to operating leases are as follows (in thousands):

	Year Ended December 31,
	2022	2021
Cash paid (received) for amounts included in the measurement of lease liabilities:
Cash flow from operating activities	$832	$633
Weighted Average Lease Term (months)	155	59
Weighted average discount rate	5.7%	6.0%

The Company recorded $10.3 million and zero in property and equipment related to reimbursable leasehold improvement costs incurred as of December 31, 2022 and 2021, respectively.

The supplemental balance sheet information related to operating leases for the period is as follows (in thousands):

	December 31, 2022	December 31, 2021
Long-term right-of-use assets	$4,829	$1,829

Current lease liabilities	$725	$514
Long-term lease liabilities	5,078	2,371
Total operating lease liabilities	$5,803	$2,885

The table below includes the estimated future undiscounted cash flows for operating leases as of December 31, 2022 (in thousands):

Year Ending December 31,	Amount
2023	$858
2024	916
2025	768
2026	706
2027	219
Thereafter	5,681
Total undiscounted lease payments	$9,148
Less: imputed interest	3,345
Present value of lease liabilities	$5,803

Intuitive Machines, LLC and Consolidated Subsidiaries
Notes to Consolidated Financial Statements
(table amounts in thousands, except unit and per unit data)

NOTE 6 — DEBT

The following table summarizes our outstanding debt (in thousands):

	December 31, 2022	December 31, 2021
Credit Mobilization Facility	$20,000	$12,000
First Insurance Funding Loan	—	108
Principal amount of long-term debt	20,000	12,108
Less: deferred financing costs	(39)	—
Less: current maturities	(16,098)	(12,108)
Long-term debt, net of current maturities	3,863	—

As of December 31, 2022, the weighted-average interest rate on short-term borrowings outstanding was 6.55%. As of December 31, 2021, the weighted-average interest rate on short-term borrowings outstanding was 5.25%.

Live Oak Credit Mobilization Credit Facility Line of Credit

On December 12, 2019, we entered into a loan agreement with Live Oak Banking Company which provided a $12.0 million Credit Mobilization Facility with a due date of December 12, 2022 and a $1.0 million line of credit with a due date of December 12, 2020. Both the Credit Mobilization Facility and line of credit bear interest (payable monthly) at a rate per annum equal to 6.0%. The Credit Mobilization Facility and line of credit are secured by substantially all of the assets of the Company. On December 8, 2020 the Company entered into a Loan Modification Agreement with Live Oak Banking Company which amended the terms of the line of credit, including decreasing the maximum principal from $1.0 million to $400 thousand, extending the maturity date from December 12, 2020 to December 10, 2021, and changing the interest rate from 6.0% to a variable interest rate at the prime rate, as published in the Wall Street Journal newspaper, plus 2.0%. On April 30, 2021, we entered into a commitment with Live Oak Banking Company which provided a $12.0 million contract mobilization credit facility with a loan maturity of November 15, 2022, which superseded the existing contract mobilization credit facility. On December 10, 2021 the line of credit expired. The Company had no balance outstanding at that time and did not renew the line of credit.

On July 14, 2022, we entered into the Second Amended and Restated Loan Agreement with Live Oak Banking Company which provided an $8.0 million mobilization credit facility with a loan maturity of July 14, 2024 and extended the maturity date of our existing $12.0 million mobilization credit facility to November 14, 2023. The $8.0 million mobilization credit facility requires early payment of principal upon the completion of certain mission milestones. If the milestones are completed, principal payments of $4.1 million and $3.9 million would be due prior to loan maturity in 2023 and 2024, respectively. The $12.0 million mobilization credit facility requires principal payments of $8.0 million on August 15, 2023 and $4.0 million on November 14, 2023. The mobilization credit facilities bear interest (payable monthly) at a rate per annum equal to the greater of (a) the prime rate, as published in the Wall Street Journal newspaper, plus 2% and (b) 5%. The mobilization credit facilities require the Company to meet certain financial and other covenants and are secured by substantially all of the assets of the Company. There was $20 and $12 million outstanding under the credit mobilization facilities as of December 31, 2022 and 2021, respectively.

Paycheck Protection Program

On April 7, 2020, the Company received loan proceeds of $1.8 million (the “PPP Loan”) pursuant to the Paycheck Protection Program (“PPP”) under the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”). The PPP Loan, which was in the form of a promissory note (the “Note”), dated April 7, 2020, between Intuitive Machines and Live Oak Banking Company, as the lender, originally matured on April 7, 2022. Under the terms of the PPP, some or all of the PPP Loan amount may be forgiven if the PPP Loan proceeds are used for qualifying expenses as described in the CARES Act and the Note, such as payroll costs, benefits, rent, and utilities. The Company applied for forgiveness to the Small Business Association (“SBA”) on December 14, 2020. On April 4, 2021, the Company was notified that the PPP Loan was forgiven and recorded a $1.8 million gain on extinguishment of debt.

Intuitive Machines, LLC and Consolidated Subsidiaries
Notes to Consolidated Financial Statements
(table amounts in thousands, except unit and per unit data)

NOTE 6 — DEBT (cont.)

First Insurance Funding Loans

On August 24, 2021, we entered into a loan agreement with First Insurance Funding (“First FIF Loan”) which provided $0.1 million in credit to be used to purchase certain insurance policies with a due date of May 21, 2022. On December 3, 2021, we entered into a second loan agreement with First Insurance Funding (“Second FIF Loan”) which provided an additional $0.1 million in credit to be used to purchase certain insurance policies with a due date of May 21, 2022. Both the First FIF Loan and the Second FIF Loan, collectively the “FIF Loans”, bear interest (payable monthly) at a rate per annum equal to 5.9%. There was $— and $0.1 million outstanding under the FIF Loans as of December 31, 2022 and 2021, respectively.

NOTE 7 — INCOME TAXES

The Company is treated as a partnership for tax purposes and therefore not subject to U.S. federal income tax. The Company is subject to Texas Margins Tax. The Company also has a corporate subsidiary, Intuitive Aviation, Inc., that is subject to U.S. federal and state income taxes.

Beginning in 2022, the Tax Cuts and Jobs Act of 2017 (“TCJA”) eliminates the option to deduct research and development expenditures currently and requires taxpayers to capitalize and amortize them. Research and development expenses must be amortized over five years for research performed in the U.S. and 15 years for research performed outside the U.S. Although Congress is considering legislation that would defer the amortization requirement to later years, it is not certain that the provision will be repealed or otherwise modified. The legislation did not have an impact on the tax provision currently because of the Company’s status as a non-taxable entity; however, the Company will monitor this legislation.

On August 16, 2022, the Inflation Reduction Act of 2022 (“IRA”) was enacted into law. The IRA contains significant tax law changes, including a corporate alternative minimum tax (“CAMT”) of 15% on adjusted financial statement income for applicable corporations, and a 1% excise tax on stock repurchases after December 31, 2022. The IRA also extends certain federal tax credits and creates new tax credits to promote sustainability initiatives. The IRA did not have a material impact on our consolidated financial statements.

In July 2020, the U.S. Treasury Department released final and proposed regulations on IRC Section 163(j) which limits business interest expense deductions. These regulations apply to tax years beginning January 1, 2021. However, taxpayers may choose to apply these regulations to tax years beginning after December 31, 2017. The Company adopted the final regulations for the year ended December 31, 2021. This did not result in any material impact to the provision.

The Company’s consolidated income tax provision consisted of the following components (in thousands):

	Year Ended December 31,
	2022	2021
Current:
Federal	$—	$—
State	(16)	2
	$(16)	$2
Deferred:
Federal	—	—
State	(7)	—
	$(7)	—
Total income tax provision	$(23)	$2

Intuitive Machines, LLC and Consolidated Subsidiaries
Notes to Consolidated Financial Statements
(table amounts in thousands, except unit and per unit data)

NOTE 7 — INCOME TAXES (cont.)

The reconciliation of the income tax provision computed at the Company’s effective tax rate is as follows (in thousands except for rates):

Years Ended December 31,	2022	2021
Loss before income taxes	$(6,428)	$(35,646)
Statutory income tax rates	21%	21%
Expected income tax benefit	$(1,349)	$(7,486)
Nontaxable entity	$1,348	$7,486
State income tax expense	$(23)	$2
Change in valuation allowance	$1	$—
Total income tax expense	$(23)	$2

The Company’s effective tax rates for the years ended December 31, 2022 and 2021 were (0.36)% and 0.01%, respectively. The difference between the Company’s effective tax rate for the period ended December 31, 2022, and the U.S. statutory tax rate of 21% was primarily due to non-taxable income/(loss) passed through and taxable to our partners, a full valuation allowance recorded on the Company’s net US deferred tax assets of Intuitive Aviation, and state taxes.

Significant components of the Company’s deferred tax assets and liabilities related to Intuitive Aviation are as follows (in thousands):

	December 31,
	2022	2021
Deferred tax assets:
Net operating loss	$165	$164
Property and equipment	11	11
Inventory	148	148
Deferred revenue	12	—
Total deferred tax assets	$336	$323
Valuation allowance	(324)	(323)
Net deferred tax assets	$12	$—

Deferred tax liabilities:
481(a) deferred revenue	(5)	—
Total deferred tax liabilities	$(5)	$—
Net deferred tax asset (liability)	$7	—

As of December 31, 2022, Intuitive Aviation had approximately $787 thousand of federal net operating loss carryforwards (“NOL carryforwards”), which do not have an expiration date. The Company’s deferred tax assets, including these NOL carryforwards have been reduced by a valuation allowance due to a determination made that it is more likely than not that some or all of the deferred assets will not be realized based on the weight of all available evidence. The Company continues to closely monitor and weigh all available evidence, including both positive and negative, in making its determination whether to maintain a valuation allowance. As a result of the significant negative weight placed on the Intuitive Aviation’s cumulative negative earnings position, the Company continued to maintain a valuation allowance against its remaining net deferred tax asset at December 31, 2022 and December 31, 2021.

Intuitive Machines, LLC and Consolidated Subsidiaries
Notes to Consolidated Financial Statements
(table amounts in thousands, except unit and per unit data)

NOTE 7 — INCOME TAXES (cont.)

The Company files income tax returns in the U.S., including federal and various state filings. The number of years that are open under the statute of limitations and subject to audit varies depending on the tax jurisdiction. We remain subject to U.S. federal tax examinations for years after 2018.

For the periods ending December 31, 2022, and 2021, the Company has no reserves for uncertain tax positions. The Company has elected to record interest and penalties associated with uncertain tax positions as general and administrative expenses.

NOTE 8 — SAFE AGREEMENTS

As of December 31, 2022, the Company received $4.3 million in proceeds from three new SAFE Agreements which were executed on January 4, 2022, January 5, 2022 and February 8, 2022 (the “New SAFE Agreements”). Proceeds from the New SAFE Agreements will be used to fund operations. The New SAFE Agreements are subject to the same terms and conditions as previous SAFE Agreements.

As of December 31, 2021, the Company received $13.0 million in cash related to two SAFE Agreements and 555,556 shares of Series X Convertible Preferred Stock of Intuitive Aviation valued at $1.5 million related to one SAFE Agreement. The SAFE Agreements were executed on September 29, 2021, November 4, 2021 and December 8, 2021. Cash proceeds from the SAFE were used to fund operations.

If an equity financing transaction event, pursuant to which the Company issues and sells preferred stock at a fixed valuation, occurs before the termination of the SAFE, the Company will issue preferred stock to the investor. On the initial close of the equity financing transaction, the SAFE will convert into the number of shares equal to the investment amount divided by either (i) the price per share equal to the valuation cap, as established in the SAFE, divided by the Company capitalization or (ii) 90% of the lowest price per share sold in the equity financing transaction, whichever calculation results in the greatest number of shares.

If a liquidity event, including a change of control, direct listing, or initial public offering, occurs before the termination of the SAFE, the investor will receive consideration equal to the greater of (i) the investment amount or (ii) the amount payable on the number of shares equal to the investment amount divided by the price per share as determined by taking the valuation cap (defined in the SAFE) divided by the Company capitalization.

In a dissolution event, as defined in the SAFE, the Company will pay the investor an amount equal to the purchase price, due and payable immediately prior to the consummation of the dissolution event.

As of December 31, 2022, the SAFE Agreements along with New SAFE Agreements had not yet converted as a qualifying financing event. Pursuant to the guidance under ASC 480, the Company determined that the SAFE agreements should be recorded as liabilities on the Company’s balance sheet and should be initially and subsequently measured at fair value with the changes in fair value recognized in earnings.

NOTE 9 — MEMBERS’ EQUITY

The Company has two classes of common equity, Class A Common Units (“Class A Units” or “Class A Unit Interests”) and Class B Common Units (“Class B Units” or “Class B Unit Interests”) which are held by Members.

Class A Unit Interests have all the rights, privileges, preferences, and obligations provided for in the amended and restated LLC Agreement dated May 25, 2021, which are generally consistent with an ordinary equity ownership interest. The Company is authorized to issue an unlimited number of Class A Unit Interests. The Class A Unit Interests of the Company are based upon the fair market value of the Company as a whole, at the time of monetary contribution. In accordance with the amended and restated LLC agreement, Class A Unit Interests increased by a multiple of one hundred thousand (100,000) or 1 to 100,000 unit split on May 25, 2021. The Class A members and their respective unit interests uniformly increased. Unless otherwise indicated, the number of Members’ Units outstanding and per-unit amounts in these consolidated financial statements and accompanying notes have been retroactively adjusted to reflect

Intuitive Machines, LLC and Consolidated Subsidiaries
Notes to Consolidated Financial Statements
(table amounts in thousands, except unit and per unit data)

NOTE 9 — MEMBERS’ EQUITY (cont.)

the effect of the unit split. As part of the Unit Split, the par value of our Members’ Units was adjusted from $1 per unit to $0.00001 per unit. As of December 31, 2022 and 2021, there were 122,505,500 and 122,500,000 Class A Units issued and outstanding, respectively.

Class B Unit Interests are non-voting interests and shall not have the right to approve, vote or take action on any issue requiring Member approval, Member voting or Member action as stated in the amended and restated LLC Agreement dated May 25, 2021. The Company is authorized to issue 6,125,000 of Class B Unit Interests. The Unit Interests of the Company are based upon the fair market value of the Company as a whole, at the date of purchase. As of December 31, 2022 and 2021, there were 5,500 and zero Class B Units issued and outstanding. Distributions (including liquidating distributions) are to be made to the Class A Unit Interest owners at a time to be determined by the Board of Managers. Member’s profit and loss distributions are dispersed based on their allocated Class A Unit Interests. Each Member’s equity account will be adjusted for distributions paid to the Member and additional capital contributions that are made by the Member. All revenues, costs and expenses of the Company are allocated to the Member in accordance with the LLC Agreements. Except as otherwise expressly agreed in writing, members of the Company are not personally liable for any obligations of the Company.

NOTE 10 — UNIT-BASED COMPENSATION

2021 Unit Option Plan

On May 25, 2021, the Company’s board of directors adopted, and its members approved the 2021 Unit Option Plan, or the 2021 Plan. The 2021 Plan allows the Company to grant Incentive Unit Options to purchase Class B Unit Interests. Pursuant to the plan, up to 6,125,000 shares of Class B units have been reserved for issuance, upon exercise of the aforementioned Incentive Unit Options made to employees, directors and consultants.

Unit Option Activity

The following table sets forth the summary of unit option activity under the 2022 Plan:

	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value (000’s)
Outstanding as of December 31, 2021	3,043,000	$1.00	6.4	(791,180)
Granted	550,000	4.81	9.9	—
Exercised	(5,500)	1.00	8.7	—
Forfeited/Cancelled	(234,500)	1.00	8.7	—
Balance as of December 31, 2022	3,353,000	$1.63	8.90	$10,643,900
Exercisable as of December 31, 2022	1,195,550	$1.00	8.71	$4,543,090

Aggregate intrinsic value represents the difference between the exercise price of the options and the estimated fair value of the Company’s units determined by our Board of Directors for each of the respective periods.

Intuitive Machines, LLC and Consolidated Subsidiaries
Notes to Consolidated Financial Statements
(table amounts in thousands, except unit and per unit data)

NOTE 10 — UNIT-BASED COMPENSATION (cont.)

The following table sets forth the summary of weighted-average grant-date fair value of unit options under the 2022 Plan:

Weighted- Average Grant Date Fair Value
Non-vested as of December 31, 2021	$0.30
Granted	3.07
Vested	0.30
Forfeited	0.30
Non-vested as of December 31, 2022	$1.01

Unit-Based Compensation

Unit-based compensation expense was classified in the consolidated statement of operations under general and administrative expense. As of December 31, 2022, the Company had $1.6 million in estimated unrecognized unit-based compensation costs related to outstanding unit options that is expected to be recognized over a weighted average period of 1.90 years.

Valuation of Unit-Based Compensation Awards

The following weighted average assumptions were used to calculate the fair value of each unit option award under the Black-Scholes option pricing model:

	December 31,
	2022	2021
Expected unit price volatility	65 – 70%	45.0%
Risk-free interest rate	2.9 – 3.6%	0.1%
Expected annual dividend yield	—%	—%
Expected term (years)	6.50	1.04

NOTE 11 — FAIR VALUE MEASUREMENTS

The following tables summarize the fair value of assets and liabilities that are recorded in the Company’s consolidated balance sheets as of December 31, 2022 and 2021 at fair value on a recurring basis.

	December 31, 2022
	Frequency of Measurement	Total	Level 1	Level 2	Level 3
Liabilities
SAFE Agreement liabilities	Recurring	$18,314	$—	$—	$18,314
Total liabilities measured at fair value		$18,314	$—	$—	$18,314
	December 31, 2021
	Frequency of Measurement	Total	Level 1	Level 2	Level 3
Liabilities
SAFE Agreement liabilities	Recurring	$13,973	$—	$—	$13,973
Total liabilities measured at fair value		$13,973	$—	$—	$13,973

Intuitive Machines, LLC and Consolidated Subsidiaries
Notes to Consolidated Financial Statements
(table amounts in thousands, except unit and per unit data)

NOTE 11 — FAIR VALUE MEASUREMENTS (cont.)

The following tables provides a rollforward of the Company’s SAFE Agreement liabilities discussed in Note 8 — SAFE Agreements.

December 31, 2022
Balance, beginning December 31, 2021	$13,973
Additions	4,250
Change in fair value	91
Balance December 31, 2022	$18,314

The fair value of the SAFE Agreements under the equity financing scenario is estimated using a Monte Carlo simulation approach. The fair value of the SAFE Agreements under the liquidity event and dissolution event scenarios is estimated based on the present value of the purchase amount.

The unobservable inputs used in the fair value measurement of the Company’s SAFE Agreements are the probabilities of future scenarios, volatility, discount rate and risk-free rate. As of December 31, 2022, the probability of an equity financing was 0%, the probability of a liquidity event was 95% and the probability of a dissolution event was 5%. The value under the liquidity event and dissolution event scenarios is based on the present value of the purchase amount. The present value factors are estimated based on a 16.4% discount rate based on venture capital rates of return for December 31, 2022. The periods in which the scenarios are expected to occur for the liquidity event and dissolution events are 0.25 years and 1.0 year, respectively as of December 31, 2022.

As of December 31, 2021, the probability of an equity financing was 45.0%, the probability of a liquidity event was 50.0% and the probability of a dissolution event was 5.0%. As of December 31, 2021, the volatility utilized in the Monte Carlo simulation is 65.0%. The value under the liquidity event and dissolution event scenarios is based on the present value of the purchase amount. The present value factors are estimated based on a 9.6% discount rate based on venture capital rates of return for December 31, 2021. The periods in which the scenarios are expected to occur for the equity financing, liquidity event, and dissolution events are 0.5 years, 1.0 year, and 2.0 years, respectively as of December 31, 2021.

NOTE 12 — EARNINGS PER UNIT

Basic income (loss) per share is computed by dividing net income (loss) attributable to Class A Common Unit holders by the sum of the weighted-average number of units outstanding, representing 122,501,241 units and 122,500,000 for the years ended December 31, 2022 and 2021, respectively. For the years ended December 31, 2022 and 2021, there were no dilutive units outstanding.

As a result, the calculation of diluted income (loss) per unit was equal to the calculation of basic income (loss) per unit.

The following table presents net loss per unit and related information:

	Year Ended December 31,
	2022	2021
	(in thousands, except per unit data)
Basic and diluted:
Net loss	$(6,405)	$(35,648)
Weighted-average common shares outstanding	122,501,241	122,500,000
Basic and diluted net loss per unit	$(0.05)	$(0.29)

Intuitive Machines, LLC and Consolidated Subsidiaries
Notes to Consolidated Financial Statements
(table amounts in thousands, except unit and per unit data)

NOTE 13 — RELATED PARTY TRANSACTIONS

Intuitive Machines, Intuitive Aviation, and Space Network Solutions have entered into recurring transaction agreements with certain related parties, including sales agreements and loan agreements.

Axiom Space, Inc.

For years ended December 31, 2022 and 2021, the Company had $1.6 million and $0.8 million, respectively, in revenue with Axiom Space, Inc. (“Axiom”) related to engineering services. As of December 31, 2022 and 2021, there were $0.8 million and $0.3 million, respectively, of affiliate accounts receivable related to Axiom. As of December 31, 2022, the affiliate accounts receivable balance has been fully reserved. Kamal Ghaffarian is a member of Management at Intuitive Machines and a member of Management at Axiom. Revenues related to Axiom are incurred in the normal course of business and amounts are settled under normal business terms.

IBX, LLC

For years ended December 31, 2022 and 2021, the Company had $2.1 million and $0.3 million, respectively, in expenses with IBX, LLC (“IBX”) related to management fees. As of December 31, 2022 and 2021, there were $0.4 million and $0.2 million, respectively, of affiliate accounts payable related to IBX expenses. Kamal Ghaffarian is a member of Management at Intuitive Machines and a member of Management at IBX. Expenses related to IBX are incurred in the normal course of business and amounts are settled under normal business terms.

KBR, Inc.

On November 12, 2020, KBR, Inc. (“KBR”) made an initial capital contribution in SNS resulting in a 10% ownership of SNS, previously a wholly owned subsidiary of the Company. For years ended December 31, 2022 and 2021, the Company had $1.9 million and $1.3 million, respectively, in affiliate revenue with KBR related to engineering services. As of December 31, 2022 and 2021, there was $0.3 million and $0.2 million, respectively, of affiliate accounts receivable related to KBR revenue. Revenues related to KBR are incurred in the normal course of business and amounts are settled under normal business terms.

X Energy, LLC

As of December 31, 2022 and 2021, there were $0.1 million and $0 million, respectively, of affiliate accounts payable related to X Energy expenses. Expenses related to X Energy are incurred in the normal course of business and amounts are settled under normal business terms.

Penumbra, LLC

For years ended December 31, 2022 and 2021, the Company had $0.1 million and $0.2 million, respectively, in expenses with Penumbra, LLC (“Penumbra”) related to license fees. Certain members of executive management at Intuitive Machines have an ownership interest in Penumbra. Expenses related to Penumbra are incurred in the normal course of business.

NOTE 14 — COMMITMENTS AND CONTINGENCIES

Legal Proceedings

From time to time, the Company is a party to various lawsuits, claims and other legal proceedings that arise in the ordinary course of business. The Company applies accounting for contingencies to determine when and how much to accrue for and disclose related to legal and other contingencies. Accordingly, the Company discloses contingencies deemed to be reasonably possible and accrues loss contingencies when, in consultation with legal advisors, it is

Intuitive Machines, LLC and Consolidated Subsidiaries
Notes to Consolidated Financial Statements
(table amounts in thousands, except unit and per unit data)

NOTE 14 — COMMITMENTS AND CONTINGENCIES (cont.)

concluded that a loss is probable and reasonably estimable. While the resolution of these legal proceedings and claims cannot be predicted with certainty, management believes the outcome of such matters will not have a material adverse effect on our consolidated financial statements.

NOTE 15 — VARIABLE INTEREST ENTITY

The Company determines whether joint ventures in which it has invested meet the criteria of a variable interest entity or “VIE” at the start of each new venture and when a reconsideration event has occurred. A VIE is a legal entity that satisfies any of the following characteristics: (a) the legal entity does not have sufficient equity investment at risk; (b) the equity investors at risk as a group, lack the characteristics of a controlling financial interest; or (c) the legal entity is structured with disproportionate voting rights.

The Company consolidates a VIE if it is determined to be the primary beneficiary of the VIE. The primary beneficiary has both the power to direct the activities of the VIE that most significantly impact the entity’s economic performance and the obligation to absorb losses or the right to receive benefits from the VIE that could potentially be significant to the VIE.

IX, LLC Joint Venture

The Company participates in the IX, LLC joint venture (“IX LLC JV”) with X-energy, LLC (X-energy), a nuclear reactor and fuel design engineering company, developing high-temperature gas cooled nuclear reactors and fuel to power them. We hold a 51% interest in the IX LLC JV and X-energy holds a 49% interest. The co-founder and executive chairman of Intuitive Machines is also the co-founder and current member of management of X-energy. Intuitive Machines and X-energy are common controlled entities. We have determined that IX, LLC JV is a variable interest entity and Intuitive Machines is the primary beneficiary because it is most closely associated with the activities of the joint venture. Therefore, we consolidate this VIE for financial reporting purposes.

The IX LLC JV was formed to pursue nuclear space propulsion and surface power systems in support of future space exploration goals. In the third quarter of 2022, the IX LLC JV received an award from Battelle Energy Alliance (“BAE”) to design a fission power system that can operate on the surface of the Moon to support sustained lunar presence and exploration of Mars. As of December 31, 2022, the IX LLC JV had total assets of $1.3 million and total liabilities of $1.3 million associated with project execution activities subcontracted to the JV partners and other third parties.

NOTE 16 — SUPPLEMENTAL CASH FLOW INFORMATION

Supplemental cash flow information consists of the following (in thousands):

	Year Ended December 31,
	2022	2021
Supplemental cash flow information:
Cash paid for interest, net	$1,013	$230
Cash paid for Texas margin tax	$—	$—
Accrued capital expenditures	$(38)	$—

Intuitive Machines, LLC and Consolidated Subsidiaries
Notes to Consolidated Financial Statements
(table amounts in thousands, except unit and per unit data)

NOTE 17 — SUBSEQUENT EVENTS

Management has evaluated subsequent events occurring after the date of the financial statements but before the financial statements were issued on March 30, 2023 to determine if there were any such events or transactions that require potential adjustment to or disclosure in the consolidated financial statements. The Company has concluded that all such events that would require adjustment or disclosure have been recognized or disclosed.

Business Combination with Inflection Point Acquisition Corp.

On February 13, 2023 (the “Closing Date”), Intuitive Machines, Inc. (formerly Inflection Point Acquisition Corp. or “IPAX”) and the Company consummated the previously announced transactions contemplated by that certain Business Combination Agreement (the “Business Combination”), whereby the Company issued certain equity securities to Intuitive Machines, Inc. and appointed Intuitive Machines, Inc. as its managing member in exchange for voting equity securities of Intuitive Machines, Inc. (without economic rights) issued or to be issued to the Company’s existing members prior to the Closing Date. In addition, Intuitive Machines, Inc. contributed approximately $34.1 million in available closing cash to the Company after redemptions of shares by shareholders of IPAX prior to the Closing Date. As a result of the transaction, substantially all of the assets and business of the combined entities are held by the Company. The Business Combination was accounted for as a common control transaction with respect to the Company which is akin to a reverse capitalization, with no goodwill or other intangible assets recorded. Under this method of accounting, IPAX was treated as the “accounting acquiree” and the Company as the “accounting acquirer” for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination was treated as the equivalent of the Company issuing shares for the net assets IPAX, followed by a recapitalization.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the estimated expenses to be borne by the registrant in connection with the issuance and distribution of the securities being registered hereby. All of such expenses are estimates, other than the filing fee payable to the SEC.

SEC registration fee		$143,742.79
Accounting fees and expenses		*
Legal fees and expenses		*
Financial printing and miscellaneous expenses		*
Total	$	*

____________

*        These fees are calculated based on the securities offered and the number of issuances and accordingly cannot be determined at this time.

Item 14. Indemnification of Directors and Officers.

Subsection (a) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or who is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and the indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators. Section 145 also empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145.

Section 102(b)(7) of the DGCL provides that a corporation’s certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

Additionally, our Certificate of Incorporation limits the liability of our directors to the fullest extent permitted by the DGCL, and our by-laws provide that we will indemnify them to the fullest extent permitted by such law. We have entered into and expect to continue to enter into agreements to indemnify our directors, executive officers and other employees as determined by our board of directors. Under the terms of such indemnification agreements, we are required to indemnify each of our directors and officers, to the fullest extent permitted by the laws of the state of Delaware if the basis of the indemnitee’s involvement was by reason of the fact that the indemnitee is or was our director or officer or was serving at our request in an official capacity for another entity. We must indemnify our officers and directors against all reasonable fees, expenses, charges and other costs of any type or nature whatsoever, including any and all expenses and obligations paid or incurred in connection with investigating, defending, being a witness in, participating in (including on appeal), or preparing to defend, be a witness or participate in any completed, actual, pending or threatened action, suit, claim or proceeding, whether civil, criminal, administrative or investigative, or establishing or enforcing a right to indemnification under the indemnification agreement. The indemnification agreements also require us, if so requested, to advance all reasonable fees, expenses, charges and other costs that such director or officer incurred, provided that such person will return any such advance if it is ultimately determined that such person is not entitled to indemnification by us. Any claims for indemnification by our directors and officers may reduce our available funds to satisfy successful third-party claims against us and may reduce the amount of money available to us.

Item 15. Recent Sales of Unregistered Securities.

The following list sets forth information as to all of the registrant’s securities sold in the last three years which were not registered under the Securities Act. The descriptions of these issuances are historical and have not been adjusted to give effect to the Transactions. Capitalized terms used and not defined in this Item 15 have the meaning given to them in the prospectus which forms a part of this registration statement.

On February 13, 2023, in connection with the consummation of the Transactions and as contemplated by the Business Combination Agreement, we issued and sold 2,390,762 shares of Series A Preferred Stock and 541,667 Preferred Investor Warrants to the Series A Investors for aggregate consideration of $26,000,000, as further described in the disclosure set forth under “Introductory Note” above.

The Series A Preferred Stock is convertible into shares of Class A Common Stock in accordance with the terms of the Certificate of Designation of Preferences, Rights and Limitations of 10% Series A Cumulative Convertible Preferred Stock.

We issued the foregoing shares of Series A Preferred Stock and Preferred Investor Warrants in transactions not involving an underwriter and not requiring registration under Section 5 of the Securities Act, as amended, in reliance on the exemption afforded by Section 4(a)(2) thereof.

The registrant issued the foregoing securities in transactions not involving an underwriter and not requiring registration under Section 5 of the Securities Act in reliance on the exemption afforded by Section 4(a)(2) thereof.

Item 16. Exhibits and Financial Statement Schedules.

(a)     Exhibits. See the exhibit index immediately preceding the signature pages hereto, which is incorporated by reference as if fully set forth herein.

(b)    Financial Statement Schedules. None.

Item 17.    Undertakings. The undersigned registrant hereby undertakes as follows:

(a)

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)     To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)   To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)    That, for the purpose of determining liability under the Securities Act to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)    That, for the purpose of determining any liability under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)     Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)    Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)   The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)   Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)    That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(7)    That every prospectus: (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(8)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the undersigned pursuant to the foregoing provisions, or otherwise, the undersigned has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the undersigned of expenses incurred or paid by a director, officer or controlling person of the undersigned in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the undersigned will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(b)    The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into this prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(c)     The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

EXHIBIT INDEX

Exhibit Number	Description
1.1*	Form of Underwriting Agreement.
2.1

Business Combination Agreement, dated as of September 16, 2022, by and between Inflection Point Acquisition Corp. and Intuitive Machines, LLC (incorporated by reference to Exhibit 2.1 to Amendment No. 4 to the Registration Statement on Form S-4 (File No. 333-267846) filed January 20, 2023).

3.1

Certificate of Incorporation of Intuitive Machines, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (File No. 001-40823), filed with the SEC on February 14, 2023).

3.2	By-Laws of Intuitive Machines, Inc. (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K (File No. 001-40823), filed with the SEC on February 14, 2023).
3.3

Certificate of Designation relating to the 10.0% Series A Cumulative Convertible Preferred Stock. (incorporated by reference to Exhibit 3.3 to the Registrant’s Current Report on Form 8-K (File No. 001-40823), filed with the SEC on February 14, 2023).

4.1	Warrant Agreement (incorporated by reference to Exhibit 4.1 of Inflection Point’s Current Report on Form 8-K, filed with the SEC on September 24, 2021).
4.2

Specimen Class A Common Stock Certificate of Intuitive Machines, Inc. (incorporated by reference to Exhibit 4.5 to Amendment No. 4 to the Registration Statement on Form S-4 (File No. 333-267846) filed January 20, 2023).

4.3

Specimen Warrant Certificate of Intuitive Machines, Inc. (incorporated by reference to Exhibit 4.6 to Amendment No. 4 to the Registration Statement on Form S-4 (File No. 333-267846) filed January 20, 2023).

5.1	Opinion of Latham & Watkins LLP as to the validity of the securities being registered.
10.1

Tax Receivable Agreement, dated February 13, 2023, by and among Intuitive Machines, Inc., Intuitive Machines, LLC, the TRA Parties and other persons from time to time party thereto (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K (File No. 001-40823), filed with the SEC on February 14, 2023).

10.2

Second A&R Operating Agreement of Intuitive Machines, LLC, dated February 13, 2023 (incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K (File No. 001-40823), filed with the SEC on February 14, 2023).

10.3

Form of Indemnification Agreements, dated February 13, 2023 between Intuitive Machines, Inc. and each of its officers and directors (incorporated by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K (File No. 001-40823), filed with the SEC on February 14, 2023).

10.4

Sponsor Lock-Up Agreement, dated February 13, 2023, by and among Intuitive Machines, Inc., Inflection Point Holdings LLC and the Securityholders (incorporated by reference to Exhibit 10.4 to the Registrant’s Current Report on Form 8-K (File No. 001-40823), filed with the SEC on February 14, 2023).

10.5

Intuitive Machines Lock-Up Agreement, dated February 13, 2023, by and among Intuitive Machines, Inc., Inflection Point Holdings LLC and the Securityholders (incorporated by reference to Exhibit 10.5 to the Registrant’s Current Report on Form 8-K (File No. 001-40823), filed with the SEC on February 14, 2023).

10.6

Common Stock Purchase Agreement, dated September 16, 2022, by and between Inflection Point Acquisition Corp. and CF Principal Investments LLC (incorporated by reference to Exhibit 10.10 to Amendment No. 4 to the Registration Statement on Form S-4 (File No. 333-267846) filed January 20, 2023).

10.7

Amended and Restated Registration Rights Agreement, dated February 13, 2023, by and among Intuitive Machines, Inc. and each of the shareholders of Intuitive Machines, Inc. identified on the signature pages thereto (incorporated by reference to Exhibit 10.6 to the Registrant’s Current Report on Form 8-K (File No. 001-40823), filed with the SEC on February 14, 2023).

10.8+

Intuitive Machines, Inc. 2023 Long Term Omnibus Incentive Plan (incorporated by reference to Exhibit 10.7 to the Registrant’s Current Report on Form 8-K (File No. 001-40823), filed with the SEC on February 14, 2023).

10.9+

Form Restricted Stock Unit Award Agreement (under Intuitive Machines, Inc. 2023 Long Term Omnibus Incentive Plan) (included as Exhibit 99.1.1.1 to the Registrant’s Registration Statement on Form S-8 (File No. 333-271787), filed with the SEC on May 9 2023).

10.10+

Intuitive Machines, Inc. Non-Employee Director Compensation Program (incorporated by reference to Exhibit 10.9 to the Registrant’s Current Report on Form 8-K (File No. 001-40823), filed with the SEC on February 14, 2023).

Exhibit Number	Description
10.11

Forward Purchase Agreement, dated February 9, 2023, by and among IPAX, Intuitive Machines OpCo, and Polar (incorporated by reference to Exhibit 10.10 to the Registrant’s Current Report on Form 8-K (File No. 001-40823), filed with the SEC on February 14, 2023).

10.12

Forward Purchase Agreement, dated February 9, 2023, by and among IPAX, Intuitive Machines OpCo, and HGC (incorporated by reference to Exhibit 10.11 to the Registrant’s Current Report on Form 8-K (File No. 001-40823), filed with the SEC on February 14, 2023).

21.1++	Subsidiaries of Intuitive Machines, Inc.
23.1	Consent of Marcum LLP.
23.2	Consent of Grant Thornton LLP.
23.3	Consent of Latham & Watkins LLP (included as part of Exhibit 5.1 hereto).
24.1	Power of Attorney (included on signature page to the initial filing of this registration statement).
101.INS	Inline XBRL Instance Document.
101.SCH	Inline XBRL Taxonomy Extension Schema Document.
101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document.
101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document.
101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document.
101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document.
104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101).
107	Filing Fee Table.

____________

*        To be filed, if necessary, subsequent to the effectiveness of this registration statement by an amendment to this registration statement or incorporated by reference pursuant to a Current Report on Form 8-K in connection with the offering of securities.

+        Indicates management contract or compensatory plan.

++      Previously filed.

SIGNATURES

Pursuant to the requirements of the U.S. Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on June 23, 2023.

INTUITIVE MACHINES, INC.
By:	/s/ Erik Sallee
Name:	Erik Sallee
Title:	Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints each of Stephen Altemus and Erik Sallee, acting alone or together with another attorney-in-fact, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, to sign any or all further amendments (including post-effective amendments) to this registration statement (and any additional registration statement related hereto permitted by Rule 462(b) promulgated under the Securities Act of 1933 (and all further amendments, including post-effective amendments, thereto)), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on June 23, 2023.

Signature	Title
/s/ Stephen Altemus	Chief Executive Officer, President, and Director (Principal Executive Officer)
Stephen Altemus
/s/ Erik Sallee	Chief Financial Officer and Secretary (Principal Financial Officer)
Erik Sallee
/s/ Steven Vontur	Controller (Chief Accounting Officer)
Steven Vontur
/s/ Dr. Kamal Ghaffarian	Chairman of the Board of Directors
Dr. Kamal Ghaffarian
/s/ Michael Blitzer	Director
Michael Blitzer
/s/ Lieutenant General William Liquori	Director
Lieutenant General William Liquori
/s/ Robert Masson	Director
Robert Masson